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As filed with the Securities and Exchange Commission on December 23, 2003.

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGC Holdings Limited
(Exact name of Registrant as specified in its charter)

Bermuda	6351	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

30 Woodbourne Avenue
Hamilton HM08 Bermuda
Telephone: (441) 296-4004
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Peter N. Mear ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM08 Bermuda (441) 295-5200	Geraldine A. Egler AGC Guaranty Corp. 1325 Avenue of the Americas 18th Floor New York, New York 10019 (212) 974-0100	Edward S. Best Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, Illinois 60603 (312) 782-0600	Michael Groll LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, NY 10019-5389 (212) 424-8000

        Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common shares	$100,000,000	$8,090

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2)
Includes shares subject to the underwriters' over-allotment option.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2003

            Shares

AGC Holdings Limited

Common Shares

        This is an initial offering of common shares of AGC Holdings Limited. ACE Limited, through subsidiaries (collectively, ACE), is offering             common shares of AGC Holdings in this offering. AGC Holdings will not receive any of the proceeds from the sale of the common shares by the selling shareholders. Upon completion of this offering, ACE will beneficially own approximately    % of our outstanding common shares (    % if the underwriters' option to purchase additional shares is exercised in full).

        No public market currently exists for our common shares. We anticipate that the initial public offering price of the common shares will be between $            and $             per share.

        We intend to apply to list our common shares on the New York Stock Exchange under the symbol "            ."

        Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 8.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling shareholders	$	$

        To the extent the underwriters sell more than                        common shares, the underwriters have the option to purchase up to an additional                common shares from the selling shareholders at the initial public offering price less the underwriting discount.

        The Securities and Exchange Commission, state securities regulators, the Minister of Finance and the Registrar of Companies in Bermuda and the Bermuda Monetary Authority have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the common shares to investors on or about                        .

Joint Book-Running Managers

Banc of America Securities LLC	Goldman, Sachs & Co.

Citigroup
Prospectus dated , 2003

Table of Contents

Prospectus Summary	1
Risk Factors	8
Forward-Looking Statements	28
Formation Transactions	29
Use of Proceeds	30
Dividend Policy	30
Capitalization	31
Selected Combined Financial Information	32
Pro Forma Combined Financial Information	34
Management's Discussion and Analysis of Financial Condition and Results of Operations	35
Business	64
Management	100
Principal and Selling Shareholders	110
Relationship with ACE	111
Material Tax Considerations	115
Description of Share Capital	128
Shares Eligible For Future Sale	135
Underwriting	137
Legal Matters	140
Experts	140
Where You Can Find More Information	140
Enforceability of Civil Liabilities under United States Federal Securities Laws and Other Matters	141
Index to Financial Statements	F-1

        You should rely only on the information contained in this prospectus. We, ACE and the underwriters have not authorized any other person to provide you with different information. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 1998 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority (the "BMA") must approve all issuances and transfers of shares of a Bermuda exempted company. The BMA has issued its permission for the issue and free transferability of the common shares being offered pursuant to this prospectus, as long as the common shares are listed on the New York Stock Exchange, to and among persons who are non-residents of Bermuda for exchange controls purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA, the Minister of Finance of Bermuda and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

i

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read all of the information in this prospectus, including the combined financial statements and related notes, and the risks of investing in our common shares discussed under "Risk Factors," before making an investment decision.

        References in this prospectus to "AGC Holdings," "we," "us" and "our" refer to AGC Holdings Limited and, unless the context otherwise requires or unless otherwise stated, its subsidiaries. When we refer to net par in this prospectus, we mean the par value of an obligation for which we have provided credit support, net of any amounts that we have ceded or retroceded to reinsurers. Our executive offices are located at 30 Woodbourne Avenue, Hamilton HM08 Bermuda, and our telephone number is 441-296-4004.

Overview

        We are a Bermuda-based company providing credit enhancement products to the municipal finance, structured finance and mortgage markets. We apply our credit expertise, risk management skills and capital markets experience to develop insurance, reinsurance and credit derivative products that meet the credit enhancement needs of our customers. We market our products directly and through insurance companies and other financial institutions. We serve the U.S. and international markets.

        We conduct our business through three operating segments:

  •
  Financial guaranty direct, which protects the holder against an issuer's failure to pay principal and interest when due or other credit events.

  •
  Financial guaranty reinsurance, which indemnifies another financial guarantor, the "ceding company," against part or all of the loss the ceding company may sustain under financial guaranty policies it has reinsured to us.

  •
  Mortgage guaranty, which protects mortgage lenders against the default of borrowers on mortgage loans, and provides reinsurance to mortgage guaranty insurers.

        The following table sets forth information for each of our segments for the nine months ended September 30, 2003. Our other segment includes businesses in which we have stopped, or intend to stop, writing new business.

	Gross Written Premiums
			Combined Ratio
	Amount	Percent
	($ in millions)
Financial guaranty direct	$54.2	27.2%	59.7%
Financial guaranty reinsurance	125.2	62.8	62.1
Mortgage guaranty	20.0	10.0	73.1

Total operating segments	$199.4	100.0%	62.9%

Other	105.2		112.5

Total	$304.6		80.3%

        Our businesses have a history of strong income generation, producing cumulative net income of $346.9 million since January 1, 2000. As of September 30, 2003, we had cash and invested assets of $2.2 billion, total assets of $2.9 billion and shareholder's equity of $1.3 billion ($1.2 billion on a pro forma basis after giving effect to the transactions described under "Formation Transactions"). Our invested assets as of September 30, 2003 consisted entirely of cash and fixed maturity securities with an average rating of AA+.

        Our principal U.S. insurance subsidiary maintains financial strength ratings of "AAA" from Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P"), and "Aa2" from Moody's Investors Service, Inc. ("Moody's"). Our principal Bermuda insurance subsidiary maintains financial strength ratings of "AA" from S&P, "Aa3" from Moody's and "AA" from Fitch, Inc. ("Fitch").

        We have approximately 155 employees in offices located in the United States, Bermuda and the United Kingdom.

Business Fundamentals

        We believe the financial and mortgage guaranty markets offer attractive growth opportunities and financial returns over the long term. In recent years, new issuance volumes in the municipal and structured finance sectors have been increasing, and we expect these trends to continue. From 1997 to 2002, insured U.S. asset-backed finance volume increased at a compound annual growth rate of 16%, and insured U.S. municipal finance volume increased at a compound annual growth rate of 10%. We believe the demand for financial guaranty insurance will continue to grow over the long term as a result of the anticipated continuation of four trends: (1) expansion of asset securitization in the United States, (2) continued development of new structured products and expansion into new asset classes, (3) continued growth in issuances of U.S. municipal finance obligations and (4) growing use of asset securitization in Europe.

        As a result of the recurring and predictable nature of our premiums, the significant contribution of net investment income and the remote loss nature of many of our risks, we believe our business offers attractive and stable recurring revenues and cash flows. Approximately half of our premiums are received up front and recognized as earned premiums over the life of the contract. As of September 30, 2003, we had $674.2 million of unearned premiums recorded on our balance sheet. The other half of our premiums are received on an installment basis and earned over each installment period. As of September 30, 2003, our estimate of the net present value of future premiums expected to be earned under existing installment contracts was $284.6 million. In addition, our invested assets generate recurring investment income.

Competitive Strengths

        We believe that our competitive strengths enable us to capitalize on the opportunities in the financial and mortgage guaranty markets. These strengths include:

        Underwriting and financial structuring expertise.    We have a disciplined approach to underwriting that emphasizes profitability over market share. We have substantial experience in developing innovative credit enhancement solutions to satisfy the diverse risk and financial management demands of our customers. We emphasize an analytical underwriting process organized around integrated teams consisting of credit and quantitative analysts, risk management professionals and lawyers.

        Established market relationships.    Over the past 15 years we have developed strong relationships with key participants in our markets, including issuers, investors, financial guarantors and financial institutions. We seek to distinguish ourselves from our competitors by providing innovative credit enhancement solutions and superior execution and client service. We intend to capitalize on our long-

standing relationships as we expand our presence in financial guaranty insurance and international markets.

        Experienced management, underwriting team and board.    Our senior management has substantial experience in the financial guaranty, credit and insurance markets. Our President and Chief Executive Officer, Dominic Frederico, has 29 years of insurance industry experience and has been the senior ACE executive supervising our business; Joseph Swain, our Executive Vice President—Financial Guaranty Reinsurance and Mortgage, has 22 years of financial guaranty industry experience; and Michael Schozer, our Executive Vice President—Direct Financial Guaranty, has 13 years of financial guaranty and banking experience. We also have a team of 26 senior underwriters with an average of approximately 16 years of financial guaranty or related credit experience. Our board of directors also has substantial industry and related experience.

        Unique operating platform.    We have a broad and flexible operating platform with operations in Bermuda, the United States and the United Kingdom. We operate both triple-A and double-A rated insurance and reinsurance subsidiaries, giving us the flexibility to take advantage of different product and geographic market opportunities while creating operating and capital efficiencies.

Corporate Strategy

        Our objective is to build long-term shareholder value by achieving superior profitability through disciplined underwriting, proactive risk management and the growth of our business. Our goal is to improve our return on average equity (excluding the impact of realized gains and losses on investments and unrealized gains and losses on derivative financial instruments) to be competitive with other companies in the financial guaranty industry. The major elements of our strategy are:

        Expand our financial guaranty insurance business.    We intend to expand our direct financial guaranty business by taking advantage of growth opportunities in U.S. and international markets. We believe the market for financial guaranty insurance will grow as the level of municipal and structured finance obligations continues to increase, as capital providers continue to seek to reduce risk exposures and as the market for credit enhancement products develops further. We believe that we have an opportunity to expand our market position as investors seek to diversify their exposure to the small group of primary financial guarantors.

        Opportunistically grow our financial guaranty reinsurance and mortgage guaranty businesses.    Our commitment to the financial guaranty reinsurance market, readiness to execute transactions and financial strength afford us a significant opportunity to profitably gain market share. Decisions by two major competitors to exit this market have significantly reduced reinsurance capacity at a time when we believe demand for financial guaranty reinsurance is growing. In our mortgage guaranty business, we believe there are opportunities to work with government-sponsored entities and major mortgage lenders to write mortgage insurance on a wholesale basis in the United States.

        Expand our position in international markets.    We intend to capitalize on significant growth opportunities in international markets. Our initial focus for international expansion is the United Kingdom, the largest market for financial guaranty insurance outside the United States, and the rest of Europe.

        Maintain our commitment to financial strength.    We recognize the importance of our excellent financial strength ratings and intend to maintain or improve our ratings. We will sustain our financial strength by maintaining disciplined risk selection, prudent operating and financial leverage and a conservative investment posture.

        Manage our capital efficiently.    We continually monitor rating agency capital adequacy requirements to appropriately deploy capital to optimize the execution of our business plan and our return on capital.

Corporate Structure

        AGC Holdings was incorporated in Bermuda in August 2003 for the sole purpose of becoming a holding company for ACE's subsidiaries conducting its financial and mortgage guaranty businesses, which we refer to as the transferred businesses, in connection with this offering. Certain of the transferred businesses were originally conducted by subsidiaries of Capital Re Corporation ("Capital Re"), which was acquired by ACE in December 1999.

        After the consummation of the transactions described under "Formation Transactions" and the completion of this offering, ACE will beneficially own                common shares, or       % of our outstanding common shares (    common shares, or      % of our outstanding common shares if the underwriters' option to purchase additional common shares is exercised in full).

        The following organization chart illustrates the corporate relationships among us and our principal subsidiaries as they will exist upon completion of this offering:

The Offering

Common shares offered in this offering	shares
Common shares outstanding before and after the offering	shares
Common shares beneficially owned by ACE after the offering	shares
Use of proceeds	We will not receive any proceeds from this offering of common shares. The selling shareholders will pay substantially all of the expenses of this offering.
Dividend policy	We intend to pay a quarterly cash dividend of $ per common share ($ annually), commencing in 2004, subject to declaration by our board of directors. See "Dividend Policy" and "Business—Regulation."
New York Stock Exchange symbol

        The information in this prospectus assumes that the underwriters do not exercise their option to purchase up to            additional common shares from the selling shareholders to cover over-allotments and gives effect to the transactions to be completed immediately prior to the consummation of this offering pursuant to which we will issue to ACE            of our common shares, as described below under "Formation Transactions." The information in this prospectus does not take into account the issuance of options to purchase            of our common shares that will be granted in connection with this offering at an exercise price equal to the initial public offering price and            additional common shares that will be reserved for issuance under various employee and director compensation plans.

Summary Combined Financial Information

        The summary combined statement of operations data for each of the years ended December 31, 2002, 2001 and 2000 and the summary combined balance sheet data as of December 31, 2002 and 2001 are derived from the audited combined financial statements of AGC Holdings, which have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and appear elsewhere in this prospectus.

        The summary combined statement of operations data for the nine months ended September 30, 2003 and 2002 and the summary combined balance sheet data as of September 30, 2003 are derived from the unaudited interim combined financial statements of AGC Holdings, which appear elsewhere in this prospectus. The unaudited interim combined financial statements have been prepared on the same basis as the audited combined financial statements of AGC Holdings and, in our opinion, include all adjustments that we consider necessary to fairly present our results of operations and financial condition for and as of the end of these periods.

        These historical results are not necessarily indicative of results to be expected for any future period. The results for the nine months ended September 30, 2003 are not necessarily indicative of results to be expected for the full year. You should read the following summary combined financial information together with the other information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,			Year Ended December 31,
	2003		2002	2002	2001	2000
	($ in millons)
Statement of operations data:
Gross written premiums		$304.6	$320.5	$417.2	$442.9	$206.0
Net written premiums(1)		333.1	260.8	352.5	206.6	188.6
Net earned premiums		$223.9	$169.4	$247.4	$293.5	$140.7
Net investment income		71.9	72.5	97.2	99.5	98.1
Net realized investment gains		5.4	7.6	7.9	13.1	8.6
Unrealized gains (losses) on derivative financial instruments		26.3	(76.1)	(54.2)	(16.3)	—
Other income		1.0	1.7	3.6	2.9	2.5

Total revenues		328.6	175.0	302.0	392.9	249.9

Loss and loss adjustment expenses		91.9	65.4	120.3	177.5	30.4
Profit commission expense		7.5	9.1	8.5	9.0	10.8
Acquisition costs		49.1	31.2	47.1	50.7	49.1
Operating expenses		31.5	30.0	32.3	30.2	26.2
Goodwill amortization		—	—	—	3.8	3.8
Interest expense		4.3	8.7	10.6	11.5	11.5

Total expenses		184.2	144.5	218.8	282.8	131.8

Income before income taxes		144.3	30.5	83.2	110.1	118.1
Provision (benefit) for income taxes		27.0	(3.6)	10.6	22.2	24.9

Net income before cumulative effect of new accounting standard		117.3	34.1	72.6	87.9	93.2
Cumulative effect of new accounting standard, net of taxes		—	—	—	(24.1)	—

Net income		$117.3	$34.1	$72.6	$63.8	$93.2

Balance sheet data (end of period):
Investments and cash		$2,219.1		$2,061.9	$1,710.8	$1,549.6
Prepaid reinsurance premiums		131.7		179.5	171.5	28.8
Total assets		2,865.1		2,719.9	2,322.1	1,913.7
Unearned premium reserve		674.2		613.3	500.3	444.6
Reserve for losses and loss adjustment expenses		482.8		458.8	401.1	171.0
Long-term debt		75.0		75.0	150.0	150.0
Total liabilities		1,516.1		1,462.6	1,260.4	919.2
Accumulated other comprehensive income		89.1		89.0	43.3	42.3
Shareholder's equity		1,349.1		1,257.2	1,061.6	994.5
Pro forma information:(2)
Debt	$
Book value

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	($ in millons)
GAAP financial information:
Loss and loss adjustment expense ratio(3)	41.0%	38.6%	48.6%	60.5%	21.6%
Expense ratio(4)	39.3	41.6	35.5	30.6	61.2

Combined ratio	80.3%	80.2%	84.1%	91.1%	82.8%

Statutory financial information (end of period):
Contingency reserve(5)	$374.1		$315.5	$228.9	$183.8
Policyholders' surplus	835.2		835.4	833.2	786.0
Additional financial guaranty information (end of period):
Net in-force business (principal and interest)	$124,026	$119,540	$124,082	$117,909	$102,744
Net in-force business (principal only)	84,342	77,923	80,394	75,249	65,756
Present value of gross premiums written(6)	175.0	146.6	215.5	195.0	139.5
Net present value of installment premiums in-force(7)	284.5	227.8	260.2	159.7	94.0

(1)
Net written premiums exceeded gross written premiums for the nine months ended September 30, 2003 due to $39.8 million of return premium from a terminated ceded reinsurance contract.

(2)
The pro forma information reflects adjustments to give effect to the transactions described under "Formation Transactions" and "Pro Forma Financial Information." Since we will not receive any of the proceeds or pay any of the expenses of this offering, the amounts shown will not be affected by this offering.

(3)
The loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned premiums.

(4)
The expense ratio is calculated by dividing the sum of profit commission expense, acquisition costs and operating expenses by net earned premiums.

(5)
Under statutory accounting principles, financial guaranty and mortgage guaranty insurers are required to establish contingency reserves based on a specified percentage of premiums. A contingency reserve is an additional liability reserve established to protect policyholders against the effects of adverse economic developments or cycles or other unforeseen circumstances.

(6)
Represents gross premiums related to financial guaranty contracts written in the current period, including the full amount of upfront premiums received and the present value of all installment premiums, discounted at 6% per year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations" for a reconciliation to gross written premiums.

(7)
Represents the present value of installment premiums on all in-force financial guaranty business, net of reinsurance ceded and ceding commissions, discounted at 6% per year.

RISK FACTORS

        An investment in our common shares involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common shares. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our common shares. You could lose all or part of your investment.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See "Forward-Looking Statements."

Risks Related to Our Company

A downgrade of the financial strength or financial enhancement ratings of any of our insurance subsidiaries could adversely affect our ability to compete and, consequently, our results of operations.

        Financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. The objective of these ratings is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Ratings reflect the rating agencies' opinions of our financial strength, and are neither evaluations directed to investors in our common shares nor recommendations to buy, sell or hold our common shares. As of the date of this prospectus, AGC Guaranty has been assigned a "AAA" rating from S&P and a "Aa2" rating from Moody's. All of our other insurance company subsidiaries have been assigned "AA" ratings from S&P, "Aa3" ratings from Moody's and "AA" ratings from Fitch. In connection with the announcement of this offering, Moody's changed all of our ratings outlooks to "Developing" from "Stable." AGC Guaranty's S&P ratings outlook is "Negative."

        In addition, AGC International and AGC Overseas carry financial enhancement ratings from S&P of "AA."

        The ratings assigned by S&P, Moody's and Fitch to our insurance subsidiaries are subject to periodic review and may be downgraded by one or more of the rating agencies as a result of changes in the views of the rating agencies or adverse developments in our or our subsidiaries' financial conditions or results of operations due to underwriting or investment losses or other factors. In the case of AGC Overseas and AGC Mortgage, their ratings are dependent upon contractual support provided by AGC International.

        If the ratings of any of our insurance subsidiaries were reduced below current levels by any of the rating agencies, it could have an adverse effect on the affected subsidiary's competitive position and its prospects for future business opportunities. A downgrade may also reduce the value of the reinsurance we offer, which may no longer be of sufficient economic value for our customers to continue to cede to our subsidiaries at economically viable rates.

        With respect to a significant portion of our in-force financial guaranty reinsurance business, in the event of certain downgrades, the ceding company has the right to recapture business ceded to the affected subsidiary and assets representing substantially all of the statutory unearned premium and loss reserves (if any) associated with that business, with a corresponding negative impact to earnings, which could be significant. Alternatively, the ceding company can increase the commissions it charges us for cessions. Any such increase may be retroactive to the date of the cession, requiring the affected subsidiary to refund a portion of related premium previously earned, with a corresponding negative impact to earnings, which could be significant. In the event of a downgrade of any of our subsidiaries that write or insure credit derivative exposure, a downgrade below negotiated levels may allow a counterparty to terminate its agreements, resulting in the possible payment of a settlement amount. A downgrade also will increase the possibility that we may have to pledge collateral for the benefit of a counterparty.

        A downgrade may also negatively impact the affected company's ability to write new business or negotiate favorable terms on new business.

Our success depends on our ability to successfully execute our new business plan.

        Our strategy is to focus on three core businesses: financial guaranty direct, financial guaranty reinsurance and mortgage guaranty.

        The fact that AGC Guaranty, through which we write financial guaranty insurance, carries a triple-A rating from S&P but not from Moody's places it at a competitive disadvantage against companies rated triple-A by both S&P and Moody's. The absence of a triple-A rating from Moody's may adversely affect the desirability of our financial guaranty insurance, and in fact may preclude us from successfully marketing our financial guaranty insurance in certain markets. Furthermore, while we have a substantial in-force book of financial guaranty direct business, the majority of that exposure was written in the credit derivatives market rather than in the more traditional third-party financial guaranty insurance market. We may not be able to successfully expand relationships with issuers, servicers and other parties that are necessary to generate business in the traditional financial guaranty insurance market. Finally, AGC Guaranty presently is licensed in 41 U.S. jurisdictions, and is seeking licenses in those U.S. jurisdictions where it is not presently licensed. AGC Guaranty may not be able to obtain those licenses, or may face delays in obtaining those licenses.

        We intend to write our financial guaranty reinsurance through AGC International, which is rated in the double-A category by both S&P and Moody's. The absence of a triple-A rating from S&P or Moody's places AGC International at a competitive disadvantage against companies rated triple-A by S&P or Moody's.

        The strategy for our mortgage guaranty business includes focusing more heavily on writing mortgage insurance on a wholesale basis rather than writing the mortgage guaranty reinsurance that comprises the bulk of our in-force mortgage guaranty book. This strategy requires us to develop relationships we have not previously used to generate business. We may not be able to source wholesale mortgage insurance business in sufficient amounts or at adequate premium rates.

        Because our strategy includes focusing on new lines of business in which we have less experience, we cannot assure you that we will be able to successfully implement this strategy. Any failure to implement all or any part of our strategy could have a material adverse effect on our results of operations.

We are dependent on a small number of ceding companies to provide us with a substantial part of our business.

        While we are focusing on growing our direct financial guaranty business, we have derived a substantial portion of our revenues from financial guaranty reinsurance premiums. For the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, 42%, 21% and 32% of our gross written premiums were provided by Ambac, FGIC, FSA and MBIA, collectively. For the nine months ended September 30, 2003, 24.3% and 10.1% of our gross written premiums were ceded by FSA and MBIA, respectively. For the year ended December 31, 2002, 10.9% of our gross written premiums was paid by Dresdner Bank. In 2001, FSA and Credit Suisse provided 13.0% and 10.3%, respectively, of our gross written premiums, and in 2000, 16.9% and 13.1% of our gross written premiums came from FSA and MBIA, respectively. Gross written premiums from Dresdner Bank and Credit Suisse in 2002 and 2001 were paid with respect to equity layer credit protection, a business line in which we have stopped writing new business.

        A significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies could have a material adverse effect upon our results of operations. A number of factors could cause such a reduction. For example, there is likely to be some reluctance among our principal ceding companies to cede business to us as a result of our intent to compete with them in the direct financial guaranty business. In addition, primary insurers may retain higher levels of risk. Also, the volume of municipal bond and structured securities new issuances, together with the levels of and changes in interest rates and investor demand, may significantly affect the new business activities of primary financial guaranty insurers and, consequently, their use of reinsurance.

        Additionally, our ability to receive profitable pricing for our reinsurance depends largely on prices charged by the primary insurers for their insurance coverage and the amount of ceding commissions paid by us to these primary insurers.

General economic factors, including fluctuations in interest rates and housing prices, may adversely affect our loss experience and the demand for our products.

        Our business, and the risks associated with our business, depend in large measure on general economic and market conditions. Our loss experience could be materially adversely affected by extended national or regional economic recessions, business failures, rising unemployment rates, interest rate changes or volatility, changes in investor perceptions regarding the strength of financial guaranty providers and the policies or guaranties offered by such providers, investor concern over the credit quality of municipalities or corporations, terrorist attacks, acts of war, or combinations of such factors. These events could also materially decrease demand for financial guaranty insurance. In addition to exposure to general economic factors, we are exposed to the specific risks faced by the particular businesses, municipalities or pools of assets covered by our financial guaranty products.

        Prevailing interest rate levels affect demand for financial guaranty insurance. Higher interest rates may result in declines in new issue and refunding volume which may reduce demand for our financial guaranty products. Lower interest rates generally are accompanied by narrower interest rate spreads between insured and uninsured obligations. The purchase of insurance during periods of narrower interest rate spreads generally will provide lower cost savings to the issuer than during periods of wider spreads. These lower cost savings could be accompanied by a corresponding decrease in demand for financial guaranty insurance. However, the increased level of refundings during periods of lower interest rates historically has increased the demand for insurance.

        Under the standard mortgage insurance policies that we reinsure, a default on the underlying mortgage generally will give the insurer the option to pay the entire loss amount and take title to the mortgaged property or pay the coverage percentage in full satisfaction of its obligations under the policy. Due to a strong housing market in recent years, insurers have been able to take advantage of paying the entire loss amount and selling properties quickly. If housing values depreciate or fail to appreciate, the primary insurers' ability to recover amounts paid on defaulted mortgages may be reduced or delayed, which in turn may lead to increased losses under our related reinsurance contracts and have a material adverse affect on our results of operations or our financial condition in general.

If claims exceed our loss reserves, our financial results could be significantly adversely affected.

        Our results of operations and financial condition depend upon our ability to assess accurately and manage the potential loss associated with the risks that we insure and reinsure. We establish loss and loss adjustment expense reserves based on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims on the policies we write. We use actuarial models as well as historical insurance industry loss development patterns as estimates of future trends in claims severity, frequency and other factors to establish our estimate of loss reserves. Establishing loss reserves is an inherently uncertain process. Accordingly, actual claims and claim expenses paid may deviate, perhaps materially, from the reserve estimates reflected in our combined financial statements.

        If our loss reserves at any time are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims could exceed our loss reserves. This could cause a material increase in our liabilities and a reduction in our profitability, or possibly an operating loss and reduction of capital.

Adverse selection by ceding companies may adversely affect our financial results.

        A portion of our reinsurance business is written under treaties, which generally give the ceding company some ability to select the risks ceded to us as long as they are covered by the terms of the treaty. There is a risk under these treaties that the ceding companies will adversely select the risks ceded to us by ceding those exposures that have higher rating agency capital charges or that the ceding companies expect to be less profitable. We attempt to mitigate this risk in a number of ways, including requiring ceding companies to retain a minimum amount, which varies by treaty, of the ceded business. If we are unsuccessful in mitigating this risk, our financial results may be adversely affected.

Our financial guaranty products may subject us to significant risks from individual or correlated credits.

        The breadth of our business exposes us to potential losses in a variety of our products as a result of a credit problem at one company ("single name" exposure). For example, we could have direct exposure to a corporate credit for which we write and/or insure a credit derivative. We could also be exposed to the same corporate credit risk if the credit's securities are contained in a portfolio of collateralized debt obligations ("CDOs") we insure, or if it is the originator or servicer of loans or other assets backing structured securities that we have insured. While we track our aggregate exposure to single names in our various lines of business and have established underwriting criteria to manage risk aggregations, there can be no assurance that our ultimate exposure to a single name will not exceed our underwriting guidelines, or that an event with respect to a single name will not cause a significant loss. In addition, because we insure or reinsure municipal bonds, we can have significant exposures to single municipal risks. While the risk of a complete loss, where we pay the entire principal amount of an issue of bonds and interest thereon with no recovery, is generally lower than for corporate credits as most municipal bonds are backed by tax or other revenues, there can be no assurance that a single default by a municipality would not have a material adverse effect on our results of operations or financial condition.

Some of our direct financial guaranty products may be riskier than traditional financial guaranty insurance.

        Unlike our triple-A monoline financial guaranty competitors, a substantial portion of our financial guaranty direct exposures are assumed as credit derivatives. Traditional financial guaranty insurance provides an unconditional and irrevocable guaranty that protects the holder of a municipal finance or structured finance obligation against non-payment of principal and interest, while credit derivatives provide protection from the occurrence of specified credit events, including non-payment of principal and interest. Credit derivative products also provide for settlement of an entire exposure, rather than a missed payment obligation as in traditional financial guaranty, upon the occurrence of a credit event, which could require us to sell assets or otherwise generate liquidity in advance of any potential recoveries.

Competition in our industry may adversely affect our revenues.

        We face significant competition in our business, and our revenues and profitability could decline as a result of competition.

        The financial guaranty industry is highly competitive. The principal sources of direct and indirect competition are other financial guaranty insurance companies, most of which have greater financial resources and superior financial strength ratings than we do. Four companies, Ambac Assurance Corporation ("Ambac"), Financial Guaranty Insurance Company ("FGIC"), Financial Security Assurance Inc. ("FSA") and MBIA Insurance Corporation ("MBIA"), accounted for a substantial majority of the gross written premiums for the entire financial guaranty industry in 2002. We also face competition from other forms of credit enhancement, including structural enhancement incorporated in structured and other obligations and letters of credit, guaranties and credit derivatives provided primarily by foreign and domestic banks and other financial institutions, some of which are governmental enterprises or have been assigned the highest ratings awarded by one or more of the major rating agencies.

        There are also a relatively limited number of financial guaranty reinsurance companies. As a result, the industry is particularly vulnerable to swings in capacity based on the entry or exit of one or a small number of financial guaranty reinsurers.

        New entrants into the financial guaranty industry could have an adverse effect on our prospects either by furthering price competition or by reducing the aggregate demand for our reinsurance as a result of additional insurance capacity. The most significant barriers to entry for new financial guaranty competitors are rating agency requirements and regulatory capital requirements, as well as the limited availability of experienced management. New entrants or additional reinsurance capacity would likely have an adverse effect on our business.

        The U.S. private mortgage insurance industry consists of eight mortgage guaranty insurers with whom we compete in our efforts to write wholesale mortgage insurance. With respect to mortgage guaranty reinsurance, we compete with a number of other reinsurance companies as well as with alternatives to reinsurance, including risk-sharing arrangements with affiliates of the mortgage insurers and lender-owned captives. Many of these competitors have greater experience and relationships in these markets. See also "Business—Competition."

We are dependent on key executives and the loss of any of these executives, or our inability to retain other key personnel, could adversely affect our business.

        Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. Although we are not aware of any planned departures, we rely substantially upon the services of Dominic Frederico, our President and Chief Executive Officer, Joseph Swain, our Executive Vice President—Financial Guaranty Reinsurance and Mortgage and Michael J. Schozer, our Executive Vice President— Direct Financial Guaranty. Although each of these individuals will have employment agreements with us, we cannot assure you that we will be able to retain their services. The loss of the services of any of these individuals or other key members of our management team could adversely affect the implementation of our business strategy, which could have a material adverse effect on our business. We do not currently maintain key man life insurance policies with respect to any of our employees. The inability to attract and retain other talented personnel could also adversely affect our business.

Our business could be adversely affected by Bermuda employment restrictions.

        Our location in Bermuda may serve as an impediment to attracting and retaining experienced personnel. Special considerations apply to our Bermuda operations. Under Bermuda law, non-Bermudians, other than spouses of Bermudians and individuals holding permanent resident certificates, are not permitted to engage in any gainful occupation in Bermuda without a work permit issued by the Bermuda government. A work permit is only granted or extended if the employer can show that, after a proper public advertisement, no Bermudian, spouse of a Bermudian or individual holding a permanent resident certificate is available who meets the minimum standards for the position. The Bermuda government has announced a policy that places a six-year term limit on individuals with work permits, subject to specified exemptions for persons deemed to be key employees. All of our Bermuda- based professional employees who require work permits have been granted provisional permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual. None of our current Bermuda employees for whom we have applied for a work permit has been denied a permit. It is possible that we could lose the services of one or more of our key employees if we are unable to obtain or renew their work permits, which could have a material adverse affect on our business.

We may be adversely affected by interest rate changes affecting the performance of our investment portfolio.

        Our operating results are affected, in part, by the performance of our investment portfolio. Changes in interest rates could also have an adverse effect on our investment income. For example, if interest rates decline, funds reinvested will earn less than expected. Our investment portfolio contains interest rate-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Increases in interest rates will reduce the value of these securities, resulting in unrealized losses that we are required to include in shareholder's equity as a change in accumulated other comprehensive income. Accordingly, interest rate increases could reduce our shareholder's equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation of Investments."

        In addition, our investment portfolio includes mortgage-backed securities. As of September 30, 2003, mortgage-backed securities constituted approximately 25% of our invested assets. As with other fixed maturity investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to significant prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at then-current market rates. During periods of rising interest rates, the frequency of prepayments generally decreases. Mortgage-backed securities having an amortized value less than par (i.e., purchased at a discount) may incur a decrease in yield or a loss as a result of slower prepayment.

        Interest rates are highly sensitive to many factors, including monetary policies, domestic and international economic and political conditions and other factors beyond our control. We do not engage in active management, or hedging, of interest rate risk, and may not be able to mitigate interest rate sensitivity effectively.

The performance of our invested assets affects our results of operations and cash flows.

        Income from our investment portfolio is one of the primary sources of cash flows supporting our operations and claim payments. If our calculations with respect to our policy liabilities are incorrect, or if we improperly structure our investments to meet these liabilities, we could have unexpected losses, including losses resulting from forced liquidation of investments before their maturity. The investment policies of our subsidiaries are subject to insurance law requirements, and may change depending upon regulatory, economic and market conditions and the existing or anticipated financial condition and operating requirements, including the tax position, of our businesses.

        We have retained Lazard Freres Asset Management and Hyperion Capital Management, Inc. to manage our investment portfolio. The performance of our invested assets is subject to their performance in selecting and managing appropriate investments. These investment managers have discretionary authority over our investment portfolio within the limits of our investment guidelines.

Our net income may be subject to increased volatility because a portion of the credit risk we assume is in the form of credit derivatives that are accounted for under FAS 133, which requires that these instruments be marked-to-market quarterly.

        Any event causing credit spreads (i.e., the difference in interest rates between comparable securities having different credit risk) on an underlying security referenced in a credit derivative in our portfolio either to widen or to tighten will affect the fair value of the credit derivative, and may increase the volatility of our earnings. Credit derivatives are classified as derivatives under Statement of Financial Accounting Standards No. 133. Derivatives must be accounted for either as assets or liabilities on the balance sheet, and measured at fair market value. Although there is no cash flow effect from this "marking to market," net changes in the fair market value of the derivative are reported in our statement of operations and therefore will affect our reported earnings. If the derivative is held to maturity and no loss is incurred, any gains or losses previously reported would be offset by corresponding gains or losses at maturity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation of Derivative Financial Instruments."

        Common events that may cause credit spreads on an underlying security referenced in a credit derivative to fluctuate include changes in the state of national or regional economic conditions, industry cyclicality, changes to a company's competitive position within an industry, management changes, changes in the ratings of the underlying security, movements in interest rates, default or failure to pay interest, or any other factor leading investors to revise expectations about the issuer's ability to pay principal and interest on its debt obligations. Similarly, common events that may cause credit spreads on an underlying structured security referenced in a credit derivative to fluctuate may include the occurrence and severity of collateral defaults, changes in demographic trends and their impact on the levels of credit enhancement, rating changes, changes in interest rates or prepayment speeds, or any other factor leading investors to revise expectations about the risk of the collateral or the ability of the servicer collect payments on the underlying assets sufficient to pay principal and interest.

An increase in our subsidiaries' risk-to-capital ratio or leverage ratio may prevent them from writing new insurance.

        Rating agencies and insurance regulatory authorities impose capital requirements on our insurance subsidiaries. These capital requirements, which include risk-to-capital ratios, leverage ratios and surplus requirements, limit the amount of insurance that our subsidiaries may write. Our insurance subsidiaries have several alternatives available to control their risk-to-capital ratios and leverage ratios, including obtaining capital contributions from us, purchasing reinsurance or entering into other loss mitigation agreements, or reducing the amount of new business written. However, a material reduction in the statutory capital and surplus of a subsidiary, whether resulting from underwriting or investment losses or otherwise, or a disproportionate increase in the amount of risk in force, could increase a subsidiary's risk-to-capital ratio or leverage ratio. This in turn could require that subsidiary to obtain reinsurance for existing business (which may not be available, or may be available on terms that we consider unfavorable), or add to its capital base to maintain its financial strength ratings. Failure to maintain such ratings could limit that subsidiary's ability to write new business, which could materially adversely affect our results of operations and financial condition.

We may require additional capital in the future, which may not be available or may be available only on unfavorable terms.

        Our capital requirements depend on many factors, including our in-force book of business and rating agency capital requirements. To the extent that our existing capital is insufficient to meet these requirements and/or cover losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our shareholders and the securities may have rights, preferences and privileges that are senior to those of our common shares. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

Adequate soft capital support may not be available.

        Financial guaranty insurers and reinsurers typically rely on providers of lines of credit, credit swap facilities and similar capital support mechanisms (often referred to as "soft capital") to supplement their "hard capital." The ratings of soft capital providers directly affect the level of capital credit which the rating agencies attribute to the financial guaranty insurer or reinsurer when rating its financial strength. We intend to maintain soft capital facilities with providers having ratings adequate to provide the desired capital credit, although no assurance can be given that one or more of the rating agencies will not downgrade or withdraw the applicable ratings of such providers in the future. In addition, we cannot assure you that an acceptable replacement provider would be available in that event.

We may require additional liquidity in the future, which may not be available or may be available only on unfavorable terms.

        We require liquidity in order to pay our operating expenses, interest on our debt and dividends on our common shares, and to make capital investments in our operating subsidiaries. We anticipate that our need for liquidity will be met by (1) the ability of our subsidiaries to pay dividends or to make other payments to us, (2) external financings, and (3) income from our investment portfolio. Some of our subsidiaries are subject to legal and rating agency restrictions on their ability to pay dividends and make other permitted payments, and external financing may or may not be available to us in the future on satisfactory terms. Our other subsidiaries are subject to legal restrictions on their ability to pay dividends and distributions. See "Dividend Policy" and "Business—Regulation." While we believe that we will have sufficient liquidity to satisfy our needs over the next 12 months, there can be no assurance that adverse market conditions, changes in insurance regulatory law or changes in general economic condition that adversely affect our liquidity will not occur. Similarly, there can be no assurance that adequate liquidity will be available to us on favorable terms in the future.

        Liquidity at our operating subsidiaries is used to pay operating expenses, claims, reinsurance premiums and dividends to us, as well as, where appropriate, to make capital investments in their own subsidiaries. While we believe that the operating cash flows of our subsidiaries will be sufficient to meet their needs, we cannot assure you that this will be the case, nor can we assure you that existing liquidity facilities will prove adequate to their needs, or be available to them on favorable terms in the future.

Changes in tax laws could reduce the demand or profitability of financial guaranty insurance, or negatively impact our investment portfolio.

        Any material change in the U.S. tax treatment of municipal securities, the imposition of a "flat tax," the imposition of a national sales tax in lieu of the current federal income tax structure in the United States, or changes in the treatment of dividends, could adversely affect the market for municipal obligations and, consequently, reduce the demand for financial guaranty insurance and reinsurance of such obligations.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003, enacted in May 2003, significantly reduces in certain situations the federal income tax rate for individuals on dividends and long-term capital gains through 2008. This tax change may adversely affect the market for municipal obligations and, consequently, reduce the demand for financial guaranty insurance and reinsurance of these obligations, which could reduce our revenue and profitability from the writing of such insurance and reinsurance. Future potential changes in U.S. tax laws might also affect demand for municipal securities and for financial guaranty insurance and reinsurance of those obligations.

        Changes in U.S. federal, state or local laws that materially adversely affect the tax treatment of municipal securities or the market for those securities, or other changes negatively affecting the municipal securities market, also may adversely impact our investment portfolio, a significant portion of which is invested in tax-exempt instruments. These adverse changes may adversely affect the value of our tax-exempt portfolio, or its liquidity.

Legislative and regulatory changes and interpretations could harm our business.

        Changes in laws and regulations affecting insurance companies, the municipal and structured securities markets, the financial guaranty and mortgage guaranty insurance and reinsurance markets and the credit derivatives markets, as well as other governmental regulations, may subject us to additional legal liability, or affect the demand for the products that we provide. For example, recent uncertainty regarding the accounting for structured securities significantly, though temporarily, reduced new issuances of certain types of structured securities.

Our ability to pay dividends may be constrained by our holding company structure.

        AGC Holdings is a holding company and, as such, has no direct operations of its own. We do not expect to have any significant operations or assets other than our ownership of the shares of our subsidiaries. Dividends and other permitted payments from our operating subsidiaries are expected to be our primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends to our shareholders. Our insurance subsidiaries are subject to regulatory and rating agency restrictions limiting their ability to declare and to pay dividends. In addition, to the extent that dividends are paid from our direct U.S. subsidiaries, they presently would be subject to U.S. withholding tax at a rate of 30%, subject to possible reduction to 5% under the income tax treaty between the United States and Barbados, in the case of AGC Overseas US Holdings. The inability of our insurance subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations and on our ability to pay dividends to our shareholders. While we currently intend to pay dividends, if you require dividend income you should carefully consider these risks before investing in our company. For more information regarding limitations on our ability to pay dividends, see "Dividend Policy" and "Business—Regulation."

Our ability to pay dividends may be constrained by certain regulatory requirements and restrictions.

        We are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our common shares and to make other payments. Under the Bermuda Companies Act 1981, as amended (the "Companies Act"), we may declare or pay a dividend out of distributable reserves only (1) if we have reasonable grounds for believing that we are, or after the payment would be, able to pay our liabilities as they become due and (2) if the realizable value of our assets would not be less than the aggregate of our liabilities and issued share capital and share premium accounts. While we currently intend to pay dividends, if you require dividend income you should carefully consider these risks before investing in our company. For more information regarding restrictions on our ability to pay dividends, see "Dividend Policy" and "Business—Regulation."

ACE has the ability to exert significant influence over our operations.

        After the offering, ACE will beneficially own approximately    % of our common shares (approximately    % if the underwriters' option to purchase additional common shares is exercised in full). In addition, three of our directors, including our Chairman and our President and Chief Executive Officer, are also directors of ACE. Our Chairman is also an executive officer of ACE. ACE will have the ability to exert significant influence over our policies and affairs, the election of our board of directors and any action requiring a shareholder vote, including amendments to our Bye-Laws and approval of business combinations. The interests of ACE may differ from the interests of our other shareholders in some respects. See "Relationship with ACE."

ACE may have conflicts of interest with us.

        ACE has entered into agreements with us which may give rise to conflicts of interest. See "Formation Transactions" and "Relationship with ACE." In addition, ACE has invested in, and may in the future invest in, other entities engaged in or intending to engage in financial or mortgage guaranty insurance and reinsurance, some of which may compete with us. ACE has also entered into, or may in the future enter into, agreements with companies that may compete with us. We do not have any agreement or understanding with ACE regarding the resolution of potential conflicts of interest. In addition, we may not be in a position to influence ACE's decision to engage in activities that would give rise to a conflict of interest. ACE may take actions that are not in our other shareholders' best interests.

We are dependent on certain contractual arrangements with ACE and we may be unable to replace these arrangements with similar or more favorable agreements upon their expiration.

        In connection with this offering and the transactions described under "Formation Transactions," we and our insurance subsidiaries will enter into a series of agreements with ACE and its affiliates. See "Formation Transactions" and "Relationship with ACE." Our current board of directors has approved the terms of these agreements, but the agreements have not been and will not be reviewed or approved by the independent directors who will join our board upon completion of the offering. These agreements will become effective on or shortly after the completion of the offering. Several of these agreements will govern our relationship with ACE and its affiliates with respect to various services that ACE and its affiliates will provide to us following the completion of this offering. After the expiration of these agreements, we may not be able to replace these services and arrangements in a timely manner or on terms and conditions, including cost, as favorable as those we have with ACE.

Risks Related to Our Common Shares and this Offering

There is no public market for our common shares and you cannot be certain that an active trading market or a specific share price will be established.

        There currently is no public trading market for our common shares and it is possible that an active trading market will not develop or continue upon completion of this offering, or that the market price of our common shares will decline below the initial public offering price. We intend to apply to list our common shares on the New York Stock Exchange under the symbol "            ." The initial public offering price per common share will be determined by agreement among us and the representatives of the underwriters, and may not be indicative of the market price of our common shares after our initial public offering.

Future sales of common shares may affect their market price and the future exercise of options will result in immediate and substantial dilution.

        We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate. See "Shares Eligible for Future Sale" for further information regarding circumstances under which additional common shares may be sold.

        Upon completion of our initial public offering, there will be            common shares outstanding,            % of which will be beneficially owned by ACE (    % if the underwriters' option to purchase additional common shares is exercised in full). Moreover, an additional                        common shares will be issuable upon the full exercise of options to be issued in connection with this offering.

        We, our directors, executive officers and the selling shareholders have agreed, with limited exceptions, for a period of 180 days after the date of this prospectus, that we and they will not directly or indirectly, without the prior written consent of Banc of America Securities LLC and Goldman, Sachs & Co., on behalf of the underwriters, offer to sell, sell or otherwise dispose of any of our common shares. Following the consummation of this offering, ACE and its transferees will have the right to require us to register their common shares under the Securities Act of 1933 (the "Securities Act") for sale into the public markets, subject to a 180-day lock-up agreement. See "Shares Eligible for Future Sale" and "Underwriting." Upon the effectiveness of any such registration statement, all shares covered by the registration statement will be freely transferable. In addition, following the consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of            common shares reserved for issuance under our 2004 Long-Term Equity Compensation Plan, our 2004 Directors' Long-Term Equity Compensation Plan and certain other outstanding equity awards and grants. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements.

There are provisions in our charter documents that may reduce or increase the voting rights of our common shares.

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the common shares of a shareholder are treated as "controlled shares" (as determined under section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) of any U.S. Person (as defined in "Material Tax Considerations—Taxation of Shareholders") and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares of such U.S. Person (a "9.5% U.S. Shareholder") shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our Bye-Laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights where it deems appropriate to do so to (1) avoid the existence of any 9.5% U.S. Shareholders, and (2) avoid certain material adverse tax, legal or regulatory consequences to us or any of our subsidiaries or any shareholder or its affiliates. "Controlled shares" include, among other things, all shares of AGC Holdings that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). Upon completion of our initial public offering, there will be                        common shares outstanding, of which                         common shares would constitute 9.5% of the votes conferred by our issued and outstanding shares. An investor who does not hold any of our common shares prior to this offering may purchase up to                        common shares without being subject to voting cutback provisions in our Bye-Laws.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. See "Description of Share Capital—Bye-Laws." Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our Bye-Laws provide that shareholders will be notified of their voting interests prior to any vote taken by them. See "Description of Share Capital—Voting Adjustments."

        As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding common shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act in the event that AGC Holdings no longer qualifies as a foreign private issuer.

        We also have the authority under our Bye-Laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated under the Bye-Laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate such shareholder's voting rights.

There are provisions in our Bye-Laws that may restrict the ability to transfer common shares, and that may require shareholders to sell their common shares.

        Our board of directors may decline to register a transfer of any common shares (1) if it appears to the board of directors, in their sole and reasonable discretion after taking into account the limitations on voting rights contained in our Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer (other than such as the board of directors considers to be de minimis), or (2) subject to any applicable requirements of or commitments to the New York Stock Exchange, if a written opinion from counsel supporting the legality of the transaction under U.S. securities laws has not been provided or if any required governmental approvals have not been obtained.

        Our Bye-Laws also provide that if our board of directors determines that share ownership by a person may result in adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders (other than such as the board of directors considers to be de minimis), then we have the option, but not the obligation, to require that shareholder to sell to us or to third parties to whom we assign the repurchase right for fair market value the minimum number of common shares held by such person which is necessary to eliminate such adverse tax, legal or regulatory consequences. See "Description of Share Capital."

Applicable insurance laws may make it difficult to effect a change of control of our company.

        Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. We have insurance subsidiaries domiciled in Maryland and New York. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction.

        While our Bye-Laws limit the voting power of any shareholder (other than ACE) to less than 10%, there can be no assurance that the applicable regulatory body would agree that a shareholder who owned 10% or more of our common shares did not, notwithstanding the limitation on the voting power of such shares, control the applicable insurance company subsidiary.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable.

U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

        The Companies Act, under which we were incorporated, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (as modified by our Bye-Laws) that differ in certain respects from similar provisions of Delaware law.

        Interested Directors.    Under Bermuda law and our Bye-Laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided that the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our Bye-Laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if:

  •
  the material facts concerning such interested director's relationship or interests were disclosed, or were known to the board of directors, and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

  •
  such material facts were disclosed or were known to the shareholders entitled to vote on such transaction, and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

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  the transaction was fair as to the corporation as of the time it was authorized, approved or ratified.

Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except in the case of amalgamations with and between wholly owned subsidiaries that are Bermuda companies, a resolution of shareholders approved by a majority of at least 75% of the votes cast. If we were a Delaware corporation, subject to certain exceptions, we would need prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes mergers and sales of all or substantially all of our assets) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where an act is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders, or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our Bye-Laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law and our Bye-Laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or sustained by such person by reason of any act done, concurred in or omitted in the conduct of our business, or in the discharge of his or her duties, provided that such indemnification shall not extend to any matter in which any of such persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

        See "Description of Share Capital—Differences in Corporate Law" for more information on the differences between Bermuda and Delaware corporate laws.

Anti-takeover provisions in our Bye-Laws could impede an attempt to replace or remove our directors, which could diminish the value of our common shares.

        Our Bye-Laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.

        For example, our Bye-Laws contain the following provisions that could have such an effect:

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  election of our directors is staggered, meaning that the members of only one of three classes of our directors are selected each year;

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  shareholders have limited ability to remove directors;

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  if the controlled shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of AGC Holdings, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%;

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  our directors may decline to record the transfer of any common shares on our share register if it appears to the board of directors, in their sole and reasonable discretion and after taking into account the limitations on voting rights contained in our Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any shareholder, would result from such transfer (other than such as our board of directors considers to be minimal); and

  •
  subject to any applicable requirements of or commitments to the New York Stock Exchange, our directors may decline to record the transfer of any common shares on our share register unless the board of directors obtains: (i) a written opinion from counsel supporting the legality of the transaction under U.S. securities laws and (ii) approval from appropriate governmental authority if such approval is required.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or against our directors and executive officers.

        We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and a portion of our assets and the assets of such persons may be located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda; however, a Bermuda court may impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws, or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to public policy in Bermuda. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

Risks Related to Taxation

We may become subject to taxes in Bermuda after 2016, which may have a material adverse effect on our results of operations and on your investment.

        The Bermuda Minister of Finance, under Bermuda's Exempted Undertakings Tax Protection Act 1966, as amended, has given us and AGC International and AGC Overseas (the "Bermuda Subsidiaries") an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or our Bermuda subsidiaries, or any of our or their operations, shares, debentures or other obligations until 2016. See "Material Tax Considerations—Taxation of AGC Holdings and Subsidiaries—Bermuda." Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after 2016.

Our non-U.S. companies other than AGC Overseas may be subject to U.S. tax that may have a material adverse effect on our results of operations and on your investment.

        AGC Holdings and AGC International are Bermuda companies, AGC Finance Overseas and AGC Guaranty (UK) are organized under the laws of the United Kingdom and AGC Barbados Holdings is organized under the laws of Barbados. We intend to manage our business so that these companies operate in such a manner that none of them will be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks, and U.S. withholding tax on certain U.S. source investment income), as none of these companies should be treated as engaged in a trade or business within the United States. However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service ("IRS") will not contend successfully that we or any of our foreign subsidiaries is/are engaged in a trade or business in the United States. AGC Overseas is a Bermuda company but has elected to be taxed as U.S. domestic corporation. If AGC Holdings or any of AGC International, AGC Finance Overseas, AGC Guaranty (UK) or AGC Barbados Holdings were considered to be engaged in a trade or business in the United States, each such company could be subject to U.S. corporate income and branch profits taxes on the portion of its earnings effectively connected to such U.S. business, in which case our results of operations and your investment could be materially adversely affected. See "Material Tax Considerations—Taxation of AGC Holdings and Subsidiaries—United States."

U.S. Persons who hold common shares will be subject to adverse tax consequences if we or any of our Subsidiaries are considered to be a Personal Holding Company ("PHC").

        AGC Holdings or a subsidiary might be subject to U.S. tax on a portion of its income (which in the case of a foreign subsidiary would only include income from U.S. sources and foreign source income effectively connected with a U.S. trade or business) if AGC Holdings or such subsidiary is considered a personal holding company ("PHC") for U.S. federal income tax purposes. This status will depend on whether 50% or more of our shares could be deemed to be owned (pursuant to certain constructive ownership rules) by five or fewer individuals and whether 60% or more of AGC Holdings' income, or the income of any of its subsidiaries, as determined for U.S. federal income tax purposes, consists of "personal holding company income." We believe that neither AGC Holdings nor any of its subsidiaries should be considered a PHC. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold. However, because of the lack of complete information regarding our ultimate share ownership (i.e., as determined by the constructive ownership rules for PHCs), we cannot be certain that AGC Holdings and/or any of its subsidiaries will not be considered a PHC or that the amount of U.S. tax that would be imposed if it were the case would be immaterial. See "Material Tax Considerations—Taxation of AGC Holdings and Subsidiaries—United States—Personal Holding Companies."

If you acquire 10% or more of our common shares, you may be subject to taxation under the "controlled foreign corporation" ("CFC") rules.

        Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC on any day during the taxable year of such corporation if "10% U.S. Shareholders" own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules (i.e., "constructively"), of section 958(b) of the Internal Revenue Code of 1986, as amended (the "Code")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A "10% U.S. Shareholder" is a U.S. Person (as defined in "Material Tax Considerations—Taxation of Shareholders—United States Taxation") who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation.

        We believe that because of the anticipated dispersion of our share ownership, provisions in our Bye-Laws that limit voting power and other factors, no U.S. Person who owns our common shares directly or indirectly through one or more foreign entities should be treated as a 10% U.S. Shareholder of us or of any of our foreign subsidiaries. Additionally, AGC Guaranty (UK) will be considered a CFC for U.S. federal income tax purposes. Therefore, AGC Guaranty will be required to include in its gross income its share of AGC Guaranty (UK)'s subpart F income, even if such subpart F income is not distributed (these provisions are described in "Description of Share Capital"). It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Classification of AGC Holdings or Its Foreign Subsidiaries as Controlled Foreign Corporations."

U.S. Persons who hold common shares may be subject to U.S. income taxation at ordinary income rates on their proportionate share of our "related person insurance income" ("RPII").

        If the gross RPII of either AGC International or AGC Guaranty (UK) (our "Foreign Insurance Subsidiaries") were to equal or exceed 20% of that Foreign Insurance Subsidiary's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of the voting power or value of our common shares, then a U.S. Person who owns our common shares (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of the Foreign Insurance Subsidiary's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to

U.S. Persons at that date, regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by the Foreign Insurance Subsidiaries (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of common shares or any person related to such holder) will depend on a number of factors, including the geographic distribution of the Foreign Insurance Subsidiaries' business and the identity of persons directly or indirectly insured or reinsured by the Foreign Insurance Subsidiaries. We believe that the gross RPII of each Foreign Insurance Subsidiary did not in prior years of operation and is not expected in the foreseeable future to equal or exceed 20% of each such subsidiary's gross insurance income, and we do not expect the direct or indirect insureds of the Foreign Insurance Subsidiaries (and related persons) to directly or indirectly own 20% or more of either the voting power or value of our common shares. However, we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control.

U.S. Persons that dispose of our common shares may be subject to U.S. income taxation at ordinary income tax rates in a portion of their gain, if any.

        The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of gross RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of common shares because we will not ourselves be directly engaged in the insurance business; however, the RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form, what changes or clarifications might ultimately be made thereto, or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to AGC Holdings and our Foreign Insurance Subsidiaries is uncertain. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—The RPII CFC Provisions."

U.S. Persons who hold common shares will be subject to adverse tax consequences if we are considered to be a Passive Foreign Investment Company ("PFIC") for U.S. federal income tax purposes.

        If AGC Holdings is considered a PFIC for U.S. federal income tax purposes, a U.S. person who owns any shares of AGC Holdings will be subject to adverse tax consequences, including subjecting the investor to greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed, which could materially adversely affect your investment. We believe that AGC Holdings is not, and we currently do not expect AGC Holdings to become, a PFIC for U.S. federal income tax purposes; however, we cannot assure you that AGC Holdings will not be deemed a PFIC by the IRS. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Passive Foreign Investment Companies."

U.S. Persons who hold common shares will be subject to adverse tax consequences if we or any of our subsidiaries are considered to be a Foreign Personal Holding Company ("FPHC").

        AGC Holdings and/or any of its foreign subsidiaries could be considered to be an FPHC for U.S. federal income tax purposes if more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and 60% or more of AGC Holdings income, or that of its foreign subsidiaries, consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base and the expected dispersion of the ownership of our shares following this offering, that neither AGC Holdings nor any of its foreign subsidiaries should be considered an FPHC. Additionally, we intended to manage our business to minimize the possibility that we will meet the 60% income threshold. However, because of the lack of complete information regarding our ultimate share ownership, we cannot be certain that AGC Holdings and/or any of its foreign subsidiaries will not be considered an FPHC. If AGC Holdings or its foreign subsidiaries were considered an FPHC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. Similarly, if AGC Guaranty (UK) were considered an FPHC, then its parent, AGC Guaranty, could be subject to additional tax under these rules. However, because AGC Guaranty (UK) will be characterized as a CFC, AGC Guaranty will instead be subject to the rules applying to CFCs. In addition, if AGC Holdings were considered an FPHC, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. federal income tax laws. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Foreign Personal Holding Companies."

U.S. tax-exempt organizations that own our common shares may recognize unrelated business taxable income.

        A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization. In general, insurance income will be allocated to a U.S. tax-exempt organization if either of our Foreign Insurance Subsidiaries is a CFC and the tax-exempt shareholder is a U.S. 10% Shareholder or there is RPII and certain exceptions do not apply. Although we do not believe that any U.S. Persons should be allocated such insurance income, we cannot be certain that this will be the case. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Classification of AGC Holdings or Its Foreign Subsidiaries as Controlled Foreign Corporations" and "Material Tax Considerations—Taxation of Shareholders—United States Taxation—The RPII CFC Provisions." Potential U.S. tax-exempt investors are advised to consult their own tax advisers.

Changes in U.S. federal income tax law could materially adversely affect an investment in our common shares.

        Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that affects the U.S. tax treatment of foreign corporations that are deemed to have "inverted" and that includes provisions that would permit the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character or amount for each item (in contrast to current law, which only refers to source and character). Other legislation would provide additional limits on the deductibility of interest by foreign owned U.S. companies. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

        Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC are subject to change, possibly on a retroactive basis. There currently are no regulations regarding the application of the PFIC rules to insurance companies, and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when, or in what form such regulations or pronouncements may be implemented or made, or whether such guidance will have a retroactive effect.

        The U.S. Treasury Department is considering proposals, and legislation has been introduced in the U.S. Congress, intended to limit significantly the benefits available under the income tax treaty between the United States and Barbados. Under the current treaty, dividends paid to AGC Barbados Holdings by AGC Overseas US Holdings are subject to a reduced withholding tax rate of 5%. However, possible changes to the treaty may result in the inability of AGC Barbados Holdings and AGC Overseas US Holdings to continue to enjoy the reduced rate, in which case dividends paid to AGC Barbados Holdings by AGC Overseas US Holdings would be subject to withholding tax at a rate of 30%. We cannot be certain if or when such changes to the treaty may be enacted, but it is possible that such changes in the future could have an adverse impact on us or our shareholders.

The impact of Bermuda's letter of commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

        A number of multinational organizations, including the Organization for Economic Cooperation and Development, the European Union, the Financial Action Task Force and the Financial Stability Forum, have all recently identified some countries as not participating in adequate information exchange, engaging in harmful tax practices or not maintaining adequate controls to prevent corruption, such as money laundering activities. The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated June 26, 2000, Bermuda was not listed, and continues not to be listed, as an "uncooperative tax haven" because it had previously signed a letter committing itself to eliminate harmful tax practices by the end of 2005, and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. However, it is possible that the OECD could change its view in the future and decide to list Bermuda as an uncooperative tax haven, or that one of the other multinational organizations could take a different view from the OECD and decide to recommend sanctions against Bermuda. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes which would reduce our net income.

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance industries in general. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "may," "will," "continue," "further," "seek," and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under "Risk Factors" above and the following:

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  downgrades of the financial strength ratings assigned by the major rating agencies to any of our insurance subsidiaries at any time, which has occurred in the past;

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  our inability to execute our new business plan;

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  developments in the world's financial and capital markets that adversely affect our loss experience, the demand for our products and our investment returns;

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  more severe losses or more frequent losses associated with our products;

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  changes in regulation or tax laws applicable to us, our subsidiaries, brokers or customers;

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  decreased demand for our insurance or reinsurance products or increased competition in our markets;

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  loss of key personnel;

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  the effects of mergers, acquisitions and divestitures;

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  changes in accounting policies or practices; and

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  changes in general economic conditions, including interest rates and other factors.

        The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation publicly to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or to individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision.

FORMATION TRANSACTIONS

        AGC Guaranty, our financial guaranty insurance subsidiary, was organized in 1986 and has been writing financial guaranty coverages since January 1988. In April 1992, AGC Guaranty's parent, Capital Re, became a public company. In February 1994, Capital Re entered the mortgage business with the formation of AGC Mortgage, a New York domiciled insurance company. Shortly thereafter, AGC Overseas was formed as a Bermuda-domiciled insurance company. In December 1999, ACE acquired Capital Re.

        AGC Holdings was incorporated in Bermuda in August 2003 for the sole purpose of becoming a holding company for ACE's subsidiaries conducting its financial and mortgage guaranty businesses, which we refer to as the "transferred businesses," in connection with this offering. Certain of the transferred businesses were originally conducted by subsidiaries of Capital Re.

        As part of the overall plan of formation of AGC Holdings, the following formation transactions will occur:

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  ACE, through a U.S. subsidiary, will form AGC US Holdings Inc. as a Delaware holding company to hold the shares of AGC Guaranty and AGC Financial Products.

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  The U.S. subsidiary will transfer the shares of AGC Guaranty and AGC Financial Products to AGC US Holdings in exchange for stock of AGC US Holdings and a $     million promissory note.

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  AGC Overseas will transfer 100% of the stock ownership in ACE Capital Title to a subsidiary of ACE in exchange for $                .

        Subsequent to entering into the underwriting agreement with respect this offering, ACE will cause:

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  its U.S. subsidiary to transfer 100% of the stock ownership in AGC US Holdings and AGC Finance Overseas to AGC Holdings in exchange for shares and debt of AGC Holdings; and

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  a Bermuda subsidiary to transfer 100% of the stock of AGC International to AGC Holdings in exchange for shares and debt of AGC Holdings.

        Each of our operating subsidiaries conducted business under names including "ACE" and/or "Capital Re." As part of the formation transactions we are changing the names of each of these subsidiaries to the respective names set forth in this prospectus. All of these name changes may not be completed prior to the completion of this offering.

        ACE and its subsidiaries will also enter into a number of transactions with subsidiaries of AGC Holdings in order to reinsure, assign or otherwise transfer certain risks related to the businesses reported in our other segment. See "Relationship with ACE."

        After the consummation of these formation transactions and the completion of this offering, ACE will beneficially own    common shares, or      % of our outstanding common shares (    common shares, or      % of our outstanding common shares if the underwriters' option to purchase additional common shares is exercised in full).

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of common shares in this offering. ACE will pay substantially all of the expenses of this offering.

DIVIDEND POLICY

        Our board of directors currently intends to authorize the payment of a dividend of $            per common share per quarter to our shareholders of record, beginning                        , 2004. Any determination to pay cash dividends will be at the discretion of our board of directors, and will depend upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.

        We are a holding company and have no direct operations. Our ability to pay dividends depends, in part, on the ability of our subsidiaries to pay dividends to us. Our insurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. In 2003 the maximum amount of distributions that our subsidiaries could pay to us under applicable laws and regulations without prior regulatory approval was approximately $515.7 million and $28.7 million, for AGC International and AGC Guaranty, respectively. See "Business—Regulation." In addition, to the extent that dividends are paid from AGC Overseas US Holdings and AGC US Holdings, they presently would be subject to U.S. withholding tax at a rate of 30%, subject to possible reduction to 5% under the income tax treaty between the United States and Barbados, in the case of AGC Overseas US Holdings.

        We also are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our common shares and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only (1) if we have reasonable grounds for believing that we are able, or after the applicable payment would be able, to pay our liabilities as they become due and (2) if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts.

CAPITALIZATION

        The table below shows our actual capitalization as of September 30, 2003 and as adjusted to give effect to the formation transactions described under "Formation Transactions." Since we will not receive any of the proceeds or pay any of the expenses of this offering, the amounts shown below will not be affected by this offering.

        You should read this table in conjunction with "Selected Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and related notes that are included elsewhere in this prospectus.

	As of September 30, 2003
	Actual	As Adjusted
	($ in millions)
Debt:
Monthly income preferred securities of affiliate	$75.0
Promissory note to ACE	—

Total debt	$75.0

Shareholders' equity:
Common shares, $1.00 par value, shares authorized, shares issued and outstanding (actual and as adjusted)	$16.4
Additional paid-in capital	954.6
Unearned stock grant compensation	(7.2)
Retained earnings	296.2
Accumulated other comprehensive income	89.1

Total shareholder's equity	1,349.1

Total capitalization	$1,424.1

Ratio of total debt to total capitalization	5.3%

SELECTED COMBINED FINANCIAL INFORMATION

        The selected combined statement of operations data for each of the years ended December 31, 2002, 2001 and 2000 and the selected combined balance sheet data as of December 31, 2002 and 2001 are derived from the audited combined financial statements of AGC Holdings, which have been prepared in accordance with GAAP and appear elsewhere in this prospectus. The selected combined statement of operations data for each of the years ended December 31, 1999 and 1998 and the selected combined balance sheet data as of December 31, 2000, 1999 and 1998 are derived from the unaudited combined financial statements of AGC Holdings.

        The selected combined statement of operations data for the nine months ended September 30, 2003 and 2002 and the selected combined balance sheet data as of September 30, 2003 are derived from the unaudited interim combined financial statements of AGC Holdings, which appear elsewhere in this prospectus. The unaudited interim combined financial statements have been prepared on the same basis as the audited combined financial statements of AGC Holdings and, in our opinion, include all adjustments that we consider necessary to fairly present our results of operations and financial condition for and as of the end of these periods.

        These historical results are not necessarily indicative of results to be expected for any future period. The results for the nine months ended September 30, 2003 are not necessarily indicative of results to be expected for the full year. You should read the following selected combined financial information together with the other information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999(1)	1998(1)
	($ in millions)
Statement of operations data:
Gross written premiums	$304.6	$320.5	$417.2	$442.9	$206.0	$203.5	$220.1
Net written premiums(2)	333.1	260.8	352.5	206.6	188.6	198.9	217.1
Net earned premiums	$223.9	$169.4	$247.4	$293.5	$140.7	$192.6	$171.1
Net investment income	71.9	72.5	97.2	99.5	98.1	73.3	66.1
Net realized investment gains (losses)	5.4	7.6	7.9	13.1	8.6	(6.5)	(1.3)
Unrealized gains (losses) on derivative financial instruments	26.3	(76.1)	(54.2)	(16.3)	—	—	—
Other income	1.0	1.7	3.6	2.9	2.5	5.0	2.4

Total revenues	328.6	175.0	302.0	392.9	249.9	264.4	238.3

Loss and loss adjustment expenses	91.9	65.4	120.3	177.5	30.4	201.8	41.6
Profit commission expense	7.5	9.1	8.5	9.0	10.8	11.0	20.8
Acquisition costs	49.1	31.2	47.1	50.7	49.1	42.3	39.5
Operating expenses	31.5	30.0	32.3	30.2	26.2	24.1	18.8
Goodwill amortization	—	—	—	3.8	3.8	—	—
Interest expense	4.3	8.7	10.6	11.5	11.5	11.5	11.5

Total expenses	184.2	144.5	218.8	282.8	131.8	290.7	132.2

Income (loss) before income taxes	144.3	30.5	83.2	110.1	118.1	(26.4)	106.1
Provision (benefit) for income taxes	27.0	(3.6)	10.6	22.2	24.9	(10.6)	27.6

Net income before cumulative effect of new accounting standard	117.3	34.1	72.6	87.9	93.2	(15.7)	78.5
Cumulative effect of new accounting standard, net of taxes	—	—	—	(24.1)	—	—	—

Net income (loss)	$117.3	$34.1	$72.6	$63.8	$93.2	$(15.7)	$78.5

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998(1)
	($ in millions)
Balance sheet data (end of period):
Investments and cash	$2,219.1		$2,061.9	$1,710.8	$1,549.6	$1,292.3	$1,206.5
Prepaid reinsurance premiums	131.7		179.5	171.5	28.8	28.6	49.7
Total assets	2,865.1		2,719.9	2,322.1	1,913.7	1,622.2	1,515.0
Unearned premium reserve	674.2		613.3	500.3	444.6	396.8	411.5
Reserve for losses and loss adjustment expenses	482.8		458.8	401.1	171.0	195.4	159.7
Long-term debt	75.0		75.0	150.0	150.0	150.0	150.0
Total liabilities	1,516.1		1,462.6	1,260.4	919.2	840.7	877.3
Accumulated other comprehensive income	89.1		89.0	43.3	42.3	—	30.0
Shareholder's equity	1,349.1		1,257.2	1,061.6	994.5	781.6	637.7
Per share data:(3)
Earnings per share:
Basic
Diluted
Book value per share
GAAP financial information:
Loss and loss adjustment expense ratio(4)	41.0%	38.6%	48.6%	60.5%	21.6%	104.8%	24.3%
Expense ratio(5)	39.3	41.6	35.5	30.6	61.2	40.2	46.2

Combined ratio	80.3%	80.2%	84.1%	91.1%	82.8%	145.0%	70.5%

Statutory financial information:
Contingency reserve(6)	$374.1		$315.5	$228.9	$183.8	$155.1	$211.5
Policyholders' surplus	835.2		835.4	833.2	786.0	464.6	411.5
Additional financial guaranty information (end of period):
Net in-force business (principal and interest)	$124,026	$119,540	$124,082	$117,909	$102,744	$94,035	$73,602
Net in-force business (principal only)	84,342	77,923	80,394	75,249	65,756	59,073	52,044
Present value of gross premiums written(7)	175.0	146.6	215.5	195.0	139.5	—	—
Net present value of installment premiums in-force(8)	284.5	227.8	260.2	159.7	94.0	—	—

(1)
ACE purchased the entities comprising AGC Holdings as part of its purchase of Capital Re on December 30, 1999. The December 31, 1998 selected combined balance sheet data and the selected combined statement of operations data for the years ended December 31, 1999 and 1998 reflect the financial position and results of operations of the entities as included in Capital Re's financial statements during those periods. The remaining selected combined financial information represents the financial position and results of operations of the entities comprising AGC Holdings based on ACE's purchase accounting basis in the entities. The principal differences are $94.6 million of goodwill at December 31, 1999 and related goodwill amortization of $3.8 million in each of the years ended December 31, 2001 and 2000.

(2)
Net written premiums exceeded gross written premiums for the nine months ended September 30, 2003 due to $39.8 million of return premium from a terminated ceded reinsurance contract.

(3)
Based on            shares outstanding immediately prior to the offering.

(4)
The loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned premiums.

(5)
The expense ratio is calculated by dividing the sum of profit commission expense, acquisition costs and operating expenses by net earned premiums.

(6)
Under statutory accounting principles, financial guaranty and mortgage guaranty insurers are required to establish contingency reserves based on a specified percentage of premiums. A contingency reserve is an additional liability reserve established to protect policyholders against the effects of adverse economic developments or cycles or other unforeseen circumstances.

(7)
Represents gross premiums related to financial guaranty contracts written in the current period, including the full amount of upfront premiums received and the present value of all installment premiums, discounted at 6% per year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations" for a reconciliation to gross written premiums. Information for years prior to 2000 is unavailable.

(8)
Represents the present value of installment premiums on all in-force financial guaranty business, net of reinsurance ceded and ceding commissions, discounted at 6% per year. Information for years prior to 2000 is unavailable.

PRO FORMA COMBINED FINANCIAL INFORMATION

        As a newly formed company, AGC Holdings has no actual results of operations. In this prospectus, we therefore are presenting pro forma financial information with respect to the businesses that ACE will be transferring to us as described under "Formation Transactions," contingent upon the completion of this offering. This pro forma financial information is intended to illustrate the performance of our business as if this offering had been completed and we had commenced our operations as of the beginning of each period presented.

        The pro forma adjustments include (a) the estimated incremental costs that we will incur as a stand-alone public company, primarily a holding company executive management team, board of directors' fees, directors' and officers' liability insurance, independent auditors' fees, and the cost of changes in vendors or payment terms related to certain services currently provided by ACE, (b) long-term debt included in the historical combined financial statements that will be excluded from the transactions described under "Formation Transactions," and interest thereon, (c) the estimated effects of debt expected to be issued (and related interest expense at 6% per year) and related return of capital to ACE as described under "Formation Transactions," (d) the incremental cost of separate executive stock option and restricted stock programs, and (e) related U.S. income taxes at 35%, where applicable.

        We caution that the AGC Holdings pro forma combined balance sheet and pro forma combined statements of operations presented herein are not indicative of the actual results that we will achieve once we commence operations. Many factors may cause our actual results to differ materially from the pro forma combined balance sheet and statements of operations, including our exit from the lines of business included in our other segment, our underwriting results, the amount of our investment income, and other factors.

        The following table summarizes the pro forma effects on historical combined net income for the nine months ended September 30, 2003 and for the year ended December 31, 2002 and on historical combined shareholder's equity as of September 30, 2003. Further details on the pro forma adjustments and the individual financial statement line items that will be affected are included in our supplemental pro forma combined financial information (unaudited) included elsewhere in this prospectus. See "Supplemental Pro Forma Combined Financial Information (unaudited)" beginning on page F-60.

		Nine Months Ended September 30, 2003	Year Ended December 31, 2002	As of September 30, 2003
		($ in millions)
Historical combined net income		$117.3	$72.6
Historical combined shareholder's equity					$1,349.1
(a)	Estimated incremental operating costs	(7.5)	(10.0)		—
(b)	Interest on long-term debt retained by ACE	4.3	10.6
	Long-term debt retained by ACE				75.0
(c)	Interest on long-term debt to be issued	(9.0)	(12.0)
	Return of capital to ACE				(200.0)
(d)	Stock option and restricted stock programs	—	—
(e)	Related income tax benefit	4.3	4.0		—

Pro forma net income		$109.4	$65.2

Pro forma shareholder's equity				$

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our combined financial statements and accompanying notes which appear elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Please see "Forward-Looking Statements" for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings "Risk Factors" and "Forward-Looking Statements."

Overview

        We are a Bermuda-based company providing credit enhancement products to the municipal finance, structured finance and mortgage markets. We apply our credit expertise, risk management skills and capital markets experience to develop insurance, reinsurance and credit derivative products that meet the credit enhancement needs of our customers. We market our products directly and through insurance companies and other financial institutions. We serve the U.S. and international markets.

        We conduct our business through three operating segments:

  •
  Financial guaranty direct, which protects the holder against an issuer's failure to pay principal and interest when due or other credit events.

  •
  Financial guaranty reinsurance, which indemnifies another financial guarantor, the "ceding company," against part or all of the loss the ceding company may sustain under financial guaranty policies it has reinsured to us.

  •
  Mortgage guaranty, which protects mortgage lenders against the default of borrowers on mortgage loans, and provides reinsurance to mortgage guaranty insurers.

        For financial reporting purposes, we have a fourth segment, which we refer to as other. The other segment consists of a number of businesses in which we have stopped, or intend to stop, writing new business, including equity layer credit protection, trade credit reinsurance, title reinsurance, life, accident and health reinsurance ("LA&H") and auto residual value reinsurance.

        We derive our revenues principally from premiums from our insurance, reinsurance and credit derivative businesses, net investment income, net realized gains and losses from our investment portfolio and unrealized gains and losses on derivative financial instruments. Our premiums are a function of the amount and type of contracts we write as well as prevailing market prices. We receive premiums on an upfront basis when the policy is issued or the contract is executed and/or on an installment basis over the life of the applicable transaction.

        Our investment income is a function of our invested assets and the yield that we earn on those assets. The investment yield will be a function of market interest rates at the time of investment as well as the type, credit quality and maturity of our invested assets. In addition, we could realize capital gains or losses on securities in our investment portfolio as a result of changing market conditions, including changes in market interest rates, and changes in the credit quality of our invested assets.

        Unrealized gains and losses on derivative financial instruments are a function of changes in the estimated fair value of our credit derivative contracts. We expect these unrealized gains and losses to fluctuate primarily based on changes in credit spreads and the credit quality of the referenced entities. We generally hold these derivative contracts to maturity. Where we hold a derivative contract to maturity, the cumulative unrealized gains and losses will net to zero if we incur no losses on that contract.

        We expect that our expenses will primarily consist of losses and loss adjustment expenses ("LAE"), profit commission expense, acquisition costs, operating expenses, interest expense and income taxes. Losses and LAE will be a function of the amount and types of business we write. Losses and LAE are based upon estimates of the ultimate aggregate losses inherent in the portfolio. Profit commission expense represents payments made to ceding companies generally based on the profitability of the business reinsured by us. Acquisition costs are related to the production of new business. Certain acquisition costs are deferred and recognized over the period in which the related premiums are earned. Operating expenses consist primarily of salaries and other employee-related costs. These costs are primarily fixed in nature and will not vary with the amount of premiums written. Interest expense will be a function of outstanding debt and the contractual interest rate related to that debt. Income taxes will be a function of our profitability and the applicable tax rate in the various jurisdictions in which we do business.

Critical Accounting Policies

        Our combined financial statements include amounts that, either by their nature or due to requirements of GAAP, are determined using estimates and assumptions. The actual amounts realized could ultimately be materially different from the amounts currently provided for in our combined financial statements. We believe the items requiring the most inherently subjective and complex estimates to be reserves for losses and LAE, valuation of derivative financial instruments, valuation of investments, other than temporary impairments of investments, premium revenue recognition, deferred acquisition costs and deferred income taxes. An understanding of our accounting policies for these items is of critical importance to understanding our combined financial statements. The following discussion provides more information regarding the estimates and assumptions used for these items and should be read in conjunction with the notes to our combined financial statements.

  Reserve for Losses and Loss Adjustment Expenses

        Reserve for losses and LAE includes case reserves, incurred but not reported reserves ("IBNR") and portfolio reserves.

        Case reserves are established when specific insured obligations are in or near default. Case reserves represent the present value of expected future loss payments and LAE, net of estimated recoveries but before considering ceded reinsurance. Financial guaranty insurance and reinsurance case reserves are discounted at 6.0%, which is the approximate taxable equivalent yield on the investment portfolio in all periods presented.

        IBNR is an estimate of the amount of losses where the insured event has occurred but the claim has not yet been reported to us. In establishing IBNR, we use traditional actuarial methods to estimate the reporting lag of such claims based on historical experience, claim reviews and information reported by ceding companies. We record IBNR for mortgage guaranty reinsurance within our mortgage guaranty segment and for title reinsurance, auto residual value reinsurance and trade credit reinsurance within our other segment.

        We also record portfolio reserves for our financial guaranty insurance and reinsurance, credit derivatives and mortgage guaranty businesses. Portfolio reserves are established with respect to the portion of our business for which case reserves have not been established. Portfolio reserves are established in an amount equal to the portion of actuarially estimated ultimate losses related to premiums earned to date as a percentage of total expected premiums for that in-force business. Actuarially estimated ultimate losses on financial guaranty exposures are principally based on the historical default loss experience of municipal finance, structured finance and corporate bonds and the current credit quality of insured obligations, and are net of expected recoveries. Actuarially estimated ultimate losses on mortgage guaranty reinsurance and title reinsurance are principally determined based on the historical industry loss experience, net of expected recoveries. During an accounting period, portfolio reserves principally increase or decrease based on changes in the aggregate net amount at risk and the probability of default resulting from changes in credit quality of insured obligations, if any.

        We update our estimates of loss and LAE reserves quarterly. Loss assumptions used in computing loss and LAE reserves are periodically updated for emerging experience, and any resulting changes in reserves are recorded as a charge or credit to earnings in the period such estimates are changed. Due to the inherent uncertainties of estimating loss and LAE reserves, principally for the high severity, low frequency financial guaranty business that we write, actual experience may differ from the estimates reflected in our combined financial statements, and the differences may be material.

        The following table summarizes our reserve for losses and LAE by segment, by type of reserve and by segment and type of reserve as of the dates presented:

		As of December 31,
	As of September 30, 2003
		2002	2001
	($ in millions)
By segment:
Financial guaranty direct	$17.0	$18.8	$8.0
Financial guaranty reinsurance	58.4	47.1	67.0
Mortgage guaranty	36.2	38.7	31.4
Other	371.2	354.2	294.7

Total	$482.8	$458.8	$401.1

		As of December 31,
	As of September 30, 2003
		2002	2001
	($ in millions)
By type of reserve:
Case basis	$121.0	$122.1	$53.5
IBNR	291.6	271.4	261.4
Portfolio	70.2	65.3	86.2

Total	$482.8	$458.8	$401.1

	As of September 30, 2003
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Mortgage Guaranty	Other	Total
	($ in millions)
By segment and type of reserve:
Case basis	$3.0	$20.0	$2.1	$95.9	$121.0
IBNR	—	—	22.7	268.9	291.6
Portfolio	14.1	38.4	11.4	6.2	70.2

Total	$17.1	$58.4	$36.2	$371.2	$482.8

Valuation of Derivative Financial Instruments

        On January 1, 2001, we adopted FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which established accounting and reporting standards for derivative instruments. FAS 133 requires recognition of all derivatives on the balance sheet at fair value.

        We issue credit derivative financial instruments that we view as an extension of our financial guaranty business but which do not qualify for the financial guaranty insurance scope exception under FAS 133 and therefore are reported at fair value, with changes in fair value included in our earnings.

        Since we view these derivative contracts as an extension of our financial guaranty business, we believe that the most meaningful presentation of these derivatives is to reflect revenue as earned premium, to record estimates of losses and LAE on specific credit events as incurred and to record changes in fair value as incurred. When we determine that a loss on a derivative contract is probable, we establish reserves for the loss. Other changes in fair value are included in unrealized gains and losses on derivative financial instruments. We generally hold derivative contracts to maturity. Where we hold a derivative to maturity, the cumulative unrealized gains and losses will net to zero if we incur no losses on that contract.

        The fair value of these instruments depends on a number of factors including credit spreads, changes in interest rates, recovery rates and the credit ratings of referenced entities. For single name corporate credit default swaps and certain structured finance credit default swaps, we value the contract based on quoted market prices where available. However, if the quoted prices are not available, and for senior layer CDOs and equity layer credit protection, the fair value is estimated using valuation models for each type of credit protection. These models may be developed by third parties, such as rating agency models, or internally, depending on the circumstances. The majority of our single name credit derivatives are valued using third-party market quotes. Our exposures to CDOs are typically valued using a combination of rating agency models and internally developed models.

        Valuation models include the use of management estimates and current market information. Management is also required to make assumptions on how the fair value of derivative instruments are affected by current market conditions. Management considers factors such as current prices charged for similar agreements, performance of underlying assets, and our ability to obtain reinsurance for our insured obligations.

        The fair value adjustment for the nine months ended September 30, 2003 was a $26.3 million gain as compared to a $76.1 million loss for the same period in 2002. The change in fair value is related to many factors but primarily due to tightening credit spreads. For example, the 2003 nine-month gain of $26.3 million corresponds to an approximate 40-45% tightening in investment grade corporate spreads over that period, and the 2002 nine-month loss of $76.1 million corresponds to an approximate 70-75% widening.

  Valuation of Investments

        As of September 30, 2003 and December 31, 2002 and 2001, we had total investments of $2.2 billion, $2.1 billion and $1.7 billion, respectively. The fair values of all of our investments are calculated from independent market quotations.

        As of September 30, 2003, approximately 92% of our investments were long-term fixed maturity securities. Changes in interest rates affect the value of our fixed maturity portfolio. As interest rates fall, the fair value of fixed maturity securities increases and as interest rates rise, the fair value of fixed maturity securities decreases. The following table summarizes the estimated change in fair value net of related income taxes on our investment securities based upon specified changes in interest rates as of September 30, 2003:

Change in Interest Rates	Estimated Increase (Decrease) in Fair Value
($ in millions)
300 basis point rise	$(246.9)
200 basis point rise	(169.3)
100 basis point rise	(86.5)
As of September 30, 2003	—
100 basis point decline	78.7
200 basis point decline	154.9
300 basis point decline	223.1

  Other than Temporary Impairments

        We have a formal review process for all securities in our investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include:

  •
  a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

  •
  a decline in the market value of a security for a continuous period of 12 months;

  •
  recent credit downgrades of the applicable security or the issuer by rating agencies;

  •
  the financial condition of the applicable issuer;

  •
  whether scheduled interest payments are past due; and

  •
  whether we have the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value.

        If we believe a decline in the value of a particular investment is temporary, we record the decline as an unrealized loss on our balance sheet under "accumulated other comprehensive income" in shareholder's equity. If we believe the decline is "other than temporary," we write down the carrying value of the investment and record a realized loss in our statement of operations. Our assessment of a decline in value includes management's current assessment of the factors noted above. If that assessment changes in the future, we may ultimately record a loss after having originally concluded that the decline in value was temporary.

        Other than temporary declines in the fair value of fixed investment securities were $0.0 million for the nine months ended September 30, 2003 and $5.8 million for the year ended December 31, 2002. The impairment loss as a percentage of the total fair value of our investments at the beginning of 2002 was 0.3%.

        The following table summarizes the unrealized losses in our investment portfolio by type of security and the length of time such securities have been in a continuous unrealized loss position as of the dates indicated:

	As of September 30, 2003		As of December 31, 2002
Length of Time in Continuous Unrealized Loss	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	($ in millions)
Municipal securities
0-6 months	$55.4	$(1.2)	$8.6	—
7-12 months	1.7	(0.2)	0.2	—
Greater than 12 months	—	—	0.8	—

	57.1	(1.4)	9.5	$(0.1)

Corporate securities
0-6 months	32.3	(0.9)	—	—
7-12 months	3.8	(0.1)	4.7	(1.8)
Greater than 12 months	—	—	4.7	(0.2)

	36.1	(1.0)	9.4	(2.0)

Mortgage and asset-backed securities
0-6 months	107.4	(1.7)	18.1	(0.1)
7-12 months	18.2	(0.1)	12.0	(0.1)
Greater than 12 months	—	—	0.7	—

	125.5	(1.8)	30.7	(0.2)

Total	$218.7	$(4.2)	$49.7	$(2.3)

        The following table summarizes the unrealized losses in our investment portfolio by type of security and remaining time to maturity as of the dates indicated:

	As of September 30, 2003		As of December 31, 2002
Remaining Time to Maturity	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	($ in millions)
Municipal securities
Due in one year or less
Due after one year through five years	$6.5	$—	$—	$—
Due after five years through ten years	10.6	(0.2)	—	—
Due after ten years	40.0	(1.2)	9.5	(0.1)

	57.1	(1.4)	9.5	(0.1)

Corporate securities
Due in one year or less	—	—	0.3	—
Due after one year through five years	10.1	(0.1)	5.3	—
Due after five years through ten years	12.5	(0.3)	—	—
Due after ten years	13.5	(0.6)	3.8	(2.0)

	36.1	(1.0)	9.4	(2.0)

Mortgage and asset-backed securities	125.5	(1.8)	30.7	(0.2)

Total	$218.7	$(4.2)	$49.7	$(2.3)

        The following table summarizes, for all securities sold at a loss through September 30, 2003 and during 2002, the fair value and realized loss by length of time such securities were in a continuous unrealized loss position prior to the date of sale:

	As of September 30, 2003		As of December 31, 2002
Length of Time in Continuous Unrealized Loss Prior to Sale	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	($ in millions)
Corporate securities
0-6 months	$2.6	$(0.1)	$51.8	$(2.0)
7-12 months	—	—	14.5	(0.7)
Greater than 12 months	—	—	—	—

	2.6	(0.1)	66.3	(2.7)

U.S. Government securities
0-6 months	4.8	(0.4)	20.5	(0.1)
7-12 months	—	—	—	—
Greater than 12 months	—	—	—	—

	4.8	(0.4)	20.5	(0.1)

Mortgage and asset-backed securities
0-6 months	5.7	(0.1)	39.6	(0.4)
7-12 months	—	—	—	—
Greater than 12 months	—	—	—	—

	5.7	(0.1)	39.6	(0.4)

Total	$13.1	$(0.6)	$126.4	$(3.2)

  Premium Revenue Recognition

        Premiums are received either upfront or in installments. Upfront premiums are earned in proportion to the expiration of the related risk. Each installment premium is earned ratably over its installment period. For the years ended December 31, 2002, 2001 and 2000, approximately 50.8%, 61.9% and 38.7%, respectively, of our gross written premiums were received upfront, and 49.2%, 38.1% and 61.3%, respectively, were received in installments. For the financial guaranty direct and financial guaranty reinsurance segments, earnings on upfront premiums are greater in the earlier periods of an upfront transaction when there is a higher amount of risk outstanding. The premiums are allocated in accordance with the principal amortization schedule of the related bond issue and are earned ratably over the amortization period. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. government securities in escrow, the remaining unearned premium reserve is earned at that time. Unearned premium reserve represents the portion of premiums written that is applicable to the unexpired amount at risk of insured bonds.

        In our reinsurance businesses, we estimate the ultimate written and earned premiums to be received from a ceding company at each balance sheet date due to the customary lag (ranging from 30-90 days) in reporting premium data by some of our ceding companies. Written premiums reported in our statement of operations are based upon reports received by ceding companies supplemented by our own estimates of premium for which ceding company reports have not yet been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. Historically, the differences have not been material.

  Deferred Acquisition Costs

        Acquisition costs incurred that vary with and are directly related to the production of new business are deferred. These costs include direct and indirect expenses such as ceding commissions, brokerage expenses and the cost of underwriting and marketing personnel. As of September 30, 2003 and December 31, 2002 and 2001, we had deferred acquisition costs of $175.7 million, $157.3 million and $154.2 million, respectively. Ceding commissions paid to primary insurers are the largest component of deferred acquisition costs, constituting 90.5%, 77.7% and 68.0% of total deferred acquisition costs as of September 30, 2003 and December 31, 2002 and 2001, respectively. Management uses its judgment in determining what costs should be deferred, as well as what percentage of these costs should be deferred. We periodically conduct a study to determine which operating costs vary with, and are directly related to, the acquisition of new business and qualify for deferral. Acquisition costs other than those associated with our credit derivative products are deferred and amortized in relation to earned premiums. Ceding commissions received on premiums we cede to other reinsurers reduce acquisition costs. Anticipated losses, LAE and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of acquisition costs. Acquisition costs associated with credit derivative products are expensed as incurred.

  Deferred Income Taxes

        As of September 30, 2003 and December 31, 2002 and 2001, we had a net deferred income tax liability of $57.2 million, $43.0 million and $30.0 million, respectively. Certain of our subsidiaries are subject to U.S. income tax. Deferred income tax assets and liabilities are established for the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Such temporary differences relate principally to deferred acquisition costs, reserve for losses and LAE, unearned premium reserves, net operating loss carryforwards ("NOLs"), unrealized gains and losses on investments and derivative financial instruments and statutory contingency reserves. A valuation allowance is recorded to reduce a deferred tax asset to the amount that is more likely than not to be realized.

        As of September 30, 2003, AGC Overseas had a stand-alone NOL of $66.0 million, which is available to offset its future U.S. taxable income. Substantially all of this NOL will be available until 2017. AGC Overseas's stand-alone NOL is not permitted to offset income of any other members of AGC Overseas's consolidated group due to certain tax regulations. Under applicable accounting rules, we are required to establish a valuation allowance for NOLs that we believe are more likely than not to expire before utilized. Management believes it is more likely than not that $20.0 million of AGC Overseas's $66.0 million NOL will not be utilized before it expires and has established a $7.0 million valuation allowance related to the NOL deferred tax asset. The valuation allowance is subject to considerable judgment and will be adjusted to the extent actual taxable income differs from estimates of future taxable income that may be used to realize NOLs.

Combined Results of Operations

        The following table presents summary combined statement of operations data for the nine months ended September 30, 2003 and 2002, and for the years ended December 31, 2002, 2001 and 2000.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	($ in millions)
Revenues:
Gross written premiums	$304.6	$320.5	$417.2	$442.9	$206.0
Net written premiums	333.1	260.8	352.4	206.6	188.6
Net earned premiums	$223.9	$169.4	$247.4	$293.5	$140.7
Net investment income	71.9	72.5	97.2	99.5	98.1
Net realized investment gains	5.4	7.6	7.9	13.1	8.6
Unrealized gains (losses) on derivative financial instruments	26.3	(76.1)	(54.2)	(16.3)	—
Other income	1.0	1.7	3.6	2.9	2.5

Total revenues	328.6	175.0	302.0	392.9	249.9

Expenses:
Loss and loss adjustment expenses	91.9	65.4	120.3	177.5	30.4
Profit commission expense	7.5	9.1	8.5	9.0	10.8
Acquisition costs	49.1	31.2	47.1	50.7	49.1
Operating expenses	31.5	30.0	32.3	30.2	26.2
Other expenses	4.3	8.7	10.6	15.3	15.3

Total expenses	184.3	144.5	218.8	282.8	131.8

Income before provision (benefit) for income taxes	144.3	30.5	83.2	110.1	118.1
Provision (benefit) for income taxes	27.0	(3.6)	10.6	22.2	24.9

Net income before cumulative effect of new accounting standard	117.3	34.1	72.6	87.9	93.2
Cumulative effect of new accounting standard, net of taxes	—	—	—	(24.1)	—

Net income	$117.3	$34.1	$72.6	$63.8	$93.2

Underwriting gain (loss) by segment:
Financial guaranty direct	$21.7	$8.5	$3.6	$17.0	$9.6
Financial guaranty reinsurance	26.2	29.8	39.6	26.0	19.8
Mortgage guaranty	5.8	9.7	16.2	14.6	10.3
Other	(9.8)	(14.4)	(20.3)	(31.5)	(15.5)

Total	$43.9	$33.6	$39.2	$26.1	$24.2

        The summary combined statements of operations provided above are based on historical financial statement information. This information is not necessarily representative of the net income we will have going forward. We organize our business around four financial reporting segments: financial guaranty direct, financial guaranty reinsurance, mortgage guaranty and other. There are a number of lines of business in which we have stopped, or intend to stop, writing new business, which are included in the other segment. However, the results of these businesses are reflected in the above numbers. These businesses include equity layer credit protection, trade credit reinsurance, title reinsurance, LA&H and auto residual value reinsurance.

  Summary of Significant Affiliate Transactions

        Included in our results of operations are three significant transactions entered into with affiliated entities:

  •
  AGC International Affiliate Reinsurance Transaction:    On December 31, 2001, AGC International entered into an excess of loss reinsurance contract with a subsidiary of ACE. Under the terms of this reinsurance contract, AGC International paid $125.0 million for 25 years of reinsurance coverage. This coverage provided a $400.0 million aggregate limit, a $50.0 million per risk limit and a $5.0 million per risk deductible. The cost and benefit from this contract are included in the other segment. Through September 30, 2003, we ceded losses of $14.8 million under this contract.

  •
  AGC Guaranty Affiliate Reinsurance Transaction:    AGC Guaranty entered into an excess of loss reinsurance contract with a subsidiary of ACE, effective January 1, 2001. Under the terms of this reinsurance contract, AGC Guaranty paid $27.5 million in 2001 and $25.0 million in 2002 for ten years of reinsurance coverage. This coverage provided a $150.0 million aggregate limit. The cost and benefit from this contract are included in the other segment. Through June 30, 2003, we ceded losses of $12.5 million under this contract. We terminated this agreement effective June 30, 2003 and received a cash payment of $53.8 million, consisting of unearned premium of $39.8 million, loss reserves of $12.5 million and profit commissions of $1.5 million. There was no earnings impact from the termination of this contract.

  •
  AGC Overseas Affiliate Transaction:    AGC Overseas entered into a significant reinsurance transaction with an affiliate of ACE, which it fully ceded to a subsidiary of ACE, both effective July 1, 2001. This transaction is reported in the other segment and resulted in both gross and ceded premiums written of $4.7 million, $11.7 million and $73.8 million in 2003, 2002 and 2001, respectively. Accordingly, this transaction had no effect on our net written premiums or our net income. See "Relationship with ACE—Reinsurance Transactions."

  Net Income

        Net income was $117.3 million for the nine months ended September 30, 2003, an increase of $83.2 million over the nine months ended September 30, 2002. This increase is primarily due to the significant increase in net unrealized gain on derivative financial instruments, which increased from an after-tax loss of $54.4 million in 2002 compared to an after-tax gain of $22.5 million in 2003, an increase of $76.9 million. The increase in net unrealized gains was due to the tightening of credit spreads on our derivative financial instruments.

        Net income was $72.6 million, $63.8 million and $93.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase of $8.8 million for 2002 as compared to 2001 is related to growth in underwriting income in our financial guaranty reinsurance and mortgage guaranty segments offset by the decline in underwriting gain in the financial guaranty direct segment as well as the reduction in underwriting losses from the other segment. The decrease of $29.4 million for 2001 as compared to 2000 is mainly due to the adoption of FAS 133 effective January 1, 2001. Net income for the year ended December 31, 2001 was reduced by $24.1 million for the cumulative effect of implementing FAS 133.

  Gross Written Premiums

        Gross written premiums for the nine months ended September 30, 2003 were $304.6 million, a decrease of $15.9 million, or 5.0%, compared to the nine months ended September 30, 2002. The decline in gross written premiums is primarily due to a $79.7 million reduction in the other segment, which is partly offset by a $57.4 million increase in the financial guaranty reinsurance segment. The decline in the other segment was due to a reduction of $117.9 million in gross written premiums for equity layer credit protection products in the first nine months of 2003, compared to the same period in 2002. This is a result of our decision to cease writing new equity layer credit protection business due to unattractive market pricing on new transactions. The gross written premium increase of $57.4 million in the financial guaranty reinsurance segment was mainly driven by growth in the municipal finance reinsurance business due to an increase in the amount of insured municipal bonds as well as the exit from the marketplace of two financial guaranty reinsurers.

        Gross written premiums for the year ended December 31, 2002 were $417.2 million, a decrease of $25.7 million, or 5.8%, compared to the year ended December 31, 2001. This decrease is primarily due to two large nonrecurring transactions recognized in 2001, the AGC Overseas affiliate reinsurance transaction and a large auto residual value reinsurance transaction, both of which impact the other segment, partially offset by increases in the other financial guaranty reinsurance segment as well as modest increases in the mortgage guaranty and financial guaranty direct segments.

        Gross written premiums were $442.9 million for the year ended December 31, 2001, more than double the $206.0 million in gross written premiums for the year ended December 31, 2000. This increase of $236.9 million was primarily due to growth in the other segment, which accounted for $229.9 million of the increase. The increase in the other segment was due to a $85.5 million increase in auto residual value reinsurance, a $47.3 million increase in equity layer credit protection business, which we began writing in 2001, and $73.8 million from the nonrecurring AGC Overseas affiliate reinsurance transaction.

  Net Written Premiums

        Net written premiums for the nine months ended September 30, 2003 increased by $72.3 million, despite the 5.0% decline in gross written premiums. This increase is due to the termination of the AGC Guaranty affiliate reinsurance transaction at June 30, 2003. The net impact of terminating this contract was an increase in net written premiums of $65.2 million for the nine months ended September 30, 2003 over the comparable period of 2002.

        For the year ended December 31, 2002, net written premiums were $352.5 million, an increase of $145.8 million, or 70.6%, compared to the year ended December 31, 2001, despite a $25.7 million, or 5.8%, decline in gross written premiums for 2002 compared to 2001. The change in net written premiums is primarily due to the 2001 cession of $125.0 million related to the AGC International affiliate reinsurance transaction, as well as the trends in auto residual value reinsurance and equity layer credit protection described under "—Gross Written Premiums" above.

        For the year ended December 31, 2001, net written premiums increased by 9.5% compared to the year ended December 31, 2000, even though gross written premiums more than doubled in 2001 compared to 2000. This is largely due to the AGC International affiliate reinsurance transaction and the AGC Guaranty affiliate reinsurance transaction.

  Net Earned Premiums

        Net earned premiums for the nine months ended September 30, 2003 increased by $54.5 million, or 32.2%, compared to the nine months ended September 30, 2002. This increase was primarily due to an increase in net earned premiums of $33.1 million in the other segment and $23.1 million in the financial guaranty direct segment. The increase in the other segment is mainly attributable to our decision to exit the LA&H business, which resulted in a reduction in earned premiums of $32.0 million in 2002. The increase of $23.1 million in the financial guaranty direct segment is primarily due to the growth in our credit derivative portfolio.

        Net earned premiums decreased by $46.1 million, or 15.7%, in the year ended December 31, 2002 compared to the year ended December 31, 2001. The decrease was due to an $82.7 million reduction in the other segment, partly offset by a $17.1 million increase in the financial guaranty reinsurance segment, as well as a $13.9 million increase in the financial guaranty direct segment. The decrease in the other segment was due to the auto residual value reinsurance line of business, which had an $89.0 million reduction in net earned premiums in 2002, and the LA&H line of business, which had a $56.8 million reduction in net earned premiums in 2002. These reductions were partly offset by the increase in net earned premium in equity layer credit protection of $63.0 million in 2002. The reduction in auto residual value reinsurance was due to our decision to exit the business in 2001. In 2002, we transferred our LA&H business to an ACE affiliate, which resulted in a reduction in earned premiums of $32.2 million.

        For the year ended December 31, 2001, net earned premiums increased by $152.8 million compared to the year ended December 31, 2000, primarily due to an increase in the other segment. Net earned premiums increased by $140.4 million in the other segment in 2001, which was the result of a $88.1 million increase in the auto residual value reinsurance line of business, a $39.2 million increase in the LA&H line of business and a $19.5 million increase in our equity layer credit protection business. The increase in auto residual value reinsurance was due to a large nonrecurring contract that contributed $84.8 million of earned premium in 2001.

  Net Investment Income

        Net investment income decreased to $71.9 million for the nine months ended September 30, 2003 compared to $72.5 million for the same period of 2002. Net investment income was $97.2 million, $99.5 million and $98.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Net investment income has remained relatively level across the periods as reduced investment yields were offset by increasing investment balances. The average pre-tax yield to maturity was 4.9% for the nine months ended September 30, 2003 compared to 5.6% for the nine months ended September 30, 2002. Pre-tax yields to maturity were 5.5%, 5.9% and 6.5% for the years ended December 31, 2002, 2001 and 2000, respectively. The decrease in investment yields is due to declining market interest rates as well as a more conservative investment profile in AGC International. Over this period the yield to maturity of the Lehman Aggregate Index, a commonly used benchmark for investment yields, declined from 6.5% as of December 29, 2000 to 4.0% as of September 30, 2003.

  Net Realized Investment Gains

        Net realized investment gains for the nine months ended September 30, 2003 were $5.4 million, or $3.7 million net of related income taxes, compared to $7.6 million, or $5.3 million net of related income taxes, for the nine months ended September 30, 2002. Net realized investment gains, principally from investment and the sale of fixed maturity securities, were $7.9 million, $13.1 million and $8.6 million for the years ended December 31, 2002, 2001 and 2000, respectively, net of $5.8 million and $9.3 million of other than temporary impairment losses for the years ended December 31, 2002 and 2001, respectively. Net realized investment gains, net of related income taxes, were $5.8 million, $10.0 million and $5.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. We had other than temporary impairment losses of $5.8 million for the nine months ended September 30, 2002. There were no other than temporary impairments for the year ended December 31, 2000 or for the nine months ended September 30, 2003.

  Unrealized Gains (Losses) on Derivative Financial Instruments

        Derivative financial instruments are recorded at fair value as required by FAS 133. However, as explained under "—Critical Accounting Policies," we record part of the change in fair value in the loss and LAE reserves. The fair value adjustment for the nine months ended September 30, 2003 was a $26.3 million gain as compared to a $76.1 million loss for the same period in 2002. The change in fair value is related to many factors but primarily due to tightening credit spreads. For example, the 2003 nine-month gain of $26.3 million corresponds to an approximate 40-45% tightening in investment grade corporate spreads over that period, and the 2002 nine-month loss of $76.1 million corresponds to an approximate 70-75% widening.

        For full year 2002 and 2001, the fair value adjustment was a loss of $54.2 million and $16.3 million, respectively. FAS 133 became effective at January 1, 2001 and, as a result, there were no unrealized gains or losses in 2000. The gain or loss created by the estimated fair value adjustment will rise or fall each quarter based on estimated market pricing and may not be an indication of ultimate claims. Fair value is defined as the amount at which an asset or liability could be bought or sold in a current transaction between willing parties. We generally plan to hold derivative financial instruments to maturity. Where we hold derivative financial instruments to maturity, these fair value adjustments would generally be expected to reverse resulting in no gain or loss over the entire term of the contract.

  Loss and Loss Adjustment Expenses

        Loss and LAE was $91.9 million for the nine months ended September 30, 2003, an increase of $26.5 million over the nine months ended September 30, 2002. For the years ended December 31, 2002, 2001 and 2000, loss and LAE was $120.3 million, $177.5 million and $30.4 million, respectively. The $57.2 million reduction in 2002 compared to 2001 is partly due to the reduction in net earned premiums and the change in the mix of business, as we exited the auto residual value reinsurance and LA&H lines of business. The increase from 2000 to 2001 is due to the increase in reserves related to the auto residual value reinsurance and LA&H lines of business.

  Profit Commission Expense

        Profit commissions allow a reinsurer to share favorable experience on a reinsurance contract due to lower than expected losses with the ceding company. Profit commissions primarily relate to our mortgage guaranty segment. Profit commissions for the nine months ended September 30, 2003 and 2002 were $7.5 million and $9.1 million, respectively. The decline in profit commission expense is primarily due to a reduction in net earned premiums in the mortgage guaranty segment from $35.0 million to $21.9 million. Profit commission expense declined from $9.0 million in 2001 to $8.5 million in 2002 as a result of higher losses resulting in lower profit commission expense. Profit commissions declined from $10.8 million in 2000 to $9.0 million in 2001, primarily due to the cancellation of certain contracts that included provisions for profit commissions.

  Acquisition Costs

        Acquisition costs primarily consist of ceding commissions, brokerage fees and operating expenses that are related to the acquisition of new business. Acquisition costs that vary with and are directly related to the acquisition of new business are deferred and are amortized in relation to earned premium. For the nine months ended September 30, 2003, acquisition costs were $49.1 million, an increase of $17.9 million over the nine months ended September 30, 2002, consistent with the increase in net earned premiums. Acquisition costs as a percentage of net earned premiums increased from 18.4% to 21.9% for the nine months ended September 30, 2002 and 2003, primarily due to growth in our financial guaranty reinsurance business.

        For the years ended December 31, 2002, 2001 and 2000, acquisition costs were $47.1 million, $50.7 million and $49.1 million, respectively. In 2002, acquisition costs decreased by $3.6 million, primarily due to the transfer of our LA&H business to an affiliate. In 2001, acquisition costs increased by $1.6 million despite a 108.6% increase in net earned premiums due to shifts in the mix of net earned premium to products that have lower commissions. In 2001, the equity layer credit protection line of business contributed $19.5 million to the growth in net earned premium but had only minimal ceding commissions, while the auto residual value reinsurance line of business contributed $88.1 million of the growth in net earned premium and had $6.2 million of ceding commissions. Acquisition costs as a percentage of net earned premiums were 19.0%, 17.3% and 34.9% in 2002, 2001 and 2000, respectively.

  Operating Expenses

        Operating expenses primarily include salaries and other direct costs of operating our business that are not considered part of acquisition costs. Operating expenses increased by $1.5 million, or 5.0%, for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002. For the years ended December 31, 2002, 2001 and 2000, operating expenses were $32.3 million,

$30.2 million and $26.2 million, respectively. The increases are principally due to the increases in staffing levels and other resources as we focused on growing the financial guaranty direct segment.

  Other Expenses

        Other expenses include goodwill amortization and interest expense. Other expenses were $4.3 million and $8.7 million for the nine months ended September 30, 2003 and 2002, respectively. The $4.4 million decrease is due to the reduction in interest expense related to the repayment of $75.0 million of debt on November 1, 2002.

        For the years ended December 31, 2002, 2001 and 2000, other expenses were $10.6 million, $15.3 million and $15.3 million, respectively. The decrease in 2002 is principally due to the absence of goodwill amortization, which was $3.8 million in 2001 and 2000. Effective January 1, 2002, goodwill is no longer amortized.

  Income Tax

        We had income tax expense of $27.0 million and an income tax benefit of $3.6 million for the nine months ended September 30, 2003 and 2002, respectively. The change is primarily due to a deferred tax credit of $20.7 million for the nine months ended September 30, 2002 from unrealized losses on derivative financial instruments. For the years ended December 31, 2002, 2001 and 2000, income tax expense was $10.6 million, $22.2 million and $24.9 million, respectively. Our effective tax rate was 18.7% and 11.8% for the nine months ended September 30, 2003 and 2002, respectively, and 12.7%, 20.2% and 21.1% for the years ended December 31, 2002, 2001 and 2000, respectively. Our effective tax rates reflect the proportion of income recognized by our operating subsidiaries, with U.S. subsidiaries taxed at the U.S. marginal corporate income tax rate of 35%, U.K. subsidiaries taxed at the U.K. marginal corporate tax rate of 30%, and with no taxes for our Bermuda holding company and subsidiaries. Accordingly, our overall corporate effective tax rate fluctuates based on the distribution of taxable income across these jurisdictions.

  Cumulative Effect of New Accounting Standard

        On January 1, 2001, we adopted FAS 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 requires that all derivatives be recognized in the combined balance sheet at fair value, with changes in fair value reflected in earnings. In 2001, we recorded an expense of $24.1 million for the cumulative effect of adopting this standard, net of applicable deferred income taxes.

Segment Results of Operations

        We conduct our business through three operating segments: financial guaranty direct, financial guaranty reinsurance and mortgage guaranty. For financial reporting purposes, we have a fourth segment, which we refer to as other. Management uses underwriting gains and losses as the primary measure of each segment's financial performance.

  Financial Guaranty Direct Segment

        The financial guaranty direct segment consists of our primary financial guaranty insurance business and our credit derivative business. Our financial guaranty direct segment began as a means to diversify our financial guaranty business's historical focus on reinsurance. We have been building our market presence in the financial guaranty direct market over the past seven years, beginning with our single-name credit default swap business in 1996. In 2000, we expanded our direct product offerings to include credit protection on CDOs and asset-backed and mortgage-backed securities, and began to build a primary monoline infrastructure, beginning a licensing program in the United States.

        Financial guaranty insurance provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty insurance may be issued to the holders of the insured obligations at the time of issuance of those obligations, or may be issued in the secondary market to holders of municipal bonds and structured securities. As an alternative to traditional financial guaranty insurance, credit protection in a particular security or issuer can also be provided through a credit derivative, such as a credit default swap. Under a credit default swap, the seller of protection makes a specified payment to the buyer of protection upon the occurrence of one or more specified credit events with respect to a reference obligation or a particular reference entity. Credit derivatives typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guaranty insurance.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	($ in millions)
Gross written premiums	$54.2	$33.7	$47.4	$46.0	$33.0
Net written premiums	53.4	32.4	46.3	43.5	30.0
Net earned premiums	$54.1	$31.0	$43.9	$30.0	$18.0
Loss and loss adjustment expenses	13.1	10.4	25.4	3.1	2.3
Profit commission expense	—	(0.1)	(0.1)	(0.1)	0.2
Acquisition costs and operating expenses	19.2	12.2	14.9	10.1	6.0

Underwriting gain	$21.7	$8.5	$3.6	$17.0	$9.6

Losses and loss adjustment expense ratio	24.2%	33.5%	57.9%	10.3%	12.8%
Expense ratio	35.5	39.0	33.7	33.3	34.4

Combined ratio	59.7%	72.5%	91.6%	43.6%	47.2%

        The financial guaranty direct segment contributed $54.2 million and $33.7 million to gross written premiums for the nine months ended September 30, 2003 and 2002, respectively, an increase of 60.8%. Of the $20.5 million increase in this period, $18.4 million relates to our credit derivative line of business and $2.1 million relates to our financial guaranty insurance business, which we began writing in 2003. In the nine months ended September 30, 2003, 90.2% of gross written premiums in this segment were installment premiums. Installment premiums are calculated based on net par outstanding. Net par outstanding as of September 30, 2003 was $22.8 billion as compared to $18.9 billion for the same period in 2002, an increase of 20.6%.

        For the years ended December 31, 2002, 2001 and 2000, gross written premiums were $47.4 million, $46.0 million and $33.0 million, respectively, which represent an increase of $1.4 million and $13.0 million in 2002 and 2001, respectively. Growth in our gross written premiums was achieved through the increase in installment premiums relating to the credit derivative line of business as the net par outstanding increased by $4.9 billion and $4.2 billion in 2002 and 2001, respectively, as pricing improved significantly in 2002. Contributing to gross written premiums were upfront premiums in 2002, 2001 and 2000 of $2.1 million, $14.8 million and $13.2 million, respectively. Net par outstanding was $20.4 billion, $15.5 billion and $11.4 billion for the years ended December 31, 2002, 2001 and 2000, respectively. This increase was offset by a decrease in upfront premiums related to credit derivative transactions.

        Management uses the "present value of gross premiums written" to evaluate new business production for our financial guaranty business, including both financial guaranty insurance and reinsurance and credit derivative contracts. This measure consists of upfront premiums plus the present value of installment premiums (discounted at 6%) for contracts entered into during the reporting period. Management uses this measure to provide a meaningful summary of new business production in our financial guaranty direct and financial guaranty reinsurance segments, as both upfront and installment premiums are included in our revenues. The present value of gross premiums written differs from gross written premiums as shown in our financial statements and should not be considered as a substitute for gross written premiums determined in accordance with GAAP.

        Management also uses the "net present value of installment premiums in-force" in our financial guaranty direct and financial guaranty reinsurance segments as a measure of our future premiums on our in-force book of installment premium business. It is calculated net of reinsurance ceded and using a discount rate of 6%. There is no GAAP measure that is comparable to the net present value of future installment premiums on in-force book.

        The following table reconciles gross written premiums as presented in our statement of operations to the present value of gross premiums related to contracts written in current period and presents the net present value of future installment premiums on in-force book, as well as gross par written and net par outstanding:

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	($ in millions)
Gross written premiums	$54.2	$33.7	$47.4	$46.0	$33.0
Less installment premiums included above	(48.9)	(31.6)	(45.3)	(31.2)	(19.8)

Upfront gross premiums	5.3	2.1	2.1	14.8	13.2
Present value of installment premiums related to contracts written in current period	58.7	64.0	93.9	101.8	46.2

Present value of gross premiums written	$64.0	$66.1	$96.0	$116.6	$59.4

Gross par written:
Municipal finance	$138	$93	$113	$209	$148
Structured finance	5,080	4,296	6,734	9,354	4,914

Total	$5,218	$4,389	$6,847	$9,563	$5,062

As of period end:
Net present value of installment premiums in-force	$192.7	$167.7	$187.3	$113.4	$64.3
Net present value of installment premiums in-force, net of related income taxes	135.8	117.6	134.8	77.0	42.4
Net par outstanding:
Municipal finance	$2,135	$1,874	$1,869	$1,873	$1,761
Structured finance	20,625	17,040	18,575	13,649	9,611

Total	$22,760	$18,914	$20,444	$15,522	$11,372

        The present value of gross premiums written for the nine months ended September 30, 2003 was $64.0 million as compared to $66.1 million for the same period in 2002. This decline of $2.1 million, or 3.2%, is due to a decline in average premium rates and our shift in focus away from single name corporate credits, offset by an increase in gross par written.

        For the years ended December 31, 2002, 2001 and 2000, the present value of gross premiums written was $96.0 million, $116.6 million and $59.4 million, respectively. In 2002, gross par written declined by 29.2% to $6.8 billion from $9.6 billion, as we reduced our participation on large "super AAA" senior layers of CDOs and focused on smaller, AAA mezzanine layers of CDOs, with a resulting increase in average premium rates on credit derivatives from 35 basis points in 2001 to 66 basis points in 2002. Although premiums are typically received on an installment basis on credit derivatives, in 2001, $14.8 million of upfront premiums were written, primarily related to two transactions. In 2001, gross par written increased 88.2% to $9.6 billion from $5.1 billion in 2000. This increase reflected our increased participation in the "super AAA" senior CDO market, offset by a reduced participation in credit derivatives on single name corporate credits.

        The net present value of installment premiums in-force was $192.7 million and $167.7 million as of September 30, 2003 and 2002, and $187.3 million, $113.4 million and $64.3 million as of December 31, 2002, 2001 and 2000, respectively. The net present value of installment premiums in-force increased by 14.9% for the nine months ended September 30, 2003 as compared to 20.3% increase in net par outstanding which is primarily due to a decline in average premium rates. In 2002 and 2001, the increase in the net present value of installment premiums in-force was 65.2% and 76.4%, respectively, as compared to the increase in net par outstanding of 31.7% and 36.5%, respectively. The larger increase in the net present value of installment premiums in-force was due to improved pricing in 2002 and longer terms of coverage as we increased our focus on credit derivatives on structured finance, including CDOs, and decreased our emphasis on single name corporate credits.

        Net written premiums increased by 64.8% to $53.4 million for the nine months ended September 30, 2003, compared with $32.4 million for the same period in 2002. For the years ended December 31, 2002, 2001 and 2000, net written premiums were $46.3 million, $43.5 million and $30.0 million, respectively. The growth in net written premiums is primarily due to growth in gross written premiums as we typically retain a substantial portion of this business.

        Net earned premiums for the nine months ended September 30, 2003 were $54.1 million, compared with $31.0 million for the nine months ended September 30, 2002, an increase of 74.5%. Installment premiums on credit derivatives are typically earned ratably over the installment period and follow the trend in net written premiums.

        For the years ended December 31, 2002, 2001 and 2000, net earned premiums were $43.9 million, $30.0 million and $18.0 million, respectively, an increase of $13.9 million, or 46.3%, in 2002, and $12.0 million, or 66.7%, in 2001. The increases in net earned premium across the periods are primarily due to the growth in net par outstanding.

        Losses and LAE incurred were $13.1 million and $10.4 million, respectively, for the nine months ended September 30, 2003 and 2002. The loss ratio for the nine months ended September 30, 2003 and 2002 was 24.2% and 33.5%, respectively. The decrease in the loss ratio was largely due to a single credit event that occurred in 2002 resulting in $5.0 million of loss and LAE.

        Losses and LAE incurred were $25.4 million, $3.1 million and $2.3 million, respectively, for the years ended December 31, 2002, 2001 and 2000. The loss ratio for the years ended December 31, 2002, 2001 and 2000 was 57.9%, 10.3% and 12.8%, respectively. The increase in the loss ratio in 2002 as compared with 2001 was primarily due to three significant credit events resulting in $15.8 million, or 36.0 percentage points, of losses and LAE incurred as well as an increase in the portfolio reserve ratio, precipitated by the stressed corporate credit environment in 2002 and 2001. These credit events related to single name credit default swaps. In 2003, we substantially reduced the new single name corporate credit derivatives business we write.

        For the nine months ended September 30, 2003 and 2002, acquisition costs and operating expenses were $19.2 million and $12.2 million, an increase of $7.0 million or 57.4%. The expense ratio for the nine months ended September 30, 2003 was 35.5% as compared to 39.0% for the same period in 2002. The $7.0 million increase in acquisition costs and operating expenses was due to an increase in staff levels needed to support the growth in this segment as well as an increase in costs to establish the required platforms and infrastructure to enter the financial guaranty insurance business. For the years ended December 31, 2002, 2001 and 2000, acquisition costs and operating expenses were $14.9 million, $10.1 million and $6.0 million, respectively. These increases were primarily due to the increase in required staff levels to support the growth in direct business. Expense ratios were generally consistent at 33.7%, 33.3% and 34.4% for the years ended December 31, 2002, 2001 and 2000, respectively.

  Financial Guaranty Reinsurance Segment

        In our financial guaranty reinsurance business, we assume all or a portion of risk undertaken by other insurance companies that provide financial guaranty protection. A decline in reinsurance capacity due to two significant competitors exiting this market has created opportunities for growth in this business segment. The financial guaranty reinsurance business consists of structured finance and municipal finance reinsurance lines. Premiums on municipal finance are typically written upfront and earned over the life of the policy, and premiums on structured finance are typically written on an installment basis and earned ratably over the installment period. For the nine months ended September 30, 2003, 65.5% of gross written premiums in this segment were upfront premiums and 34.5% were installment premiums.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	($ in millions)
Gross written premiums	$125.2	$67.8	$84.6	$70.4	$76.4
Net written premiums	124.2	66.2	82.6	68.6	72.8
Net earned premiums	$68.9	$57.6	$79.3	$62.2	$58.8
Loss and loss adjustment expenses	10.4	1.9	5.3	5.1	6.9
Profit commission expense	1.0	0.3	0.5	—	1.4
Acquisition costs and operating expenses	31.4	25.6	33.9	31.2	30.6

Underwriting gain	$26.2	$29.8	$39.6	$26.0	$19.8

Loss and loss adjustment expense ratio	15.1%	3.3%	6.7%	8.2%	11.7%
Expense ratio	47.0	45.0	43.4	50.2	54.4

Combined ratio	62.1%	48.3%	50.1%	58.4%	66.1%

	Nine Months Ended, September 30,		Year Ended December 31,
Gross Written Premiums
	2003	2002	2002	2001	2000
	($ in millions)
Municipal finance	$87.1	$38.6	$48.1	$37.0	$34.2
Structured finance	38.1	29.2	36.5	33.4	42.2

Total	$125.2	$67.8	$84.6	$70.4	$76.4

        Gross written premiums were $125.2 million for the nine months ended September 30, 2003, compared with $67.8 million for the nine months ended September 30, 2002, an increase of $57.4 million, or 84.7%. Of the $57.4 million increase, $48.5 million related to the municipal finance line of business, as gross written premiums increased by 125.6% to $87.1 million, primarily as a result of an increase in volume in the United States and large cessions on European project finance transactions. Premium rates on European transactions are typically significantly higher than premium rates on U.S. municipal finance transactions. In 2003, we assumed approximately $400 million of gross par written and $20 million of written premium from European project finance transactions. The structured finance line of business produced $38.1 million of gross written premiums for the nine months ended September 30, 2003, an increase of $8.9 million compared with the same period in 2002.

        Gross written premiums for the years ended December 31, 2002, 2001 and 2000 were $84.6 million, $70.4 million and $76.4 million, respectively. The municipal finance line contributed $48.1 million, $37.0 million and $34.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. The year-over-year growth in the municipal finance line of business is primarily due to the growth in insured volume as a result of declining interest rates over this period as well as the increase in insured bonds as a percentage of total municipal finance volume. Gross par written for municipal finance business was $7.5 billion, $4.7 billion and $3.3 billion for the years ended December 31, 2002, 2001 and 2000, respectively.

        For the years ended December 31, 2002, 2001 and 2000, gross written premiums in our structured finance line of business were $36.5 million, $33.4 million and $42.2 million, respectively. The

$8.8 million decrease in gross written premiums from 2000 to 2001 and the $3.1 million increase in gross written premiums from 2001 to 2002 was due to changes in the mix of up-front and installment premium business ceded to us during those periods.

        The following table reconciles gross premiums written as presented in our statement of operations to the present value of gross premiums written and presents the net present value of installment premiums in-force:

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	($ in millions)
Gross written premiums	$125.2	$67.8	$84.6	$70.4	$76.4
Less installment premiums included above	(43.2)	(28.7)	(36.9)	(33.3)	(30.6)

Upfront gross written premiums	82.0	39.1	47.7	37.1	45.8
Present value of installment premiums related to contracts written in current period	29.0	41.4	71.8	41.3	34.3

Present value of gross premiums written	$111.0	$80.5	$119.5	$78.4	$80.1

Gross par written:(1)
Municipal finance	$4,814	$6,025	$7,486	$4,661	$3,338
Structured finance	2,979	3,912	5,563	3,425	2,638

Total	$7,793	$9,937	$13,049	$8,086	$5,976

As of period end:
Net present value of installment premiums in-force(1)	$91.8	$60.1	$72.9	$46.3	$29.7
Net present value of installment premiums in-force, net of taxes (1)	59.7	39.1	47.4	30.1	19.3
Net par outstanding:(1)
Municipal finance	$48,499	$46,135	$47,509	$46,436	$42,952
Structured finance	13,083	12,873	12,441	13,291	11,432

Total	$61,582	$59,008	$59,950	$59,727	$54,384

(1)
This data is reported on a one-quarter lag due to the timing of receipt of reports prepared by our ceding companies.

        The present value of gross premiums written for the nine months ended September 30, 2003 was $111.0 million as compared to $80.5 million for the same period in 2002. This $30.5 million increase is primarily due to an increase in volume in the U.S. municipal finance business and large cessions on European project finance transactions.

        For the years ended December 31, 2002, 2001 and 2000, the present value of gross premiums written was $119.5 million, $78.4 million and $80.1 million, respectively. In 2002, the present value of gross premiums written increased $41.1 million, or 52.4%, as a result of an increase in gross par written in this period from $8.1 billion to $13.0 billion, an increase of 61.4%. In 2001, the present value of gross premiums written declined from $80.1 million to $78.4 million, a 2.1% decrease compared to the prior year, primarily due to an $8.7 million decrease in upfront premiums.

        The net present value of installment premiums in-force was $91.8 million and $60.1 million for the nine months ended September 30, 2003 and 2002, respectively, an increase of 52.7%. The net present value of installment premiums in-force for the years ended December 31, 2002, 2001 and 2000 was $72.9 million, $46.3 million and $29.7 million, respectively. The increase in the net present value of installment premiums in-force was driven by increases from the municipal reinsurance line, which increased for the years ended December 31, 2002, 2001 and 2000 to $38.0 million, $18.3 million and $9.7 million, respectively.

	Nine Months Ended September 30,		Year Ended December 31,
Net Written Premiums
	2003	2002	2002	2001	2000
	($ in millions)
Municipal finance	$86.1	$37.4	$46.6	$35.2	$30.8
Structured finance	38.1	28.8	36.0	33.4	42.0

Total	$124.2	$66.2	$82.6	$68.6	$72.8

        The growth in net written premiums is consistent with the growth in gross written premiums described above. Net written premiums increased 87.6% to $124.2 million for the nine months ended September 30, 2003 over the comparable period in 2002.

        For the years ended December 31, 2002, 2001 and 2000, net written premiums were $82.6 million, $68.6 million and $72.8 million, respectively. In 2002, net written premiums increased by $14.0 million, or 20.4%. Of this increase, $11.4 million was attributable to our municipal finance line, which is consistent with the $11.1 million increase in gross written premiums, as explained above. The $2.6 million increase in our structured finance line of business in 2002 as compared to 2001 is consistent with the growth in gross written premiums. In 2001, net written premiums declined by $4.2 million, primarily due to a $8.6 million decline in structured finance net written premium, which was partly offset by $4.4 million increase in the municipal net written premium.

	Nine Months Ended September 30,		Year Ended December 31,
Net Earned Premiums
	2003	2002	2002	2001	2000
	($ in millions)
Municipal finance	$39.7	$30.8	$42.7	$31.1	$33.2
Structured finance	29.3	26.8	36.7	31.1	25.6

Total	$68.9	$57.6	$79.3	$62.2	$58.8

Included in municipal reinsurance net premiums are refundings of:	$16.4	$9.4	$14.0	$4.5	$7.8

        Net earned premiums for the nine months ended September 30, 2003 were $68.9 million, compared with $57.6 million for the nine months ended September 30, 2002, an increase of 19.6%. The municipal finance line accounted for $8.9 million of this $11.3 million increase. Premiums earned from refundings accounted for $7.0 million of this increase, with the remainder coming from scheduled debt service amortization. The $2.5 million increase in structured finance net earned premiums is consistent with the growth in net written premiums.

        For the years ended December 31, 2002, 2001 and 2000, net earned premiums were $79.3 million, $62.2 million and $58.8 million, respectively, an increase of $17.1 million, or 27.5%, in 2002, and $3.4 million, or 5.8%, in 2001. In 2002, our municipal finance line accounted for 67.8% of this increase, largely due to refundings driven by the continued decline in interest rates. In 2002, net premiums earned from refundings were $14.0 million as compared to $4.5 million in 2001, an increase of $9.5 million. Structured finance net earned premiums increased by $5.6 million in 2002 and $5.5 million in 2001. The year-over-year increases were due to the growth in installment net written premiums. The increase in our structured finance net earned premiums for 2001 is partly offset by a decrease in the municipal line of business, primarily due to a $3.3 million reduction in refundings in 2001 as compared to 2000, partially offset by a decrease in our municipal finance net earned premiums.

	Nine Months Ended September 30,		Year Ended December 31,
Loss and Loss Adjustment Expenses
	2003	2002	2002	2001	2000
	($ in millions)
Municipal finance	$2.3	$0.5	$2.6	$3.3	$7.4
Structured finance	8.1	1.4	2.7	1.7	(0.5)

Total	$10.4	$1.9	$5.3	$5.1	$6.9

        Losses and LAE incurred were $10.4 million and $1.9 million for the nine months ended September 30, 2003 and 2002, respectively, an increase of $8.5 million. The loss and LAE ratios for the nine months ended September 30, 2003 increased to 15.1% from 3.3% for the same period in 2002. This increase is primarily attributable to an increase in losses and LAE incurred in the structured finance line of business due to the stressed economic environment.

        Losses and LAE were $5.3 million, $5.1 million and $6.9 million, respectively, for the years ended December 31, 2002, 2001 and 2000. Our loss and LAE ratios for the years ended December 31, 2002, 2001 and 2000 were 6.7%, 8.2% and 11.7%, respectively. The level of loss experience has remained relatively consistent throughout the three year period.

        For the nine months ended September 30, 2003 and 2002, acquisition costs and operating expenses were $31.4 million and $25.6 million, respectively, an increase of $5.8 million, or 22.7%. Although expenses increased, our expense ratios for the nine months ended September 30, 2003 and 2002 were relatively unchanged at 47.0% and 45.0%, respectively, due to growth in net earned premium.

        For the years ended December 31, 2002, 2001 and 2000, acquisition costs and operating expenses were $33.9 million, $31.2 million and $30.6 million, respectively. The expense ratios were 43.4%, 50.2% and 54.4% in 2002, 2001 and 2000, respectively. The reduction in the expense ratios over the three year period was a result of the growth in net earned premiums exceeding the growth in operating expenses.

  Mortgage Guaranty Segment

        The mortgage guaranty segment consists of reinsurance and a small amount of insurance. Mortgage guaranty insurance provides protection to mortgage lending institutions against the default of borrowers on mortgage loans that, at the time of the advance, had a loan-to-value ("LTV") ratio in excess of a specified ratio. We primarily function as a reinsurer in this industry and assume all or a portion of the risks undertaken by primary mortgage insurers. We are also obtaining the necessary licenses to provide primary mortgage insurance in key U.S. jurisdictions.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	($ in millions)
Gross written premiums	$20.0	$34.2	$47.6	$47.4	$47.5
Net written premiums	20.0	34.2	47.6	47.6	47.1
Net earned premiums	$21.9	$35.0	$45.3	$39.7	$42.6
Loss and loss adjustment expenses	1.0	7.0	8.9	6.2	9.7
Profit commission expense	6.2	9.2	8.3	9.2	9.9
Acquisition costs and operating expenses	8.8	9.0	11.9	9.7	12.8

Underwriting gain	$5.8	$9.7	$16.2	$14.6	$10.3

Loss and loss adjustment expense ratio	4.6%	20.0%	19.6%	15.6%	22.8%
Expense ratio	68.5	52.0	44.6	47.6	53.3

Combined ratio	73.1%	72.0%	64.2%	63.2%	76.1%

        Gross written premiums were $20.0 million for the nine months ended September 30, 2003 compared with $34.2 million for the same period in 2002, a decrease of 41.5%. The decline in gross written premiums is due to the runoff of our quota share business beginning in 2003 due to the non-renewal of two quota share treaties, as well as significant refinancing activity due to the low interest rate environment. The nine months ended September 30, 2002 also includes $8.3 million from one non-recurring transaction. Gross written premiums for the years ended December 31, 2002, 2001 and 2000 remained relatively flat, at $47.6 million, $47.4 million and $47.5 million, respectively. Results for 2002 include $10.4 million of gross written premiums, reflecting the full year impact of the non-recurring transaction mentioned above.

        Net written premiums were $20.0 million for the nine months ended September 30, 2003, compared with $34.2 million for the same period of 2002, a decrease of 41.5%. Net written premiums for the years ended December 31, 2002, 2001 and 2000 were $47.6 million, $47.6 million and $47.1 million, respectively. The change is consistent with the trend in gross written premiums, as we do not cede a significant amount of our mortgage guaranty business.

        Net earned premiums for the nine months ended September 30, 2003 decreased 37.4% to $21.9 million from $35.0 million for the nine months ended September 30, 2002, which follows the trend in gross written premium.

        For the years ended December 31, 2002, 2001 and 2000, net earned premiums were $45.3 million, $39.7 million and $42.6 million, respectively. In each of the three years there were decreases in net earned premiums related to our treaty book of business. In 2002, this decline was offset by the non-recurring transaction described above, which generated $10.4 million of earned premium.

        Losses and LAE for the nine months ended September 30, 2003 decreased to $1.0 million from $7.0 million for the same period of 2002. The loss and LAE ratio for the nine months ended September 30, 2003 decreased to 4.6% from 20.0% for the same period in the prior year. This decrease was attributable to higher than expected appreciation in real estate values, resulting in both lower frequency of claims and lower severity of losses.

        Losses and LAE were $8.9 million, $6.2 million and $9.7 million, respectively, for the years ended December 31, 2002, 2001 and 2000. The loss and LAE ratios for the years ended December 31, 2002, 2001 and 2000 were 19.6%, 15.6% and 22.8%, respectively. In 2002, the increase in the loss and LAE ratio was primarily due to a single contract that was written during 2002 that had $2.8 million of net earned premiums and was reserved at a 100% loss and LAE ratio.

        Profit commission expense for the nine months ended September 30, 2003 and 2002 was $6.2 million and $9.2 million, respectively. This $3.0 million decline is primarily due to the expiration of a contract with a profit commission element. Profit commission expense for the year ended December 31, 2002, 2001 and 2000 was $8.3 million, $9.2 million and $9.9 million, respectively. The decline in profit commission expense on a year-over-year basis is due to the decline in net earned premiums related to contracts that have a profit commission element.

        For the nine months ended September 30, 2003 and 2002, acquisition costs and operating expenses were $8.8 million and $9.0 million, respectively, and the expense ratio for these periods were 68.5% and 52.0%, respectively. The increase in expense ratio is primarily due to the steady level of operating expenses required to support the business, as compared to a declining earned premium base, as discussed above.

        Acquisition costs and operating expenses for the years ended December 31, 2002, 2001 and 2000 were $11.9 million, $9.7 million and $12.8 million, respectively. The expense ratio, which includes profit commission expense, was 44.6%, 47.6% and 53.3% for the years ended December 31, 2002, 2001 and 2000, respectively. The expense ratio in 2002 showed a small decline compared to 2001 despite the $5.6 million increase in net earned premiums. This is primarily due to the shift in business from quota share reinsurance to excess of loss reinsurance because ceding commissions generally are not paid on excess of loss reinsurance. The $3.1 million year-over-year reduction in 2001 is primarily due to a reduction of $1.3 million in ceding commissions and a $1.8 million reduction in other operating costs.

The reduction in ceding commissions is consistent with the reduction in net earned premiums. The reduction in the expense ratios over the three-year period was a result of the growth in net earned premiums exceeding the growth in operating expenses.

  Other Segment

        Our other segment consists of certain non-core lines of business in which we have stopped, or intend to stop, writing new business, including equity layer credit protection, trade credit reinsurance, title reinsurance, LA&H reinsurance and auto residual value reinsurance. Also included in the other segment is the impact of the affiliate reinsurance transactions described under "—Combined Results of Operations—Summary of Significant Affiliate Transactions" above. These reinsurance contracts were purchased by management for the benefit of all of our operating segments. As a result, we do not allocate the costs nor the related benefits of these transactions to each of the segments but rather record the impact of these transactions in the other segment.

        Due to our decision to exit the above businesses, the following discussion focuses on net earned premiums and underwriting results of each line of business within this segment.

        The following table provides details of net earned premiums and underwriting results by line of business:

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	($ in millions)
Net earned premiums:
Equity layer credit protection	$39.7	$59.2	$84.0	$21.0	$1.5
Trade credit reinsurance	36.6	19.4	27.8	23.5	24.5
Title reinsurance	7.0	5.4	7.3	6.5	6.6
LA&H	—	(32.0)	(32.2)	24.6	(14.6)
Auto residual value reinsurance	2.1	1.6	2.3	91.3	3.2
Affiliate reinsurance	(6.3)	(7.8)	(10.3)	(5.3)	—

Total	$79.0	$45.9	$78.9	$161.6	$21.2

Underwriting gain (loss):
Equity layer credit protection	$(14.9)	$(5.8)	$(19.7)	$(18.4)	$1.5
Trade credit reinsurance	(2.6)	(0.3)	(0.3)	(0.3)	(2.9)
Title reinsurance	5.9	1.8	3.3	1.1	(0.2)
LA&H	(0.6)	(0.3)	(1.3)	1.2	(11.9)
Auto residual value reinsurance	(4.1)	(7.9)	(8.1)	(10.1)	(2.0)
Affiliate reinsurance	6.3	(2.0)	5.8	(5.1)	—

Total	$(9.8)	$(14.4)	$(20.3)	$(31.5)	$(15.5)

        In 2001, we entered the equity layer credit protection market with $21.0 million of net earned premiums. In 2002, net earned premiums increased by $63.0 million, reflecting favorable pricing for such transactions in the capital markets. We ceased writing new equity layer credit protection business during 2003, and net earned premiums declined from $59.2 million for the nine months ended September 30, 2002 to $39.7 million for the same period in 2003. The unprecedented level of corporate defaults in 2001 and 2002 along with expenses associated with our entry into the business resulted in underwriting losses of $18.4 million in 2001 and $19.7 million in 2002. For the nine months ended September 30, 2003, underwriting losses were $14.9 million compared with $5.8 million in the prior period.

        Trade credit reinsurance net earned premiums were $24.5 million, $23.5 million and $27.8 million for the years ended December 31, 2000, 2001 and 2002, respectively. For the nine months ended September 30, 2003, net earned premiums were $36.6 million. The growth in earned premium is a result of steadily increasing writings in this line over the periods as a result of several competitors exiting this market. Underwriting losses for the years ended December 31, 2000, 2001 and 2002 were $2.9 million, $0.3 million and $0.3 million, respectively. For the nine months ended September 30, 2003, underwriting losses were $2.6 million.

        Net earned premiums for the title reinsurance business grew slightly, from $6.6 million to $6.5 million and $7.3 million for years ended December 31, 2000, 2001 and 2002, respectively, and $7.0 million for the nine months ended September 30, 2003. This business has made modest contributions to underwriting results, with a $0.2 million underwriting loss in 2000, and $1.1 million and $3.3 million underwriting gains in 2001 and 2002, respectively. The $5.9 million of underwriting gain for the nine months ended September 30, 2003 was primarily due to favorable prior year loss reserve development.

        LA&H had net earned premiums of negative $14.6 million in 2000, positive $24.6 million in 2001 and a negative $32.2 million in 2002. The fluctuation in net earned premium was related to the timing of new business written and novations and commutations of in-force business in early 2002, in connection with our exiting the LA&H business. LA&H generated a $11.9 million underwriting loss in 2000 and $1.2 million underwriting gain in 2001. The underwriting losses of $1.3 million in 2002 and of $0.6 million in the first nine months of 2003 were related to the litigation and settlement of a disputed contract.

        Auto residual value reinsurance net earned premiums were $3.2 million, $91.3 million and $2.3 million for the years ended December 31, 2000, 2001 and 2002, respectively. The increase in earned premium in 2001 was due to a non-recurring transaction with net earned premiums of $87 million. Underwriting losses were $2.0 million, $10.1 million and $8.1 million for the years ended December 31, 2000, 2001 and 2002, respectively, and $4.1 million for the first three quarters of 2003. We ceased writing new business in this line in 2001.

        Net earned premiums related to affiliate reinsurance were negative $5.3 million, $10.3 million and $6.3 million for the years ended December 31, 2001 and 2002 and the first nine months of 2003, respectively, and primarily represent the cost of the AGC Guaranty and AGC International reinsurance contracts for these periods. As a result of losses of $15.0 million and $12.3 million ceded under these contracts in 2002 and the first nine months of 2003, respectively, affiliate reinsurance generated an underwriting gain of $5.8 million and $6.5 million, respectively. The underwriting loss of $5.1 million in 2001 was about equal to the cost of the affiliate reinsurance for this period.

Liquidity and Capital Resources

        AGC Holdings' liquidity, both on a short-term basis (for the next twelve months) and a long-term basis (beyond the next twelve months), is largely dependent upon: (1) the ability of our subsidiaries to pay dividends or make other payments to AGC Holdings; (2) external financings; and (3) investment income on its invested assets. AGC Holdings' liquidity requirements include the payment of its operating expenses, interest on its debt, and dividends on its common shares. It may also require liquidity to make periodic capital investments in its operating subsidiaries. In the ordinary course of our business, we evaluate our liquidity needs and capital resources in light of holding company expenses, debt-related expenses and our dividend policy, as well as rating agency considerations. Based on the amount of dividends we expect to receive from our subsidiaries and the income we expect to receive on our invested assets, management believes that AGC Holdings will have sufficient liquidity to satisfy its needs over the next twelve months, including the ability to pay dividends on its common shares in accordance with its dividend policy. Beyond the next twelve months, the ability of our subsidiaries to declare and pay dividends may be influenced by a variety of factors including market conditions, insurance regulations and general economic conditions. Consequently, although management believes that AGC Holdings will continue to have sufficient liquidity to meet its debt service and other obligations over the long term, no guaranty can be given that we will not be required to seek external debt or equity financing in order to meet our operating expenses, debt service obligations or pay dividends on our common shares.

        We anticipate that a major source of our liquidity, for the next twelve months and for the longer term, will be amounts paid by our operating subsidiaries as dividends. Certain of our operating subsidiaries are subject to restrictions on their ability to pay dividends. See "Business—Regulation." The amount available at AGC Guaranty to pay dividends in 2003 with notice to, but without the prior approval of, the Maryland Insurance Commissioner is approximately $28.7 million. Dividends paid by a U.S. company to a Bermuda holding company presently are subject to withholding tax at a rate of 30%. The amount available at AGC International to pay dividends in 2003 in compliance with Bermuda law is $515.7 million. AGC Guaranty has committed to S&P and Moody's that it will not pay more than $10.0 million per year in dividends.

        Liquidity at our operating subsidiaries is used to pay operating expenses, claims, payment obligations with respect to credit derivatives, reinsurance premiums and dividends to us, as well as, where appropriate, to make capital investments in their own subsidiaries. In addition, certain of our operating companies may be required to post collateral in connection with credit derivatives and reinsurance transactions. Management believes that these subsidiaries' operating needs generally can be met from operating cash flow, including gross written premium and investment income on the their respective investment portfolios. ACE currently maintains certain letters of credit on behalf of our subsidiaries in an aggregate amount of approximately $26 million.

        Net cash provided by operating activities was $186.5 million, $278.3 million, $159.9 million and $103.6 million during the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively. These cash flows were primarily provided by premium received and investment income. Net cash provided by financing activities was ($31.8) million, ($6.0) million, ($5.2) million and $69.5 million during the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively. During the years ended 2002, 2001 and 2000, ACE contributed capital of $84.2 million, $8.2 million and $82.8 million, respectively, to us. The capital contribution in 2002 was primarily made for the purpose of the repayment of our long-term debt and interest expense. This was a non-cash contribution. In 2001, the majority of the capital contribution was utilized to pay interest on long-term debt. It was also a non-cash contribution. The 2000 capital infusion mainly related to a $75.0 million cash contribution by ACE. Dividends paid to ACE were $31.6 million, $8.0 million, $5.5 million and $5.6 million during the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively.

        The following table summarizes our contractual obligations as of December 31, 2002. For information on our financial guaranty exposure, see note 7 of the notes to our combined financial statements.

	As of December 31, 2002
	Less Than One Year	1-3 Years	4-5 Years	After 5 Years	Total
	($ in millions)
Long-term debt	—	—	—	$75.0	$75.0
Lease obligations	$3.4	$3.4	$3.4	5.2	15.4

Total	$3.4	$3.4	$3.4	$80.2	$90.4

  Credit Facilities

        AGC Guaranty is a party to a revolving credit facility with seven banks including Bank of America (an affiliate of Banc of America Securities LLC) for $140 million, which expires May 20, 2004 and provides a one-year term loan provision. The facility is available for general corporate purposes, including the payment of claims, and is guaranteed by ACE. As of September 30, 2003, and December 31, 2002, no amounts were outstanding under this facility. This facility's financial covenants require that AGC Guaranty: (1) maintain as of the end of each quarter, a consolidated debt to total capital ratio of not more than 35%, (2) not permit statutory capital to be less than 80% of statutory capital as of the fiscal quarter of AGC Guaranty prior to the closing date of the facility, (3) not permit its ratio of net par to statutory capital to exceed 150 to one, and (4) not permit the aggregate value of all property of AGC Guaranty subject to a lien given to secure payment of credit derivative guaranties to exceed 11% of the sum of the total capitalization plus the aggregate value of all collateral provided for the benefit of the lending banks. AGC Guaranty is in compliance with all of these financial covenants. In addition, during any period in which AGC Guaranty has outstanding borrowings under the credit facility, AGC Guaranty's ability to declare dividends is limited to (a) dividends payable to its material subsidiaries or (b) dividends payable not in excess of $15 million in any fiscal year. AGC Guaranty has not borrowed under this facility.

        AGC Guaranty is also party to a non-recourse credit facility with a syndicate of banks which provides up to $175 million specifically designed to provide rating agency-qualified capital to further support AGC Guaranty's claims paying resources. The facility expires in November of 2009 and is subject to annual extension for an additional term of one year in order to maintain its term at seven years.

  Investment Portfolio

        Our investment portfolio consisted of $2,015.4 million of fixed maturity securities and $183.4 million of short-term investments as of September 30, 2003. Our fixed maturity securities are designated as available for sale in accordance with FAS 115 "Accounting for Certain Investments in Debt and Equity Securities." Fixed maturity securities are reported at fair value in accordance with FAS 115, and the change in fair value is reported as part of accumulated other comprehensive income.

        The following table summarizes our investment portfolio as of September 30, 2003:

	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
	($ in millions)
U.S. government and agencies	$267.7	$20.3	$(1.0)	$287.9
Obligations of state and political subdivisions	716.6	62.9	(1.3)	778.1
Corporate securities	281.1	23.9	(1.0)	304.0
Mortgage-backed securities	539.5	16.1	(1.9)	553.8
Structured securities	80.3	3.2		83.5
Foreign government and agencies	6.3	1.9	—	8.2

Total available for sale	1,891.5	128.3	(4.2)	2,015.4
Short-term investments	183.4	—	—	183.4

Total investments	$2,074.9	$128.3	$(4.2)	$2,198.9

        The amortized cost and estimated fair value of fixed maturity securities available for sale as of September 30, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. See note 9 of the notes to our combined financial statements for information on our fixed maturity securities available for sale as of December 31, 2002 and 2001.

	Amortized Cost	Estimated Fair Value
	($ in millions)
Due within one year	$22.0	$22.5
Due after one year through five years	225.1	239.5
Due after five years through ten years	307.8	334.9
Due after ten years	797.1	864.8
Mortgage-backed securities	539.5	553.8

Total	$1,891.5	$2,015.4

        Fair value of the fixed maturity securities is based upon quoted market prices provided by either independent pricing services or, when such prices are not available, by reference to broker or underwriter bid indications. Our investment portfolio does not include any non-publicly traded securities. For a detailed description of our valuation of investments see "—Critical Accounting Policies."

        We review our investment portfolio for possible impairment losses. For additional information, see "—Critical Accounting Policies."

        The following table summarizes the ratings distributions of our investment portfolio as of September 30, 2003 and December 31, 2002 and 2001:

		As of December 31,
	As of September 30, 2003
		2002	2001
AAA or Equivalent	75.0%	78.0%	64.3%
AA	12.1	12.1	12.1
A	11.8	9.1	19.2
BBB	1.1	.8	4.4

Total	100.0%	100.0%	100.0%

        Ratings are represented by the lower of the Moody's and S&P classifications.

        We provided the lower of S&P's and Moody's classifications in the above table for conservatism. Our investment portfolio did not contain any securities that were not rated in this period. Also, in this period we did not have any securities rated below investment grade.

        Short-term investments include securities with maturity dates equal to or less than one year from the original issue date. Our short-term investments are comprised of money market funds, discounted notes and certain time deposits for foreign cash portfolios. Short-term investments are reported at cost, which approximates the fair value of these securities due to the short maturity of these investments.

        Under agreements with our cedents and in accordance with statutory requirements, we maintain fixed maturity securities in trust accounts for the benefit of reinsured companies and for the protection of policyholders, generally in states where we or our subsidiaries, as applicable, are not licensed or accredited. The carrying value of such restricted balances as of December 31, 2002 and 2001 was $62.4 million and $58.4 million, respectively.

        Under certain derivative contracts, we are required to post eligible securities as collateral, generally cash or U.S. government or agency securities. The need to post collateral under these transactions is generally based on contractual threshold amounts triggered by market value changes. The fair market values of our pledged securities totalled $194.7 million as of December 31, 2002 and $42.7 million as of December 31, 2001.

Market Risk

        Market risk represents the potential for losses that may result from changes in the value of a financial instrument as a result of changes in market conditions. The primary market risks that impact the value of our financial instruments are interest rate risk, basis risk, such as taxable interest rates relative to tax-exempt interest rates, and credit spread risk. Each of these risks and the specific types of financial instruments impacted are described below. Senior managers in our risk management department are responsible for monitoring risk limits and applying risk measurement methodologies. The estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. We use various systems, models and stress test scenarios to monitor and manage market risk. These models include estimates made by management that use current and historic market information. The valuation results from these models could differ materially from amounts that actually are realized in the market. See "—Critical Accounting Policies—Valuation of Investments."

        Financial instruments that may be adversely affected by changes in interest rates consist primarily of investment securities. The primary objective in managing our investment portfolio is generation of an optimal level of after-tax investment income while preserving capital and maintaining adequate liquidity. Investment strategies are based on many factors, including our tax position, fluctuation in interest rates, regulatory and rating agency criteria and other market factors. Two external investment managers, Hyperion Capital Management and Lazard Freres, manage our fixed maturity investment portfolio in accordance with investment guidelines approved by our Board of Directors.

New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), as an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 addresses consolidation of variable interest entities ("VIEs") by business enterprises. An entity is considered a VIE subject to consolidation if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support or if the equity investors lack one of three characteristics of a controlling financial interest. First, the equity investors lack the ability to make decisions about the entity's activities through voting rights or similar rights. Second, they do not bear the obligation to absorb the expected losses of the entity if they occur. Lastly, they do not claim the right to receive expected returns of the entity if they occur, which are the compensation for the risk of absorbing the expected losses. FIN 46 requires that VIEs be consolidated by the entity that maintains the majority of the risks and rewards of ownership. This interpretation applies immediately to VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains interest after that date. FASB deferred the effective date of FIN 46 until the end of the first interim or annual period ending after December 15, 2003 for VIEs created before February 1, 2003. We do not believe that the adoption of FIN 46 will have a material impact on our financial statements.

        In May 2003, FASB issued FAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150"), which establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. FAS 150 requires the classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the adoption of FAS 150 to have a material impact on our financial statements.

        In April 2003, FASB issued FAS No. 149, "Amendment of FASB Statement No. 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. For example, this Statement requires that financial guaranty insurance for which the underlying risk is linked to a derivative be accounted for as a derivative. This Statement is effective for contracts entered into or modified after June 30, 2003, except for the provisions of this Statement that relate to FAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. All provisions are to be applied prospectively, except for the provisions of this Statement that relate to FAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003. These provisions are to be applied in accordance with their respective effective dates. We do not believe this Statement will have a material impact on our financial statements.

        In December 2002, FASB issued FAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("FAS 148"). FAS 148 provides alternative methods of transitioning for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. FAS 148 amends the disclosure requirements of FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. FAS 148 is effective for companies with fiscal year ending after December 15, 2002. We continue to account for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25 ("APB 25").

        Effective January 1, 2002, we adopted FAS No. 141, "Business Combinations" and FAS No. 142, "Goodwill and Other Intangible Assets." FAS No. 141, which supercedes APB 16, "Business Combinations," requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and provides specific criteria for initial recognition of intangible assets apart from goodwill. FAS No. 142, which supercedes APB 17, "Intangible Assets," requires that goodwill and intangible assets with indefinite lives no longer be amortized but instead tested for impairment at least annually. FAS No. 142 established new accounting and reporting standards for acquired goodwill and other intangible assets. It requires that an entity determine if the goodwill or other intangible assets has an indefinite or a finite useful life. Those with indefinite useful lives will not be subject to amortization and must be tested annually for impairment. See note 5 of the notes to our combined financial statements for further information.

        In November 2002, FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 outlines certain accounting guidelines, effective for fiscal years beginning after December 15, 2002, from which our insurance transactions and derivative contracts are excluded. In addition, FIN 45 expands the disclosures required by a guarantor in its interim and annual financial statements regarding obligations under certain guaranties. These disclosure requirements are effective for the year ended December 31, 2002. Our financial position and results of operations did not change as a result of the adoption of FIN 45.

BUSINESS

Overview

        We are a Bermuda-based company providing credit enhancement products to the municipal finance, structured finance and mortgage markets. We apply our credit expertise, risk management skills and capital markets experience to develop insurance, reinsurance and credit derivative products that meet the credit enhancement needs of our customers. We market our products directly and through insurance companies and other financial institutions. We serve the U.S. and international markets.

        We conduct our business through three operating segments:

  •
  Financial guaranty direct, which protects the holder against an issuer's failure to pay principal and interest when due or other credit events.

  •
  Financial guaranty reinsurance, which indemnifies another financial guarantor, the "ceding company," against part or all of the loss the ceding company may sustain under financial guaranty policies it has reinsured to us.

  •
  Mortgage guaranty, which protects mortgage lenders against the default of borrowers on mortgage loans, and provides reinsurance to mortgage guaranty insurers.

        The following table sets forth information for each of our segments for the nine months ended September 30, 2003. Our other segment includes businesses in which we have stopped, or intend to stop, writing new business.

	Gross Written Premiums
			Combined Ratio
	Amount	Percent
	($ in millions)
Financial guaranty direct	$54.2	27.2%	59.7%
Financial guaranty reinsurance	125.2	62.8	62.1
Mortgage guaranty	20.0	10.0	73.1

Total operating segments	$199.4	100.0%	62.9%

Other	105.2		112.5

Total	$304.6		80.3%

        Our businesses have a history of strong income generation, producing cumulative net income of $346.9 million since January 1, 2000. As of September 30, 2003, we had cash and invested assets of $2.2 billion, total assets of $2.9 billion and shareholder's equity of $1.3 billion ($1.2 billion on a pro forma basis after giving effect to the transactions described under "Formation Transactions"). Our invested assets as of September 30, 2003 consisted entirely of cash and fixed maturity securities with an average rating of AA+.

        Financial strength ratings are an important factor in establishing our competitive position in the markets in which we compete. The objective of these ratings is to provide an independent opinion of our financial strength and ability to meet our ongoing obligations to our policyholders. Ratings reflect the rating agencies' opinions of our financial strength, and are neither evaluations directed to investors in our common shares nor recommendations to buy, sell or hold our common shares. As of the date of this prospectus, our insurance company subsidiaries have been assigned the following insurance financial strength ratings:

	Moody's*	S&P		Fitch
AGC Guaranty Corp.	Aa2	AAA	**	Not rated	***
AGC International Ltd.	Aa3	AA		AA
AGC Overseas Ltd.	Aa3	AA		AA
AGC Mortgage Insurance Co.	Aa3	AA		AA

*
In connection with the announcement of this offering, Moody's changed all of the ratings outlooks from "Stable" to "Developing."

**
AGC Guaranty's S&P ratings outlook is "Negative."

***
ACE and Fitch both agreed to withdraw AGC Guaranty's Fitch rating.

Competitive Strengths

        We believe that our competitive strengths enable us to capitalize on the opportunities in the financial and mortgage guaranty markets. These strengths include:

        Underwriting and financial structuring expertise.    We have a disciplined approach to underwriting that emphasizes profitability over market share. We have substantial experience in developing innovative credit enhancement solutions to satisfy the diverse risk and financial management demands of our customers. We emphasize an analytical underwriting process organized around integrated teams consisting of credit and quantitative analysts, risk management professionals and lawyers.

        Established market relationships.    Over the past 15 years we have developed strong relationships with key participants in our markets, including issuers, investors, financial guarantors and financial institutions. We seek to distinguish ourselves from our competitors by providing innovative credit enhancement solutions and superior execution and client service. We intend to capitalize on our long-standing relationships as we expand our presence in financial guaranty insurance and international markets.

        Experienced management, underwriting team and board.    Our senior management has substantial experience in the financial guaranty, credit and insurance markets. Our President and Chief Executive Officer, Dominic Frederico, has 29 years of insurance industry experience and has been the senior ACE executive supervising our business; Joseph Swain, our Executive Vice President—Financial Guaranty Reinsurance and Mortgage, has 22 years of financial guaranty industry experience; and Michael Schozer, our Executive Vice President—Direct Financial Guaranty, has 13 years of financial guaranty and banking experience. We also have a team of 26 senior underwriters with an average of approximately 16 years of financial guaranty or related credit experience. Our board of directors also has substantial industry and related experience.

        Unique operating platform.    We have a broad and flexible operating platform with operations in Bermuda, the United States and the United Kingdom. We operate both triple-A and double-A rated insurance and reinsurance subsidiaries, giving us the flexibility to take advantage of different product and geographic market opportunities while creating operating and capital efficiencies.

Corporate Strategy

        Our objective is to build long-term shareholder value by achieving superior profitability through disciplined underwriting, proactive risk management and the growth of our business. Our goal is to improve our return on average equity (excluding the impact of realized gains and losses on investments and unrealized gains and losses on derivative financial instruments) to be competitive with other companies in the financial guaranty industry. The major elements of our strategy are:

        Expand our financial guaranty insurance business.    We intend to expand our direct financial guaranty business by taking advantage of growth opportunities in U.S. and international markets. We believe the market for financial guaranty insurance will grow as the level of municipal and structured finance obligations continues to increase, as capital providers continue to seek to reduce risk exposures and as the market for credit enhancement products develops further. We believe that we have an opportunity to expand our market position as investors seek to diversify their exposure to the small group of primary financial guarantors.

        Opportunistically grow our financial guaranty reinsurance and mortgage guaranty businesses.    Our commitment to the financial guaranty reinsurance market, readiness to execute transactions and financial strength afford us a significant opportunity to profitably gain market share. Decisions by two major competitors to exit this market have significantly reduced reinsurance capacity at a time when we believe demand for financial guaranty reinsurance is growing. In our mortgage guaranty business, we believe there are opportunities to work with government-sponsored entities and major mortgage lenders to write mortgage insurance on a wholesale basis in the United States.

        Expand our position in international markets.    We intend to capitalize on significant growth opportunities in international markets. Our initial focus for international expansion is the United Kingdom, the largest market for financial guaranty insurance outside the United States, and the rest of Europe.

        Maintain our commitment to financial strength.    We recognize the importance of our excellent financial strength ratings and intend to maintain or improve our ratings. We will sustain our financial strength by maintaining disciplined risk selection, prudent operating and financial leverage and a conservative investment posture.

        Manage our capital efficiently.    We continually monitor rating agency capital adequacy requirements to appropriately deploy capital to optimize the execution of our business plan and our return on capital.

Industry Overview

  Financial Guaranty Insurance

        Financial guaranty insurance provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty insurance may be issued to the holders of the insured obligations at the time of issuance of those obligations, or may be issued in the secondary market to holders of municipal bonds and structured securities. Both issuers of and investors in financial instruments may benefit from financial guaranty insurance. Issuers benefit because the insurance may have the effect of lowering an issuer's cost of borrowing to the extent that the insurance premium is less than the value of the difference between the yield on the insured obligation (carrying the credit rating of the insurer) and the yield on the obligation if sold on the basis of its uninsured credit rating. Financial guaranty insurance also increases the marketability of obligations issued by infrequent or unknown issuers, as well as obligations with complex structures or backed by asset classes new to the market. Investors benefit from increased liquidity in the secondary market, added protection against loss in the event of the obligor's default on its obligation, and reduced exposure to price volatility caused by changes in the credit quality of the underlying insured issue.

        As an alternative to traditional financial guaranty insurance, credit protection relating to a particular security or issuer can be provided through a credit derivative, such as a credit default swap. Under the terms of a credit default swap, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a reference obligation or entity. Credit derivatives typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guaranty insurance. Credit derivatives may be preferred by some customers because they generally offer ease of execution, standardized terms and greater liquidity.

        We believe that demand for financial guaranty insurance will remain strong over the long term as a result of the expansion of the asset securitization market and the growth in new U.S. municipal bond issuances. Internationally, we believe demand for financial guaranty insurance will increase due to the expansion of privatization initiatives and the project finance and securitization markets in Europe.

        Financial guaranty insurance is generally provided for structured finance and municipal finance obligations in the U.S. and international markets.

        Structured Finance—Structured finance obligations are generally backed by pools of assets, such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value, which are generally held by a special purpose issuing entity. Structured finance obligations can be "funded" or "synthetic." Funded structured finance obligations generally have the benefit of one or more forms of credit enhancement, such as over-collateralization and excess cash flow, to cover credit risks associated with the related assets. Synthetic structured finance obligations generally take the form of credit derivatives or credit-linked notes that reference a pool of securities or loans, with a defined deductible to cover credit risks associated with the referenced securities or loans.

        The following table sets forth the par amount of certain funded structured obligations issued in the United States, including securities distributed under Rule 144A under the Securities Act, for the periods indicated, and the par amount of structured finance obligations insured during the same period:

U.S. Asset-Backed Market

	New Issues of Funded Structured Finance Obligations(1)	Insured U.S. Structured Finance Obligations(2)
	($ in billions)
1997	$207.6	$79.8
1998	245.6	103.6
1999	254.7	117.9
2000	272.8	116.1
2001	324.6	167.1
2002	408.9	165.5

(1)
Source: Asset-Backed Alert, January 11, 2002 and January 10, 2003. Includes corporate and consumer receivable-backed issues (including home equity loan issues) but excludes private-label mortgage-backed securities, CDOs, commercial paper, synthetic transactions and non-Rule 144A private placements.

(2)
Source: Association of Financial Guaranty Insurers, April 17, 2002 and April 23, 2003. Includes all funded and synthetic primary-market and secondary-market U.S. insured transactions, except municipal obligations.

        As summarized in the foregoing table, the U.S. structured finance market has experienced strong growth in recent years. U.S. structured finance obligations insured by financial guarantors have also risen over this period. More recently, however, the amount of new par insured has stabilized. This stabilization has occurred for several reasons, including greater investor acceptance of uninsured structured finance transactions, growing issuer preference for alternate forms of credit enhancement such as overcollateralization and reduced appetite among financial guarantors for certain asset classes or servicers due to risk aggregation concerns.

        Municipal Finance—Municipal finance obligations consist primarily of debt obligations issued by or on behalf of states or their political subdivisions (counties, cities, towns and villages, utility districts, public universities and hospitals, public housing and transportation authorities), other public and quasi-public entities (including non-U.S. sovereigns and subdivisions thereof), private universities and hospitals, and investor-owned utilities. These obligations generally are supported by the taxing authority of the issuer, the issuer's or underlying obligor's ability to collect fees or assessments for certain projects or public services or revenues from operations. Recently, this market has expanded to include project finance obligations, as well as other structured obligations supporting infrastructure and other public works projects.

        The following table sets forth the volume of new issues of long-term (longer than 12 months) municipal bonds and the volume of new issues of insured long-term municipal bonds over the past six years in the United States and the nine months ended September 30, 2003.

U.S. Municipal Long-Term Market

	New Money	Refundings	Total Volume	Refundings as a Percentage of Total Volume	Insured Volume	Insured Bonds as a Percentage of Total Volume
	($ in billions)
1997	$160.3	$60.2	$220.5	27.3%	$107.5	48.8%
1998	204.2	28.0	286.2	28.7	145.1	50.7
1999	189.1	38.3	227.4	16.8	105.3	46.3
2000	180.8	19.4	200.2	9.7	79.4	39.6
2001	222.8	62.9	285.7	22.0	132.2	46.3
2002	265.2	91.9	357.1	25.7	173.5	48.6
2003 (nine months)	195.2	91.3	286.5	31.9	149.0	52.0

Source:
Amounts are based upon estimated data reported by The Bond Buyer's 2003 Yearbook and The Bond Buyer's October 2003 edition. Amounts represent gross par amounts issued or insured, respectively, during such year.

        Changes in volume of municipal bond issuance since 1997 are primarily attributable to changes in the financing needs of municipalities and refunding activity related to the then-current interest rate environment. The percentage of municipal long-term bonds that are insured varies from period to period for several reasons, including the mix of credit ratings of the issuers, interest rates and market credit spreads, financial guaranty price competition and investor demand for insured versus uninsured obligations.

        International—We believe the U.K. private finance initiative ("PFI") currently provides the single largest opportunity for international expansion of financial guaranty products. U.K. government investment in essential public infrastructure has increased significantly in recent years. Since 1997, the aggregate value of issuances has increased from £2,187.6 million to £7,639.3 million in 2002. Financial guarantors have been important contributors to the growth of this market, with par insured increasing from £75.8 million in 1997 to £997.8 million in 2002. We believe U.K. issuance volume will continue to increase, as financed projects move from construction to operation and equity investors seek refinancing.

        The following table sets forth the volume of PFI issuance in the period from 1997 to 2002 and the portion of such issuance that was insured:

U.K. Private Finance Initiative Issuance

	Aggregate Issuance(1)	Par Insured(2)	Insured Penetration
	(£ in millions)
1997	£2,187.6	£75.8	3.5%
1998	2,694.9	426.6	15.8
1999	2,385.0	241.2	10.1
2000	3,661.0	482.8	13.2
2001	2,083.1	712.7	34.2
2002	7,639.3	997.8	13.1

(1)
Source: H.M. Treasury PFI Signed Projects List database—July 2003.

(2)
Source: Standard & Poor's Credit Survey of the UK Private Finance Initiative and Public Private Partnerships (April 2003).

  Financial Guaranty Reinsurance

        Financial guaranty reinsurance indemnifies the primary insurance company against part or all of the loss that the latter may sustain under a policy that it has issued. The reinsurer may itself purchase reinsurance protection ("retrocessions") from other reinsurers, thereby syndicating its own exposure.

        Reinsurance agreements take two major forms: "treaty" and "facultative." Treaty reinsurance requires the reinsured to cede, and the reinsurer to assume, specific classes of risk underwritten by the ceding company over a period of time, typically one year. Facultative reinsurance is the reinsurance of part or all of one or more policies, and is subject to separate negotiation for each cession.

        The size and growth of the financial guaranty reinsurance market is dependent on (1) the size of the primary insurance market, (2) the percentage of aggregate risk that the primary insurers cede to reinsurers, (3) regulatory, rating agency and other external risk retention limitations imposed on the primary insurers, (4) the credit allowed primary insurers by their regulators and rating agencies for ceded reinsurance, and (5) the price and availability of substitute highly rated capital facilities. As a result of expected growth in the primary financial guaranty market, rating agency capital adequacy and risk diversification requirements and the recent contraction in the availability of financial guaranty reinsurance capacity, we believe that there are growth opportunities in this market.

  Mortgage Guaranty

        Mortgage guaranty insurance is a specialized class of credit insurance that provides protection to mortgage lending institutions against the default of borrowers on mortgage loans that, at the time of the advance, had an LTV in excess of a specified ratio. In the United States, governmental agencies and private mortgage guaranty insurance compete in this market, while some lending institutions choose to self-insure against the risk of loss on high LTV mortgage loans.

        Reinsurance in the mortgage guaranty insurance industry is used to increase the insurance capacity of the ceding company, to assist the ceding company in meeting applicable regulatory and rating agency requirements, to augment the financial strength of the ceding company, and to manage the ceding company's risk profile.

        The U.S. private mortgage guaranty insurance industry, composed of only monoline insurance companies as required by law, provides two basic types of coverage: primary insurance, which protects lenders against default on individual residential mortgage loans by covering losses on such loans to a stated percentage, and pool insurance, which protects lenders against loss on an underlying pool of individual mortgages by covering the full amount of the loss (less the proceeds from any applicable primary coverage) on individual residential mortgage loans in the pool, with an aggregate limit usually expressed as a percentage of the initial loan balances in the pool. Primary and pool insurance are used to facilitate the sale of mortgage loans in the secondary mortgage market, principally to the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Fannie Mae and Freddie Mac provide indirect funding for approximately half of all mortgage loans originated in the United States. Fannie Mae and Freddie Mac are prohibited by their charters from purchasing mortgage loans with LTV's of greater than 80% unless the loans are insured by a designated mortgage guaranty insurer or some other form of credit enhancement is provided. In addition, pool insurance is often used to provide credit support for mortgage-backed securities and other secondary mortgage market transactions.

        The following table sets forth the volume of new mortgage loan originations (including refinancings) in the United States and the volume of such loans covered by private mortgage insurance over the past six years and the nine months ended September 30, 2003. Changes in origination volume during this period are primarily related to the then-current interest rate and general economic environments. Volume increased dramatically in 2001 and 2002 as low interest rates drove refinancings to record levels.

Year	Total Originations	New Private Mortgage Insurance Written	New Private Mortgage Insurance Written as a Percentage of Total Originations
		($ in billions)
1997	$859	$121	14.1%
1998	1,450	187	12.9
1999	1,310	189	14.4
2000	1,048	163	15.6
2001	2,058	283	13.7
2002	2,510	337	13.4
2003 (nine months)	2,850	318	11.2

        Source: Inside Mortgage Finance February 7, 2003 and November 14, 2003 editions.

        Private mortgage insurance in the United Kingdom is called mortgage indemnity guarantee ("MIG") and provides coverage for mortgages originated above a specified loan to value percentage, typically 75% to 80%. Most residential mortgages originated in the United Kingdom are held by the originating lender rather than sold to a third party as is common in the United States. As a result, U.K. lenders utilize MIG as a risk management tool to mitigate potential losses on their residential lending portfolios. Due to a severe housing recession in the early 1990s, most third party insurance providers of MIG ceased writing the product. As a result, many lenders set up captive insurers to write MIG.

        The following table sets forth the volume of new mortgage loan originations (including refinancings) in the United Kingdom over the past six years and the nine months ended September 30, 2003:

Year	Total Originations
(£ in billions)
1997	£ 77.3
1998	89.4
1999	114.3
2000	119.5
2001	160.2
2002	218.6
2003 (nine months)	194.9

        Source: CML Housing Finance No. 60, Winter 2003.

Our Operating Segments

        We conduct our business through three operating segments: financial guaranty direct, financial guaranty reinsurance and mortgage guaranty. The following table sets forth our gross written premiums by segment for each of the last three years and for the nine months ended September 30, 2003:

Gross Written Premiums By Segment

		Year Ended December 31,
	Nine Months Ended September 30, 2003
		2002	2001	2000
	($ in millions)
Financial guaranty direct:
Municipal finance	$2.9	$1.5	$1.9	$1.5
Structured finance	51.3	45.9	44.1	31.5

Total financial guaranty direct	54.2	47.4	46.0	33.0

Financial guaranty reinsurance:
Municipal finance	87.1	48.1	37.0	34.2
Structured finance	38.1	36.5	33.4	42.2

Total financial guaranty reinsurance	125.2	84.6	70.4	76.4

Mortgage guaranty	20.0	47.6	47.4	47.5

Total operating segments	$199.4	$179.7	$163.8	$157.0
Other	105.2	237.6	279.0	49.1

Total	$304.6	$417.2	$442.9	$206.0

  Financial Guaranty Direct

        Management uses the present value of gross premiums written to evaluate new business production for our direct financial guaranty business. The following table sets forth this measure by product line for each of the last three years and the nine months ended September 30, 2003:

		Year Ended December 31,
	Nine Months Ended September 30, 2003
		2002	2001	2000
	($ in millions)
Municipal finance	$1.5	$1.4	$3.1	—
Structured finance	62.5	94.6	113.5	$59.4

Total	$64.0	$96.0	$116.6	$59.4

        Our financial guaranty direct segment began as a means to diversify our historical focus on reinsurance. We have been building our market presence in the financial guaranty direct market over the past seven years, beginning with our single-name credit default swap business in 1996. In 2000, we expanded our direct product offerings to include credit protection on CDOs and asset-backed and mortgage-backed securities. We have made significant progress in developing the operational, underwriting, risk management, business development, investor relations and legal capabilities necessary to support a primary financial guaranty insurance business, adding a total of 35 professionals over the past four years. We began a primary financial guaranty insurance licensing program in the United States, receiving our first license in 2000. In 2003, we launched a program to insure municipal obligations in the secondary market. We currently have licenses in 41 U.S. jurisdictions.

        Since 2001, we have executed approximately 125 direct financial guaranty transactions, primarily the insurance of credit derivatives (other than single-name exposures). We expect to make greater use of insurance to deliver credit protection as we expand our direct financial guaranty business. In 2003, we executed seven direct financial guaranty insurance transactions, five in the municipal secondary markets and two new issue asset-backed transactions. Additionally, we see opportunities to expand this business internationally, particularly in project finance and structured finance. Our underwriting and business development professionals have extensive market relationships with issuers, investors, bankers and other professionals, which are crucial to this effort. We intend to capitalize on these relationships as we continue to expand our financial guaranty insurance business.

  Financial Guaranty Reinsurance

        The following table sets forth our financial guaranty reinsurance new business volume, as measured by the present value of gross premiums written by product line, for each of the last three years and the nine months ended September 30, 2003:

		Year Ended December 31,
	Nine Months Ended September 30, 2003
		2002	2001	2000
	($ in millions)
Municipal finance	$83.4	$68.6	$44.3	$32.9
Structured finance	27.6	50.9	34.1	47.2

Total	$111.0	$119.5	$78.4	$80.1

        We began reinsuring financial guaranty obligations in 1988. Over the past fifteen years, we have established our presence as a leading provider of financial guaranty reinsurance. We reinsure business on both a treaty and facultative basis. Our treaties cover the full range of sectors in which our customers participate, including municipal finance, structured finance and international obligations.

Historically, our net par outstanding has consisted primarily of municipal finance obligations reflecting the mix of business of our ceding company clients.

        We intend to maintain our leading position in this market and opportunistically grow our financial guaranty reinsurance business. Decisions by two major competitors to exit the market have significantly reduced reinsurance capacity at a time when we believe demand for financial guaranty reinsurance for this product is increasing due to strong growth in the primary market. We believe our commitment to this market, readiness to execute transactions, and financial and ratings strength afford us a significant opportunity to gain market share profitably.

  Financial Guaranty Portfolio

        The principal types of obligations covered by our financial guaranty direct and our financial guaranty reinsurance businesses are structured finance obligations and municipal finance obligations. Because both businesses involve similar risks, we analyze and monitor our financial guaranty direct portfolio and our financial guaranty reinsurance portfolio on a combined basis. In the tables that follow, our reinsurance par is reported on a one quarter lag due to the timing of receipt of reports prepared by our ceding companies. The following table sets forth our financial guaranty net par outstanding by product line as of December 31, 2002, 2001 and 2000 and September 30, 2003:

Net Par Outstanding By Product Line

		As of December 31,
	As of September 30, 2003
		2002	2001	2000
	($ in billions)
Structured Finance:
Direct	$20.6	$18.6	$13.6	$9.6
Reinsurance	13.1	12.4	13.3	11.4

Total structured finance	33.7	31.0	26.9	21.0
Municipal Finance:
Direct	2.1	1.9	1.9	1.8
Reinsurance	48.5	47.5	46.4	43.0

Total municipal finance	50.6	49.4	48.3	44.8

Total net par outstanding	$84.3	$80.4	$75.2	$65.8

        Structured Finance Obligations—We insure and reinsure a number of different types of structured finance obligations, including the following:

          Senior Layer CDOs—These include securities primarily backed by pooled corporate debt obligations, such as corporate bonds, bank loans or loan participations, asset-backed securities, residential and commercial mortgage-backed securities and trust preferred securities. These securities are often issued in "tranches," with subordinated tranches providing credit support to the more senior tranches. Our financial guaranty exposures generally are to the more senior tranches of these issues. We have also written equity layer credit protection on CDOs, which exposures are reported in our other segment.

          Consumer Receivables—These include obligations backed by consumer receivables, such as residential mortgages, home equity loans and lines of credit, automobile loans and leases, credit card receivables and other consumer receivables. Credit support is generally derived from the cash flows generated by the underlying obligations, as well as property, automobile or equipment values as applicable. Additional credit protection to our exposure may be in the form of over-collateralization, excess spread, cash reserves, first loss letters of credit, subordinated securities or a combination of the foregoing.

          Commercial Receivables—These include obligations backed by commercial mortgages, equipment leases, business loans and trade receivables. Credit support is derived from the cash flows generated by the underlying obligations, as well as property or equipment values as applicable. Additional credit protection to our exposure may be in the form of over-collateralization, excess spread, cash reserves, first loss letters of credit, subordinated securities or a combination of the foregoing. The properties backing commercial real estate-backed obligations include hotel properties, office buildings and warehouse properties.

          Other Structured Finance—Other structured finance exposures in our portfolio include bonds or other securities backed by assets not generally described in any of the other four categories.

          Single Name Corporate Credit Derivatives—These include credit derivative obligations wherein the underlying exposure is to the corporate debt, bank loan participations, trade receivables or other "borrowed money" obligations of a single corporate "reference entity." In 2003, we substantially reduced the new single name corporate credit derivatives business we write.

        The following table sets forth our new structured finance direct and reinsurance net par by bond type (stated as a percentage of total new structured finance direct and reinsurance net par) for the last three years and the nine months ended September 30, 2003:

New Structured Finance Net Par by Bond Type

		Year Ended December 31,
	Nine Months Ended September 30, 2003
		2002	2001	2000
	($ in billions)
Senior layer CDOs	46.9%	42.5%	67.9%	39.9%
Consumer receivables	27.3	35.6	20.0	22.0
Commercial receivables	18.5	11.7	3.0	1.7
Other structured finance	5.4	5.7	5.1	6.9
Single name corporate credit derivatives	1.9	4.5	4.0	29.5

Total	100.0%	100.0%	100.0%	100.0%

Total new structured finance net par	$8.1	$12.3	$10.7	$7.5

        The following table sets forth our structured finance direct and reinsurance net par outstanding by bond type (stated as a percentage of total structured finance direct and reinsurance net par outstanding) as of the dates indicated:

Structured Finance Net Par Outstanding by Bond Type

		As of December 31,
	As of September 30, 2003
		2002	2001	2000
	($ in billions)
Senior layer CDOs	47.2%	39.1%	32.2%	19.4%
Consumer receivables	24.0	27.4	30.1	36.0
Commercial receivables	14.9	11.0	5.8	4.5
Other structured finance	5.4	7.0	12.0	9.6
Single name corporate credit derivatives	8.5	15.5	19.9	30.5

Total	100.0%	100.0%	100.0%	100.0%

Total structured finance net par outstanding	$33.7	$31.0	$26.9	$21.0

        The table below shows our ten largest financial guaranty structured finance direct and reinsurance exposures by revenue source as a percentage of total financial guaranty net par outstanding as of September 30, 2003:

Ten Largest Structured Finance Exposures as of September 30, 2003

	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding	Internal Rating(1)
	($ in millions)
Absolute CDO of ABS	$594	0.7%	AAA
Triplas CDO of ABS	571	0.7	AAA
Sears Credit Card Master Trust 2002-3 Class A—Credit Cards	550	0.7	AAA
SALS 2002-6 (CDO)	540	0.6	AAA
Taurus 2001-06 (CDO)	506	0.6	A	+
Dresdner 2001-1 (CDO)	500	0.6	AAA
Houston CDO Portfolio 2000-1	470	0.6	AA
Bistro 2001-09—AAA Tranche (CDO)	450	0.5	AAA
Stars 2001-3 (CDO)	440	0.5	AAA
Merrill Lynch Dots 4 (CDO)	430	0.5	AAA

Total of top ten exposures	$5,051	6.0%

(1)
These ratings represent our internal assessment of the underlying credit quality of the insured obligations.

        Municipal Finance Obligations—We insure and reinsure a number of different types of municipal obligations, including the following:

          Tax-Backed Bonds—These include full faith and credit general obligations of municipalities and governmental authorities, as well as a variety of obligations that are supported by the issuer from specific and discrete sources of taxation, and include tax-backed revenue bonds and general fund obligations, such as lease revenue bonds. Tax-backed obligations may be secured by a lien on specific pledged tax revenues, such as a gasoline or excise tax, or incrementally from growth in property tax revenue associated with growth in property values. These obligations also include obligations secured by special assessments levied against property owners and often benefit from issuer covenants to enforce collections of such assessments and to foreclose on delinquent properties. Lease revenue bonds typically are general fund obligations of a municipality or other governmental authority that are subject to annual appropriation or abatement; projects financed and subject to such lease payments ordinarily include real estate or equipment serving an essential public purpose. Bonds in this category also include moral obligations of municipalities or governmental authorities.

          Municipal Utility Bonds—These include the obligations of all forms of municipal utilities, including electric, water and sewer utilities and resource recovery revenue bonds. These utilities may be organized in various forms, including municipal enterprise systems, authorities or joint-action agencies.

          Special Revenue Bonds—These include college and university revenue bonds and housing revenue bonds relating to both single and multi-family housing, issued by states and localities, supported by cash flow and, in some cases, insurance from such entities as the Federal Housing Administration.

          Healthcare Bonds—These include both obligations for capital construction or improvement of healthcare facilities and obligations providing funds for equipment purchase, in both cases typically secured by an underlying note of the not-for-profit corporation that owns or is to own and/or operate the related healthcare facility or healthcare system. In addition to healthcare facilities, obligors in this category include a small number of health maintenance organizations and long-term care facilities.

          Structured Municipal Bonds—These are two risk-remote, excess-of-loss exposures to portfolios of healthcare and investor-owned utility municipal obligations generally described under "Healthcare Bonds" and "Other Municipal Bonds."

          Other Municipal Bonds—These include other debt issued, guaranteed or otherwise supported by U.S. national or local governmental authorities, as well as student loans, revenue bonds, investor-owned utility obligations and obligations of some not-for-profit organizations. Also included in this category are international municipal obligations, including the obligations of sovereign and sub-sovereign non-U.S. issuers, project finance transactions involving projects leased to or supported by payments from non-U.S. governmental or quasi-governmental entities, as well as other obligations having international aspects, but which otherwise would fall within the other described categories.

        The following table sets forth our new municipal finance direct and reinsurance net par by bond type (stated as a percentage of total new municipal finance direct and reinsurance net par) for the last three years and the nine months ended September 30, 2003:

New Municipal Finance Net Par by Bond Type

		Year Ended December 31,
	Nine Months Ended September 30, 2003
		2002	2001	2000
	($ in billions)
Tax-backed	33.5%	49.7%	52.2%	46.1%
Municipal utilities	24.9	17.6	17.1	10.4
Special revenue	23.6	19.7	22.4	19.7
Healthcare	8.6	7.2	6.7	24.0
Structured municipal	—	—	0.1	—
Other municipal	9.4	5.8	1.5	(0.2)

Total	100.0%	100.0%	100.0%	100.0%

Total new municipal finance net par	$5.0	$7.6	$4.4	$2.4

        The following table sets forth our municipal finance direct and reinsurance net par outstanding by bond type (stated as a percentage of total municipal finance direct and reinsurance net par outstanding) as of the dates indicated:

Municipal Finance Net Par Outstanding by Bond Type

		As of December 31,
	As of September 30, 2003
		2002	2001	2000
	($ in billions)
Tax-backed	39.4%	39.5%	39.0%	37.7%
Municipal utilities	21.1	21.1	22.5	22.5
Special revenues	17.4	17.2	17.4	16.6
Healthcare	10.8	11.5	11.6	12.3
Structured municipal	6.7	7.1	5.9	7.6
Other municipal	4.6	3.6	3.6	3.3

Total	100.0%	100.0%	100.0%	100.0%

Total municipal finance net par outstanding	$50.6	$49.4	$48.3	$44.7

        The table below shows our ten largest financial guaranty municipal finance direct and reinsurance exposures by revenue source as a percentage of total financial guaranty net par outstanding as of September 30, 2003:

Ten Largest Municipal Finance Exposures as of September 30, 2003

	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding	Internal Rating(1)
	($ in millions)
California State General Obligation & Leases	$913	1.1%	BBB
Long Island Power Authority	731	0.9	A	-
New Jersey State General Obligation & Leases	725	0.9	AA
New York City General Obligation	696	0.8	A
Denver Colorado Airport System	637	0.8	A
Chicago Illinois General Obligation	595	0.7	A	+
Puerto Rico Electric Power Authority	555	0.7	A	-
Massachusetts State GO & Bay Transportation & Leases	541	0.6	AA	-
New York State Metro Transit Authority—Transportation Revenue	539	0.6	A
New York City Municipal Water Finance Authority	510	0.6	AA

Total of top ten exposures	$6,443	7.7%

(1)
These ratings represent our internal assessment of the underlying credit quality of the insured obligations.

  Financial Guaranty Portfolio by Internal Rating

        The following table sets forth our financial guaranty portfolio as of September 30, 2003 by internal rating:

Financial Guaranty Portfolio by Internal Rating

Rating Category(1)	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding
	($ in billions)
AAA	$24.7	29.3%
AA	17.4	20.6
A	29.3	34.7
BBB	11.5	13.7
Below investment grade	1.4	1.7

Total	$84.3	100.0%

(1)
These ratings represent our internal assessment of the underlying credit quality of the insured obligations.

  Financial Guaranty Portfolio by Geographic Area

        We are licensed to write financial guaranty coverage in 41 U.S. jurisdictions. We have established a subsidiary in the United Kingdom and have applied to the Financial Services Authority for authorization for that subsidiary to write financial guaranty insurance and reinsurance. We intend to seek further authorization for this subsidiary to write financial guaranty insurance and reinsurance elsewhere in the European Union.

        The following table sets forth the geographic distribution of our financial guaranty portfolio as of September 30, 2003:

Financial Guaranty Portfolio by Geographic Area

	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding
	($ in billions)
United States:
California	$6.8	8.1%
New York	5.5	6.5
Texas	3.2	3.8
Illinois	2.8	3.3
Florida	2.7	3.2
Pennsylvania	2.1	2.5
New Jersey	1.9	2.2
Massachusetts	1.7	2.0
Puerto Rico	1.5	1.8
Washington	1.2	1.4
Other states	17.2	20.4
Mortgage and structured	32.0	38.0

Total U.S.	78.6	93.2
International	5.7	6.8

Total	$84.3	100%

  Financial Guaranty Portfolio by Issue Size

        We seek broad coverage of the market by insuring and reinsuring small and large issues alike. The following table sets forth the distribution of our portfolio as of September 30, 2003 by original size of our exposure:

Financial Guaranty Portfolio by Issue Size

Original Par Amount Per Issue	Number of Issues	Percent of Total Number of Issues	Net Par Amount Outstanding	% of Total Net Par Amount Outstanding
	($ in billions)
Less than $10.0 million	8,880	82.3%	$4.5	5.3%
$10.0 through $24.9 million	872	8.1	9.4	11.2
$25.0 through $49.9 million	475	4.4	11.2	13.3
$50.0 million and above	559	5.2	59.2	70.2

Total	10,786	100.0%	$84.3	100.0%

  Financial Guaranty Portfolio by Source

        The following table sets forth our financial guaranty portfolio as of and for the nine months ended September 30, 2003 by source:

Financial Guaranty Portfolio by Source

	Gross Par In Force	Gross Par Written
	($ in billions)
Direct	$24.5	$5.2
FSA	20.7	3.3
MBIA	19.7	2.6
FGIC	12.8	0.5
Ambac	7.7	1.2
Other ceding companies	1.6	0.2

Total	$87.0	$13.0

  Mortgage Guaranty

        Mortgage guaranty reinsurance comprises the bulk of our mortgage business. We provide reinsurance of primary mortgage insurance and pool insurance in the United States on a quota share and excess of loss basis. Quota share reinsurance describes all forms of reinsurance in which the reinsurer shares in a proportional part of the original premiums and losses of the business ceded by the primary company (subject to a ceding commission). Excess of loss reinsurance refers to reinsurance which indemnifies the ceding company for that portion of the loss that exceeds an agreed-upon "retention." There has been a decrease in demand for our quota share mortgage guaranty reinsurance products over the last five years, as primary mortgage insurers have rebuilt their capital bases. This trend has not impacted our excess of loss business, which has remained relatively stable.

        In response to trends in the U.S. quota share market, we are diversifying our customer base beyond the primary mortgage insurers. We are developing a wholesale primary mortgage guaranty insurance strategy, under which we will offer mortgage insurance products directly to mortgage lenders and investors. We intend to enter into relationships in which the insured retains the first loss, thereby aligning its financial interests with ours. Where the insured retains responsibility for the first loss, the insured has an economic incentive to prudently underwrite and service its mortgage loans. This wholesale strategy is similar to the way we approach our U.K. mortgage guaranty business. We believe it will allow us to continue to emphasize our core underwriting skills, while providing cost-efficient access to the mortgage guaranty market through a new distribution channel.

        In the United Kingdom, we are a leading provider of excess of loss reinsurance to lender captives and third-party insurers. The demand for MIG reinsurance in the United Kingdom has remained stable for the past several years. We have entered into multi-year reinsurance arrangements with several lenders and third-party insurers. We believe our ten-year track record and ability to create economically attractive MIG reinsurance products will enable us to maintain and expand our U.K. customer base in the future.

        We also participate in the mortgage reinsurance markets in Ireland, Hong Kong and Australia. We reinsure in these markets on an excess of loss basis with high attachment points and believe that our risk of loss on these transactions is remote.

        We have also written a small amount of U.S. commercial real estate residual value insurance and intend to expand this product line commencing in 2004. Commercial real estate residual value insurance guarantees payment at maturity of the balloon portion of a note secured by a mortgage on commercial property.

  Mortgage Portfolio

        The following table sets forth our mortgage insurance and reinsurance risk in force by geographic region as of September 30, 2003:

Mortgage Guaranty Risk In Force By Geographic Region

	Risk In Force	Percent
	($ in millions)
United States	$726.3	35.7%
United Kingdom	985.2	48.4
Ireland	146.3	7.2
Hong Kong	129.6	6.3
Australia	49.5	2.4

Total	$2,036.9	100.0%

        The following tables set forth, for each geographic region, details regarding our mortgage insurance and reinsurance risk in force as of September 30, 2003 based upon LTV:

Mortgage Guaranty LTV by Geographic Region

United States	Risk In Force	Percent
	($ in millions)
Greater than 95%	$33.3	4.6%
Greater than 90% but less than or equal to 95%	357.9	49.3
Greater than 85% but less than or equal to 90%	275.8	38.0
Greater than 80% but less than or equal to 85%	33.8	4.6
Less than or equal to 80%	25.5	3.5

Total	$726.3	100.0%

United Kingdom	Risk In Force	Percent
	($ in millions)
Greater than 95%	$88.2	8.9%
Greater than 90% but less than or equal to 95%	407.9	41.4
Greater than 85% but less than or equal to 90%	230.7	23.4
Greater than 80% but less than or equal to 85%	150.4	15.3
Less than or equal to 80%	108.0	11.0

Total	$985.2	100.0%

Ireland	Risk In Force	Percent
	($ in millions)
Greater than 95%	$—	—
Greater than 90% but less than or equal to 95%	76.4	52.2%
Greater than 85% but less than or equal to 90%	31.6	21.6
Greater than 80% but less than or equal to 85%	19.8	13.5
Less than or equal to 80%	18.5	12.7

Total	$146.3	100.0%

Hong Kong	Risk In Force	Percent
	($ in millions)
Greater than 95%	$0.1	0.1%
Greater than 90% but less than or equal to 95%	43.8	33.8
Greater than 85% but less than or equal to 90%	50.8	39.2
Greater than 80% but less than or equal to 85%	19.9	15.3
Less than or equal to 80%	15.0	11.6

Total	$129.6	100.0%

Australia	Risk In Force	Percent
	($ in millions)
Greater than 95%	$0.6	1.2%
Greater than 90% but less than or equal to 95%	4.9	9.9
Greater than 85% but less than or equal to 90%	10.3	20.8
Greater than 80% but less than or equal to 85%	4.8	9.7
Less than or equal to 80%	28.9	58.4

Total	$49.5	100.0%

        The following table sets forth our mortgage guaranty risk in force as of September 30, 2003 by U.S. jurisdictions:

Mortgage Guaranty Insurance and Reinsurance Risk in Force by U.S. Jurisdictions

Percent of U.S. Risk In Force
California	11.5%
Florida	9.4
New York	9.2
Texas	7.3
Georgia	5.2
Pennsylvania	5.0
New Jersey	4.4
Arizona	3.4
Illinois	3.1
North Carolina	3.1
Other	38.4

Total	100.0%

Other

        We have participated in several lines of business that are reflected in our historical financial statements but in which we have stopped, or intend to stop, writing new business, including equity layer credit protection, trade credit reinsurance, title reinsurance, LA&H and auto residual value reinsurance. Also included in this segment is the impact of the affiliate reinsurance transactions described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Summary of Significant Affiliate Transactions."

        Our equity layer credit protection business consists of first loss and mezzanine layer participations in credit derivatives or total rate of return swaps written on portfolios of primarily investment grade corporate credits and highly-rated classes of structured securities. We stopped writing this business in early 2003.

        Trade credit insurance protects sellers of goods and services from the risk of non-payment of trade receivables. We participate in this market as a reinsurer. However, we intend to stop writing this business in early 2004.

        We offer title reinsurance products derived from excess of loss and quota share reinsurance products, on both a treaty and facultative basis, in the United States. We also provide legal indemnity reinsurance in the United Kingdom. We expect this business will be conducted by an affiliate of ACE after this offering.

        We participated in a limited number of LA&H reinsurance transactions, all of which were transferred, through assignment or retrocession, to a subsidiary of ACE. We stopped writing this business in late 2001.

        Auto residual value reinsurance protects automobile lessors and balloon note lenders against the risk that the actual value of an automobile at lease end or loan maturity will be less than the projected residual value of the automobile. We stopped writing new business in this line in 2001.

Underwriting

        The underwriting, operations and risk management guidelines, policies and procedures of our insurance and reinsurance subsidiaries are tailored to their respective businesses, providing multiple levels of credit review and analysis.

        Each asset class, and each bond type within an asset class, has specific underwriting criteria. Critical risk factors for proposed municipal finance exposures include, for example, the credit quality of the issuer, the type of issue, the repayment source, security pledged, the presence of restrictive covenants, and the issue's maturity. Criteria have also been developed for each bond type within this class, reflecting economic and social factors affecting that bond type, including the importance of the proposed project, the financial management of the project and of the issuer, and various legal and administrative factors.

        Structured finance obligations generally present three distinct forms of risk: (1) asset risk, pertaining to the amount and quality of assets underlying an issue; (2) structural risk, pertaining to the extent to which an issue's legal structure provides protection from loss; and (3) execution risk, which is the risk that poor performance by a servicer contributes to a decline in the cash flow available to the transaction. Each risk is addressed in turn through our underwriting guidelines. Generally, the amount and quality of asset coverage required with respect to a structured finance exposure is dependent upon the historic performance of the subject asset class, or those assets actually underlying the risk proposed to be insured or reinsured. Future performance is extrapolated from this history, taking into account economic, social and political factors affecting that asset class as well as, to the extent feasible, the subject assets themselves. Conclusions are then drawn about the amount of over-collateralization or other credit enhancement necessary in a particular transaction in order to protect investors (and therefore the insurer or reinsurer) against poor asset performance. In addition, structured securities usually are designed to protect investors (and therefore the guarantor) from the bankruptcy or insolvency of the entity which originated the underlying assets, as well as the bankruptcy or insolvency of the servicer of those assets.

  Underwriting Procedures

        Each insurance, facultative reinsurance and credit derivative transaction passing an initial underwriting "screen," intended to test the desirability of the proposed exposure, is assigned to a team including relevant underwriting and legal personnel. Finance personnel review the proposed exposure for compliance with applicable accounting standards and investment guidelines. The team reviews the structure of the transaction, and the underwriter reviews credit issues pertinent to the particular line of business. In our structured financial guaranty and mortgage guaranty lines, underwriters create computer models to stress cash flows in their assessment of the risk inherent in a particular transaction. For reinsurance transactions, stress model results may be provided by the primary insurer. Stress models are developed internally by our underwriting department and reflect both empirical research as well as information gathered from third parties, such as rating agencies, investment banks or servicers. Where warranted to assess a particular credit risk properly, we may perform a due diligence audit in connection with a transaction. A due diligence audit will include, among other things, meetings with management, review of underwriting and operational procedures, file reviews, and review of financial procedures and computer systems. The structure of a transaction is also scrutinized from a legal perspective by in-house and, where appropriate, external counsel, and specialty legal expertise is consulted when our legal staff deems it appropriate.

        Upon completion of underwriting analysis, the underwriter prepares a formal credit report that is submitted to an underwriting committee for review. We will not commit to assume any risk until the risk has been approved by the appropriate underwriting committee.

  Treaty Underwriting

        The procedures for underwriting treaty business differ somewhat from those for facultative reinsurance, as we make a forward commitment to reinsure business from a ceding company for a specified period of time. Although we have the ability to exclude certain classes or categories of risk from a treaty, we have a limited ability to control the individual risks ceded pursuant to the terms of the treaty. As a result, we enter into reinsurance treaties only with ceding companies with proven track records and after extensive underwriting due diligence with respect to the proposed cedent. Prior to entering into a reinsurance treaty, we meet with senior management, underwriters, risk managers, and accounting and systems personnel of the proposed cedent. We evaluate the ceding company's underwriting expertise and experience, capital position, in-force book of business, reserves, cash flow, profitability and financial strength. We actively monitor ceded treaty exposures. Collected data is evaluated regularly to detect ceded risks that are inconsistent with our expectations. If appropriate and permitted under the terms of the treaty, we add exclusions in response to risks identified during our evaluations. Our risk management department conducts periodic surveillance audits of each ceding company. The audits entail review of both underwriting and surveillance files, as well as meetings with management. Information gathered during these audits is used to re-evaluate treaties at the time of renewal.

Risk Management

        Our risk management personnel are responsible for transactional and treaty surveillance, insured portfolio management, risk syndication and claims administration. Risk management, in consultation with the chief underwriting officer, sets risk limits for each line of business and designates those risks which are to be excluded from our reinsurance treaty assumptions. Tailored surveillance strategies have been developed for each type of exposure, depending upon the credit risk inherent in the exposure, with a view to determining credit trends in the insured book and making recommendations on portfolio management and risk mitigation strategies, to the extent appropriate.

        We also seek to mitigate the risk inherent in our exposures through the purchase of third party reinsurance or retrocessions, and also periodically purchase derivative contracts to alleviate all or a portion of this risk.

  Direct Businesses

        We conduct surveillance procedures to closely track risk aggregations and monitor performance of each risk. For municipal risk, we have review schedules for each credit dependent on the underlying rating of the credit and the revenue type. Credits perceived to have greater risk profiles are reviewed more frequently than other credits or classes of credits which historically have had few defaults. In the event of credit deterioration of a particular exposure, we review the credit more frequently and take remedial action as permitted by the terms of the transaction.

        For structured securities and certain mortgage risks, we periodically collect data, usually monthly or quarterly, and compare actual default and delinquency statistics to those generated by our models. To the extent that a transaction is performing materially below expectations, we take steps to mitigate the potential for loss. Such steps include meetings with servicers, re-evaluation of loan files and, in the most extreme cases, removal of the servicer.

        We have created computerized models to track performance of other large direct business lines including CDOs and credit derivatives on corporate debt. These systems incorporate risk tracking tools such as credit spreads and ratings which are obtained from third parties and incorporated into computerized risk tracking systems.

  Reinsurance Businesses

        Our risk management personnel take steps to ensure that the primary insurer is managing risk pursuant to the terms of the applicable reinsurance agreement. To this end, we conduct periodic audits of ceding companies. We may conduct additional surveillance audits during the year, at which time underwriting, surveillance and claim files of the ceding company are reviewed.

  Closely Monitored Credits; Claims Procedures

        The risk management department maintains a list of closely monitored credits ("CMC") to track those credits that we believe have a heightened risk of claim. The list includes both reinsurance and insurance business. Credits on the CMC are reviewed on an on-going basis, while the CMC itself is updated on a monthly basis and distributed to the risk management committee and to senior management. The CMC is divided into four categories: low priority (Category 1), medium priority (Category 2), high priority (Category 3), and salvage (Category 4). Category 1 credits are fundamentally sound credits characterized by greater than normal risk. Additional risk may result from adverse circumstances at companies affiliated with an issuer, unfavorable market conditions or a manageable degree of financial deterioration. Category 2 credits exhibit a weakening credit profile which may result in a loss. These credits may require active management by us or, in the case of reinsurance, the ceding company. The risk of further deterioration in the credit, combined with the uncertain amount and timing of possible loss, necessitate very close monitoring of the situation. Category 3 credits are those for which losses are likely to occur soon or are already in process. Within this category, claims are considered both probable and estimable and, as such, usually require the posting of case reserves. Category 4 credits are those for which all or substantially all of the claim has been paid or incurred. For these exposures we undertake to maximize recoveries and salvage.

Losses and Reserves

        Reserve for losses and LAE includes case reserves, IBNR reserves and portfolio reserves. Case reserves are established when specific insured obligations are in or near default. Case reserves represent the present value of expected future loss payments and LAE, net of recoveries but before considering ceded reinsurance. Financial guaranty insurance and reinsurance case reserves are discounted at 6%, which is the approximate taxable equivalent yield on our investment portfolio.

        IBNR is an estimate of losses for which the insured event has occurred but the claim has not yet been reported to us. In establishing IBNR, we use traditional actuarial methods to estimate the reporting lag of such claims based on historical experience, claim reviews and information reported by ceding companies. We record IBNR for mortgage guaranty reinsurance within our mortgage guaranty segment and for title reinsurance, auto residual value reinsurance and trade credit reinsurance within our other segment.

        We record portfolio reserves for financial guaranty insurance and reinsurance, credit derivatives and mortgage guaranty business. Portfolio reserves are established with respect to the portion of our business for which case reserves have not been established. Portfolio reserves are established in an amount equal to the portion of actuarially estimated ultimate losses related to premiums earned to date as a percentage of total expected premiums for that in-force business. Actuarially estimated ultimate losses on financial guaranty exposures are principally based on the historical default loss experience of municipal and structured finance obligations and corporate bonds and the current credit quality of insured obligations, and are net of expected recoveries. Actuarially estimated ultimate losses on mortgage guaranty reinsurance are principally determined based on historical industry loss experience, net of expected recoveries. During an accounting period, portfolio reserves increase or decrease based on changes in the aggregate net amount at risk and the probability of default resulting from changes in credit quality of insured obligations, if any.

        We update our estimates of loss and LAE reserves quarterly. Loss assumptions used in computing loss and LAE reserves are periodically updated for emerging experience, and any resulting changes in reserves are recorded as a charge or credit to earnings in the period such estimates are changed. Due to the inherent uncertainties of estimating loss and LAE reserves, actual experience may differ from the estimates reflected in our combined financial statements, and the differences may be material.

        The following table provides a reconciliation of the beginning and ending balances of the reserve for losses and LAE, including case, IBNR and portfolio reserves:

	Year Ended December 31,
	2002	2001	2000
	($ in millions)
Balance at January 1	$401.1	$171.0	$195.4
Less reinsurance recoverable	(70.1)	(14.8)	(8.4)

Net balance at January 1	331.0	156.2	187.0
Incurred loss and loss adjustment expenses	120.3	177.5	30.4
Loss and loss adjustment expenses paid and recovered	(87.2)	(29.1)	(61.3)
Value of reinsurance business assumed	(6.1)	26.4	—

Net balance at December 31	358.0	331.0	156.2
Plus reinsurance recoverable	100.8	70.1	14.8

Balance at December 31	$458.8	$401.1	$171.0

Ratings

        As of the date of this prospectus, our insurance company subsidiaries have been assigned the following insurance financial strength ratings:

	Moody's*	S&P		Fitch
AGC Guaranty Corp.	Aa2	AAA	**	Not rated	***
AGC International Ltd.	Aa3	AA		AA
AGC Overseas Ltd.	Aa3	AA		AA
AGC Mortgage Insurance Company	Aa3	AA		AA

*
In connection with the announcement of this offering, Moody's changed all of the ratings outlooks from "Stable" to "Developing."

**
AGC Guaranty's S&P ratings outlook is "Negative."

***
ACE and Fitch both agreed to withdraw AGC Guaranty's Fitch rating.

        In addition, AGC International and AGC Overseas carry financial enhancement ratings ("FER") from S&P of AA. The ratings of AGC Overseas and AGC Mortgage are dependent upon support in the form of keepwell agreements. AGC International provides a keepwell to its subsidiary, AGC Overseas. AGC Overseas provides a keepwell to its subsidiary, AGC Mortgage. Pursuant to the terms of these agreements, each of AGC International and AGC Overseas agrees to provide funds to their respective subsidiaries sufficient for those subsidiaries to meet their obligations.

        The major rating agencies have developed and published rating guidelines for rating financial guaranty and mortgage guaranty insurers and reinsurers. The financial strength ratings assigned by S&P, Moody's and Fitch are based upon factors relevant to policyholders and are not directed toward the protection of investors in our common shares. The rating criteria used by the rating agencies in establishing these ratings include consideration of the sufficiency of capital resources to meet projected growth (as well as access to such additional capital as may be necessary to continue to meet applicable capital adequacy standards), the company's overall financial strength, and demonstrated management expertise in financial guaranty and traditional reinsurance, credit analysis, systems development, marketing, capital markets and investment operations. Obligations insured by AGC Guaranty generally are rated AAA and Aa2 by S&P and Moody's, respectively, by virtue of such insurance. These ratings reflect only the views of the respective rating agencies, and are not recommendations to buy, sell or hold securities, and are subject to revision or withdrawal at any time.

        The ratings agencies will grant credit to primary companies in their calculations of required capital and single risk limits for reinsurance ceded. The amount of credit is a function of the financial strength rating of the reinsurer. For example, S&P has established the following reinsurance credit for business ceded to a monoline reinsurer:

	Monoline Reinsurer Rating
Ceding Company Rating
	AAA	AA	A	BBB
AAA	100%	70%	50%	n/a
AA	100	75	70	50%
A	100	80	75	70
Below A: Not applicable.

        For reinsurance ceded to a multiline reinsurer, S&P recently has re-examined its methodology for the determination of reinsurance credit. In the course of its examination, S&P considered the effect of having both monoline and multiline companies in the industry, determining that multiline reinsurers had not demonstrated sufficient commitment to participation in the industry and occasionally had handled claims for financial guaranty reinsurance as they handle claims in their other business lines. S&P therefore determined that no rating agency reinsurance credit would be accorded cessions to multiline reinsurance companies that had not demonstrated their willingness and ability to make timely payment, which willingness and ability is measured by a FER from S&P. Both of AGC International and AGC Overseas, as multiline reinsurers, have requested and received FERs of "AA." FERs are assigned by S&P to multiline insurers requesting the rating who meet stringent criteria identifying the company's capacity and willingness to pay claims on a timely basis. S&P has established the following reinsurance credit for business ceded to a multiline reinsurer carrying an FER:

	Multiline Reinsurer Rating
Ceding Company Rating
	AAA	AA	A	BBB
AAA	95%	65%	45%	n/a
AA	95	70	65	45%
A	95	75	70	65
Below A: Not applicable.

Investments

        Our principal objectives in managing our investment portfolio are: (1) to preserve our subsidiaries' financial strength ratings; (2) to maximize total after-tax return in a risk controlled investment approach; (3) to maintain sufficient liquidity to cover unexpected stress in the insurance portfolio; and (4) to manage investment risk within the context of the underlying portfolio of insurance risk. Investment guidelines at each of our operating subsidiaries are tailored to the needs of the subsidiary, and seek to meet applicable regulatory requirements, to maintain an asset mix consistent with the subsidiary's financial strength ratings, to maximize after-tax return in a risk-controlled manner, and to maintain sufficient liquidity to cover unexpected stress in the applicable insurance portfolio.

        We have a formal review process for all securities in our investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include: (1) securities whose market values have declined by 20% or more below amortized cost for a continuous period of at least six months; (2) recent credit downgrades of the applicable security or the issuer by rating agencies; (3) the financial condition of the applicable issuer; (4) whether scheduled interest payments are past due; and (5) whether we have the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value. If we believe a decline in the value of a particular investment is temporary, we record the decline as an unrealized loss in accumulated other comprehensive income in shareholders' equity on our combined balance sheets. If we believe the decline is "other than temporary," we write down the carrying value of the investment and record a loss on our statements of operations. Our assessment of a decline in value includes management's current judgment of the factors noted above. If that judgment changes in the future, we may ultimately record a loss after having originally concluded that the decline in value was temporary.

        As of September 30, 2003, we did not have below investment grade securities or non-rated securities in our investment portfolio. For additional information regarding our investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Investment Portfolio."

Competition

        Our principal competitors in the market for financial guarantees are Ambac, FGIC, FSA and MBIA, as well as recent entrants XL Capital and CDC IXIS, all of which have AAA and Aaa ratings from S&P and Moody's. Banks, smaller and lower rated financial guaranty insurance companies and multiline insurers and reinsurers also participate in the broader credit enhancement market. The principal competitive factors are: (1) premium rates; (2) conditions precedent to the issuance of a policy related to the structure and security features of a proposed bond issue; (3) the financial strength ratings of the guarantor; and (4) the quality of service and execution provided to issuers, investors and other clients of the issuer. Financial guaranty insurance also competes domestically and internationally with other forms of credit enhancement, including the use of senior and subordinated tranches of a proposed structured finance obligation and/or overcollateralization or cash collateral accounts, as well as more traditional forms of credit support.

        Our principal competitors in the financial guaranty reinsurance market are Radian Reinsurance Inc., RAM Reinsurance Company Ltd., Swiss Reinsurance Company, Tokio Marine & Fire Insurance Co., Ltd. and XL Financial Assurance Ltd. AXA Reinsurance Finance, S.A., discontinued its financial guaranty reinsurance business in 2002 and is currently in runoff. In 2002, American Reinsurance Company announced its decision to exit the financial guaranty reinsurance market. In October 2003, MBIA, RenaissanceRe Holdings Ltd., Koch Financial Corporation and PartnerRe Ltd. announced that they were in discussions regarding the formation of a new Bermuda-based financial guaranty reinsurance company. Competition in the financial guaranty reinsurance business is based upon many factors, including overall financial strength, pricing, service and evaluation of claims-paying ability by the major rating agencies.

        The U.S. private mortgage insurance industry consists of eight active mortgage guaranty insurers: CMG Mortgage Insurance Company, General Electric Mortgage Insurance Company, Mortgage Guaranty Insurance Company, PMI Mortgage Insurance Co., United Guaranty Residential Insurance Company, Radian Guaranty Inc., Republic Mortgage Insurance Company and Triad Mortgage Insurance Company. These mortgage guaranty insurers do not use a material amount of third-party reinsurance. They do, however, employ various risk-sharing arrangements with their affiliated companies. In addition, lender-owned "captive" companies are a significant source of reinsurance capacity for the industry. In the United Kingdom, we face competition from affiliates of U.S. private mortgage guaranty insurers, which primarily write excess of loss reinsurance for MIG captives.

Regulation

  General

        The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. We are subject to extensive regulation under applicable statutes in the United States and the United Kingdom. In Bermuda, we operate under a relatively less intensive regulatory regime.

  United States

        AGC Holdings has three operating insurance subsidiaries domiciled in the United States, which we refer to collectively as the "AGC U.S. Subsidiaries."

        AGC Guaranty is a Maryland-domiciled insurance company licensed to write financial guaranty insurance and reinsurance (and in some states casualty, surety and other lines) in 41 U.S. jurisdictions. AGC Guaranty has license applications pending, or intends to file an application, in each of those states in which it is not currently licensed. AGC Guaranty is also licensed as a Class 3 insurer in Bermuda (AGC Guaranty is subject to certain Bermuda laws including restrictions on payment of dividends, return of capital and distributions). AGC Risk Assurance Company, a wholly-owned subsidiary of AGC Guaranty, is a Maryland-domiciled and licensed insurance company. It is licensed to conduct surety business. To date, it has not transacted any business.

        AGC Mortgage is a New York corporation licensed as a mortgage guaranty insurer in the State of New York and in the District of Columbia and thereby is authorized solely to transact the business of mortgage guaranty insurance and reinsurance. AGC Mortgage is an approved or accredited reinsurer in the States of California, Illinois and Wisconsin.

  Insurance Holding Company Regulation

        AGC Holdings and the AGC U.S. Subsidiaries are subject to the insurance holding company laws of Maryland and New York. These laws generally require each of the AGC U.S. Subsidiaries to register with its respective domestic state insurance department and annually to furnish financial and other information about the operations of companies within their holding company system. Generally, all transactions among companies in the holding company system to which any of the AGC U.S. Subsidiaries is a party (including sales, loans, reinsurance agreements and service agreements) must be fair and, if material or of a specified category, such as service agreements, require prior notice and approval or non-disapproval by the insurance department where the applicable subsidiary is domiciled.

  Change of Control

        Before a person can acquire control of a U.S. domestic insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us that some or all of our stockholders might consider to be desirable, including in particular unsolicited transactions.

  State Insurance Regulation

        State insurance authorities have broad regulatory powers with respect to various aspects of the business of U.S. insurance companies, including licensing these companies to transact business, accreditation of reinsurers, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, regulating investments and dividends, and, in certain instances, approving policy forms and related materials and approving premium rates. State insurance laws and regulations require the AGC U.S. Subsidiaries to file financial statements with insurance departments everywhere they are licensed, authorized or accredited to conduct insurance business, and their operations are subject to examination by those departments at any time. The AGC U.S. Subsidiaries prepare statutory financial statements in accordance with Statutory Accounting Practices, or SAP, and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Market conduct examinations generally are carried out in cooperation with the insurance departments of other states under guidelines promulgated by the National Association of Insurance Commissioners.

        Financial examinations are conducted by the state of domicile of the insurer. The Maryland Insurance Administration conducts a periodic examination of insurance companies domiciled in Maryland every five years. During 2003, the Maryland Insurance Administration completed its field work in connection with a five-year examination of AGC Guaranty for the period from 1997 through 2001. The Report on Financial Examination, issued by the Maryland Insurance Administration on October 10, 2003 in connection with such examination, did not contain any materially adverse findings. The New York Insurance Department, the regulatory authority of the domiciliary jurisdiction of AGC Mortgage, conducts a periodic examination of insurance companies domiciled in New York, also at five-year intervals. During 2003, the New York Insurance Department completed its field work in connection with its examination of AGC Mortgage for the period from 1998 though 2002. The report on the examination, which is currently in draft form, does not contain any materially adverse findings.

        The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

  State Dividend Limitations

        Maryland.    The principal source of cash for the payment of debt service and dividends by AGC Holdings is the receipt of dividends from AGC Guaranty. Under current Maryland insurance law, as it applies to AGC Guaranty, any proposed payment of a dividend or distribution may only be paid out of "earned surplus." "Earned surplus" is defined as the part of surplus that, after deduction of all losses, represents the net earnings, gains or profits that have not been distributed to shareholders as dividends, transferred to stated capital, transferred to capital surplus, or applied to other purposes permitted by law, but does not include unrealized capital gains or reevaluation of assets. If a dividend or distribution is an "extraordinary dividend," it must be reported to, and approved by, the Insurance Commissioner prior to payment. An "extraordinary dividend" is defined to be any dividend or distribution to stockholders, such as AGC Holdings, which together with dividends paid during the preceding twelve months exceeds the lesser of 10% of an insurance company's policyholders' surplus at the preceding December 31 or 100% of AGC Guaranty's adjusted net investment income during that period. Further, an insurer may not pay any dividend or make any distribution to its shareholders unless the insurer notifies the Insurance Commissioner of the proposed payment within five business days following declaration and at least ten days before payment. The Insurance Commissioner may declare that such dividend not be paid if the Commissioner finds that the insurer's policyholders' surplus would be inadequate after payment of the dividend or could lead the insurer to a hazardous financial condition. As of December 31, 2002, the maximum amount available during 2003 for the payment of dividends by

AGC Guaranty which would not be characterized as "extraordinary dividends" was approximately $28.7 million.

        New York.    Under the New York Insurance Law, AGC Mortgage may declare or pay any dividend only out of "earned surplus," which is defined as that portion of the company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends or transferred to stated capital, capital surplus or contingency reserves, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. Additionally, no dividend may be declared or distributed in an amount which, together with all dividends declared or distributed by it during the preceding twelve months, exceeds the lesser of 10% of AGC Mortgage's statutory surplus as shown on its latest statutory financial statement on file with the New York Superintendent of Insurance, or 100% of AGC Mortgage's adjusted net investment income during that period, unless, upon prior application, the Superintendent approves a greater dividend or distribution after finding that the company will retain sufficient surplus to support its obligations and writings. As of December 31, 2002, the maximum amount available during 2003 for the payment of dividends by AGC Mortgage which would not be characterized as "extraordinary dividends" was approximately $2.1 million.

  Contingency Reserves

        In accordance with Maryland law and regulations, AGC Guaranty maintains a contingency reserve for the protection of policyholders against the effect of adverse economic cycles. The contingency reserve is maintained for each obligation and is equal to the greater of 50% of the premiums written or a percentage of principal guaranteed (which percentage varies from 0.55% to 2.5% depending on the nature of the asset). The contingency reserve is put up over a period of either 15 or 20 years, depending on the nature of the obligation, and then taken down over the same period of time. The contingency reserve may be maintained net of reinsurance.

        Under the New York Insurance Law, AGC Mortgage must establish a contingency reserve to protect policyholders against the effect of adverse economic cycles. This reserve is established out of net premiums (gross premiums less premiums returned to policyholders) remaining after the statutory unearned premium reserve is established. Contributions to the contingency reserve must equal 50% of remaining earned premiums and, except as otherwise approved by the Superintendent of Insurance, must be maintained in the contingency reserve for a period of 120 months. Reinsurers are required to establish a contingency reserve equal to their proportionate share of the reserve established by the ceding company. AGC Mortgage's contingency reserve as of December 31, 2002 met these requirements.

  Risk-to-Capital Requirements

        Under the New York Insurance Law, AGC Mortgage's total liability, net of applicable reinsurance, under its aggregate insurance policies may not exceed 25 times its total policyholders' surplus, commonly known as the "risk-to-capital" requirement. As of December 31, 2002, the consolidated risk-to-capital ratio for AGC Mortgage was below the limit.

  Investments

        The AGC U.S. Subsidiaries are subject to laws and regulations that require diversification of their investment portfolio and limit the amount of investments in certain asset categories, such as below investment grade fixed maturity securities, equity real estate, other equity investments, and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus, and, in some instances, would require divestiture of such non-qualifying investments. We believe that the investments made by the AGC U.S. Subsidiaries complied with such regulations as of December 31, 2002. In addition, any investment must be approved by the insurance company's board of directors or a committee thereof that is responsible for supervising or making such investment.

  Operations of Our Non-U.S. Insurance Subsidiaries

        The insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by unlicensed or non-accredited insurers and reinsurers. None of AGC Guaranty (UK), AGC International or AGC Overseas is admitted to do business in the United States. We do not intend that AGC Guaranty (UK), AGC International or AGC Overseas will maintain offices or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction in the United States where the conduct of such activities would require it to be admitted or authorized.

        In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the ceding company's state of domicile is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the ceding company's liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period), loss reserves and loss expense reserves ceded to the reinsurer. The great majority of states, however, permit a credit on the statutory financial statement of a ceding insurer for reinsurance obtained from a non-licensed or non-accredited reinsurer to the extent that the reinsurer secures its reinsurance obligations to the ceding insurer by providing a letter of credit, trust fund or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited.

  Bermuda

        Each of the Bermuda Subsidiaries is an insurance company incorporated in Bermuda, registered and licensed as a "Class 3" insurer and a long-term insurer under the Insurance Act 1978 of Bermuda. AGC Guaranty is permitted under a revocable permit granted under the Companies Act 1981 of Bermuda (the "Companies Act") to engage in and carry on trade and business limited to engaging in certain non-US financial guarantee insurance and reinsurance outside Bermuda from a principal place of business in Bermuda, subject to compliance with the conditions attached to the permit and relevant provisions of the Companies Act (including having a Bermuda principal representative for the Companies Act purposes, restrictions on activities in Bermuda, publication and filing of prospectuses on public offerings of securities, registration of charges against its assets and certain winding up provisions). AGC Guaranty is also licensed as a Class 3 insurer in Bermuda. AGC International was incorporated on December 19, 1996 and received its insurance license on December 24, 1996; AGC Overseas was incorporated on March 7, 1994 and received its insurance license on March 16, 1994. AGC Overseas has elected status as a United States taxpayer pursuant to Section 953(d) of the U.S. Internal Revenue Code. The Insurance Act 1978 of Bermuda, amendments thereto and related regulations (collectively, the "Insurance Act"), impose on insurance companies solvency and liquidity standards, and restrictions on declaring and paying dividends and distributions, restrictions on reducing statutory capital, restrictions on winding up long-term insurers, auditing and reporting requirements and also to have a principal representative and a principal office (as understood under the Insurance Act) in Bermuda and grants to the Bermuda Monetary Authority power to cancel licenses, supervise, investigate and intervene in the affairs of insurance companies and in certain circumstances share information with foreign regulators. Class 3 insurers are authorized to carry on general insurance business (as understood under the Insurance Act) of all types in or from within Bermuda, subject to conditions attached to the license and to compliance with minimum capital and surplus requirements, solvency margin, liquidity ratio and other requirements imposed by the Insurance Act. Long-term insurers are permitted to carry on long-term business (as understood under the Insurance Act) subject to conditions attached to the license and to similar compliance requirements and the requirement to maintain its long-term business fund (a segregated fund). Each of AGC International and AGC Overseas are required annually to file statutorily mandated financial statements and returns, audited by an independent auditor approved by the Bermuda Monetary Authority, together with an annual loss reserve opinion of a Bermuda Monetary Authority-approved loss reserve specialist and the required actuary's certificate with respect to the long-term business. AGC Guaranty has an exemption from such filings for certain financial years, subject to conditions and the current exemption expiring for the 2003 financial years ending December 31, 2003.

        The Bermuda Monetary Authority must approve all issuances and transfers of shares in AGC International and AGC Overseas (as well as AGC Holdings; see "—Regulation—Bermuda—Certain Other Bermuda Law Considerations"). Accordingly, the proposed transfer of shares in AGC International and AGC Overseas must be first approved by the Bermuda Monetary Authority. The change of name of each of AGC International and AGC Overseas contemplated will be regulated by the Companies Act, including the discretion granted to the Registrar of Companies in Bermuda to refuse a proposed name. Certain provisions of services and office space in Bermuda by ACE affiliated companies may require specific licenses and approvals by the Minister of Finance of Bermuda or other Bermuda regulatory authority.

  Restrictions on Dividends and Distributions

        The Insurance Act limits the declaration and payment of dividends and other distributions by AGC International, AGC Overseas and AGC Guaranty.

        Under the Insurance Act:

  •
  The minimum share capital must be always issued and outstanding and cannot be reduced (for a company registered both as a Class 3 insurer and a long-term insurer the minimum share capital is US$370,000).

  •
  With respect to the distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital, certain restrictions under the Insurance Act 1978 may apply if the proposal is to reduce by 15% or more of the insurer's total statutory capital as set out in its previous year's financial statements. Before so reducing its total statutory capital, a Class 3 insurer or a long-term insurer must obtain the prior approval of the Bermuda Monetary Authority.

  •
  With respect to the declaration and payment of dividends:

  (a)
  the insurer may not declare or pay any dividends during any financial year if it would cause the insurer to fail the applicable solvency margin or liquidity ratio (the "relevant margins");

  (b)
  if the insurer failed to meet any of its relevant margins on the last day of any financial year the insurer may not without the prior approval of the Bermuda Monetary Authority declare or pay any dividends during the next financial year;

  (c)
  a Class 3 which at any time fails to meet its general business solvency margin, may not declare or pay any dividend until the failure is rectified and also in such circumstances, the Class 3 insurer must report, within 30 days after becoming aware of its failure or having reason to believe that such failure has occurred, to the Bermuda Monetary Authority giving particulars of the circumstances leading to the failure and the manner and time in which the Class 3 insurer intends to rectify the failure.

  •
  A long-term insurer may not:

  (a)
  use the funds allocated to its long-term business fund, directly or indirectly, for any purpose other than a purpose of its long-term business except in so far as such payment can be made out of any surplus certified by the insurer's approved actuary to be available for distribution otherwise than to policyholders; and

  (b)
  declare or pay a dividend to any person other than a policyholder unless the value of the assets of its long-term business fund, as certified by the insurer's approved actuary, exceeds the extent (as so certified) of the liabilities of the insurer's long-term business, and the amount of any such dividend shall not exceed the aggregate of (1) that excess; and (2) any other funds properly available for the payment of dividend being funds arising out of the business of the insurer other than its long-term business.

  •
  Under the Companies Act, a Bermuda company (such as AGC Holdings, AGC International and AGC Overseas) may only declare and pay a dividend or make a distribution out of contributed surplus (as understood under the Companies Act) if there are reasonable grounds for believing that the company is and after the payment will be able to meet and pay its liabilities as they become due and the realizable value of the company's assets will not be less than the aggregate of its liabilities and its issued share capital and shared premium accounts. The Companies Act also regulates and restricts the reduction and return of capital and paid in share premium, including repurchase of shares and imposes minimum issued and outstanding share capital requirements.

  Certain Other Bermuda Law Considerations

        Although AGC Holdings is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority. Pursuant to its non-resident status, AGC Holdings may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of its common shares.

        Under Bermuda law, "exempted" companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an "exempted" company, AGC Holdings (as well as each of AGC International and AGC Overseas) may not, without the express authorization of the Bermuda legislation or under a license or consent granted by the Minister of Finance, participate in certain business and other transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years), (2) the taking of mortgages on land in Bermuda to secure a principal amount in excess of $50,000 unless the Minister of Finance consents to a higher amount, and (3) the carrying on of business of any kind or type for which it is not duly licensed in Bermuda, except in certain limited circumstances, such as doing business with another exempted undertaking in furtherance of AGC Holdings' business carried on outside Bermuda.

        Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 1998 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. [The BMA has issued its permission for the issue and free transferability of the common shares being offered pursuant to this prospectus, as long as the shares are listed on the New York Stock Exchange, to and among persons who are non-residents of Bermuda for exchange control purposes.] In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA, the Bermuda Minister of Finance and the Bermuda Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        The Bermuda government actively encourages foreign investment in "exempted" entities like AGC Holdings that are based in Bermuda, but which do not operate in competition with local businesses. AGC Holdings is not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation. Bermuda companies pay, as applicable, annual government fees, business fees, payroll tax and other taxes and duties. See "Material Tax Considerations—Taxation of AGC Holdings and Subsidiaries—Bermuda."

        Special considerations apply to our Bermuda operations. Under Bermuda law, non-Bermudians, other than spouses of Bermudians and individuals holding permanent resident certificates, are not permitted to engage in any gainful occupation in Bermuda without a work permit issued by the Bermuda government. A work permit is only granted or extended if the employer can show that, after a proper public advertisement, no Bermudian, spouse of a Bermudian or individual holding a permanent resident certificate is available who meets the minimum standards for the position. The Bermuda government has announced a policy that places a six-year term limit on individuals with work permits, subject to specified exemptions for persons deemed to be key employees. Currently, all     of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. This includes the following key employees:                        ,                         and                         . The terms of these permits range from one to three years depending on the individual.

  United Kingdom

  General

        Since December 1, 2001, the regulation of the financial services industry in the United Kingdom has been consolidated under the Financial Services Authority ("FSA UK"). In addition, the regulatory regime in the United Kingdom must comply with certain European Union ("EU") directives binding on all EU member states.

        The FSA UK is the single statutory regulator responsible for regulating the financial services industry in the U.K., having the authority to oversee the carrying on of "regulated activities" (including deposit taking, insurance and reinsurance, investment management and most other financial services), with the purpose of maintaining confidence in the U.K. financial system, providing public understanding of the system, securing the proper degree of protection for consumers and helping to reduce financial crime. It is a criminal offense for any person to carry on a regulated activity in the U.K. unless that person is authorized by the FSA UK and has been granted permission to carry on that regulated activity, or otherwise falls under an exemption to such regulation.

        Insurance business in the United Kingdom falls into two main categories: long-term insurance (which is primarily investment-related) and general insurance. It is not possible for an insurance company to be authorized in both long-term and general insurance business. These two categories are both divided into "classes" (for example: permanent health and pension fund management are two classes of long-term insurance; damage to property and motor vehicle liability are two classes of general insurance). Under the Financial Services and Markets Act of 2000 ("FSMA"), effecting or carrying out contracts of insurance, within a class of general or long-term insurance, by way of business in the U.K., constitutes a "regulated activity" requiring authorization. An authorized insurance company must have permission for each class of insurance business it intends to write.

        AGC Guaranty (UK) has applied to the FSA UK for authorization to effect and carry out certain classes of non-life insurance, specifically: classes 14 (credit), 15 (suretyship) and 16 (miscellaneous financial loss). If granted, this scope of permission will be sufficient to enable AGC UK to effect and carry out financial guarantee insurance and reinsurance.

        Assuming that AGC Guaranty (UK) becomes an authorized insurer, the insurance and reinsurance businesses of AGC Guaranty (UK) will be subject to close supervision by the FSA UK. The FSA UK currently is seeking to strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. There are a number of proposed changes to the FSA UK's rules that will affect insurance and reinsurance companies authorized in the U.K. For example, the FSA UK currently is in consultation on a number of proposals, including the regulation of the sale of general insurance, insurance mediation, capital adequacy and proposals aimed at ensuring adequate diversification of an insurer's or reinsurer's exposures to any credit risks of its reinsurers. Changes in the scope of the FSA UK's regulation may have an adverse impact on the potential business operations of AGC Guaranty (UK).

        AGC Finance Overseas is not authorized as an insurer. It is authorized by the FSA UK as a "Category D" company to carry out designated investment business activities in that it may "advise on investments (except on pension transfers and pension opt outs)" relating to most investment instruments. In addition, it may arrange or bring about transactions in investments and make "arrangements with a view to transactions in investments." It should be noted that AGC Finance Overseas does not itself take risk in the transactions it arranges or places, and may not hold funds on behalf of its customers.

  Supervision

        The FSA UK carries out the prudential supervision of insurance companies through a variety of methods, including the collection of information from statistical returns, review of accountants' reports, visits to insurance companies and regular formal interviews.

        The FSA UK has adopted a risk-based approach to the supervision of insurance companies. Under this approach, the FSA UK periodically performs a formal risk assessment of insurance companies or groups carrying on business in the U.K. which varies in scope according to the risk profile of the insurer. The FSA UK performs its risk assessment by analyzing information which it receives during the normal course of its supervision, such as regular prudential returns on the financial position of the insurance company, or which it acquires through a series of meetings with senior management of the insurance company. After each risk assessment, the FSA UK will inform the insurer of its views on the insurer's risk profile. This will include details of any remedial action that the FSA UK requires and the likely consequences if this action is not taken.

  Solvency Requirements

        The Interim Prudential Sourcebook for Insurers requires that insurance companies maintain a margin of solvency at all times in respect of any general insurance undertaken by the insurance company, the calculation of which depends on the type and amount of insurance business a company writes. The method of calculation of the solvency margin is set out in the Interim Prudential Sourcebook for Insurers, and for these purposes, all of the insurer's assets and liabilities are subject to specified valuation rules. Failure to maintain the required solvency margin is one of the grounds on which the wide powers of intervention conferred upon the FSA UK may be exercised.

        To the extent that the amount of premiums for such classes exceed certain specified minimum thresholds, each insurance company writing property, credit and other specified categories of insurance or reinsurance business is required by the Interim Prudential Sourcebook for Insurers to maintain an equalization reserve for the financial years ending on or after December 23, 1996 calculated in accordance with the provisions of the Interim Prudential Sourcebook for Insurers.

        These solvency requirements have recently been amended in order to implement the European Union's "Solvency I" directives. These new rules come into effect on January 1, 2004.

        In addition, an insurer (other than a company conducting only reinsurance business) is required to perform and submit to the FSA UK a solvency margin calculation return in respect of its ultimate parent. This return is not part of an insurer's own solvency return and hence will not be publicly available. Although there is no requirement that the parent solvency calculation show a positive result, the FSA UK is required to take action where it considers that the solvency of the insurance company is or may be jeopardized due to the group solvency position. Further, an insurer is required to report in its annual returns to the FSA UK all material related party transactions (e.g., intragroup reinsurance, whose value is more than 5% of the insurer's general insurance business amount). However, the FSA UK has published proposals for the implementation of the EU's Financial Groups Directive which includes a requirement for insurance groups to hold an amount of capital indicated in the calculation of the parent company's solvency margin at the European Economic Area parent level for the financial years beginning in 2005. The purpose of these proposals is to prevent leveraging of capital arising form involvements in other group insurance firms. The FSA UK has stated that it will phase in these proposals. Given the current structure of the group of which AGC Guaranty (UK) will be a member, this proposed regulatory obligation would not apply to AGC Guaranty (UK)'s parent, because it is incorporated in Bermuda.

  Restrictions on Dividend Payments

        U.K. company law prohibits AGC Guaranty (UK) from declaring a dividend to its shareholders unless it has "profits available for distribution." The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the FSA UK requires the maintenance of each insurance company's solvency margin within its jurisdiction. The FSA UK's rules require AGC Finance Overseas, and will require AGC Guaranty (UK) once authorized, to notify the FSA UK of any proposed or actual payment of a dividend that is greater than forecast in the business plans submitted with their respective applications for authorization. Any such payment or proposal could result in regulatory intervention. In addition, the FSA UK requires authorized insurance companies to notify it in advance of any significant dividend payment.

  Reporting Requirements

        U.K. insurance companies must prepare their financial statements under the Companies Act of 1985 (as amended), which requires the filing with Companies House of audited financial statements and related reports. In addition, U.K. insurance companies are required to file regulatory returns with the FSA UK, which include a revenue account, a profit and loss account and a balance sheet in prescribed forms. Under the Interim Prudential Sourcebook for Insurers, audited regulatory returns must be filed with the FSA UK within two months and 15 days of the financial year end (or three months where the delivery of the return is made electronically).

  Supervision of Management

        The FSA UK closely supervises the management of insurance companies through the approved persons regime, by which any appointment of persons to perform certain specified "controlled functions" within a regulated entity must be approved by the FSA UK.

  Change of Control

        FSMA regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either.

        Under FSMA, any person proposing to acquire "control" of a U.K. authorized insurance company must give prior notification to the FSA UK of its intention to do so. The FSA UK then has three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA UK must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the FSA UK.

  Intervention and Enforcement

        The FSA UK has extensive powers to intervene in the affairs of an authorized person, culminating in the ultimate sanction of the removal of authorization to carry on a regulated activity. FSMA imposes on the FSA UK statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA related rules made by the FSA UK. The FSA UK has power, among other things, to enforce and take disciplinary measures in respect of breaches of both the Interim Prudential Sourcebook for Insurers and breaches of the conduct of business rules generally applicable to authorized persons.

        The FSA UK also has the power to prosecute criminal offenses arising under FSMA, and to prosecute insider dealing under Part V of the Criminal Justice Act of 1993, and breaches of money laundering regulations. The FSA UK's stated policy is to pursue criminal prosecution in all appropriate cases.

  "Passporting"

        EU directives allow AGC Finance Overseas, and will allow AGC Guaranty (UK), once authorized, to conduct business in EU states other than the United Kingdom in compliance with the scope of permission granted these companies by FSA UK without the necessity of additional licensing or authorization in other EU jurisdictions. This ability to operate in other jurisdictions of the EU on the basis of home state authorization and supervision is sometimes referred to as "passporting". Insurers may operate outside their home member state either on a "services" basis or on an "establishment" basis. Operating on a "services" basis means that the company conducts permitted businesses in the host state without having a physical presence there, while operating on an establishment basis means the company has a branch or physical presence in the host state. In both cases, a company remains subject to regulation by its home regulator, and not by local regulatory authorities, although the company nonetheless may have to comply with certain local rules. In addition to EU member states, Norway, Iceland and Liechtenstein (members of the broader European Economic Area) are jurisdictions in which this passporting framework applies. AGC Guaranty (UK) intends to seek to operate on a passport basis throughout the European Union; AGC Finance Overseas operates on a services basis in Austria, Belgium, Finland, France, Germany, the Republic of Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, and Sweden.

  Fees & Levies

        Assuming it becomes an authorized insurer in the United Kingdom, AGC Guaranty (UK) will be subject to FSA UK fees and levies based on AGC Guaranty (UK)'s gross written premiums. The FSA UK also requires authorized insurers to participate in an investors' protection fund, known as the Financial Services Compensation Scheme (the "FSCS"). The FSCS was established to compensate consumers of financial services, including the buyers of insurance, against failures in the financial services industry. Individual policyholders and small businesses may be compensated by the FSCS when an authorized insurer is unable, or likely to be unable, to satisfy policyholder claims. AGC Guaranty (UK) does not expect to write any insurance business that is protected by the FSCS.

Properties

        We and our subsidiaries currently lease office space in Bermuda, New York and London. In Bermuda and London, we lease office space from ACE. See "Relationship with ACE—Real Estate."

Employees

        As of October 15, 2003, we had approximately 155 employees. We believe that our employee relations are good. None of our employees is subject to collective bargaining agreements.

Legal Proceedings

        In the ordinary course of their respective businesses, certain subsidiaries of the Company have become subject to certain legal proceedings and claims, none of which have been finally adjudicated. The Company believes that, if decided adversely, none of these matters, whether considered individually or in the aggregate, and other than as described below would have a material adverse effect on the results of operations or financial condition of the Company.

        On July 18, 2002, World Omni Financial Corp. ("World Omni") filed an action against AGC Inc. in the United States District Court for the Southern District of New York entitled World Omni Financial Corp. v. ACE Capital Re Inc., Case no. 02 CV 0476 (RO). On September 20, 2002, World Omni amended its complaint to add AGC Overseas as a defendant. The dispute arises out of a quota share reinsurance agreement between AGC Overseas and JCJ Insurance Company ("JCJ"), an affiliate of World Omni, and an underlying residual value insurance policy issued by JCJ to World Omni, which insured residual value losses of World Omni with respect to a portfolio of automobile leases. Subject to the terms and conditions of the policy, it insures World Omni against losses (as defined in the policy) resulting from the value of leased vehicles at the end of the applicable lease term being less than what such value was assumed to have been at the inception of the applicable lease term. In the District Court action, World Omni has sought a declaratory judgment regarding AGC Overseas' coverage obligations, if any, for such alleged losses, as well as damages for breach of contract based upon AGC Overseas' refusal to pay claims asserted by World Omni. World Omni seeks $157 million, which is the limit of liability under the quota share reinsurance agreement.

        AGC Overseas and AGC Inc. have denied World Omni's claims, and intend to contest them vigorously. Presently before the District Court is the question of whether the disputes that are the subject of the District Court action fall within the scope of the arbitration clause of the quota share reinsurance agreement. No formal discovery has been taken, and it is too early in the litigation to predict its ultimate outcome.

MANAGEMENT

Directors, Executive Officers and Key Employees

        The following table provides information regarding our directors, executive officers and key employees as of December 23, 2003:

Name	Age	Position(s)
Donald Kramer	66	Chairman of the Board
Dominic J. Frederico	51	President and Chief Executive Officer; Deputy Chairman
Michael J. Schozer	46	Executive Vice President—Direct Financial Guaranty
Joseph W. Swain III	51	Executive Vice President—Financial Guaranty Reinsurance and Mortgage
Donald H. Paston	47	Senior Vice President and Treasurer of AGC Guaranty
Robert A. Bailenson	37	Senior Vice President and Chief Accounting Officer of AGC Guaranty
Brian Duperreault	56	Provisional Director
Evan G. Greenberg	48	Provisional Director
Neil Baron	60	Nominee for Director
G. Lawrence Buhl	57	Nominee for Director
Stephen A. Cozen	64	Nominee for Director
John G. Heimann	74	Nominee for Director
Patrick Kenny	61	Nominee for Director
Walter A. Scott	66	Nominee for Director

(1)
Will become a member of the Audit Committee upon completion of the offering. Mr.                         will serve as Chairman of the Audit Committee.

(2)
Will become a member of Compensation Committee upon completion of the offering. Mr.                         will serve as Chairman of the Compensation Committee.

(3)
Will become a member of the Nominating/Governance Committee upon completion of the offering. Mr.                         will serve as Chairman of the Nominating/Governance Committee.

        Donald Kramer has been non-executive Chairman of the Board of the Company since December 2003. Mr. Kramer has been a Vice Chairman of ACE since July 1996 following ACE's acquisition of ACE Tempest Reinsurance Company Limited ("ACE Tempest Re"), and was President of ACE Tempest Re from July 1996 until 1999. Mr. Kramer served as Chairman or Co-Chairman of the Board of ACE Tempest Re from its formation in September 1993 until July 1996. Prior to the formation of ACE Tempest Re, Mr. Kramer was President of Kramer Capital Corporation (venture capital investments) from March to September 1993, President of Carteret Federal Savings Bank (banking) from August 1991 to March 1993, Chairman of the Board of NAC Re Corporation (reinsurance) from June 1985 to June 1993, Chairman of the Board and Chief Executive Officer of KCP Holding Company (insurance) from July 1986 to August 1991 and of its affiliates, KCC Capital Managers (insurance investments) and Kramer Capital Consultants, Inc. (insurance investments), as well as Chairman of the Board of its subsidiary, National American Insurance Company of California (insurance) from September 1988 to August 1991. Mr. Kramer is a director of National Benefit Life

Insurance Company of New York City, a wholly owned subsidiary of Citigroup, and a member of the Board of Trustees of the Brooklyn College Foundation. Mr. Kramer is also a director of ACE and will continue to serve as a director of ACE after this offering.

        Dominic J. Frederico has been President and Chief Executive Officer of the Company since December 2003. Mr. Frederico has served as Vice Chairman of ACE since May 2003 and served as President and Chief Operating Officer of ACE and Chairman of ACE INA Holdings, Inc. ("ACE INA") from November 1999 to May 2003. Mr. Frederico has also served as Chairman, President and Chief Executive Officer of ACE INA from May 1999 through November 1999. Mr. Frederico previously served as President of ACE Bermuda Insurance Ltd. ("ACE Bermuda") since July 1997, Executive Vice President, Underwriting since December 1996, and as Executive Vice President, Financial Lines from January 1995 to December 1996. Mr. Frederico served in various capacities at American International Group ("AIG") in Europe and the U.S. from 1982 to January 1995, most recently as Senior Vice President and Chief Financial Officer of an AIG subsidiary, with multi-regional general management responsibilities. Mr. Frederico is also a director of ACE and will continue to serve as a director of ACE after this offering.

        Michael J. Schozer was appointed Executive Vice President—Direct Financial Guaranty in December 2003. Mr. Schozer was Managing Director—Structured Finance and Credit Derivatives of Ambac Assurance Corporation from 1996 to December 2003 where was also a member of Ambac's senior credit committee.

        Joseph W. Swain III has been Executive Vice President—Financial Guaranty Reinsurance since December 2003. Mr. Swain has served as President and Chief Executive Officer of AGC Guaranty Corp. since January 2000. From December 1998 through December 1999, Mr. Swain served as President and Chief Operating Officer of Capital Re, from January 1998 to December 1998 he served as an Executive Vice President of Capital Re and 1988 to January 1998 he served as a Senior Vice President of Capital Re.

        Donald H. Paston has been employed by us since August 1997, most recently as Senior Vice President and Treasurer of AGC Guaranty since January 2002.

        Robert A. Bailenson has been employed by us since 1990, most recently as Senior Vice President and Chief Accounting Officer of AGC Guaranty since January 2003.

        We expect to appoint a chief financial officer and general counsel prior to completion of this offering.

        Brian Duperreault has been a director of the Company since August 2003. Mr. Duperreault has served as Chairman and Chief Executive Officer of ACE since November 1999 and as Chairman, President and Chief Executive Officer of ACE from October 1994 through November 1999. Prior to joining ACE, Mr. Duperreault had been employed with AIG since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, most recently as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of American International Underwriters Inc. ("AIU"), AIG's foreign general insurance organization, from April 1994 to September 1994. Mr. Duperreault was President of AIU from 1991 to April 1994, and Chief Executive Officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault is a director of ACE. Mr. Duperreault serves as a member of The American Academy of Actuaries, a member of the Board of Trustees of Saint Joseph's University, a member of the College of Insurance's Board of Trustees and a director of the Bank of N.T. Butterfield & Son, Ltd. Mr. Duperreault will resign as a director of AGC Holdings upon completion of this offering.

        Evan G. Greenberg has been a director of the Company since August 2003. Mr. Greenberg has served as President and Chief Operating Officer of ACE since May 2003 and as Vice Chairman of ACE and Chief Executive Officer of ACE Tempest Re from November 2001 to May 2003. In

April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Prior to joining ACE, Mr. Greenberg was most recently President and Chief Operating Officer of AIG, a position he held from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG including Chief Operating Officer of AIU and President and Chief Executive Officer of AIU. Mr. Greenberg is a director of ACE. Mr. Greenberg will resign as a director of AGC Holdings upon completion of this offering.

        The following individuals have agreed to serve as directors on our board following the consummation of this offering:

        Neil Baron will join our board upon completion of this offering. Mr. Baron has been Chairman of Criterion Research Group, LLC, an independent securities research firm. Mr. Baron was Vice Chairman and General Counsel of Fitch Inc., a nationally recognized statistical ratings organization, from April 1989 to August 1998.

        G. Lawrence Buhl, CPA, will join our board upon completion of this offering. Mr. Buhl was a partner of Ernst & Young LLP and its predecessors. During his 35-year accounting career, Mr. Buhl served as the Regional Director for Insurance Services in Ernst & Young's Philadelphia, New York and Baltimore offices and as audit engagement partner for more than 40 insurance companies, including Capital Re and FGIC.

        Stephen A. Cozen will join our board upon completion of this offering. Mr. Cozen is the founder and Chairman of Cozen O'Connor, a Philadelphia-based law firm where he has practiced law for more than 30 years.

        John G. Heimann will join our board upon completion of this offering. Mr. Heimann was the founding Chairman of the Financial Stability Institute, which was founded in 1999, and has served as Senior Advisor to this organization since 2002. The Financial Stability Institute is a joint initiative of the Switzerland-based Bank for International Settlements and the Basle Committee on Banking Supervision whose mission is to promote better and more independent supervision of the banking, capital markets and insurance industries by supervisory authorities around the globe. From 1984 to February 2003, Mr. Heimann was employed by Merrill Lynch & Co. in various capacities, most recently serving as Chairman of that firm's global financial institutions practice. From 1977 to 1981, Mr. Heimann served as Comptroller of the Currency. From 1975 to 1977, Mr. Heimann was Superintendant of Banks of the State of New York.

        Patrick Kenny will join our board upon completion of this offering. Mr. Kenny has served as the president and chief executive officer of the International Insurance Society in New York, an organization dedicated to fostering the exchange of ideas through a program of international seminars and sponsored research, since June 2001. From 1998 to June 2001 Mr. Kenny served as executive vice president of Frontier Insurance Group, Inc. From 1995 to 1998, Kenny served as senior vice president of SS&C Technologies, where he was responsible for mergers and acquisitions, and relationships with banking and regulatory institutions. From 1988 to 1994, Mr. Kenny served as Group Executive, Finance & Administration and Chief Financial Officer of Aetna Life & Casualty.

        Walter A. Scott will join our board upon completion of this offering. Mr. Scott has served as Chairman and Chief Executive Officer of Green Mountain Beverage, a Vermont-based hard-cider company. Mr. Scott served as a consultant to ACE from October 1994 until September 1996. Prior to that he served as Chairman, President and Chief Executive Officer of ACE from March 1991 until his retirement in September 1994 and as President and Chief Executive Officer from September 1989 to March 1991. Mr. Scott is a director of ACE and a trustee of Lafayette College.

Board Of Directors

        Our directors are divided into three classes and serve for staggered three-year terms. Our Class I directors, whose terms expire in 2005, are                         ,                         and                         . Our Class II

directors, whose terms expire in 2006, are                        ,                         and                         . Our Class III directors, whose terms expire in 2007, are                        ,                         and                         .

  Board Committees

        We have an audit committee, a compensation committee and a nominating/governance committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of the New York Stock Exchange.

  Audit Committee

        The audit committee was established to assist the board of directors in its oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal auditors and the performance, qualification and independence of our independent auditors. Each proposed member of the audit committee is "independent" within the meaning of the rules of the New York Stock Exchange. At least one proposed member of the audit committee has the attributes of an "audit committee financial expert" as defined by the SEC.

        The duties and responsibilities of the audit committee are set forth in the committees' charter, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and include:

  •
  Appoint, subject to ratification by shareholders, and terminate our independent auditors;

  •
  Review and approve the independent auditors' proposed audit scope, approach, staffing and fees;

  •
  Pre-approve all audit and permitted non-audit services to be performed by the independent auditors;

  •
  Meet regularly with the chief executive officer, the chief financial officer and the general counsel and the independent auditors in separate executive sessions;

  •
  Review our policies and processes related to the evaluation of risk assessment and risk management;

  •
  Review our policies and processes related to the evaluation of the adequacy of the Company's internal control structure;

  •
  Review our policies and processes related to the evaluation of any proposed public disclosures regarding an assessment or evaluation of our internal controls and procedures for financial reporting every quarter;

  •
  Review our policies and processes related to the evaluation of our loss and loss expense reserves, including any reports of actuaries;

  •
  Review and discuss with management and the independent auditors our annual audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations disclosures;

  •
  Prior to issuance, discuss with management our earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

  •
  Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles (which shall be communicated to the committee by our chief financial officer as soon as reasonably practicable), the selection and disclosure of critical accounting estimates, and the effect of alternative assumptions, estimates or accounting principles on our financial statements; and

  •
  Review and approve procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  Compensation Committee

        The compensation committee was established to discharge the board's responsibilities relating to compensation of our employees. Each proposed member of the compensation committee is "independent" within the meaning of the rules of the New York Stock Exchange

        The duties and responsibilities of the compensation committee are set forth in the committee's charter, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and include:

  •
  Establish and oversee our executive compensation policies, including issues relating to pay and performance, targeted pay positioning (median, percentile etc.), comparison companies, pay mix, and stock ownership;

  •
  Establish a formal evaluation process for and determine the compensation for the chief executive officer and as part of such process, to review and approve corporate goals and objectives relevant to chief executive officer compensation and evaluate the chief executive officer's performance in light of those goals and objectives;

  •
  Review recommendations regarding the compensation of other senior officers and determine appropriate compensation levels. Depending on the number of senior officers, the committee may restrict itself to reviewing and approving the compensation of the senior officers who are the chief executive officer's direct reports;

  •
  Make recommendations to the board with respect to new incentive and benefit plans, or amendments to any such existing plans, other than plans covering solely outside directors;

  •
  Approve and ratify awards under incentive compensation and equity-based plans, including amendments to the awards made under any such plans;

  •
  Consult with the chief executive officer on any decisions to retain or terminate any senior executive officer (except termination under exigent circumstances) and approve any retention or severance terms for the chief executive officer or any senior executive officer; and

  •
  Oversee development and evaluation of succession planning for other key senior officers.

  Nominating and Governance Committee

        The nominating and governance committee was established by the board to assist the board in (1) identifying individuals qualified to become board members, and recommending to the board director nominees for the next annual general meeting of shareholders or to fill vacancies; and (2) developing and recommending to the board appropriate corporate governance guidelines. Each proposed member of the compensation committee is "independent" within the meaning of the rules of the New York Stock Exchange.

        The duties and responsibilities of the nominating and governance committee are set forth in the committee's charter, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and include:

  •
  Develop qualification criteria for board members, and actively seek, interview and screen individuals qualified to become board members for recommendation to the board in accordance with our Corporate Governance Guidelines;

  •
  Recommend to the board potential nominees to the board, and the renomination of incumbent directors as appropriate;

  •
  Consider potential nominees recommended by shareholders;

  •
  Review the compensation of directors and make recommendations to the board on any recommended changes;

  •
  Review the directors who are members (including qualifications and requirements), structure (including authority to delegate) and performance of committees of the board (including reporting to the board), and make recommendations to the board, as appropriate;

  •
  Review the qualification of directors as "independent" within the meaning of SEC and New York Stock Exchange rules;

  •
  Prepare and assist each the board and each other committee self-evaluation to determine whether the board and such committees are functioning effectively;

  •
  Serve in an advisory capacity to the board and chairman of the board on matters of organizational and governance structure of the company and the conduct of the board;

  •
  Review and reassess the adequacy of our Corporate Governance Guidelines and recommend any proposed changes thereto; and

  •
  Receive comments from all directors and report to the board with an assessment of the board's performance.

Director Compensation

        Non-management directors will receive an annual retainer of $150,000 per year, $60,000 of which will be paid in cash and $90,000 of which will be paid in stock units or restricted stock (as described below), though a director may elect to receive all of his compensation in stock units. The chairman of the board will receive an additional $15,000 annual retainer, the chairman of the audit committee will receive an additional $20,000 annual retainer, the chairman of the compensation committee will receive an additional $10,000 annual retainer and the chairman of the nominating and governance committee will receive an additional $5,000 annual retainer. Members of the audit committee will receive an additional $10,000 annual retainer and members of the compensation committee will receive an additional $5,000 annual retainer. We will generally not pay a fee for attendance at board or committee meetings, though the chief executive office has the discretion to pay attendance fees of $2,000 for extraordinary or special meetings.

        An initial (one-time) grant of restricted shares with a value of $100,000 (based on the initial public offering price in this offering or the market value of our common shares) will be awarded to each non-management director upon his or her initial election. These restricted shares will vest upon the third anniversary of the grant. Each non-management director will receive an initial (one-time) grant of restricted common shares with a value equal to $100,000 (based on the initial public offering price in this offering or the then current market price) upon his or her initial election to the board. All of these restricted common shares will vest on the third anniversary of the grant.

        Retainer equity awards will be granted upon completion of this offering and annually thereafter (usually on the date of our annual shareholders' meeting) in the form of stock units until the share ownership guidelines set forth in the next paragraph have been met. The first 10,000 stock units awarded to each director will become non-forfeitable one year after the date of grant. The issuance of common shares for these units will be mandatorily deferred until six months after termination of the director's service on our Board. After the share ownership guidelines are met, directors may elect to receive their annual retainer equity award in the form of either restricted shares that vest one year after the date of grant, or stock units that become non-forfeitable one year after the date of grant, with the issuance of common shares deferred to a later date chosen by the director. Stock units cannot be sold or transferred until the common shares are issued. Dividend equivalents will be credited to stock units and reinvested as additional stock units.

        The board has recommended that each director own at least 10,000 common shares of the Company within three years after joining the board. Common shares represented by stock units will count toward that guideline, though restricted shares awarded upon a director's initial election will not.

        Neither Messrs. Duperreault nor Greenberg have received or will receive compensation for their service on our board.

Executive Compensation

        The following table sets forth the compensation earned during the years indicated by our current chief executive officer, by the chief executive officer and by the other four most highly compensated executive officers of ACE's financial guaranty business as of December 31, 2002. All information set forth in this table reflects compensation earned by the named individuals for services with ACE and its subsidiaries.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation
							Securities Underlying Options/ SARs(2)(3)
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation(1)	Restricted Stock Awards(3)(6)		All Other Compensation(4)
Dominic J. Frederico President and Chief Executive Officer, AGC Holdings Limited	2002 2001 2000	$850,000 800,427 650,000	$600,000 800,000 1,250,000	(5)	$329,246 180,398 143,592	$1,317,000 798,600 —	232,500 82,500 —	$245,795 307,530 285,000
Jerome Jurschak(7) Chief Executive Officer, ACE Financial Services, Inc.	2002 2001 2000	550,000 525,000 500,000	600,000 600,000 725,000	(5)	— — —	897,955 658,500 399,300	28,000 35,000 33,000	90,582 — 93,269
Joseph Swain President, ACE Guaranty Corp.	2002 2001 2000	410,000 380,000 365,000	625,000 475,000 525,000	(5)	— — —	798,182 658,500 301,290	40,000 30,000 22,000	95,603 28,480 63,459
Laurence Donnelly(8) Former President, ACE Capital Re Inc.	2002 2001 2000	405,000 375,000 360,000	475,000 475,000 375,000	(5)	— — —	399,091 658,500 301,290	20,000 30,000 22,000	91,782 48,761 95,059
Howard Albert Executive Vice President, ACE Guaranty Corp.	2002 2001 2000	333,000 315,000 300,000	250,000 220,000 240,000	(5)	— — —	399,091 329,250 199,650	10,000 15,000 11,000	43,281 — 34,243
Robbin Conner Executive Vice President, ACE Capital Re Inc.	2002 2001 2000	344,000 315,000 300,000	230,000 220,000 225,000	(5)	— — —	299,318 439,000 181,500	12,000 20,000 9,000	6,650 — —

(1)
Other annual compensation for the year ended December 31, 2002 includes commuting and living expenses for Mr. Frederico of $134,000; personal travel on ACE's corporate aircraft for Mr. Frederico of $61,506 based on the Internal Revenue Service's formula; and loan forgiveness of $120,938 for Mr. Frederico. Other annual compensation for the year ended December 31, 2001 includes commuting and living expenses for Mr. Frederico of $76,781; personal travel on ACE's corporate aircraft for Mr. Frederico of $11,610 based on the Internal Revenue Service's formula; and loan forgiveness of $59,660 for Mr. Frederico. Other annual compensation for the year ended December 31, 2000 includes commuting and living expenses for Mr. Frederico of $76,151; and loan forgiveness of $62,075 for Mr. Frederico.

(2)
As of December 31, 2002, the number and value of restricted ACE ordinary shares held by each of the above named executive officers was: Mr. Frederico—89,750 ($2,633,265), Mr. Jurschak—23,250 ($682,155), Mr. Swain—21,225 ($622,742), Mr. Donnelly—21,225 ($622,742), Mr. Albert—11,625 ($341,078) and Mr. Conner—11,250 ($330,075). Such values were determined by multiplying the number of shares by $29.34 (the closing price of ACE's ordinary shares on the NYSE on December 31, 2002).

(3)
As reported in the proxy statement for ACE's 2001 annual general meeting, in order to take into account the performance during 2000, ACE's compensation committee decided to make restricted stock and option awards at its February 2001 meeting instead of its November 2000 meeting. Accordingly, there were no restricted stock or option awards during 2000. However, ACE's compensation committee intended awards made in February 2001 as compensation for 2000, awards made at its February 2002 meeting as compensation for 2001 and awards made at its February 2003 meeting as compensation for 2002. The February 2003 awards are reported in the subsequent tables entitled "2003 Restricted Stock Awards" and "2003 Option Grants."

(4)
All other compensation represents contributions by ACE to defined contribution plans on behalf of the named individuals for the above amounts. The amount for 2002 includes ACE's discretionary matching contribution for 2002 which has been calculated and was paid in April 2003. The amount for 2001 includes ACE's discretionary matching contribution for 2001 which was paid in April 2002.

(5)
These bonuses were awarded with respect to a 15-month period from October 1, 1999 through December 31, 2000.

(6)
The value of the restricted shares awarded to the individuals during the year ended December 31, 2002 was determined by multiplying the number of shares awarded by the closing price of ACE's ordinary shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 28, 2002, on which date the closing price for ACE's ordinary shares on the NYSE was $43.90. The value of the restricted shares awarded to the individuals during the year ended December 31, 2001 was determined by multiplying the number of shares awarded by the closing price of ACE's ordinary shares on the NYSE on the date of the grant. The restricted shares were awarded to the named individuals on February 22, 2001, on which date the closing price for ACE's ordinary shares on the NYSE was $36.30. The number of restricted ACE ordinary shares awarded to each of the named individuals was:

Name	Fiscal Year 2002	Fiscal Year 2001
Dominic J. Frederico	33,000	33,000
Jerome Jurschak	15,000	11,000
Joseph Swain	15,000	8,300
Laurence Donnelly	15,000	8,300
Howard Albert	7,500	5,500
Robbin Conner	10,000	5,000

With respect to all restricted ACE ordinary shares awarded to the named individuals in 2002 and 2001, the restrictions with respect to one-quarter of the ordinary shares lapse on each of the first, second, third and fourth anniversary of the date of the awards. During the restricted period, the named individuals are entitled to vote the ordinary shares and receive dividends.

(7)
ACE Financial Services, Inc. is a holding company for certain of ACE's businesses, including the businesses to be transferred to AGC Holdings, although Mr. Jurschak is not expected to join AGC Holdings.

(8)
Mr. Donnelly's employment with ACE ceased on June 30, 2003.

2002 Option Grants

        The following table sets forth information concerning awarded stock options made to the Company's CEO and Named Executive Officers during the year 2002.

					Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
		Percent of Total Options Awarded to Employees in 2002
	Number of Options Awarded in 2002(1)
			Exercise or Base Price ($/Sh)
				Expiration Date	5%	10%
Dominic J. Frederico	232,500	4.45%	$43.90	February 28, 2012	$6,418,970	$16,266,931
Jerome Jurschak	35,000	0.67	43.90	February 28, 2012	966,297	2,448,785
Joseph Swain	30,000	0.57	43.90	February 28, 2012	828,254	2,098,959
Laurence Donnelly	30,000	0.57	43.90	February 28, 2012	828,254	2,098,959
Howard Albert	15,000	0.29	43.90	February 28, 2012	414,127	1,049,479
Robbin Conner	20,000	0.38	43.90	February 28, 2012	552,169	1,399,306

(1)
Of Mr. Frederico's options, 82,500 options vest one-third on the first, second and third anniversary of the grant and 150,000 options vest on the fifth anniversary of the grant. All other options vest one-third on the first, second and third anniversary of the grant.

Option Values as of December 31, 2002

        The following table sets forth information concerning option exercises, the number of unexercised stock options outstanding as of December 31, 2002, and the value of any unexercised in-the-money stock options outstanding at such time, held by the named individuals. There were no stock appreciation rights outstanding as of December 31, 2002.

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End Exerciseable/Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year-End Exerciseable/Unexercisable
Dominic J. Frederico	422,500/287,500	$2,975,075/$0
Jerome Jurschak	107,904/56,999	1,269,672/0
Joseph Swain	7,334/44,666	0/0
Laurence Donnelly	7,334/44,666	0/0
Howard Albert	3,667/22,333	0/0
Robbin Conner	9,667/24,333	45,602/22,798

Awards Made in 2003 Relating to the Last Fiscal Year

        Awards of restricted stock and options made in February 2003 relate to compensation for the year 2002 and are therefore reported below.

2003 Restricted Stock Awards

        The following table sets forth information concerning restricted stock awards in February 2003 to the named individuals.

Name	Restricted Stock Awards(1)
Dominic J. Frederico	$1,516,350
Jerome Jurschak	620,325
Joseph Swain	551,400
Laurence Donnelly	275,700
Howard Albert	275,700
Robbin Conner	206,775

(1)
The value of the restricted shares awarded to the named individuals in February 2003 was determined by multiplying the number of ACE ordinary shares awarded by the closing price of the ordinary shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 27, 2003, on which date the closing price for ACE's ordinary shares on the NYSE was $27.57. The number of restricted ACE ordinary shares awarded to each of the named individuals was:

Name	Number of Restricted ACE Ordinary Shares
Dominic J. Frederico	55,000
Jerome Jurschak	22,500
Joseph Swain	20,000
Laurence Donnelly	10,000
Howard Albert	10,000
Robbin Conner	7,500

With respect to all restricted ACE ordinary shares awarded to the named individuals in February 2003, the restrictions with respect to one-quarter of the ordinary shares lapse on each of the first, second, third and fourth anniversary of the date of the awards.

2003 Option Grants

        The following table sets forth information concerning awards of stock options made to the named individuals in February 2003.

					Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
		Percent of Total Options Awarded to Employees
	Number of Options Awarded(1)		Exercise or Base Price ($/Sh)
				Expiration Date	5%	10%
Dominic J. Frederico	100,000	3.00%	$27.57	February 27, 2013	$1,733,862	$4,393,948
Jerome Jurschak	28,000	0.84	27.57	February 27, 2013	485,481	1,230,305
Joseph Swain	40,000	1.20	27.57	February 27, 2013	693,545	1,757,579
Laurence Donnelly	20,000	0.60	27.57	February 27, 2013	346,772	878,790
Howard Albert	10,000	0.30	27.57	February 27, 2013	173,386	439,395
Robbin Conner	12,000	0.36	27.57	February 27, 2013	208,063	527,274

(1)
Options vest one-third on the first, second and third anniversary of the grant.

Employment Agreements

        We intend to enter into employment agreements with certain of our executive officers before completion of this offering.

PRINCIPAL AND SELLING SHAREHOLDERS

        As of the date of this prospectus, all of our                        outstanding common shares are beneficially owned by ACE. Subsidiaries of ACE are offering all of the common shares to be sold in this offering. Upon completion of this offering, ACE will continue to beneficially own            million common shares, or            % of the common shares outstanding. If the underwriters exercise their option to purchase additional common shares in full, ACE will beneficially own            common shares, or      % of the total common shares outstanding.

RELATIONSHIP WITH ACE

        We have entered into the following agreements and arrangements with ACE:

Service Agreements

        AGC International is a party to a service agreement with a subsidiary of ACE under which the subsidiary provides AGC International with administrative and other support services, including accounts payable, payroll, human resources and other functions. For the years ended December 31, 2002, 2001 and 2000, AGC International paid to the subsidiary of ACE approximately $0.3 million, $0.2 million and $0.2 million, respectively, under this service agreement.

        In 2003, we entered into an agreement with affiliates of ACE pursuant to which certain expenses such as office space, office supplies and management information services are allocated to these affiliates pursuant to predetermined percentages. The percentages are determined based on each company's weighted average salary expense.

        In addition to expense sharing agreements, we have entered into employee leasing agreements with ACE and its affiliates. Under these agreements, effective in 2001, we provide staffing services and are reimbursed for compensation costs. For the years ended December 31, 2002 and 2001, we received approximately $8.3 million and $5.5 million, respectively, under these employee leasing agreements. This agreement will be terminated upon completion of this offering.

        We are party to a service agreement, effective in 2001, with a subsidiary of ACE under which the subsidiary provides investment services such as determining asset allocation and reviewing performance of external investment managers. For the years ended December 31, 2002 and 2001, we paid approximately $0.2 million and $0.5 million, respectively, under this service agreement. This agreement will be terminated upon completion of this offering.

        ACE historically has provided certain general and administrative services to us, including tax consulting and preparation services, internal audit services and a liquidity facility line of credit. Allocated expenses included in our combined financial statements related to these services were $0.5 million for each of the years ended December 31, 2002, 2001 and 2000.

        We have an arrangement with an affiliate of ACE pursuant to which the affiliate's Japan office sources business for us and we pay a portion of the overhead of that office. For each of the years ended December 31, 2002 and 2001, we paid $0.1 million to this affiliate. We intend to terminate this arrangement prior to the completion of this offering.

Real Estate

        We sublease approximately 5,000 square feet of office space in Bermuda from ACE at an annual cost of $0.4 million. This amount is a prorated portion of amounts payable by ACE under the master lease. Our sublease, and the master lease to which ACE is a party, expires on April 30, 2005. ACE has the option to renew the master lease, and we have the option to renew the sublease, for a further term of 5 years. The land owner is a company of which ACE owns 40% of the outstanding capital stock.

        In 2003, we agreed to lease a house in Bermuda from an affiliate of ACE for use by our chief executive officer. The rental value of this house has been assessed at $18,000 per month, based on market values for similar properties. The lease is for a term of one year.

        In 2003, AGC Guaranty (UK) and AGC Finance Overseas entered into a cost-sharing arrangement with an affiliate of ACE pursuant to which they lease 7,193 square feet of office space in London through 2009. The rent is £239,526 per year and is equal to the rate on the underlying lease to which the affiliate of ACE is a party.

Reinsurance Transactions

        We cede business to affiliates of ACE under certain reinsurance agreements. Amounts related to reinsurance ceded are reflected in the table below:

	2002	2001	2000
	(in millions)
For the year ended December 31:
Written premiums	$61.4	$228.0	$1.9
Earned premiums	46.5	80.8	1.6
Losses and LAE incurred	31.3	68.7	0.6
Profit commission expenses	1.3	0.4	—
As of December 31,
Prepaid reinsurance premiums	$162.4	$147.5	$0.3
Reinsurance recoverable on ceded losses	92.2	64.0	0.9

        We also write business with affiliates of ACE under insurance and reinsurance agreements. Amounts related to business assumed from affiliates are reflected in the table below:

	2002	2001	2000
	($ in millions)
For the year ended December 31:
Written premiums	$7.7	$170.2	$16.7
Earned premiums	16.8	174.5	3.1
Losses and LAE incurred	25.7	182.2	2.7
Acquisition costs	0.5	3.0	0.1
As of December 31,
Unearned premium reserve	$6.7	$15.8	$20.1
Reserve for loss and LAE	189.8	171.9	4.6

        In September 2001, AGC Guaranty entered into a stop loss agreement with ACE Bermuda. Under the terms of the agreement, AGC Guaranty paid $52.5 million in premium in two installments of $27.5 million in September 2001 and $25.0 million in March 2002 for a 10-year cover with a $150 million limit. In June 2003, this agreement was cancelled by AGC Guaranty and the unearned premium of $39.8 million, loss reserves of $12.5 million and profit commission of $1.5 million were returned to AGC Guaranty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Summary of Significant Affiliate Transactions—AGC Guaranty Affiliate Reinsurance Transaction."

        AGC International is party to a portfolio reinsurance agreement with ACE Bermuda. On December 31, 2001, under the terms of the agreement, AGC International paid ACE Bermuda $125 million of premium for a portfolio cover with a $5 million per risk deductible, a $50 million per risk limit and a $400 million aggregate limit. As of December 31, 2002, AGC International had ceded losses of $5 million under this cover. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Summary of Significant Affiliate Transactions—AGC International Affiliate Reinsurance Transaction."

        In March 2001, we entered into a reinsurance agreement with a subsidiary of ACE, whereby we reinsured a portion of an auto residual value insurance policy issued by the subsidiary. Losses and LAE incurred and premiums earned recorded at inception was $84.8 million. The value of reinsurance business assumed recorded at the inception of the contract amounted to $31.5 million, and represented the difference between the estimated ultimate amount of the losses assumed under the retroactive reinsurance contract of $116.3 million and the cash received in the amount of $84.8 million. As of

December 31, 2002 and 2001, the value of reinsurance business assumed was $20.3 million and $26.4 million, respectively, and the reserve for losses and loss adjustment expenses was $116.3 million. In 2002 and 2001, we recorded amortization of the value of reinsurance business assumed balance in the amount of $6.1 million and $5.1 million, respectively.

        In July 2001, we entered into a reinsurance arrangement with a subsidiary of ACE under which we provided reinsurance to CGA Group Ltd. and retroceded 100% of this exposure to the subsidiary. Under the terms of these reinsurance agreements, we assumed and ceded premium of $11.7 million and $73.8 million in 2002 and 2001, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Summary of Significant Affiliate Transactions—AGC Overseas Affiliate Transaction."

        In 2002, we transferred our LA&H business to an affiliate of ACE. The transfer was retroactive and resulted in recording ceded written and negative earned premiums of $23.9 million and $32.2 million, respectively, with a related reduction in losses and LAE incurred and acquisition costs of $28.8 and $3.3 million, respectively.

        In 2000, AGC International entered into an excess of loss treaty reinsurance agreement with a subsidiary of ACE under which AGC International cedes to the subsidiary $100 million of limit in excess of a $100 million retention on title insurance business ceded to AGC International by ACE Capital Title. AGC International paid premiums to the subsidiary of $0.2 million, $0.2 million and $0.1 million in each of the years ended December 31, 2002, 2001 and 2000, respectively. Both agreements will be terminated prior to the completion of this offering.

Capital Contributions

        During 2002, 2001 and 2000, ACE contributed capital of $84.2 million, $8.2 million and $82.8 million, respectively to us. The capital contribution in 2002 was primarily made for the purpose of the repayment of our long-term debt and interest expense of $75.0 million and $6.9 million, respectively. This was a non-cash contribution. See note 17 of the notes to combined financial statements for more details. In 2001 and 2000, $7.5 million of the capital contribution was utilized to pay interest on long-term debt. These were also non-cash contributions. The 2000 capital infusion mainly related to a $75 million cash contribution by ACE. In addition, $0.3 million of expenses relating to our operations were paid by ACE, increasing capital contributions in 2002, 2001 and 2000. These were also non-cash contributions. All expenses are net of related income taxes.

Tax Sharing Agreement

        In connection with the share exchange and this offering, we and a U.S. affiliate of ACE will enter into a tax sharing agreement. Pursuant to the tax sharing agreement, we and the U.S. affiliate of ACE will make an election under sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), with the effect that the portion of the tax basis of our assets covered by this election will be increased to the deemed purchase price of the assets and an amount equal to such increase will be included in income in the consolidated federal income tax return filed by U.S. tax-paying subsidiaries of ACE. It is expected that this additional basis will result in increased income tax deductions and, accordingly, reduced income taxes payable by us. Pursuant to the tax sharing agreement, we will pay the U.S. affiliate of ACE any tax benefits realized by us, on a quarterly basis, generally calculated by comparing our actual taxes to the taxes that would have been owed by us had the increase in basis not occurred. In the event that any taxing authority successfully challenges any deductions reflected in a tax benefit payment to the U.S. affiliate of ACE, the U.S. affiliate of ACE will reimburse us for the loss of the tax benefit and any related interest or penalties imposed upon us. The tax benefit payments to the U.S. affiliate of ACE should have no material effect on our earnings or cash flows, which should not be materially less than they would have been in the absence of the tax sharing agreement and additional tax basis.

        The tax sharing agreement provides that the tax benefit calculation for any period ending after the consummation of the offering will not be less than the tax benefit calculated without giving effect to any items of income, expense, loss, deduction, credit or related carryovers or carrybacks from businesses conducted by us or relating to our assets and liabilities other than those businesses conducted by us and those assets and liabilities existing immediately prior to the consummation of the offering (taking into account any assets acquired from the U.S. affiliate of ACE or its subsidiaries after the offering and any liabilities incurred or assumed with respect to such assets). The tax sharing agreement further provides that we will not enter into any transaction a significant effect of which is to reduce the amount payable to the U.S. affiliate of ACE under the tax sharing agreement.

Registration Rights Agreement

        In connection with the formation transactions described under "Formation Transactions," we will enter into a registration rights agreement with ACE to provide it and its affiliates with registration rights relating to our common shares which they hold.

        The registration rights agreement provides ACE and its affiliates with registration rights relating to our common shares held by ACE and its affiliates immediately after this offering and any common shares ACE or its affiliates acquires thereafter. ACE and its affiliates are able to require us to register under the Securities Act all or any portion of our common shares covered by the registration rights agreement. In addition, the registration rights agreement provides for various piggyback registration rights for ACE and its affiliates. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to customary exceptions, we must provide prompt notice to ACE and its affiliates and include in that registration all common shares which ACE or its affiliates owns and requests to be included.

        The registration rights agreement sets forth customary registration procedures, including an agreement by us to make available our senior management for roadshow presentations. All registration expenses incurred in connection with any registration, other than underwriting commissions, will be paid by us. In addition, we are required to reimburse ACE for the fees and disbursements of its outside counsel retained in connection with any such registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of ACE and any underwriters, although ACE must indemnify us for any liabilities resulting from information provided by ACE. These payment and indemnification obligations may be subject to restrictions under Bermuda law.

        ACE's rights under the registration rights agreement remain in effect with respect to the common shares covered by the agreement until:

  •
  those shares have been sold under an effective registration statement under the Securities Act;

  •
  those shares have been sold to the public under Rule 144 under the Securities Act; or

  •
  those shares have been transferred in a transaction where a subsequent public distribution of those shares would not require registration under the Securities Act.

        ACE's ability to exercise its registration rights is subject to lock-up agreements described under "Shares Eligible for Future Sale."

MATERIAL TAX CONSIDERATIONS

        The following summary of our taxation, and the taxation of our shareholders, is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) "Taxation of AGC Holdings and Subsidiaries—Bermuda" and "Taxation of Shareholders—Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman, special Bermuda legal counsel, (ii) "Taxation of AGC Holdings and Subsidiaries—United Kingdom" is based upon the advice of Mayer, Brown, Rowe & Maw LLP, (iii) "Taxation of AGC Holdings and Subsidiaries—Barbados" is based upon the advice of                        , special Barbados legal counsel, and (iv) "Taxation of AGC Holdings and Subsidiaries—United States" and "Taxation of Shareholders—United States Taxation" is based upon the advice of Mayer, Brown, Rowe & Maw LLP. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to AGC Holdings and its subsidiaries and the ownership of AGC Holdings' common shares by investors that are U.S. Persons (as defined below) who acquire such shares in the offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions such as insurance accounting determinations or RPII, amounts and computations and amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of AGC Holdings and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by AGC Holdings concerning the business and properties, ownership, organization, source of income and manner of operation of AGC Holdings and its subsidiaries. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common shares. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of AGC Holdings and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.

Taxation of AGC Holdings and Subsidiaries

  Bermuda

        Under current Bermuda law, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by us. AGC Holdings and the Bermuda Subsidiaries have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to AGC Holdings or the Bermuda Subsidiaries or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. AGC Holdings and the Bermuda Subsidiaries could be subject to taxes in Bermuda after those dates. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda, or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act

1967 or otherwise payable in relation to any land leased to AGC Holdings or the Bermuda Subsidiaries. AGC Holdings and the Bermuda Subsidiaries and AGC Guaranty each pay annual Bermuda government fees, and the Bermuda Subsidiaries and AGC Guaranty pay annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

  United Kingdom

        AGC Finance Overseas and AGC Guaranty (UK) (the "UK Subsidiaries") are companies incorporated and managed in the United Kingdom and are, therefore, resident in the United Kingdom and will be subject to U.K. corporation tax on their worldwide profits (including revenue profits and capital gains). It is not expected that, in the context of the group's profitability as a whole, any such tax charges will be seen to be significant. The maximum rate of United Kingdom corporation tax is currently 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by the UK Subsidiaries.

        Only the UK Subsidiaries are incorporated in the United Kingdom. Accordingly, except for the UK Subsidiaries, we should not be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of each of us, other than the UK Subsidiaries, intend to manage our affairs so that none of us, other than the UK Subsidiaries, are resident in the United Kingdom for tax purposes.

        A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a branch or agency in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) connected with such branch or agency.

        The directors of each of us, other than the UK Subsidiaries (which are resident in the United Kingdom), intend that we will operate in such a manner so that none of us, other than the UK Subsidiaries, carry on a trade through a branch or agency in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a branch or agency, the U.K. Inland Revenue might contend that any of us, other than the UK Subsidiaries, is/are trading in the United Kingdom through a branch or agency in the United Kingdom.

        If any of the U.S. subsidiaries qualifying for benefits under the tax treaty between the United Kingdom and the United States were trading in the United Kingdom through a branch or agency, they would only be subject to U.K. corporation tax if the branch or agency constituted a permanent establishment for the purposes of that treaty and then only to the extent that any profits were attributable to that permanent establishment in the United Kingdom.

        The United Kingdom has no income tax treaty with Bermuda.

        There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there, even if that trade is not carried on through a branch or agency, but the directors of each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

        If any of us, other than the UK Subsidiaries, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us were to be treated as carrying on a trade in the United Kingdom through a branch or agency or of having a permanent establishment in the United Kingdom, our results of operations and your investment could be adversely affected. Given the nature and extent of operations in the United Kingdom, however, it is not expected that such characterization is likely.

        It should be noted that the United Kingdom Government has enacted legislation to modernize the taxation of foreign companies operating in the United Kingdom through branches, for accounting periods starting on or after January 1, 2003. A non-U.K. resident company will only fall within the charge to United Kingdom corporation tax if it carries on a trade in the United Kingdom through a permanent establishment. The term "permanent establishment" is defined for these purposes in a manner which is consistent with various internationally recognized characteristics commonly used in the United Kingdom's double tax treaties.

  Barbados

        AGC Barbados Holdings, a subsidiary of AGC International, was incorporated in Barbados to act as a holding company for various companies in the United States and Bermuda. As such, AGC Barbados Holdings was granted a license to conduct international business in accordance with the provisions of the International Business Companies Act, Cap. 77 as amended (the "Act"), and related regulations. The Minister of Industry and International Business (the "MIIB") has granted AGC Barbados Holdings a guaranty that the benefits and exemptions contained in the Act will apply to AGC Barbados Holdings.

        Under the Act, AGC Barbados Holdings is required to pay a maximum corporate tax rate of 2.5% on its worldwide profits, which reduces to 1% on taxable profits over U.S. $15 million. Under the Act there is currently no withholding tax imposed on amounts paid by AGC Barbados Holdings to persons not resident in Barbados. Additionally, under current Barbados law there is no capital gains tax and no tax is payable on the transfer of shares in AGC Barbados Holdings if transferred to a person who is not resident in Barbados or to another international business company.

        The Act governs the licensing and operations of international business companies. Licenses are issued by the MIIB, who has broad discretion over whether licenses are granted or refused. The MIIB has the authority to suspend or revoke a license if at any time a licensee fails to satisfy the conditions of the license, or is in violation of any provisions of the Act.

        The Act imposes on Barbados international business companies certain reporting requirements. For example, a licensee that has gross revenues and assets that exceed Barbados $1 million, which is approximately U.S. $500,000, is required to forward to the MIIB annual audited financial statements prepared in accordance with generally accepted accounting principles.

  United States

        The following discussion is a summary of all material U.S. federal income tax considerations relating to our operations. We have conducted and intend to conduct substantially all of our foreign operations outside the United States and to limit the U.S. contacts of AGC Holdings and its foreign subsidiaries (except AGC Overseas, which has elected to be taxed as a U.S. corporation) so that they should not be engaged in a trade or business in the United States. However, whether business is being conducted in the United States is an inherently factual determination. Because the Internal Revenue Code of 1986, as amended (the "Code"), regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the IRS will not contend successfully that AGC Holdings and/or its foreign subsidiaries (except AGC Overseas) are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. AGC Holdings and AGC International intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the "branch profits" tax.

        If AGC International is entitled to the benefits under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), it would not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. AGC International currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. Although we cannot be certain that AGC International will be eligible for Bermuda Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of AGC Holdings' shareholders, we will endeavor to so qualify. AGC Holdings would not be eligible for treaty benefits because it is not an insurance company.

        Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If AGC International is considered to be engaged in the conduct of an insurance business in the United States and is not entitled to the benefits of the Bermuda Treaty in general (because they fail to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of AGC International's investment income to U.S. income tax.

        The United States and the United Kingdom have entered into a new income tax treaty which fully entered into force as of January 1, 2004 (the "New U.K. Treaty"). Under the provisions of the New U.K. Treaty, our UK Subsidiaries, if entitled to the benefits of the New U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Our UK Subsidiaries will generally be entitled to the benefits of the New U.K. Treaty if, among other factors, (i) during at least half of the days during the relevant taxable period, at least 50% of our UK Subsidiaries' stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of our UK Subsidiaries' gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation, (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, our UK Subsidiaries' business conducted in the United Kingdom or (iii) at least 50% of the aggregate vote and value of their shares is owned directly or indirectly by five or fewer U.K. resident companies the principal class of shares of which is listed and regularly traded on a recognized stock exchange. Although we cannot be certain that our UK Subsidiaries will be eligible for treaty benefits under the New U.K. Treaty because of factual and legal uncertainties regarding (i) the residency and citizenship of AGC Holdings' shareholders, and (ii) the interpretation of what constitutes income incidental to or connected with a trade or business in the United Kingdom, we will endeavor to so qualify.

        Under the New U.K. Treaty, if a person was entitled to benefits under the income tax treaty in effect between the United Kingdom and the United States prior to January 1, 2004 (the "Old U.K. Treaty") and such person would have been entitled to greater benefits under the Old U.K. Treaty than under the New U.K. Treaty, then such person may elect the Old U.K. Treaty to continue to have effect with respect to such person for one year following the date on which the provisions of the New U.K. Treaty otherwise would have effect. It is not clear at this time whether our UK Subsidiaries will make such an election.

        Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the New U.K. Treaty the withholding rate on dividends is reduced to (i) 0% if the recipient has owned shares representing 80 percent or more of the voting power of the company paying the dividends for the year preceding the date the dividend is declared and meets other certain requirements, (ii) 5% if the recipient is a company that owns shares representing directly or indirectly at least 10 percent of the voting power of the company paying dividends or (iii) 15% in all other cases. The withholding rate on interest payments is reduced to 0%.

        The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to AGC International and AGC Guaranty UK are 4% for casualty insurance premiums and 1% for reinsurance premium on life insurance premiums, subject to reduction to 0% under the U.K. Treaty with respect to premiums paid to AGC Guaranty UK.

        AGC US Holdings is a Delaware holding company. Its direct subsidiaries are AGC Guaranty, a Maryland corporation and AGC Financial Products, a Delaware corporation. AGC Overseas USA Holdings (a subsidiary of AGC Barbados Holdings), is a Delaware corporation and its subsidiary, AGC Overseas, is a Bermuda corporation which has elected under the Code to be taxed as a U.S. corporation. AGC Overseas' subsidiary is AGC Mortgage, which is a New York corporation. As such, each corporation will be subject to taxation in the United States at regular corporate rates. Dividends paid by AGC US Holdings to AGC Holdings will be subject to a 30% U.S. withholding tax. Dividends paid by AGC Overseas USA Holdings to AGC Barbados Holdings would be subject to a 30% U.S. withholding tax, subject to possible reduction to 5% under the income tax treaty between Barbados and the United States. For treaty renegotiation and proposed legislative changes affecting the reduction in withholding tax, see "—Taxation of Shareholders—Proposed U.S. Tax Legislation."

        Personal Holding Companies.    AGC Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income if any of them are considered to be a personal holding company ("PHC") for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his or her partners. Also, stock treated as owned by such partner proportionally through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. Additionally, certain entities (such as certain tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as Foreign Personal Holding Companies (as discussed below).

        If AGC Holdings or any subsidiary were a PHC in a given taxable year, such corporation would be subject to PHC tax (currently at a rate of 15%) on its "undistributed PHC income" (which, in the case of its foreign subsidiaries, would exclude PHC income that is from non-U.S. sources, except to the extent that such income is effectively connected with a trade or business in the U.S.). For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals. Thus, the PHC income of AGC Holdings and its foreign subsidiaries would not include underwriting income or investment income derived from non-U.S. sources and should not include dividends received by AGC Holdings from its foreign subsidiaries (as long as such foreign subsidiaries are not engaged in the trade or business in the U.S.).

        We believe based upon information made available to us regarding our existing shareholder base and the expected dispersion of ownership of our common shares following the offering that neither AGC Holdings nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold.

        We cannot be certain, however, that AGC Holdings and its subsidiaries will not become PHCs following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of AGC Holdings' shareholder base, the gross income of AGC Holdings or any of its subsidiaries and other circumstances that could change the application of the PHC rules to AGC Holdings and its subsidiaries. In addition, if AGC Holdings or any of its subsidiaries were to become PHCs we cannot be certain that the amount of PHC income will be immaterial.

Taxation of Shareholders

  Bermuda Taxation

        Currently, there is no Bermuda withholding or other tax payable on principal, interests or dividends paid to the holders of the common shares of AGC Holdings.

  United States Taxation

        The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of common shares. Unless otherwise stated, this summary deals only with holders that are U.S. Persons (as defined below) who purchase their common shares in this offering and who hold their common shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. For example, if a partnership holds our common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the common shares, you should consult your tax advisors. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, persons who are considered with respect to any of us as "United States shareholders" for purposes of the controlled foreign corporation ("CFC") rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of AGC Holdings or the stock of any of our foreign subsidiaries entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States.

        For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the United States, (ii) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

        Taxation of Dividends.    Subject to the discussions below relating to the potential application of the CFC, related person insurance income ("RPII"), passive foreign investment company ("PFIC") and foreign personal holding company ("FPHC") rules, cash distributions, if any, made with respect to the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of AGC Holdings (as computed using U.S. tax principles). Under recently enacted legislation, certain dividends paid to individual shareholders before 2009 are eligible for reduced rates of tax. Dividends paid by AGC Holdings to corporate shareholders will not be eligible for the dividends received deduction. To the extent such distributions exceed AGC Holdings' earnings and profits, they will be treated first as a return of the shareholder's basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset.

        Classification of AGC Holdings or its Foreign Subsidiaries as Controlled Foreign Corporation.    Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation. A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Share Capital") and other factors, no U.S. Person who owns shares of AGC Holdings directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of AGC Holdings or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. Additionally, AGC Guaranty (UK) will be considered a CFC for U.S. federal income tax purposes, therefore, AGC Guaranty will be required to include in its gross income its share of AGC Guaranty (UK)'s subpart F income, even if such subpart F income is not distributed.

        The RPII CFC Provisions.    The following discussion generally is applicable only if the RPII of any of the Foreign Insurance Subsidiaries determined on a gross basis, is 20% or more of such Foreign Insurance Subsidiary's gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any fiscal year in which such Foreign Insurance Subsidiary's gross RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although we cannot be certain, AGC Holdings believes that the gross RPII of each Foreign Insurance Subsidiary as a percentage of its gross insurance income was in prior years of operations and will be for the foreseeable future below the 20% threshold for each tax year.

        RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of any Foreign Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of AGC Holdings' common shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. The Foreign Insurance Subsidiaries will be treated as CFCs under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of AGC Holdings by vote or value.

        RPII Exceptions.    The special RPII rules do not apply if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through foreign entities) less than 20% of the voting power and less than 20% of the value of the stock of AGC Holdings (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of each of the Foreign Insurance Subsidiary's gross insurance income for the taxable year (the "20% Gross Income Exception), (iii) the Foreign Insurance Subsidiaries elect to be taxed on their RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) the Foreign Insurance Subsidiaries elect to be treated as U.S. corporations and waive all treaty benefits and meet certain other requirements. Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in AGC Holdings (and therefore, indirectly, in the Foreign Insurance Subsidiaries) on the last day of AGC Holdings' taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which any Foreign Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of such Foreign Insurance Subsidiary's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. The Foreign Insurance Subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we believe that the gross RPII of any of the Foreign Insurance Subsidiaries has not in the past equaled or exceeded 20% of any such company's gross insurance income, and do not expect it to do so in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

        Computation of RPII.    In order to determine how much RPII any Foreign Insurance Subsidiary has earned in each taxable year, the Foreign Insurance Subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through foreign entities) shares of AGC Holdings and are U.S. Persons. AGC Holdings may not be able to determine whether any of the underlying direct or indirect insureds to which the Foreign Insurance Subsidiaries provide insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, AGC Holdings may not be able to determine accurately the gross amount of RPII earned by each Foreign Insurance Subsidiary in a given taxable year. For any year in which any Foreign Insurance Subsidiary's gross RPII is 20% or more of such Foreign Insurance Subsidiary's gross insurance income for the year and the Foreign Insurance Subsidiary does not meet the 20% Ownership Exception, AGC Holdings may also seek information from its shareholders as to whether beneficial owners of common shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent AGC Holdings is unable to determine whether a beneficial owner of common shares is a U.S. Person, AGC Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

        If, as expected, gross RPII is less than 20% of gross insurance income, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

        Apportionment of RPII to U.S. Holders.    Every RPII shareholder who owns common shares on the last day of any taxable year of AGC Holdings in which any Foreign Insurance Subsidiary's gross insurance income constituting RPII for that year equals or exceeds 20% of such Foreign Insurance Subsidiary's gross insurance income and the Foreign Insurance Subsidiary does not meet the 20% Ownership Exception should expect that for such year it will be required to include in gross income its share of such Foreign Insurance Subsidiary's RPII for the portion of the taxable year during which such Foreign Insurance Subsidiary was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns common shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of such Foreign Insurance Subsidiary's RPII.

        Basis Adjustments.    A RPII shareholder's tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by AGC Holdings out of previously taxed RPII income. The RPII shareholder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

        Uncertainty as to Application of RPII.    The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to the Foreign Insurance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in common shares should consult his tax advisor as to the effects of these uncertainties.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described below in "—Information Reporting and Backup Withholding."

        Dispositions of Common Shares.    Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, holders of common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of common shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors that no U.S. shareholder of AGC Holdings should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of AGC Holdings; to the extent this is the case this application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, AGC Holdings will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of common shares because AGC Holdings will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

        Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" or (ii) 50% or more of its assets produce passive income.

        If AGC Holdings were characterized as a PFIC during a given year, U.S. Persons holding common shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such persons made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that AGC Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make these elections. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by AGC Holdings to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009.

        For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . is not treated as passive income." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the value of the stock.

        We expect for purposes of the PFIC rules, that each of AGC Mortgage, AGC Guaranty, AGC Overseas and the Foreign Insurance Subsidiaries (collectively, the "Insurance Subsidiaries") will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of the Insurance Subsidiaries should be treated as passive. Further, we expect that the passive income and assets (other than the stock of any indirect AGC Holdings subsidiary) of any other AGC Holdings subsidiary will be de minimis in each year of operations with respect to the overall income and assets of AGC Holdings. Under the look-through rule, AGC Holdings should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that AGC Holdings was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

        Foreign Personal Holding Companies.    A foreign corporation will be classified as an FPHC for U.S. federal income tax purposes if (i) at any time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's stock measured by voting power or value and (ii) at least 60% of its gross income for the year is "FPHC income." Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his partners. Also, stock treated as owned by such partner proportionally through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. If AGC Holdings or any of its foreign subsidiaries were to become FPHCs, a portion of the "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) of each such FPHC would be imputed to all of AGC Holdings' shareholders who are U.S. Persons. Such income would be taxable as a dividend and should not be eligible for a reduced rate of tax under recently enacted legislation, even if no cash dividend were actually paid. In such event, subsequent cash distributions will first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, a distribution paid by AGC Holdings to a U.S. shareholder that is not treated as a tax-free return of any previously taxed and undistributed amount and is characterized as a dividend would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. Further, in such case, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. federal income tax laws. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of an FPHC is required to file IRS Form 5471. We believe, based upon information made available to us regarding our existing shareholder base and the expected dispersion of ownership of our common shares following this offering, that neither AGC Holdings nor any of its foreign subsidiaries should be considered an FPHC for any prior year of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold. We cannot be certain, however, that AGC Holdings and/or any of its foreign subsidiaries will not be considered an FPHC, because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of AGC Holdings' shareholder base, the gross income of AGC Holdings and/or any of its foreign subsidiaries and other circumstances that could change the application of the FPHC rules to AGC Holdings and its foreign subsidiaries. In addition, if AGC Holdings or any of its foreign subsidiaries were to become an FPHC we cannot be certain that the amount of FPHC income will be immaterial. If AGC Guaranty (UK) were considered an FPHC, then its parent, AGC Guaranty, could be subject to additional tax under these rules. However, because AGC Guaranty (UK) will be characterized as a CFC, AGC Guaranty will instead be subject to the rules applying to CFCs.

        Foreign tax credit.    For U.S. Persons that own shares, which we anticipate will constitute a majority of shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

        Information Reporting and Backup Withholding.    Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which AGC Holdings determines that gross RPII constitutes 20% or more of any of the Foreign

Insurance Subsidiary's gross insurance income and the 20% Ownership Exception does not apply, AGC Holdings will provide to all U.S. Persons registered as shareholders of its common shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

        Information returns may be filed with the IRS in connection with distributions on the common shares and the proceeds from a sale or other disposition of the common shares unless the holder of the common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

        Proposed U.S. Tax Legislation.    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that affects the U.S. tax treatment of foreign corporation that are deemed to have "inverted" and other legislation has been introduced that includes provisions that would permit the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character or amount for each item (in contrast to current law, which only refers to source and character). Other legislation would provide additional limits on the deductibility of interest by foreign owned U.S. corporations. While there are no currently pending legislative proposals on these matters which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

        Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

        The U.S. Treasury Department is considering proposals, and legislation has been introduced in the U.S. Congress, intended to limit significantly the benefits available under the income tax treaty between the United States and Barbados. Under the current treaty, dividends paid to AGC Barbados Holdings by AGC Overseas US Holdings are subject to a reduced withholding tax rate of 5%. However, possible changes to the treaty may result in the inability of AGC Barbados Holdings and AGC Overseas US Holdings to continue to enjoy the reduced rate, in which case dividends paid to AGC Barbados Holdings by AGC Overseas US Holdings would be subject to withholding tax at a rate of 30%. We cannot be certain if or when such changes to the treaty may be enacted, but it is possible that such changes in the future could have an adverse impact on us or our shareholders.

DESCRIPTION OF SHARE CAPITAL

        The following summary of our share capital is qualified in its entirety by the provisions of Bermuda law, our memorandum of association and Bye-Laws copies of which will be filed as exhibits to the registration statement of which this prospectus is a part. In this section, "we," "us" and "our" refer to AGC Holdings and not to any of its subsidiaries.

General

        We are authorized to issue up to an aggregate of                        common shares, par value U.S. $        per share, of which            common shares were issued and outstanding as of            , 2004, all of which were owned by ACE. Except as described below, our common shares will have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally, in proportion to the number of common shares held by such holder, in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Under certain circumstances, we have the right to purchase all or a portion of the shares held by a shareholder. See "—Acquisition of Common Shares by Us" below. All of the common shares being sold in this offering are fully paid and non-assessable. Holders of our common shares are entitled to receive such dividends as lawfully may be declared from time to time by our board of directors.

Voting Rights and Adjustments

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the common shares of a shareholder are treated as "controlled shares" (as determined pursuant to section 958 of the Code) of any U.S. Person and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights when it deems it appropriate to do so (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to the Company or any of its subsidiaries or any shareholder or its affiliates. "Controlled shares" includes, among other things, all shares of AGC Holdings that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The foregoing provision does not apply to ACE.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of their voting interests prior to any vote to be taken by them.

        We are authorized to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of ordinary shares attributable to any person. If any holder fails to respond to this request or submits incomplete or inaccurate information, we may, in our sole discretion, eliminate the shareholder's voting rights. All information provided by the shareholder will be treated by us as confidential information and shall be used by the Company solely for the purpose of establishing whether any 9.5% U.S. Shareholder exits (except as otherwise required by applicable law or regulation).

Restrictions on Transfer of Common Shares

        Each transfer must comply with current Bermuda Monetary Authority permission or have specific permission from the Bermuda Monetary Authority. Our board of directors may decline to register a transfer of any common shares under certain circumstances, including if they have reason to believe that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer (other than such as our board of directors considers minimal). Transfers must be by instrument (not in electronic or other form) unless otherwise permitted by the Companies Act.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of AGC Holdings.

Acquisition of Common Shares by Us

        Under our Bye-Laws and subject to Bermuda law, if our board of directors determines that any shareholder's ownership of common shares may result in adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders (other than such as our board of directors considers de minimis), we have the option, but not the obligation, to require such shareholder to sell to us or to a third party to whom we assign the repurchase right the minimum number of common shares necessary to avoid or cure any such adverse consequences at a price determined in the good faith discretion of the board of directors to represent the shares' fair market value.

Issuance of Shares

        Subject to our Bye-Laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Bye-Laws

        In addition to the provisions of the Bye-Laws described above under "—Voting Rights," the following provisions are a summary of some of the other important provisions of our Bye-Laws.

        Our Board of Directors and Corporate Action.    Our Bye-Laws provide that our board of directors shall consist of between    and    members, or such number as otherwise may be determined by the shareholders. The current board of directors consists of    persons, and is divided into three equal classes. Each director will serve a three year term, with termination staggered according to class. The classification and current term of office for each of our directors is noted under "Management—Board of Directors." Shareholders may only remove a director for cause at an annual general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before the meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the board of directors.

        Generally, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. A quorum shall be a majority of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.

        Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the aggregate voting power of our shares shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may be taken, without a meeting, by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws.

        Amendment.    The Bye-Laws may be amended only by a resolution adopted by the board of directors and by resolution of the shareholders.

        Voting of Non-U.S. Subsidiary Shares.    If we are required or entitled to vote at a general meeting of any of AGC International, AGC Finance Overseas or any other directly held non-U.S. subsidiary of ours, our directors shall refer the subject matter of the vote to our shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the non-U.S. subsidiary. Substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of any direct or indirect non-U.S. subsidiaries other than AGC Guaranty (UK) and AGC Overseas.

Anti-Takeover Provisions and Insurance Regulations Concerning Change of Control

        Some of the provisions of our Bye-Laws, as well as certain insurance regulations concerning change of control, could delay or prevent a change of control of the Company that a shareholder might consider favorable. See "Risk Factors—Risks Related to Our Common Shares and this Offering."

Differences in Corporate Law

        You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to us (including modifications adopted pursuant to our Bye-Laws) which differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

        Duties of Directors.    Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

  •
  a duty to act in good faith in the best interests of the company;

  •
  a duty not to make a personal profit from opportunities that arise from the office of director;

  •
  a duty to avoid conflicts of interest; and

  •
  a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

  •
  to act honestly and in good faith, with a view to the best interests of the company; and

  •
  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our Bye-Laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of AGC Holdings, against any director or officer of us for any act or failure to act in the performance of such director's or officer's duties, provided that this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

        The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

        Under the "business judgment rule," courts generally do not second guess the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive actions taken in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors' conduct to enhanced scrutiny.

        Interested Directors.    Under Bermuda law and our Bye-Laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our Bye-Laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such a transaction would not be voidable if (i) the material facts with respect to such interested director's relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Dividends.    Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints. See "Dividend Policy" and "Business—Regulation."

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining our objectives contained within our memorandum of association. We may, with the approval of our board and, except in the case of amalgamations with and between wholly owned subsidiaries being Bermuda companies, at least 75% of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we had opted out of the relevant Delaware statute, as provided for in that statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our Bye-Laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of AGC Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law and our Bye-Laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our Bye-Laws, minutes of general meetings and audited annual financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but, as a company listed on the NYSE, may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers (containing that information required under Bermuda law) which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is that number of shareholders representing at least 10% of the paid-up capital of the company carrying the right to vote at a general meeting. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

        Calling of Special Shareholders' Meetings.    Under our Bye-Laws, a special general meeting may be called by our President or by our Chairman or by the board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of AGC Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

        Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

        Amendment of Memorandum of Association.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

        Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

        Amendment of Bye-Laws.    Consistent with the Companies Act, AGC Holdings' Bye-Laws provide that the Bye-Laws may only be rescinded, altered or amended, upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

        Staggered Board of Directors.    Under Bermuda law, the Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the Bye-Laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

Listing

        We will apply to have our common shares approved for listing on the New York Stock Exchange under the trading symbol "            ."

Transfer Agent and Registrar

        The transfer agent and registrar for the common shares will be            , whose principal executive office is located at            .

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the offering we will have a total of            common shares outstanding. Up to        percent of our common shares for sale in this offering are reserved for purchase by persons designated by us through a directed share program. All of the            shares (            shares, if the underwriters exercise their option to purchase additional common shares in full) sold in the offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

        The remaining            common shares outstanding are owned by ACE and will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

        We, our directors and executive officers and ACE have agreed, subject to certain exceptions, not to offer to sell, sell or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable for common shares, for a period of 180 days from the date of this prospectus, without the prior written consent of Banc of America Securities LLC and Goldman, Sachs & Co. on behalf of the underwriters. All of the shares sold under the directed share program, other than those which are subject to the 180-day underwriters' lock-up agreement, will be subject to 90-day lock-up agreements.

        We may, however, grant options to purchase common shares under our existing benefit plans as long as the holder of such common shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement.

        In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding common shares and the average weekly trading volume on the NYSE during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell common shares which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

        Following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register common shares issued or reserved for issuance under the 2004 Long-Term Equity Compensation Plan, the 2004 Directors Long-Term Equity Compensation Plan and certain other outstanding equity awards and grants. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. We expect that the registration statement on Form S-8 will cover                        shares and options.

        Pursuant to a registration rights agreement, at any time beginning 180 days after the effective date of the registration statement relating to this offering, subject to exceptions, ACE may request that we file a registration statement under the Securities Act covering its shares. ACE also has certain "piggyback" registration rights with respect to our common shares. Accordingly, if we propose to register any of our securities, either for our own account or for the account of other shareholders, with certain exceptions, we are required to notify ACE and to include in such registration all the common shares requested to be included by ACE, subject to rejection of such shares under certain circumstances by an underwriter. See "Relationship with ACE—Registration Rights Agreement."

        No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common shares prevailing from time to time. The sale of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common shares.

UNDERWRITING

        AGC Holdings, ACE and the underwriters named below have entered into an underwriting agreement with respect to the common shares being offered. Banc of America Securities LLC and Goldman, Sachs & Co. are the representatives of the underwriters. Subject to certain conditions, ACE, as the selling shareholder, has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of common shares listed next to its name in the following table:

Underwriters	Number of Shares
Banc of America Securities LLC
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Total

        The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from ACE.

        Common shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. Any such securities dealers may resell any common shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. If all the common shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        Option to Purchase Additional Shares.    If the underwriters sell more common shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional            common shares from ACE to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase common shares in approximately the same proportion as set forth in the table above.

        Discounts and Commissions.    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by ACE. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase            additional common shares.

Paid by ACE

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        ACE estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

        Lock-Up Agreements.    AGC Holdings, its directors and officers and ACE have agreed with the underwriters not to dispose of or hedge any of AGC Holdings' common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        IPO Pricing.    Prior to the offering, there has been no public market for the common shares. The initial public offering price has been negotiated among ACE, AGC Holdings and the representatives.

Among the factors to be considered in determining the initial public offering price of the common shares, in addition to prevailing market conditions, are:

  •
  AGC Holdings' historical performance;

  •
  estimates of the business potential and earnings prospects of AGC Holdings;

  •
  an assessment of AGC Holdings' management;

  •
  consideration of the above factors in relation to market valuation of companies in related businesses; and

  •
  other factors deemed relevant.

        Listing.    We will apply to list the common shares on the New York Stock Exchange under the symbol "            ." In order to meet one of the requirements for listing the common shares on the NYSE, the underwriters have undertaken to sell lots of 100 shares or more to a minimum of 2,000 beneficial owners.

        Stabilization.    In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from AGC Holdings in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase additional common shares pursuant to the option granted them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of AGC Holdings' common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Discretionary Sales.    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        Directed Share Program.    At our request, the underwriters have reserved for sale to our directors and certain officers and employees at the initial public offering price up to    % of the number of common shares being offered by this prospectus. If purchased by these persons, these shares (to the extent not otherwise subject to the 180-day lock-up described above) will be subject to a 90-day lock-up restriction, substantially similar to the restriction described above. We do not know if our directors, officers or employees will choose to purchase all or any portion of the reserved shares, but any purchases they do make will reduce the number of shares available to the general public. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.

        Indemnification.    ACE has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act. If ACE is unable to provide this indemnification, ACE will contribute to payments the underwriters may be required to make in respect of those liabilities.

        Online Offering.    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. Other than the prospectus in electronic format, the information on any such web site, or accessible through any such web site, is not part of this prospectus. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        Selling Restrictions.    Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the date the offering is complete, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        No syndicate member has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the common shares to the public in Singapore.

        Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

        Affiliates.    Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for AGC Holdings and ACE, for which they received or will receive customary fees and commissions. In addition, Bank of America, NA, an affiliate of Banc of America Securities LLC, is a lender under AGC Guaranty's $140 million revolving credit facility, with a $16 million commitment. There are currently no amounts outstanding under this facility. We believe that the fees and commissions payable for participation in this credit facility are customary for borrowers with similar credit profiles and in the same industry as AGC Guaranty.

LEGAL MATTERS

        Certain matters as to U.S. law in connection with this offering will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. The validity of the issuance of common shares under Bermuda law will be passed upon for us by Conyers, Dill & Pearman, Hamilton, Bermuda. Certain legal matters in connection with this offering will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed services for us.

EXPERTS

        The combined financial statements of AGC Holdings and its subsidiaries included in this prospectus and the related financial statement schedules included elsewhere in the registration statement of which this prospectus forms a part at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their reports appearing in this prospectus and elsewhere in the registration statement. The balance sheet of AGC Holdings included in this prospectus as of August 21, 2003 has been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing in the prospectus. These financial statements are included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common shares offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's web site. We intend to furnish our shareholders with annual reports containing combined financial statements audited by an independent accounting firm.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
FEDERAL SECURITIES LAWS AND OTHER MATTERS

        We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and a portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon AGC Holdings or its non-U.S. directors and officers or to recover against us, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, our U.S. agent, irrevocably appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

        We obtained consent for the issue and transfer of the common shares to and between non-residents of Bermuda for exchange control purposes from the BMA as required by the Exchange Control Act 1972 of Bermuda and related regulations, subject to the condition that the common shares shall be listed on the New York Stock Exchange or any other appointed stock exchange. In addition, we will deliver a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act. However, the BMA, the Ministry of Finance and Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

INDEX TO FINANCIAL STATEMENTS
AGC HOLDINGS LIMITED

Report of Independent Auditors	F-2
AGC Holdings Limited Balance Sheet as of August 21, 2003	F-3
Notes to the AGC Holdings Limited Balance Sheet	F-4
Report of Independent Auditors	F-7
Combined Balance Sheets as of December 31, 2002 and 2001	F-8
Combined Statements of Operations and Comprehensive Income for the years ended December 31, 2002, 2001 and 2000	F-9
Combined Statements of Shareholder's Equity for the years ended December 31, 2002, 2001 and 2000	F-10
Combined Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-11
Notes to Combined Financial Statements	F-12
Interim Combined Balance Sheets as of September 30, 2003 (Unaudited) and December 31, 2002	F-47
Interim Combined Statements of Operations and Comprehensive Income for the nine months ended September 30, 2003 and 2002 (Unaudited)	F-48
Interim Combined Statements of Shareholder's Equity for the nine months ended September 30, 2003 (Unaudited)	F-49
Interim Combined Statements of Cash Flows for the nine months ended September 30, 2003 and 2002 (Unaudited)	F-50
Notes to Interim Combined Financial Statements (Unaudited)	F-51
Supplemental Pro Forma Condensed Combined Financial Information (Unaudited)	F-60

Report of Independent Auditors

To the Board of Directors and Shareholder of AGC Holdings Limited:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of AGC Holdings Limited as of August 21, 2003 (date of incorporation) in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, NY
December 19, 2003

AGC Holdings Limited

Balance Sheet as of August 21, 2003

(Date of Incorporation)

Assets:
Receivable from affiliate	$12,000

Total assets	$12,000

Shareholder's Equity:
Common shares ($1.00 par value; 12,000 shares authorized, issued and outstanding	$12,000

Total shareholder's equity	$12,000

The accompanying notes are an integral part of this consolidated balance sheet.

AGC Holdings Limited

Notes to the AGC Holdings Limited Balance Sheet

1.    Organization

        AGC Holdings Limited ("AGC Holdings") was incorporated on August 21, 2003 and was capitalized on August 21, 2003 under the laws of Bermuda. In connection with its formation, AGC Holdings issued 12,000 shares at a $1.00 par value to ACE Limited ("ACE").

        AGC Holdings was formed for the sole purpose of becoming a holding company for ACE subsidiaries conducting ACE's financial and mortgage guaranty businesses, which are referred to as the "transferred businesses," in connection with this initial public offering of AGC Holdings.

        AGC Holdings will operate through wholly-owned subsidiaries including AGC International Ltd. ("AGC International"), AGC US Holdings Inc. ("AGC US Holdings") and AGC Finance Overseas Ltd. ("AGC Finance Overseas").

2.    Summary of Significant Accounting Policies

  Basis of Presentation

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

  Consolidation

        After the effective date of this offering and completion of the Formation Transactions, which are described below, AGC Holdings will prepare its consolidated financial statements with those of its subsidiaries and will present them on a consolidated basis. Transactions between AGC Holdings and its subsidiaries or among its subsidiaries will be eliminated in consolidation.

  Receivable from affiliate

        This amount represents the initial capitalization of AGC Holdings.

3.    Formation Transactions and Initial Public Offering

        AGC Holdings was incorporated in Bermuda on August 21, 2003 for the sole purpose of becoming a holding company for the transferred businesses. As part of the overall plan of formation of AGC Holdings, the following "Formation Transactions" will occur:

  •
  ACE, through a U.S. subsidiary, will form AGC US Holdings Inc. ("AGC US Holdings") as a Delaware holding company to hold the shares of AGC Guaranty Corp. ("AGC Guaranty") and AGC Financial Products Inc. ("AGC Finance Products").

  •
  The U.S. subsidiary will transfer the shares of AGC Guaranty and AGC Financial Products to AGC US Holdings in exchange for stock of AGC US Holdings and a promissory note.

  •
  AGC Overseas will transfer 100% of the stock ownership in ACE Capital Title Reinsurance Company ("ACE Capital Title") to a subsidiary of ACE in exchange for cash.

        Subsequent to entering into the underwriting agreement with respect to this offering, ACE will cause:

  •
  its U.S. subsidiary to transfer 100% of the stock ownership in AGC US Holdings and AGC Finance Overseas to AGC Holdings in exchange for stock and debt of AGC Holdings; and

  •
  a Bermuda subsidiary to transfer 100% of the stock of AGC International to AGC Holdings in exchange for stock and debt of AGC Holdings.

        Each of our operating subsidiaries conducted business under names including "ACE" and/or "Capital Re." As part of the Formation Transactions, we are changing the names of each of these subsidiaries to AGC Guaranty (formerly ACE Guaranty Corp.) and its wholly-owned subsidiaries, AGC International (formerly ACE Capital Re International) and its wholly-owned subsidiaries, AGC Finance Products (formerly AGR Financial Products Inc.) and AGC Finance Overseas (formerly ACE Finance Overseas Ltd.). All of these name changes may not be completed prior to the completion of the initial public offering.

4.    Related Party Transactions

        In connection with the organization, initial financing and commencement of operations of the Company, the Company plans to enter into various agreements with ACE and its affiliates. These agreements will be put in place to support the operations of AGC Holdings.

5.    Taxation

        Under current Bermuda law, the Company and its Bermuda subsidiaries will not be required to pay any taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Minister of Finance of Bermuda, that in the event of any such taxes being imposed, the Company will be exempt from taxation until 2016. There will be no withholding taxes imposed on dividend distributions from Bermuda.

        The Company's U.S. subsidiaries are subject to income taxes imposed by U.S. authorities and file U.S. tax returns.

6.    Employee Benefit Plans and Stock Option Plans

        The Company intends to offer benefit plans and stock option plans to its employees as a form of compensation.

7.    Segment Information

        AGC Holdings will have the following four reportable segments:

  •
  The financial guaranty direct segment provides insurance products which protect the holder against non-payment of principal and interest or other credit events.

  •
  The financial guaranty reinsurance segment provides insurance products that indemnifies another financial guarantor, the "ceding company," against part or all of the loss the ceding company may sustain under financial guaranty policies it has reinsured to us.

  •
  The mortgage guaranty segment provides insurance products that protect mortgage lenders against the default of borrowers on mortgage loans, and provides reinsurance to mortgage guaranty insurers.

  •
  The other segment consists of a number of businesses in which AGC Holdings stopped or intends to stop writing new business, including equity layer credit protection, trade credit reinsurance, title reinsurance, life, accident and health reinsurance and auto residual value reinsurance.

        These segments are consistent with the manner in which AGC Holdings' management intends to manage these businesses.

8.    Statutory Requirements and Dividend Restrictions

        These financial statements are prepared on a GAAP basis, which differs in certain respects from accounting practices prescribed or permitted by the insurance regulatory authorities. AGC Holdings' insurance subsidiaries will be subject to certain limitations on dividends that may be paid to AGC Holdings based on solvency or other regulatory requirements in the applicable jurisdiction. Such limitations generally require that dividends be paid from surplus and may require regulatory approval prior to payment.

Report of Independent Auditors

To the Board of Directors and Shareholder of AGC Holdings Limited

The formation transactions described in Note 1 to the combined financial statements and the initial capitalization of AGC Holdings Limited have not been consummated as of December 19, 2003. When they have been consummated, we will be in a position to furnish the following report:

  "In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of AGC Holdings Limited and its subsidiaries (collectively referred to as "the Company") as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 4 and Note 5 to the combined financial statements, the Company changed its method of accounting for derivatives and goodwill in 2001 and 2002, respectively."

PricewaterhouseCoopers LLP
New York, New York
December 19, 2003

AGC Holdings Limited

Combined Balance Sheets

(in thousands of U.S. dollars except share amounts)

	As of December 31,
	2002	2001
Assets
Fixed maturity securities, at fair value (amortized cost: $1,785,616 in 2002 and $1,550,224 in 2001)	$1,908,061	$1,606,654
Short-term investments, at cost which approximates fair value	144,346	100,009

Total investments	2,052,407	1,706,663
Cash and cash equivalents	9,445	4,185
Accrued investment income	22,030	21,070
Deferred acquisition costs	157,299	154,197
Prepaid reinsurance premiums	179,497	171,516
Reinsurance recoverable on ceded losses	100,826	70,092
Premiums receivable	61,280	40,281
Value of reinsurance business assumed	20,322	26,419
Goodwill	87,062	87,062
Other assets	29,700	40,583

Total assets	$2,719,868	$2,322,068

Liabilities and shareholder's equity
Liabilities
Unearned premium reserves	$613,341	$500,291
Reserve for losses and loss adjustment expenses	458,831	401,079
Profit commissions payable	95,832	88,964
Deferred income taxes	42,999	30,015
Unrealized losses on derivative financial instruments	107,007	52,849
Funds held by Company under reinsurance contracts	27,073	—
Long-term debt	75,000	150,000
Other liabilities	42,549	37,251

Total liabilities	1,462,632	1,260,449

Commitments and contingencies (Note 15)
Shareholder's equity
Common stock (par value $[ ] per share; authorized shares [ ]; issued and outstanding shares [ ])	16,403	16,403
Additional paid-in capital	946,092	858,348
Unearned stock grant compensation	(4,718)	(2,390)
Retained earnings	210,503	145,934
Accumulated other comprehensive income	88,956	43,324

Total shareholder's equity	1,257,236	1,061,619

Total liabilities and shareholder's equity	$2,719,868	$2,322,068

The accompanying notes are an integral part of these combined financial statements.

AGC Holdings Limited

Combined Statements of Operations and Comprehensive Income

(in thousands of U.S. dollars except share and per share amounts)

	For the years ended December 31,
	2002	2001	2000
Revenues
Gross written premiums	$417,158	$442,850	$205,973
Ceded premiums	(64,699)	(236,288)	(17,328)

Net written premiums	352,459	206,562	188,645
(Increase)/decrease in net unearned premium reserves	(105,069)	86,959	(47,980)

Net earned premiums	247,390	293,521	140,665
Net investment income	97,240	99,520	98,084
Net realized investment gains	7,863	13,140	8,623
Unrealized losses on derivative financial instruments	(54,158)	(16,255)	—
Other income	3,623	2,930	2,546

Total revenues	301,958	392,856	249,918

Expenses
Loss and loss adjustment expenses	120,260	177,542	30,405
Profit commissions expense	8,543	9,007	10,773
Acquisition costs	47,074	50,688	49,109
Other operating expenses	32,342	30,183	26,212
Goodwill amortization	—	3,785	3,785
Interest expense	10,579	11,548	11,548

Total expenses	218,798	282,753	131,832

Income before provision for income taxes	83,160	110,103	118,086
Provision/(benefit) for income taxes
Current	17,858	6,197	16,377
Deferred	(7,267)	15,989	8,526

Total provision for income taxes	10,591	22,186	24,903
Net income before cumulative effect of new accounting standard	72,569	87,917	93,183
Cumulative effect of new accounting standard, net of taxes	—	(24,104)	—

Net income	72,569	63,813	93,183
Other comprehensive income, net of taxes
Unrealized holding gains/(losses) on fixed maturity securities arising during the year	67,477	11,707	46,497
Reclassification adjustment for realized (gains)/losses included in net income	(21,845)	(10,725)	(4,155)

Change in net unrealized gains on fixed maturity securities	45,632	982	42,342

Comprehensive income	$118,201	$64,795	$135,525

Earnings per share:
Basic
Diluted

The accompanying notes are an integral part of these combined financial statements.

AGC Holdings Limited

Combined Statements of Shareholder's Equity

For the years ended December 31, 2002, 2001 and 2000

(in thousands of U.S. dollars except share amounts)

	Common Stock	Additional Paid-in capital	Unearned Stock Grant Compensation	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity
Balance, January 1, 2000	$3,593	$777,979	—	—	—	$781,572
Net income	—	—	—	93,183	—	93,183
Dividends	—	—	—	(5,562)	—	(5,562)
Capital contribution	—	82,812	—	—		82,812
Issued stock (2,377 shares)	285	—	—	—	—	285
Tax benefit for options exercised	—	278	—	—	—	278
Unrealized gain on fixed maturity securities, net of tax ($16,140)	—	—	—	—	42,342	42,342
Unearned stock grant compensation, net	—	—	(366)	—	—	(366)

Balance, December 31, 2000	$3,878	$861,069	$(366)	$87,621	$42,342	$994,544
Net income	—		—	63,813	—	63,813
Dividends	—	—	—	(5,500)	—	(5,500)
Capital contribution	25	8,150	—	—		8,175
Change in par value	12,500	(12,500)	—	—	—	—
Tax benefit for options exercised	—	1,629	—	—	—	1,629
Unrealized gain on fixed maturity securities, net of tax ($3,034)	—	—	—	—	982	982
Unearned stock grant compensation, net	—	—	(2,024)	—	—	(2,024)

Balance, December 31, 2001	$16,403	$858,348	$(2,390)	$145,934	$43,324	$1,061,619
Net income	—	—	—	72,569	—	72,569
Dividends	—	—	—	(8,000)	—	(8,000)
Capital contribution	—	84,212	—	—	—	84,212
Tax benefit for options exercised	—	3,532	—	—	—	3,532
Unrealized gain on fixed maturity securities, net of tax ($20,383)	—	—	—	—	45,632	45,632
Unearned stock grant compensation, net	—	—	(2,328)	—	—	(2,328)

Balance, December 31, 2002	$16,403	$946,092	$(4,718)	$210,503	$88,956	$1,257,236

The accompanying notes are an integral part of these combined financial statements.

AGC Holdings Limited

Combined Statements of Cash Flows

(in thousands of U.S. dollars)

	For the years ended December 31,
	2002	2001	2000
Operating activities
Net income	$72,569	$63,813	$93,183
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash interest and operating expenses(1)	7,212	7,840	7,812
Net amortization of premium/(discount) on fixed maturity securities	3,728	(3,636)	(7,587)
Goodwill amortization	—	3,785	3,785
Provision/(benefit) for deferred income taxes	(7,267)	15,989	8,526
Net realized investment gains	(7,863)	(13,140)	(8,623)
Cumulative effect of adopting a new accounting standard, net of taxes	—	24,104	—
Change in unrealized losses on derivative financial instruments	54,158	16,255	—
Change in deferred acquisition costs	(3,102)	(3,805)	1,497
Change in accrued investment income	(960)	(1,082)	(5,450)
Change in premiums receivable	(20,999)	(18,985)	(6,694)
Change in prepaid reinsurance premiums	(7,981)	(142,730)	(147)
Change in unearned premium reserves	113,050	55,669	47,868
Change in reserve for losses and loss adjustment expenses, net	27,018	175,103	(37,876)
Change in profit commissions payable	6,868	6,901	15,127
Change in value of reinsurance business assumed	6,097	(26,419)	—
Change in funds held by Company under reinsurance contracts	27,073	—	(2,088)
Other	8,663	273	(5,567)

Net cash flows provided by operating activities	278,264	159,935	103,642

Investing activities
Fixed maturity securities:
Purchases	(1,481,744)	(1,371,380)	(1,461,815)
Sales	965,466	1,160,414	1,196,468
Maturities	284,899	21,929	3,800
Equity securities:
Purchases	—	—	(2,598)
Sales	—	—	14,418
(Purchases)/sales of short-term investments, net	(44,337)	47,640	64,399
Other	8,712	(15,803)	9,234

Net cash used in investing activities	(267,004)	(157,200)	(176,094)

Financing activities
Capital contributions	2,000	310	75,000
Dividends paid	(8,000)	(5,500)	(5,550)

Net cash provided by financing activities	(6,000)	(5,190)	69,500

Increase/(decrease) in cash and cash equivalents	5,260	(2,455)	(2,952)
Cash and cash equivalents at beginning of period	4,185	6,640	9,592

Cash and cash equivalents at end of period	$9,445	$4,185	$6,640

Supplementary information
Taxes paid	11,676	7,250	16,579
Interest paid	10,579	11,548	11,548
(1)
Operating activities include various non-cash items. These non-cash items are described in Note 14 "Related Party Transactions—Non-Cash Capital Contributions."

The accompanying notes are an integral part of these combined financial statements.

AGC Holdings Limited

Notes to Combined Financial Statements

1.    Business and Organization

        On December 2, 2003, ACE Limited ("ACE") announced its intention to establish a separate stand-alone entity representing its financial guaranty insurance, reinsurance, mortgage and related businesses and to sell a majority interest in these businesses to the public through an initial public offering. The stand-alone entity would combine ownership of the financial guaranty insurance, reinsurance and related businesses under AGC Holdings Limited ("AGC Holdings"), a newly incorporated Bermuda-based holding company. These businesses are comprised of AGC Guaranty Corp. ("AGC Guaranty", formerly ACE Guaranty Corp.) and its wholly-owned subsidiaries, AGC International Ltd. ("AGC International", formerly ACE Capital Re International Ltd.) and its wholly-owned subsidiaries, AGC Financial Products Inc. (formerly AGR Financial Products Inc.) and AGC Finance Overseas Ltd. (formerly ACE Finance Overseas Ltd.) (collectively "combined entities"). ACE acquired most of the aforementioned businesses on December 30, 1999 as part of its acquisition of Capital Re.

        AGC Guaranty, a Maryland domiciled insurance company and its wholly owned subsidiary, ACE Risk Assurance, provide insurance and reinsurance of investment grade financial guaranty exposures, including municipal and non-municipal insurance and reinsurance, credit derivatives transactions as well as trade credit and related reinsurance.

        AGC International indirectly owns, through Barbados and United States holding companies, the entire share capital of a Bermuda reinsurer, AGC Overseas Ltd. ("AGC Overseas" formerly ACE Capital Re Overseas Ltd.). AGC Overseas, in turn, owns AGC Mortgage Insurance Company ("AGC Mortgage," formerly ACE Capital Mortgage Reinsurance Company ("ACMR") and AGC Capital Title Reinsurance Company ("AGC Capital Title," formerly ACE Capital Title Reinsurance Company ("ACTR")), which are monoline insurance companies domiciled in the United States. AGC Overseas also owns AGC Capital Re Inc. formerly, ACE Capital Re Inc.), a New York reinsurance intermediary.

        AGC International and AGC Overseas underwrite highly structured financial guaranty and structured credit, residential mortgage and title insurance and reinsurance. During 2002, AGC Overseas transferred its life, accident and health book of business to another ACE affiliate. AGC International and AGC Overseas write business as direct reinsurers of third-party primary insurers and as retrocessionaires of certain affiliated companies and also provide credit protection through single-name and portfolio credit default swaps ("CDS"), where the counterparty is usually an investment bank.

        AGC Mortgage reinsures residential mortgage guaranty insurance obligations that originate primarily in the United States and United Kingdom. AGC Capital Title provides structured reinsurance to the title insurance industry.

        AGC Holdings sources business through a subsidiary, AGC Finance Overseas Ltd., which is an Arranger based in the United Kingdom. An Arranger is an entity regulated by the Financial Services Authority which markets and sources derivative transactions.

        These financial statements present the historical combined financial position, results of operations and cash flows of the entities that will comprise AGC Holdings upon completion of the following "Formation Transactions":

  •
  ACE, through a U.S. subsidiary, will form AGC US Holdings Inc. ("AGC US Holdings") as a Delaware holding company to hold the shares of AGC Guaranty and AGC Financial Products.

  •
  The U.S. subsidiary will transfer the shares of AGC Guaranty and AGC Financial Products to AGC US Holdings in exchange for stock of AGC US Holdings and a $[        ] million promissory note.

  •
  AGC Overseas will transfer 100% of the stock ownership in ACE Capital Title to a subsidiary of ACE in exchange for $[        ] million.

        Subsequent to entering into the underwriting agreement with respect to this offering, ACE will cause:

  •
  its U.S. subsidiary to transfer 100% of the stock ownership in AGC US Holdings and AGC Finance Overseas Ltd. to AGC Holdings in exchange for stock and debt of AGC Holdings; and

  •
  a Bermuda subsidiary to transfer 100% of the stock of AGC International to AGC Holdings in exchange for stock and debt of AGC Holdings.

        AGC Holdings, through its wholly owned subsidiaries, AGC Guaranty and AGC International, will operate financial guaranty insurance, reinsurance and related businesses.

2.    Significant Accounting Policies

  Basis of Presentation

        The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The historical combined financial statements include the assets, liabilities, operating results and cash flows of AGC Holdings and combined entities (the "Company") and have been prepared using the historical bases for assets and liabilities and the historical results of operations of the aforementioned combined entities. The historical combined financial statements also include certain long-term debt used to fund the Company's insurance operations and related interest expense. For all periods presented, certain expenses reflected in the financial statements include allocations of corporate expenses incurred by ACE related to general and administrative services provided to the Company, including tax consulting and preparation services, internal audit services and liquidity facility costs. These expenses were allocated based on estimates of the cost incurred by ACE to provide these services to the Company. All intercompany accounts and transactions have been eliminated.

        Management believes that the foregoing adjustments and allocations were made on a basis that is a reasonable reflection of the historical results of the Company. However, these results do not necessarily represent what the historical combined financial position, results of operations and cash flows of the Company would have been if the Company had been a separate and stand-alone entity during the periods presented.

  Premium Revenue Recognition

        Premiums are received either upfront or in installments. Upfront premiums are earned in proportion to the expiration of the amount at risk. Installment premiums are earned over each installment period, generally one year or less. For insured bonds for which the par value outstanding is declining during the insurance period, upfront premium earnings are greater in the earlier periods thus matching revenue recognition with the underlying risk. The premiums are allocated in accordance with the principal amortization schedule of the related bond issue and are earned ratably over the amortization period. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining unearned premium reserve is earned at that time. Unearned premium reserve represents the portion of premiums written that is applicable to the unexpired amount at risk of insured bonds.

        Due to the customary lag (ranging from 30 to 90 days) in reporting premium data by some of the ceding companies, the Company must estimate the ultimate written and earned premiums to be received from a ceding company as of each balance sheet date for the reinsurance business. Actual written premiums reported in the statements of operations are based upon reports received by ceding companies supplemented by the Company's own estimates of premium for which ceding company reports have not yet been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined.

  Investments

        The Company accounts for its investments in fixed maturity securities in accordance with the Financial Accounting Standard Board's ("FASB") Statement of Financial Accounting Standards ("FAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Management determines the appropriate classification of securities at the time of purchase. As of December 31, 2002 and 2001, all investments in fixed maturity securities were designated as available-for-sale and are carried at fair value. The fair values of all our investments are calculated from independent market quotations.

        The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts computed using the effective interest method. That amortization or accretion is included in net investment income. For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments required due to the resulting change in effective yields and maturities are recognized prospectively in current income.

        Realized gains and losses on sales of investments are determined using the specific identification method. Unrealized gains and losses on investments, net of applicable deferred income taxes, are included as accumulated other comprehensive income in shareholder's equity.

        The Company has a formal review process for all securities in its investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include:

  •
  a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

  •
  a decline in the market value of a security for a continuous period of 12 months;

  •
  recent credit downgrades of the applicable security or the issuer by rating agencies;

  •
  the financial condition of the applicable issuer;

  •
  whether scheduled interest payments are past due; and

  •
  whether the Company has the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value.

        If the Company believes a decline in the value of a particular investment is temporary, the decline is recorded as an unrealized loss on the balance sheet under "accumulated other comprehensive income" in shareholder's equity. If we believe the decline is "other than temporary," we write down the carrying value of the investment and record a realized loss in our statement of operations. Our assessment of a decline in value includes management's current assessment of the factors noted above. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

        Short-term investments are recorded at cost, which approximates fair value. Short-term investments are those with original maturities of greater than three months but less than one year from date of purchase.

  Cash and Cash Equivalents

        The Company classifies demand deposits as cash. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less.

  Deferred Acquisition Costs

        Acquisition costs incurred, that vary with and are directly related to the production of new business, are deferred. These costs include direct and indirect expenses such as commissions, brokerage expenses and costs of underwriting and marketing personnel. The Company periodically conducts a study to determine which operating costs vary with, and are directly related to, the acquisition of new business and qualify for deferral. Acquisition costs other than those associated with the credit derivative products are deferred and amortized in relation to earned premiums. Ceding commissions received on premiums ceded to other reinsurers reduce acquisition costs. Anticipated losses, loss adjustment expenses and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of acquisition costs. Acquisition costs associated with credit derivative products are expensed as incurred.

  Reserve for Losses and Loss Adjustment Expenses

        Reserve for loss and loss adjustment expenses ("LAE") includes case reserves, incurred but not reported reserves ("IBNR") and portfolio reserves.

        Case reserves are established when specific insured obligations are in or near default. Case reserves represent the present value of expected future loss payments and LAE, net of estimated recoveries but before considering ceded reinsurance. Financial guaranty insurance and reinsurance case reserves are discounted at 6.0%, which is the approximate taxable equivalent yield on the investment portfolio in all periods presented.

        IBNR is an estimate of the amount of losses where the insured event has occurred but the claim has not yet been reported to the Company. In establishing IBNR, the Company uses traditional actuarial methods to estimate the reporting lag of such claims based on historical experience, claim reviews and information reported by ceding companies. The Company records IBNR for mortgage guaranty reinsurance within the mortgage guaranty segment and for title reinsurance, auto residual value reinsurance and trade credit reinsurance within the other segment.

        In addition to IBNR, the Company records portfolio reserves for financial guaranty insurance and reinsurance, credit derivatives and mortgage guaranty business. Portfolio reserves are established with respect to the portion of the Company's business for which case reserves have not been established. Portfolio reserves are established in an amount equal to the portion of actuarially estimated ultimate losses related to premiums earned to date as a percentage of total expected premiums for that in-force business. Actuarially estimated ultimate losses on financial guaranty exposures are principally based on the historical default loss experience of municipal finance, structured finance and corporate bonds and the current credit quality of insured obligations, and are net of expected recoveries. Actuarially estimated ultimate losses on mortgage guaranty reinsurance and title reinsurance are principally determined based on the historical industry loss experience, net of expected recoveries. During an accounting period, portfolio reserves principally increase or decrease based on charges in the aggregate net amount at risk and the probability of default resulting from changes in credit quality of insured obligations, if any.

        The Company updates its estimates of loss and LAE reserves quarterly. Loss assumptions used in computing losses and LAE reserves are periodically updated for emerging experience, and any resulting changes in reserves are recorded as a charge or credit to earnings in the period such estimates are changed. Due to the inherent uncertainties of estimating loss and LAE reserves, specifically for the high severity, low frequency financial guaranty business that the Company writes, actual experience may differ from the estimates reflected in our combined financial statements, and the differences may be material.

  Profit commissions

        Under the terms of certain of the Company's reinsurance contracts, the Company is obligated to pay the ceding company at predetermined future dates a contingent commission based upon a specified percentage of the net underwriting profits. As of the balance sheet date, the Company's liability for the present value of expected future payments is shown on the balance sheet under the caption, "Profit commission payable". As of December 31, 2002 and 2001, the unamortized discount on this liability was $7.9 and 10.6 million, respectively.

  Reinsurance

        In the ordinary course of business, the Company's insurance subsidiaries assume and retrocede business with other insurance and reinsurance companies. These agreements provide greater diversification of business and may minimize the potential loss. Retrocessional contracts do not relieve the Company of its obligation to the reinsured. Reinsurance recoverable on ceded losses includes balances due from reinsurance companies for paid and unpaid losses and LAE that will be recovered from reinsurers, based on contracts in force, and is presented net of any provision for estimated uncollectible reinsurance. Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers relating to the unexpired terms of the reinsurance contracts in force.

        Certain of the Company's assumed and ceded reinsurance contracts are funds-held arrangements. In a funds held arrangement, the ceding company retains the premiums instead of paying them to the reinsurer and losses are offset against these funds in an experience account. Because the reinsurer is not in receipt of the funds, the reinsurer earns interest on the experience account balance at a predetermined credited rate of interest. The Company generally earns interest at fixed rates of between 4% and 6% on its assumed funds held arrangements and generally pays interest at fixed rates of between 4% and 6% on its ceded funds-held arrangements. The interest earned or credited on funds-held arrangements is included in net investment income. In addition, interest on funds-held arrangements will continue to be earned or credited until the experience account is fully depleted, which can extend many years beyond the expiration of the coverage period.

  Value of Reinsurance Business Assumed

        The value of reinsurance business assumed and recorded at the inception of a retrocessional reinsurance contract represents the difference between the estimated ultimate amount of the liabilities assumed under retroactive reinsurance contracts and the consideration received under the contract. The value of reinsurance business assumed is amortized to losses and loss adjustment expenses based on the payment pattern of the losses assumed. The unamortized value is reviewed regularly to determine if it is recoverable under the terms of the contract and anticipated investment income. If such amounts are estimated to be unrecoverable, they are expensed.

  Goodwill

        Prior to January 1, 2002, goodwill was amortized over twenty-five years on a straight-line basis. Beginning January 1, 2002, goodwill is no longer amortized, but rather is evaluated for impairment at least annually. Management has determined that goodwill is not impaired at December 31, 2002.

  Income Taxes

        Certain of the Company's subsidiaries are subject to U.S. income tax. In accordance with FAS No. 109, "Accounting for Income Taxes", deferred income taxes are provided for with respect to the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. Such temporary differences relate principally to deferred acquisition costs, reserve for losses and LAEs, unearned premium reserve, unrealized gains and losses on investments, unrealized gains and losses on derivative financial instruments and statutory contingency reserves. A valuation allowance is recorded to reduce the deferred tax asset to that amount that is more likely than not to be realized.

  Earning Per Share

        Basic earnings per share is calculated using the shares issued upon the formation of the Company, for all periods presented. All potentially dilutive securities, including unvested restricted stock and stock options, are excluded from the basic earnings per share calculation. In calculating diluted earnings per share, the shares issued are increased to include all potentially dilutive securities. Basic and diluted earnings per share are calculated by dividing net income by the applicable number of shares as described above.

  Stock Based Compensation

        Stock based compensation is based on ACE stock. The Company accounts for stock-based compensation plans in accordance with APB No. 25. No compensation expense for options is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. Pro forma information regarding net income and earnings per share is required by FAS No. 123, "Accounting for Stock-Based Compensation". In December 2002, FASB issued FAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." FAS 148 amends the disclosure requirements of FAS 123 to require prominent disclosure in both annual and interim financial statements regarding the method of accounting for stock-based compensation and the effect of the method used on reported results.

        For restricted stock awards, the Company records the market value of the shares awarded at the time of the grant as unearned stock grant compensation and includes it as a separate component of shareholder's equity. The unearned stock grant compensation is amortized into income ratably over the vesting period.

        The following table outlines the Company's net income, basic and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000, had the compensation cost been determined in accordance with the fair value method recommended in FAS 123.

	For the years ended December 31,
	2002	2001	2000
	(in thousands of U.S. dollars, except per share amounts)
Net income
As reported	$72,569	$63,813	$93,183
Compensation expense, net of income tax	(1,544)	(567)	(10)

Pro Forma	71,025	63,246	93,173

Basic earnings per share:
As reported

Pro Forma

Diluted earnings per share:
As reported

Pro Forma

3.    Recent Accounting Pronouncements

        In May 2003, Financial Accounting Standards Board ("FASB") issued FAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150"), which establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. FAS 150 requires the classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the adoption of FAS 150 to have a material impact on its combined financial statements.

        In April 2003, the FASB issued FAS No. 149, "Amendment of FASB Statement No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. For example, this statement requires that financial guaranty insurance, for which the underlying risk is linked to a derivative, be accounted for as a derivative. This statement is effective for contracts entered into or modified after June 30, 2003, except for the provisions of this Statement that relate to FAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. All provisions are to be applied prospectively, except for the provisions of this Statement that relate to FAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003. These provisions are to be applied in accordance with their respective effective dates. The Company does not believe this Statement will have a material impact on its financial statements.

        In December 2002, FASB issued FAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("FAS 148"). FAS 148 provides alternative methods of transitioning for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. FAS 148 amends the disclosure requirements of FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. FAS 148 is effective for companies with fiscal years ending after December 15, 2002. The Company continues to account for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25 ("APB 25").

        Effective January 1, 2002, the Company adopted FAS No. 141, "Business Combinations" and FAS No. 142, "Goodwill and Other Intangible Assets". FAS No. 141, which supercedes APB 16, "Business Combinations," requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and provides specific criteria for initial recognition of intangible assets apart from goodwill. FAS No. 142, which supercedes APB 17, "Intangible Assets," requires that goodwill and intangible assets with indefinite lives no longer be amortized but instead be tested for impairment at least annually. FAS No. 142 established new accounting and reporting standards for acquired goodwill and other intangible assets. It requires that an entity determine if the goodwill or other intangible assets has an indefinite or a finite useful life. Those with indefinite useful lives will not be subject to amortization and must be tested annually for impairment. See Note 5 for further information.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), as an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 addresses consolidation of variable interest entities (VIEs) by business enterprises. An entity is considered a VIE subject to consolidation if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support or if the equity investors lack one of three characteristics of a controlling financial interest. First, the equity investors lack the ability to make decisions about the entity's activities through voting rights or similar rights. Second, they do not bear the obligation to absorb the expected losses of the entity if they occur. Lastly, they do not claim the right to receive expected returns of the entity if they occur, which are the compensation for the risk of absorbing the expected losses. FIN 46 requires that VIEs be consolidated by the entity that maintains the majority of the risks and rewards of ownership. This Interpretation applies immediately to VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains an interest after that date. FASB deferred the effective date of FIN 46 until the end of the first interim or annual period ending after December 15, 2003 for VIEs created before February 1, 2003. The Company does not believe that the adoption of FIN 46 will have a material impact on the financial statements.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 outlines certain accounting guidelines, effective for fiscal years beginning after December 15, 2002, from which the Company's insurance transactions and derivative contracts are excluded. In addition, FIN 45 expands the disclosures required by a guarantor in its interim and annual financial statements regarding obligations under certain guarantees. These disclosure requirements are effective for the year ended December 31, 2002. The Company's financial position and results of operations did not change as a result of the adoption of FIN 45.

4.    Derivatives

        The Company adopted FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities as of January 1, 2001. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the combined balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value, cash flow or foreign currency hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. As of January 1, 2001, the Company recorded an expense related to the cumulative effect of adopting FAS 133 of $24.1 million, net of applicable deferred income taxes.

        Certain products (principally credit protection oriented) issued by the Company have been deemed to meet the definition of a derivative under FAS 133. These products consist primarily of insured credit derivatives. The Company use derivative instruments primarily to offer credit protection to others. Effective January 1, 2001, the Company records these transactions at fair value. For single name corporate credit default swaps and certain structured finance credit default swaps, we value the contract based on quoted market prices, where available. However, if quoted prices are not available, and for senior layer CDO's and equity layer credit protection, the fair value is estimated using valuation models for each type of credit protection. These models may be developed by third parties, such as rating agency models, or may be developed internally, depending on the circumstances. The fair value of derivative financial instruments reflects the estimated cost to the Company to purchase protection on its outstanding exposures and is not an estimate of expected losses incurred.

        The Company records premiums received from sales of these derivative products in gross written premiums and establishes unearned premium reserves and loss reserves for its derivative business.

These loss reserves represent the Company's best estimate of the probable losses expected under these contracts. Unrealized gains and losses on derivative financial instruments are computed as the difference between fair value and the total of the unearned premium reserve, losses and LAE reserve, premiums receivable, prepaid reinsurance premiums and reinsurance recoverable or ceded losses. Changes in unrealized gains and losses on derivative financial instruments are reflected in the statement of operations. Cumulative unrealized gains and losses are reflected as assets and liabilities, respectively, in the Company's balance sheets. Unrealized gains and losses resulting from changes in the fair value of derivatives occur because of changes in interest rates, credit spreads recovery rates, the credit ratings of the referenced entities and other market factors.

        The Company recorded a pretax net unrealized loss on derivative financial instruments of $54.2 million and $16.3 million for the years ended December 31, 2002 and 2001, respectively.

        The following table summarizes activities related to derivative financial instruments:

	2002	2001
	(in thousands of U.S. dollars)
Balance sheets as of December 31,
Assets:
Premiums receivable	$28,746	—
Prepaid reinsurance premiums	2,952	$3,012
Reinsurance recoverable on ceded losses	10,000	—
Liabilities:
Unearned premium reserve	179,839	58,667
Reserve for losses and LAE	118,677	43,584
Unrealized losses on derivative financial instruments	107,007	52,849

Net liability—fair value of derivative financial instruments	$363,825	$152,088
Statements of operations for the years ended December 31,
Net written premiums	$249,335	$94,476
Net earned premiums	128,103	51,358
Loss and loss adjustment expenses incurred	(107,111)	(36,497)
Unrealized losses on derivative financial instruments	(54,158)	(16,255)

Total impact of derivative financial instruments	$(33,166)	$(1,394)

5.    Goodwill

        Goodwill of $94,632 arose from ACE's acquisition of Capital Re Corporation as of December 31, 1999 and was being amortized over a period of twenty-five years. On January 1, 2002, the Company ceased amortizing goodwill as part of its adoption of FAS 142.

        The following table reconciles reported net income and earnings per share to adjusted net income and earnings per share excluding goodwill amortization:

	For the years ended December 31,
	2002	2001	2000
	($ in thousands except per share amounts)
Reported net income	$72,569	$63,813	$93,183
Add back: Goodwill amortization	—	3,785	3,785

Adjusted net income	$72,569	$67,598	$96,968

Basic earnings per share:
Reported earnings per share
Add back: Goodwill amortization

Adjusted earnings per share

Diluted earnings per share:
Reported earnings per share
Add back: Goodwill amortization

Adjusted earnings per share

        The following table details goodwill by segment as of December 31, 2002 and 2001:

(in thousands of U.S. dollars)
Financial guaranty direct	$14,748
Financial guaranty reinsurance	70,669
Mortgage guaranty	—
Other	1,645

Total	$87,062

6.    Statutory Accounting Practices

        These financial statements are prepared on a GAAP basis, which differs in certain respects from accounting practices prescribed or permitted by the insurance regulatory authorities, including the Maryland Insurance Department, the New York State Insurance Department, the National Association of Insurance Commissioners ("NAIC") as well as the statutory requirements of the Minister of Finance of Bermuda.

        Regulatory capital and surplus as of December 31, 2002 and 2001 was $835.4 million and $833.2 million, respectively. Regulatory net income for the years ended December 31, 2002, 2001 and 2000 was $80.8 million, $78.8 million and 97.4 million, respectively.

        There are no prescribed or permitted practices on a regulatory basis.

7.    Insurance in Force

        As of December 31, 2002 and 2001, net financial guaranty par in force including insured CDS was approximately $80.4 billion and $75.2 billion, respectively. The portfolio was broadly diversified by payment source, geographic location and maturity schedule, with no single risk representing more than 1.2% of the total net par in force. The composition of net par in force by bond type was as follows:

	As of December 31,
	2002	2001
	(in billions of U.S. dollars)
Municipal exposures:
Tax-backed	$19.5	$18.8
Municipal utilities	10.4	10.9
Healthcare	8.5	8.4
Special revenue	5.7	5.7
Structured municipal	3.5	2.8
Other municipal	1.8	1.7

Total municipal exposures	49.4	48.3

Non-municipal exposures:
Collateralized debt obligations	$12.1	$8.7
Consumer receivables	8.5	8.1
Single name corporate CDS	4.8	5.4
Commercial receivables	3.4	1.5
Other structured finance	2.2	3.2

Total non-municipal exposures	31.0	26.9

Total exposures	$80.4	$75.2

        Maturities for municipal obligations range from 1 to 40 years, with the typical life in the 12 to 15 year range. Non-municipal transactions have legal maturities that range from 1 to 30 years with a typical life of 5 to 7 years. Maturities on single name corporate CDSs range from 1 to 10 years with an average remaining maturity of 1.9 years as of December 31, 2002.

        The portfolio contained exposures in each of the 50 states and abroad. The distribution of net financial guaranty par outstanding by geographic location is set forth in the following table:

	As of December 31, 2002		As of December 31, 2001
	Net par outstanding	% of Net par outstanding	Net par outstanding	% of Net par outstanding
	(in billions of U.S. dollars)
Domestic:
California	$6.8	8.5%	$6.6	8.7%
New York	5.5	6.9%	5.7	7.6%
Texas	3.2	4.0%	3.3	4.4%
Florida	3.1	3.8%	3.1	4.1%
Illinois	2.8	3.5%	2.8	3.7%
Pennsylvania	2.3	2.9%	2.4	3.2%
New Jersey	2.2	2.8%	2.2	2.9%
Massachusetts	1.9	2.3%	1.9	2.5%
Puerto Rico	1.8	2.2%	1.9	2.6%
Washington	1.4	1.7%	1.6	2.1%
Ohio	1.2	1.5%	1.3	1.7%
Other-Muni	15.9	19.8%	14.8	19.7%
Other-Non Muni	28.1	34.9%	24.3	32.4%

Total Domestic exposures	76.2	94.8%	71.9	95.6%

International:
United Kingdom	1.7	2.1%	$0.9	1.2%
Japan	0.5	0.6%	0.6	0.8%
France	0.3	0.4%	0.3	0.4%
Netherlands	0.3	0.3%	0.1	0.1%
Australia	0.2	0.3%	0.2	0.3%
Other	1.2	1.5%	1.2	1.5%

Total International exposures	4.2	5.2%	3.3	4.4%

Total exposures	$80.4	100.0%	$75.2	100.0%

        The following table sets forth the financial guaranty in-force portfolio by underwriting rating:

	As of December 31, 2002		As of December 31, 2001
Ratings	Net par outstanding	% of Net par outstanding	Net par outstanding	% of Net par outstanding
	(in billions of U.S. dollars)
AAA	$20.7	25.7%	$14.5	19.3%
AA	14.4	17.9%	13.8	18.3%
A	32.9	40.9%	33.8	45.0%
BBB	11.7	14.6%	12.4	16.4%
Below investment grade	0.7	0.9%	0.7	1.0%

Total exposures	$80.4	100.0%	$75.2	100.0%

        As part of its financial guaranty business, the Company enters into CDS transactions whereby one party pays a periodic fee in fixed basis points on a notional amount in return for a contingent payment by the other party in the event one or more defined credit events occurs with respect to one or more third party reference securities or loans. A credit event may be a nonpayment event such as a failure to pay, bankruptcy, or restructuring, as negotiated by the parties to the CDS transaction. The total notional amount of insured CDS exposure outstanding as of December 31, 2002 and 2001 and included in the Company's financial guaranty exposure was $20.2 billion and $15.1 billion, respectively.

        As of December 31, 2002 and 2001, the Company's net mortgage guaranty insurance in force (representing the current principal balance of all mortgage loans currently reinsured) was approximately $5.2 billion and $5.7 billion, respectively, and direct primary net risk in force was approximately $3.0 billion and $2.6 billion, respectively. These amounts are not included in the above table.

8.    Premiums Earned from Refunded and Called Bonds

        Premiums earned include $14.0 million, $4.5 million and $7.8 million for 2002, 2001 and 2000, respectively, related to refunded and called bonds.

9.    Investments

        The following table summarizes the Company's aggregate investment portfolio as of December 31, 2002:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands of U.S. dollars)
Fixed maturity securities
U.S. government and agencies	$279,436	$22,676	$(1)	$302,111
Obligations of state and political subdivisions	626,370	54,629	(57)	680,942
Corporate securities	271,224	23,724	(2,050)	292,898
Mortgage-backed securities	533,662	19,752	(179)	553,235
Structured securities	73,423	3,694	(27)	77,090
Foreign government and agencies	1,501	284	—	1,785

Total fixed maturity securities	1,785,616	124,759	(2,314)	1,908,061
Short-term investments	144,346	—	—	144,346

Total investments	$1,929,962	$124,759	$(2,314)	$2,052,407

        The following table summarizes the Company's aggregate investment portfolio as of December 31, 2001:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands of U.S. dollars)
Fixed maturity securities
U.S. government and agencies	$164,002	$6,326	$(310)	$170,018
Obligations of state and political subdivisions	525,590	23,680	(2,863)	546,407
Corporate securities	504,591	27,536	(3,039)	529,088
Mortgage-backed securities	340,144	6,602	(1,613)	345,133
Structured securities	15,897	242	(131)	16,008
Foreign government and agencies	—	—	—	—

Total fixed maturity securities	1,550,224	64,386	(7,956)	1,606,654
Short-term investments	100,009	—	—	100,009

Total investments	$1,650,233	$64,386	$(7,956)	$1,706,663

        Approximately 27% of the Company's total investment portfolio as of December 31, 2002 was composed of mortgage-backed securities ("MBS"), including collateralized mortgage obligations and commercial mortgage-backed securities. As of December 31, 2002, the weighted average credit quality of the Company's entire investment portfolio was AA+.

        The amortized cost and estimated fair value of available-for-sale fixed maturity securities as of December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
	(in thousands of U.S. dollars)
Due within one year	$35,172	$37,346
Due after one year through five years	213,769	226,460
Due after five years through ten years	256,362	281,729
Due after ten years	746,651	809,291
Mortgage-backed securities	533,662	553,235

Total	$1,785,616	$1,908,061

        Proceeds from the sale of available-for-sale fixed maturity securities were $965.5 million, $1,160.4 million and $1,196.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Net realized gains were as follows:

	For the years ended December 31,
	2002	2001	2000
	(in thousands of U.S. dollars)
Gains	$16,824	$26,918	$13,703
Losses	(3,151)	(4,478)	(5,080)
Other than temporary impairments	(5,810)	(9,300)	—

Net realized investment gains	$7,863	$13,140	$8,623

        During 2002, the Company determined that the decline in value related to WorldCom bonds held in its investment portfolio was "other than temporary." Accordingly, the Company recorded a write-down of the carrying value of these bonds in the amount of $5.8 million.

        In June 1996, the Company invested approximately $10.9 million in CGA Group Ltd ("CGA"), a Bermuda domiciled insurance company formed to provide financial guaranty insurance of structured securities, including commercial real estate and structured transactions. The Company's investment was in the form of common and preferred shares. In 1998, the Company recorded a write-down of its investment in CGA of $7.5 million, based on management's belief that the carrying value of CGA had suffered an other than temporary impairment. In March 2001, based on its contractual obligation to contribute additional capital in the event CGA was downgraded, the Company contributed an additional $7.5 million to CGA, thereby increasing its carrying value of the investment to $10.9 million. Concurrently, the Company recorded a write-down in its investment in CGA of $9.3 million as an other than temporary impairment. In July 2001, the Company's remaining investment in CGA of $1.6 million was redeemed, resulting in no realized gain or loss. As of December 31, 2001, the Company did not have an investment in CGA.

        The change in net unrealized gains consists of:

	For the years ended December 31,
	2002	2001	2000
	(in thousands of U.S. dollars)
Fixed maturity securities	$66,015	$(2,052)	$58,482
Deferred income tax provision/(benefit)	20,383	(3,034)	16,140

Change in net unrealized gains on fixed maturity securities	$45,632	$982	$42,342

        Net investment income is derived from the following sources:

	For the years ended December 31,
	2002	2001	2000
	(in thousands of U.S. dollars)
Income from fixed maturities	$94,776	$95,457	$89,228
Income from short-term investments	3,744	5,844	10,864

Total gross investment income	98,520	101,301	100,092
Less: investment expenses	(1,280)	(1,781)	(2,008)

Net investment income	$97,240	$99,520	$98,084

        Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts of $62.4 million and $58.4 million as of December 31, 2002 and 2001, respectively, for the benefit of reinsured companies and for the protection of policyholders, generally in states in which the Company or its subsidiaries, as applicable, are not licensed or accredited.

        As part of its insured CDS business, the Company is party to certain contractual agreements that require collateral to be posted for the benefit of either party depending on ratings of the parties to the agreement and changes in fair value relative to applicable specified thresholds of the insured swap transactions. As of December 31, 2002 and 2001, the Company posted collateral of $194.7 million and $42.7 million, respectively, for the benefit of CDS customers.

10.    Reserve for Losses and Loss Adjustment Expenses

        The following table provides a reconciliation of the beginning and ending balances of the reserve for losses and LAE, including case basis, incurred but not reported and portfolio reserves:

	For the years ended December 31,
	2002	2001	2000
	($ in thousands)
Balance as of January 1	401,079	170,973	195,387
Less reinsurance recoverable	(70,092)	(14,836)	(8,358)

Net balance as of January 1	330,987	156,137	187,029
Incurred losses and loss adjustment expenses:
Current year	156,626	164,881	43,788
Prior years	(7,546)	12,661	11,017
Transfer/Novation of life, accident and health reinsurance reserves	(28,820)	—	(24,400)

	120,260	177,542	30,405

Loss and loss adjustment expenses paid and recovered
Current year	69,157	6,726	6,394
Prior years	17,988	22,385	54,903

	87,145	29,111	61,297
Value of reinsurance business assumed	(6,097)	26,419	—
Net balance as of December 31	358,005	330,987	156,137
Plus reinsurance recoverable	100,826	70,092	14,836

Balance as of December 31	458,831	401,079	170,973

        The financial guaranty case basis reserves have been discounted using a rate of 6% in 2002 and 2001, resulting in a discount of $14.9 million and $8.0 million, respectively.

        In 2002, the favorable prior year development of $7.5 million in the provision for losses and LAE relates primarily to $3.3 million of higher than previously estimated salvage on a non-municipal transaction and a $1.7 million favorable development in the trade credit reinsurance line of business.

        The adverse development for loss and LAE in 2001 of $12.6 million is mainly due to $9.5 million of losses incurred for the trade credit line of business plus accretion of the discounted reserves on prior years financial guaranty case basis reserves of $3.6 million. The adverse development in trade credit line of business was primarily due to deteriorating corporate credit environment and lower than previously estimated salvage values.

        During 2000, the prior year loss and LAE reserves were increased by $11.0 million due to adverse developments relating to the Company's title reinsurance, trade credit and life, accident and health ("LA&H") reinsurance lines of business of $1.8 million, $6.7 million and $2.6 million, respectively.

        In 2002, the Company transferred to an affiliate its LA&H book of business. This transfer had no impact on net income and resulted in a $28.8 million reduction of reserves related to the prior year with a corresponding reduction in premiums earned and deferred acquisition costs (see Note 14 for further details).

        In 2000, a single LA&H assumed reinsurance contract was novated to an unrelated third party which had no impact on net income. Losses and LAE reserves related to the prior year were reduced by $24.4 million, with an offsetting impact in premiums earned and deferred acquisition costs.

        Losses and loss adjustment expenses paid were $69.2 million for the year ended December 31, 2002. Of the $69.2 million, $36.4 million related to equity layer CDO losses incurred during the year. In addition, $11.6 million of losses were paid for a single name credit derivative and $13.3 million of losses were paid for a financial guaranty contract during the same period.

        Value of reinsurance business assumed represents the change in the value of reinsurance business assumed asset for retroactive reinsurance contracts.

11.    Income Taxes

        The Company's Bermuda subsidiaries are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an undertaking from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, the Bermuda subsidiaries will be exempt from taxation in Bermuda until March 2016.

        The Company's U.S. subsidiaries are subject to income taxes imposed by U.S. authorities and file U.S. tax returns.

        AGC Guaranty, ACE Risk Assurance Company, ACE Financial Services, ACE Asset Management, AGC Financial Products and AFP Transferor Inc. have historically prepared a consolidated federal income tax return with ACE Prime Holding Inc, an affiliate of the Company. ACRO and its subsidiaries, AGC Mortgage, ACTR and ACE Capital Re Inc., have historically filed a consolidated federal income tax return. AGC Overseas, a Bermuda domiciled company, has elected under Section 953(d) of the Internal Revenue Code to be taxed as a U.S. domestic corporation. Historically each company has paid its proportionate share of the consolidated federal tax burden as if each company filed on a separate return basis with current period credit for net losses.

        The following table provides the Company's income tax provision and effective tax rates:

	For the years ended December 31,
	2002	2001	2000
	(in thousands of U.S. dollars)
Current tax expense	$17,858	$6,197	$16,377
Deferred tax (benefit) expense	(7,267)	15,989	8,526

Provision for income taxes	$10,591	$22,186	$24,903

Effective tax rate	12.7%	20.2%	21.1%

        Reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions was as follows:

	For the years ended December 31,
	2002	2001	2000
	(in thousands of U.S. dollars)
Expected tax provision at statutory rates in taxable jurisdictions	$19,875	$28,955	$26,362
Tax-exempt interest	(9,536)	(8,647)	(8,974)
Other	252	1,878	7,515

Total provision for income taxes	$10,591	$22,186	$24,903

        The deferred income tax liability reflects the tax effect of the following temporary differences:

	As of December 31,
	2002	2001
	(in thousands of U.S. dollars)
Deferred tax assets:
Reserves for loss and loss adjustment expenses	$32,566	$22,273
Tax and loss bonds	16,071	16,071
Net operating loss carry forward	23,053	34,948
Unrealized losses on derivative financial instruments	25,091	13,447
Alternative minimum tax credit	2,159	2,009
Other	—	282

Total deferred income tax assets	98,940	89,030

Deferred tax liabilities:
Deferred acquisition costs	53,942	53,000
Unearned premium reserves	4,412	5,398
Contingency reserve	28,124	28,124
Unrealized appreciation on investments	33,717	13,334
Other	14,744	12,189

Total deferred income tax liabilities	134,939	112,045

Valuation allowance	7,000	7,000

Net deferred income tax liability	$42,999	$30,015

        As of December 31, 2002, AGC Overseas had a standalone net operating loss carry-forward of $66 million, which is available to offset future U.S. federal taxable income through 2017. As a Section 953(d) company, any standalone net operating losses of AGC Overseas are treated as dual consolidation losses and are not permitted to offset income of any other members of the consolidated group. Management believes it is more likely than not that $20 million of AGC Overseas' $66 million NOL will not be utilized before it expires and has established a $7.0 million valuation allowance related to the NOL carry-forward deferred tax asset. The Company's current income tax payable was $2.7 million as of December 31, 2002. As of December 31, 2001, the Company had a current income tax receivable of $3.5 million.

12.    Reinsurance

        To limit its exposure on assumed risks, the Company enters into certain proportional and non-proportional retrocessional agreements with other insurance companies, primarily ACE subsidiaries, that cede a portion of the risk underwritten to other insurance companies. In the event that any or all of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts. Direct, assumed, and ceded reinsurance amounts were as follows:

	For the years ended December 31,
	2002	2001	2000
	(in thousands of U.S. dollars)
Premiums Written
Direct	$249,975	$94,973	$32,199
Assumed	167,183	347,877	173,774
Ceded	(64,699)	(236,288)	(17,328)

Net	$352,459	$206,562	$188,645

Premiums Earned
Direct	$129,615	$52,406	$20,659
Assumed	174,502	334,674	137,416
Ceded	(56,727)	(93,559)	(17,410)

Net	$247,390	$293,521	$140,665

Loss and loss adjustment expenses
Direct	$122,602	$30,202	$10,537
Assumed	30,627	223,110	20,819
Ceded	(32,969)	(75,770)	(951)

Net	$120,260	$177,542	$30,405

        Reinsurance recoverable on ceded unpaid losses and LAE as of December 31, 2002 and 2001 is $100.8 million and $70.1 million, respectively. Of these amounts, $92.2 million and $64.0 million, respectively, relate to reinsurance agreements with affiliates (See Note 14).

        The following table presents reinsurance recoverable on ceded losses by reinsurer and provides Standard & Poors ("S&P") ratings for individual reinsurers:

	As of December 31,
			S&P Rating
	2002	2001
	(in thousands of U.S. dollars)
ACE American	$77,223	$64,018	A+
ACE Bermuda	15,000	—	A+
Other non affiliated	8,603	6,074	BB+

Reinsurance recoverable on ceded unpaid loss and loss adjustment expenses	100,826	70,092

13.    Insurance Regulations

        The principal source of cash for the payment of debt service and dividends by the Company is the receipt of dividends from AGC Guaranty, a Maryland registered insurance company. Under current

Maryland insurance law, as it applies to AGC Guaranty, any proposed payment of a dividend or distribution may only be paid out of "earned surplus." "Earned surplus" is defined as the part of surplus that, after deduction of all losses, represents the net earnings, gains or profits that have not been distributed to shareholders as dividends, transferred to stated capital, transferred to capital surplus, or applied to other purposes permitted by law, but does not include unrealized capital gains or reevaluation of assets. If a dividend or distribution is an "extraordinary dividend," it must be reported to, and approved by, the Insurance Commissioner prior to payment. An "extraordinary dividend" is defined to be any dividend or distribution to stockholders, such as AGC Holdings, which together with dividends paid during the preceding twelve months exceeds the lesser of 10% of an insurance company's policyholders' surplus at the preceding December 31 or 100% of AGC Guaranty's adjusted net investment income during that period. Further, an insurer may not pay any dividend or make any distribution to its shareholders unless the insurer notifies the Insurance Commissioner of the proposed payment within five business days following declaration and at least ten days before payment. The Insurance Commissioner may declare that such dividend not be paid if the Commissioner finds that the insurer's policyholders' surplus would be inadequate after payment of the dividend or could lead the insurer to a hazardous financial condition. At December 31, 2002, the maximum amount available during 2003 for the payment of dividends by AGC Guaranty which would not be characterized as "extraordinary dividends" was approximately $28.7 million. Under Maryland insurance regulations, AGC Guaranty is required at all times to maintain a minimum surplus of $750,000. During the years ended December 31, 2002, 2001 and 2000, AGC Guaranty paid $8.0 million, $5.5 million and $5.6 million, respectively in dividends.

        AGC International's and AGC Overseas' dividend distribution are governed by Bermuda law. Under Bermuda law, dividends may be paid out of the profits (defined as accumulated realized profits less accumulated realized losses). Distribution to shareholders may also be paid out of surplus, limited by requirements that the subject company must at all times (i) maintain the minimum share capital required under the Insurance Act 1978 and (ii) have relevant assets in an amount at least equal to 75% of relevant liabilities, both as defined under the Insurance Act 1978. Under these restrictions, the maximum allowable dividend payout by AGC International and AGC Overseas amounted to $515.7 million as of December 31, 2002. During 2002, no dividends were paid by AGC Overseas or AGC International.

        AGC Guaranty and AGC International have each committed to S&P and Moody's that they will not pay more than $10 million per year in dividends.

        AGC Mortgage is a New York Insurance Company. Under the New York Insurance Law, AGC Mortgage may declare or pay any dividend only out of "earned surplus," which is defined as that portion of the company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends or transferred to stated capital, capital surplus or contingency reserves, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. Additionally, no dividend may be declared or distributed in an amount which, together with all dividends declared or distributed by it during the preceding twelve months, exceeds the lesser of 10% of AGC Mortgage's statutory surplus as shown on its latest statutory financial statement on file with the New York Superintendent of Insurance, or 100% of AGC Mortgage's adjusted net investment income during that period, unless, upon prior application, the Superintendent approves a greater dividend or distribution after finding that the company will retain sufficient surplus to support its obligations and writings. At December 31, 2001 and 2002, the maximum amount available during 2002 and 2003, respectively, for the payment of dividends by AGC Mortgage which would not be characterized as "extraordinary dividends" was zero. AGC Mortgage did not declare or pay any dividends during 2002.

        ACTR is subject to New York Insurance Law and the regulations promulgated there under governing title insurers. Accordingly, dividends may only be declared and distributed out of earned surplus as defined and only if such dividends do not reduce surplus to less than 50% of outstanding common share capital. Additionally, no dividend may be declared or distributed in an amount which, together with all dividends declared or distributed during the preceding 12 months, exceeds the lesser of 10% of outstanding common share capital unless, after deducting such dividends, surplus is at least equal to 50% of statutory reinsurance reserve or at least equal to $250,000, whichever is the greater. Subject to the above, the maximum dividend payable by ACTR during 2003 is $2.6 million.

14.    Related Party Transactions

  Expense sharing agreements

        The Company is party to intercompany service agreements with ACE Bermuda whereby they provide back office services, including accounts payable, payroll, human resources and other functions. For the years ended December 31, 2002, 2001 and 2000, the Company paid approximately $0.3 million, $0.2 million and $0.2 million, respectively, under its intercompany service agreements.

        In addition to expense sharing agreements, the Company has entered into employee leasing agreements with affiliates. Under the agreements, effective in 2001, the Company provides staffing services and is reimbursed for compensation costs. For the years ended December 31, 2002 and 2001, the Company was reimbursed approximately $8.3 million and $5.5 million under its employee leasing agreements.

        The Company is party to an intercompany service agreement, effective in 2001, with ACE Asset Management whereby ACE Asset Management provides investment services such as determining asset allocation and reviewing performance of external investment managers. For the years ended December 31, 2002 and 2001, the Company paid approximately $0.2 million and $0.5 million, respectively, under the intercompany service agreement.

        ACE has historically provided certain general and administrative services to the Company, including tax consulting and preparation services, internal audit services and a liquidity facility line of credit. Allocated expenses included in the Company's financial statements related to these services were $0.5 million for each of the years ended December 31, 2002, 2001 and 2000.

  Reinsurance agreements

        The Company cedes business to affiliated entities under certain reinsurance agreements. Amounts related to reinsurance ceded are reflected in the table below:

	2002	2001	2000
	(in thousands of U.S. dollars)
Ceded Activity
For the years ended December 31,
Written premium	$61,397	$227,950	$1,897
Earned premium	46,465	80,768	1,583
Losses and LAE incurred	31,265	68,720	680
Profit commissions expense	1,264	406	—
As of December 31,
Prepaid reinsurance premiums	162,428	147,496	314
Reinsurance recoverable on ceded losses	92,223	64,018	925

        The Company also writes business with affiliated entities under insurance and reinsurance agreements. Amounts related to business assumed from affiliates are reflected in the table below:

	2002	2001	2000
	(in thousands of U.S. dollars)
Assumed activity
For the years ended December 31,
Written premium	$7,696	$170,235	$16,723
Earned premium	16,784	174,536	3,175
Losses and LAE incurred	25,692	182,188	2,686
Acquisition costs	594	2,953	133
As of December 31,
Unearned premium reserve	6,720	15,808	20,109
Reserve for loss and LAE	189,805	171,856	4,608

        In September 2001, AGC Guaranty entered into a stop-loss reinsurance agreement with ACE Bermuda. Under the terms of the agreement, the Company paid $52.5 million in premium, in two installments of $27.5 million and $25.0 million in September of 2001 and March of 2002, respectively, for a 10-year cover with a $150 million limit. In June of 2003, this agreement was cancelled and the unearned premium of $39.8 million, loss reserves of $12.5 million and profit commission of $1.5 million was returned to AGC Guaranty. This agreement was not replaced with a third party reinsurance contract. As of December 31, 2002, the Company has ceded losses of $10.0 million under this cover.

        Through its AGC International subsidiary, the company is party to a portfolio reinsurance agreement with ACE Bermuda. On December 31, 2001, under the terms of the agreement, the Company paid ACE Bermuda $125 million of premium for a 25 year portfolio cover with a $5 million per risk deductible, a $50 million per risk cap and a $400 million aggregate limit. As of December 31, 2002, the Company has ceded losses of $5 million under this cover.

        In March 2001, the Company entered into a reinsurance agreement with one of its affiliates, Westchester Fire Insurance Company, whereby the Company reinsured a portion of an auto residual value insurance contract. Losses and LAE incurred and premiums earned recorded at inception amounted to $84.8 million. The value of reinsurance business assumed recorded at the inception of the contract amounted to $31.5 million and represented the difference between the estimated ultimate amount of the losses assumed under the retroactive reinsurance contract of $116.3 million and the cash received of $84.8 million. As of December 31, 2002 and 2001, the value of reinsurance business assumed was $20.3 million and $26.4 million, respectively, and the reserve for losses and loss adjustment expenses was $116.3 million. In 2002 and 2001, the Company recorded amortization of the value of reinsurance business assumed in the amount of $6.1 million and $5.1 million, respectively.

        In July 2001, the Company entered into a reinsurance arrangement with one of its affiliates, ACE American, whereby the Company assumed a transaction from CGA and retroceded 100% to ACE American. Under the terms of these reinsurance agreements, the Company assumed and ceded premium of $11.7 million and $73.8 million in 2002 and 2001, respectively.

        In 2002, the Company transferred its LA&H business to an ACE affiliate. The transfer was retroactive and resulted in a reduction of ceded written and earned premiums of $23.9 million and $32.2 million, respectively with a related reduction in losses and LAE incurred and acquisition costs of $28.8 and $3.3 million, respectively.

  Non-Cash Capital Contributions

        During 2002, 2001 and 2000, ACE contributed capital of $84.2 million, $8.2 million and $82.8 million, respectively to the Company. The capital contribution in 2002 was primarily made for the purpose of the repayment of the Company's long-term debt and interest expense of $75.0 million and $6.9 million, respectively. This was a non-cash contribution. See Note 17 for more details. In 2001 and 2000, $7.5 million of the capital contribution was utilized to pay interest on long-term debt. These were also non-cash contributions. The 2000 capital infusion mainly related to a $75 million cash capital contribution by ACE. In addition, $0.3 million of expenses relating to the Company's operations were paid by ACE increasing capital contributions in 2002, 2001 and 2000. These were also non-cash contributions. All expenses are net of related income taxes.

15.    Commitments and Contingencies

        The Company and its subsidiaries are party to various lease agreements. As of December 31, 2002, future minimum rental payments under the terms of these operating leases for the office space are $3.4 million for each of the years 2003 through 2007 and $5.2 million in aggregate thereafter. These payments are subject to escalations in building operating costs and real estate taxes. Rent expense for the years ended December 31, 2002, 2001 and 2000 was approximately $2.5 million, $2.3 million and $1.3 million, respectively.

        On July 18, 2002, World Omni Financial Corp. ("World Omni") filed an action against ACE Capital Re Inc., a subsidiary of AGC Overseas, in the United States District Court for the Southern District of New York entitled World Omni Financial Corp. v. ACE Capital Re Inc., Case no. 02 CV 0476 (RO). On September 20, 2002, World Omni amended its complaint to add AGC Overseas as a defendant. The dispute arises out of a quota share reinsurance agreement between AGC Overseas and JCJ Insurance Company ("JCJ"), an affiliate of World Omni, and an underlying residual value insurance policy issued by JCJ to World Omni, which insured residual value losses of World Omni with respect to a portfolio of automobile leases. Subject to the terms and conditions of the policy, it insures World Omni against losses (as defined in the policy) resulting from the value of leased vehicles at the end of the applicable lease term being less than what such value was assumed to have been at the inception of the applicable lease term. In the District Court action, World Omni has sought a declaratory judgment regarding AGC Overseas' coverage obligations, if any, for such alleged losses, as well as damages for breach of contract based upon AGC Overseas' refusal to pay claims asserted by World Omni. World Omni seeks $157.0 million, which is the limit of liability under the quota share reinsurance agreement.

        AGC Overseas and ACE Capital Re Inc. have denied World Omni's claims, and intend to contest them vigorously. Presently before the District Court is the question of whether the disputes that are the subject of the District Court action fall within the scope of the arbitration clause of the quota share reinsurance agreement. No formal discovery has been taken.

        At December 31, 2002 and 2001, the Company carried a reserve for losses and LAE of $10.4 million and $7.2 million and a net unearned premium reserve of $4.2 million and $7.1 million, respectively, with respect to the reinsurance agreement with JCJ.

        The Company engaged a consulting firm with expertise in auto residual value business to evaluate individual claims made by World Omni. During the fourth quarter of 2003, the Company has completed its analysis of the individual claims and increased its reserve for losses and LAE to $54.1 million, which resulted in a loss of $17.6 million, net of reinsurance.

        Various other lawsuits have arisen in the ordinary course of the Company's business. It is the opinion of the Company's management, based upon the information available that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

        The Company is party to reinsurance agreements with all of the major monoline primary financial guaranty insurance companies. The Company's facultative and treaty agreements are generally subject to termination (i) upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal, (ii) at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary or (iii) upon certain changes of control of the Company. Upon termination under the conditions set forth in (ii) and (iii) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements. Upon the occurrence of the conditions set forth in (ii) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

16.    Concentrations

        The Company's client base includes all the major monolines primary financial guaranty insurance companies, many banks and several European insurance and reinsurance companies. No client represented more than 10% of the Company's total gross premiums written for the years ended 2002, 2001 and 2000, except as indicated below. Of the Company's total gross premiums written for the year ended December 31, 2002, 10.9% came from Dresdner Bank, an investment bank. For the year ended December 31, 2001, 13.0% and 10.3% of gross written premiums came from Financial Security Assurance Inc., ("FSA"), a monoline primary financial guaranty insurance company and Credit Suisse Group, an investment bank, respectively. For the year ended December 31, 2000, 16.9% and 13.1% of gross written premiums came from FSA and MBIA Insurance Corporation, respectively, two monoline primary financial guaranty insurance companies.

17.    Long-Term Debt and Credit Facility

        The Company's combined financial statements have been adjusted to include long-term debt used to fund the Company's insurance operations, and related interest expense, as described below.

        The Company's long-term debt includes $75.0 million of cumulative monthly income preferred shares issued in 1994 through an affiliate of the Company, Capital Re LLC, a limited liability company organized under the laws of Turks and Caicos Islands. These securities pay monthly dividends at a rate of 7.65% and are mandatorily redeemable in January 2044. Capital Re LLC also has the option to redeem these shares in whole or in part on or after January 31, 1999 at the redemption price of $25 per share plus accumulated and unpaid dividends. At December 31, 2002 none of the three million outstanding shares were redeemed. Capital Re LLC exists solely for the purpose of issuing preferred and common shares and lending the proceeds to the Company to fund its business operations. The amount paid to preferred shareholders for each of the years ended 2002, 2001 and 2000, was approximately $5.7 million and is shown on the statement of operations as interest expense.

        The Company's long-term debt also consisted of $75 million of 7.75% debentures, which became due and were paid off in November 2002. During the years ended 2002, 2001 and 2000, the Company paid interest expense related to this long-term debt of $4.9 million, $5.8 million and $5.8 million, respectively.

        The Company is party to a non-recourse credit facility with a syndicate of banks, which provides up to $175 million. This facility is specifically designed to provide rating agency qualified capital to further support the Company's claim paying resources. Under the terms of this credit facility the Company may be required to pledge collateral to one of the syndicate banks. If the amount of collateral posted for the benefit of AGC Guaranty's CDS counterparties exceeds 11% of AGC Guaranty's shareholders' equity, then an amount equal to that excess is required to be pledged to the issuing bank in order to maintain this facility. As of December 31, 2002, the Company did not have any collateral posted under this covenant. This agreement expires November 2009.

        The Company has entered into the following credit facilities, which are available for general corporate purposes:

  (i)
  The Company participates in a liquidity facility established for the benefit of ACE and certain of its subsidiaries. The overall facility is a 364-day credit agreement in the amount of $800 million with a syndicate of banks. The Company has a $50 million participation in the facility.

  (ii)
  The Company also participates in a liquidity facility established for the benefit of AGC Guaranty. The overall facility is a 364-day credit agreement in the amount of $100 million with a syndicate of banks.

  (iii)
  The Company has a $75 million line of credit facility from ACE-INA.

        As of December 31, 2002, the Company has not drawn any amounts under its credit facilities.

18.    Employee Benefit Plans

        The "ACE Limited 1999 Replacement Stock Plan" governs the Company's stock options and restricted stock awards. This plan was established in 1999, and permits grants of options, stock appreciation rights, stock units, performance shares, performance units, restricted stock and restricted stock units. Any such award shall be subject to such conditions, restrictions and contingencies as ACE determines. Current vesting provisions for stock options and restricted stock are 3 and 4 years, respectively. As of December 31, 2002, two million Ordinary Shares were available for grant under this plan.

Options

        Following is a summary of ACE options issued and outstanding for the years ended December 31, 2002, 2001 and 2000:

	Year of Expiration	Average Exercise Price	Options for Ordinary Shares
Balance as of December 31, 1999			2,311,814
Options granted	2010	$22.50	15,000
Options exercised		$13.17	(531,688)
Options forfeited		$22.86	(150,449)

Balance as of December 31, 2000			1,644,677
Options granted	2011	$36.30	262,800
Options exercised		$15.55	(280,962)
Options forfeited		$27.89	(12,675)

Balance as of December 31, 2001			1,613,840
Options granted	2012	$43.85	386,500
Options exercised		$16.21	(475,140)
Options forfeited		$31.38	(22,806)

Balance as of December 31, 2002			1,502,394

        The following table summarizes the range of exercise prices for outstanding options at December 31, 2002:

	Options outstanding			Options exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$11.30 – $15.00	45,437	2.17	13.92	45,437	13.92
$15.00 – $29.99	815,523	6.69	16.73	810,523	16.70
$30.00 – $43.90	641,434	8.72	40.74	92,978	35.78

	1,502,394			948,938

        The fair value of ACE options issued is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: dividend yield of 1.43%, 1.65% and 2.23%; expected volatility of 35.2%, 42.8% and 40.1%; risk free interest rate of 4.01%, 4.84% and 6.37% and an expected life of four years for each year.

Employee Stock Purchase Plan

        The Company participates in ACE's Employee Stock Purchase Plan ("ESPP"). Participation in the plan is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10 percent of the participant's compensation or $25,000, whichever is less. Participants may purchase shares at a purchase price equal to 85 percent of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. Pursuant to the provisions of the ESPP, during 2002 and 2001, employees paid $0.2 million annually to purchase 8,874 shares and 6,389 shares, respectively. There were no shares purchased under the plan in 2000.

Restricted Stock Awards

        Under ACE's long-term incentive plans, 96,500 and 81,100 restricted ACE Ordinary Shares were awarded during the year ended December 31, 2002 and 2001, respectively, to officers of the Company. These shares vest at various dates through December 2006 and 2005, respectively. During 2000, 14,250 shares were awarded.

        The following table includes a roll-forward of unearned stock grant compensation:

Unearned stock grant compensation
($ in thousands)
Balance, January 1, 2000	—
Stock grants awarded in 2000	$366
Stock grants forfeited in 2000	—
Amortization in 2000	—

Balance, December 31, 2000	366

Stock grants awarded in 2001	2,860
Stock grants forfeited in 2001	—
Amortization in 2001	(836)

Balance, December 31, 2001	2,390

Stock grants awarded in 2002	4,375
Stock grants forfeited in 2002	(127)
Amortization in 2002	(1,920)

Balance, December 31, 2002	$4,718

Defined Contribution Plan

        The Company maintains a savings incentive plan, which is qualified under Section 401K of the Internal Revenue Code. The savings incentive plan is available to all full-time employees with a minimum of six months of service. Eligible participants may contribute a percentage of their salary subject to a maximum of $11,000 for 2002. Contributions are matched by the Company at a rate of 100% up to 7% of the participant's contribution subject to certain limitations and vest at a rate of 33.3% per year starting with the second year of service. The Company contributed approximately $0.6 million in 2002 and $0.5 million in each of 2001 and 2000.

Profit Sharing Plan

        The Company maintains a profit sharing plan, which is available to all full-time employees with a minimum of six months of service. Annual contributions to the plan are at the discretion of the Board of Directors. The plan contains a qualified portion and a non-qualified portion. Total expense incurred under the plan amounted to approximately $1.0 million in 2002, $1.0 million in 2001 and $0.4 million in 2000.

19.    Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	For the years ended December 31,
	2002	2001	2000
	(in thousands of U.S. dollars, except per share amounts)
Income before cumulative effect of new accounting standard	$72,569	$87,917	$93,183
Cumulative effect of new accounting standard	—	(24,104)	—

Net income	$72,569	$63,813	$93,183

Basic shares
Stock options
Diluted shares
Income before cumulative effect of new accounting standard:
Basic EPS
Diluted EPS
Cumulative effect of new accounting standard:
Basic EPS
Diluted EPS
Net Income:
Basic EPS
Diluted EPS

20.    Fair Value of Financial Instruments

        The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments. These determinations were made based on available market information and appropriate valuation methodologies. Considerable judgment is required to interpret market data to develop the estimates and therefore, they may not necessarily be indicative of the amount the Company could realize in a current market exchange.

Fixed maturity securities

        The fair value for fixed maturity securities shown in Note 9 is based on quoted market prices.

Cash and short-term investments

        The carrying amount reported in the balance sheet for these instruments is cost, which approximates fair value due to the short-term maturity of these instruments.

Unearned premium reserve

        The fair value of the Company's unearned premium reserve is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions. This figure was determined by using the statutory basis unearned premium reserve, net of commissions.

Long-term debt

        The fair value of the Company's $75 million of mandatorily redeemable preferred securities is based on the closing price per share on the New York Stock Exchange at the year-end date. The fair value of $75 million of outstanding debentures is determined based on the projected cash flows discounted by the sum of the seven-year U.S. Treasury yield at the year-end date and the appropriate credit spread for the similar debt instruments.

Financial Guaranty Installment premiums

        The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 6.0%.

	As of December 31, 2002		As of December 31, 2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands of U.S. dollars)
Assets:
Fixed maturity securities	1,908,061	1,908,061	1,606,654	1,606,654
Cash and short-term investments	153,791	153,791	104,194	104,194
Liabilities:
Unearned premium reserve	613,341	580,671	500,291	464,333
Long-term debt	75,000	74,550	150,000	145,560
Off-Balance Sheet Instruments:
Financial guaranty installment premiums	—	260,181	—	159,688

21.    Segment Reporting

        The Company has four principal business segments: (1) financial guaranty direct, which includes transactions whereby the Company provides an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and includes credit support for credit default swaps; (2) financial guaranty reinsurance, which includes agreements whereby the Company is a reinsurer and agrees to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; (3) mortgage guaranty, which includes mortgage guaranty insurance and reinsurance whereby the Company provides protection against the default of borrowers on mortgage loans; (4) other, which includes several lines of business in which the Company is no longer active in, including trade credit reinsurance, title reinsurance, auto residual value reinsurance and the credit protection of equity layers of CDOs, as well as life, accident and health reinsurance.

        The Company's reportable business segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies and underwriting skill sets.

        The Company does not segregate certain assets and liabilities at a segment level since management reviews and controls these assets and liabilities on a consolidated basis. The Company allocates certain operating expenses to each segment by one of two methods. For the financial guaranty direct and financial guaranty reinsurance segments, the Company identifies expenses related to staff that either directly acquire or service the business. The remaining expenses are generally allocated based on the expense ratios produced by the directly allocated expenses of these segments. For the mortgage guaranty and other segments, the Company identifies expenses related to staff that directly acquire business and allocates remaining expenses in proportion to the number of staff allocated directly to each segment. Management uses underwriting gains and losses as the primary measure of each segment's financial performance.

	Year ended December 31, 2002
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Mortgage	Other	Total
	(in millions)
Gross written premiums	$47.4	$84.6	$47.6	$237.6	$417.2
Net written premiums	46.3	82.6	47.6	175.9	352.5

Net earned premiums	43.9	79.3	45.3	78.9	247.4
Loss and loss adjustment expenses	25.4	5.3	8.9	80.6	120.3
Profit commission expense	(0.1)	0.5	8.3	(0.1)	8.6
Acquisition costs and operating expenses	14.9	33.9	11.9	18.8	79.4

Underwriting gain (loss)	$3.6	$39.6	$16.2	$(20.3)	$39.2

	Year ended December 31, 2001
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Mortgage	Other	Total
	(in millions)
Gross written premiums	$46.0	$70.4	$47.4	$279.0	$442.9
Net written premiums	43.5	68.6	47.6	46.8	206.6

Net earned premiums	30.0	62.2	39.7	161.6	293.5
Loss and loss adjustment expenses	3.1	5.1	6.2	163.2	177.5
Profit commission expense	(0.1)	—	9.2	—	9.0
Acquisition costs and operating expenses	10.1	31.2	9.7	29.9	80.9

Underwriting gain (loss)	$17.0	$26.0	$14.6	$(31.5)	$26.1

	Year ended December 31, 2000
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Mortgage	Other	Total
	(in millions)
Gross written premiums	$33.0	$76.4	$47.5	$49.1	$206.0
Net written premiums	30.0	72.8	47.1	38.8	188.6

Net earned premiums	18.0	58.8	42.6	21.2	140.7
Loss and loss adjustment expenses	2.3	6.9	9.7	11.5	30.4
Profit commission expense	0.2	1.4	9.9	(0.8)	10.8
Acquisition costs and operating expenses	6.0	30.6	12.8	25.9	75.3

Underwriting gain (loss)	$9.6	$19.8	$10.3	$(15.5)	$24.2

        The following is a reconciliation of total underwriting gain to income before provision for income taxes for the years ended:

	December 31,
	2002	2001	2000
	($ in millions)
Total underwriting gain	$39.2	$26.1	$24.2
Net investment income	97.2	99.5	98.1
Net realized investment gains	7.9	13.1	8.6
Unrealized losses on derivative financial instruments	(54.2)	(16.3)	—
Other income	3.6	2.9	2.5
Goodwill amortization	—	(3.8)	(3.8)
Interest expense	(10.6)	(11.5)	(11.5)

Income before provision for income taxes	$83.2	$110.1	$118.1

        The following table provides the lines of businesses from which each of the Company's four reporting segments derive their net premiums earned:

	Years ended, December 31,
Net Premiums Earned by Segment and Line of Business	2002	2001	2000
Financial guaranty direct:
Financial guaranty direct	$43.9	$30.0	$18.0
Financial guaranty reinsurance:
Municipal finance	$42.7	$31.1	$33.2
Structured finance	36.7	31.1	25.6

Total	79.3	62.2	58.8
Mortgage guaranty reinsurance:
Mortgage guaranty reinsurance	$45.3	$39.7	$42.6
Other segment:
Equity layer credit protection	$84.0	$21.0	$1.5
Trade credit reinsurance	27.8	23.5	24.5
Title reinsurance	7.3	6.5	6.6
Life, accident and health reinsurance	(32.2)	24.6	(14.6)
Auto residual value reinsurance	2.3	91.3	3.2
Affiliate reinsurance	(10.3)	(5.3)	—

Total	$78.9	$161.6	$21.2

        Our other segment consists of certain non-core lines of business, that we have stopped, or intend to stop, writing, including equity layer credit protection, trade credit reinsurance, title reinsurance, LA&H reinsurance and auto residual value reinsurance. Also included in the other segment is the impact of the affiliate reinsurance transactions, that were purchased by management for the benefit of all of the Company's reporting segments. As a result, the Company does not allocate the cost nor the related benefit of these transactions to the reporting segments but rather records the impact of these transactions in the other segment (See Note 14). The Company manages these exited lines of business by focusing on the net earned premiums and the underwriting gain/(loss). The following table provides underwriting gain/(loss) by line of business for the other segment.

	Years Ended, December 31,
Other Segment	2002	2001	2000
Underwriting gain/(loss):
Equity layer credit protection	$(19.7)	$(18.4)	$1.5
Trade credit reinsurance	(0.3)	(0.3)	(2.9)
Title reinsurance	3.3	1.1	(0.2)
Life accident and health reinsurance	(1.3)	1.2	(11.9)
Auto residual value reinsurance	(8.1)	(10.1)	(2.0)
Affiliate reinsurance	5.8	(5.1)	—

Total	$(20.3)	$(31.5)	$(15.5)

AGC Holdings Limited

Interim Combined Balance Sheets

(in thousands of U.S. dollars)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Fixed maturity securities available for sale, at fair value (amortized cost: $1,891,451 in 2003 and $1,785,616 in 2002)	$2,015,441	$1,908,061
Short-term investments, at cost, which approximates fair value	183,404	144,346

Total investments	2,198,845	2,052,407
Cash and cash equivalents	20,268	9,445
Accrued investment income	23,248	22,030
Deferred acquisition costs	175,659	157,299
Prepaid reinsurance premium	131,658	179,497
Reinsurance recoverable on ceded losses	107,596	100,826
Premiums receivable	76,936	61,280
Value of reinsurance business assumed	15,750	20,322
Goodwill	87,062	87,062
Other assets	28,123	29,700

Total assets	$2,865,145	$2,719,868

Liabilities and shareholder's equity
Liabilities
Unearned premium reserves	674,170	613,341
Reserve for losses and loss adjustment expenses	482,758	458,831
Profit commission payable	69,051	95,832
Deferred income taxes	57,173	42,999
Unrealized losses on derivative financial instruments	80,685	107,007
Funds held by Company under reinsurance contracts	29,768	27,073
Long-term debt	75,000	75,000
Other liabilities	47,479	42,549

Total liabilities	1,516,084	1,462,632

Commitments and contingencies (Note 8)
Shareholder's equity
Common stock (par value $[ ] per share; authorized shares [ ]; issued and outstanding [ ])	16,403	16,403
Additional paid-in capital	954,558	946,092
Unearned stock grant compensation	(7,165)	(4,718)
Retained earnings	296,143	210,503
Accumulated other comprehensive income	89,122	88,956

Total shareholder's equity	1,349,061	1,257,236

Total liabilities and shareholder's equity	$2,865,145	$2,719,868

The accompanying notes are an integral part of these combined financial statements.

AGC Holdings Limited

Interim Combined Statements of Operations and Comprehensive Income (Unaudited)

(in thousands of U.S. dollars)

	For the nine months ended September 30,
	2003	2002
Revenues
Gross written premiums	$304,598	$320,503
Ceded premiums	28,505	(59,703)

Net written premiums	333,103	260,800
(Increase)/decrease in unearned premium reserves	(109,229)	(91,402)

Net earned premiums	223,874	169,398
Net investment income	71,920	72,495
Net realized investment gains	5,420	7,585
Unrealized gains/(losses) on derivative financial instruments	26,322	(76,129)
Other income	1,014	1,663

Total revenues	328,550	175,012

Expenses
Loss and loss adjustment expenses	91,895	65,431
Profit commission expense	7,466	9,139
Acquisition costs	49,123	31,236
Other operating expenses	31,452	30,014
Interest expense	4,302	8,661

Total expenses	184,238	144,481

Income before provision/(benefit) for income taxes	144,312	30,531
Provision/(benefit) for income taxes
Current	14,087	5,230
Deferred	12,951	(8,822)

Total provision/(benefit) for income taxes	27,038	(3,592)

Net income	117,274	34,123
Other comprehensive income, net of tax
Unrealized holding gains on fixed maturity securities arising during the year	14,498	49,574
Reclassification adjustment for realized (gains)/losses included in net income	(14,332)	(389)

Change in net unrealized gains on fixed maturity securities	166	49,185

Comprehensive income	$117,440	$83,308

Earnings per share:
Basic
Diluted

The accompanying notes are an integral part of these combined financial statements.

AGC Holdings Limited

Interim Combined Statements of Shareholder's Equity (Unaudited)

For the nine months ended September 30, 2003

($ in thousands)

	Common Stock	Additional Paid-in Capital	Unearned Stock Grant Compensation	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity
Balance, December 31, 2002	$16,403	$946,092	$(4,718)	$210,503	$88,956	$1,257,236
Net Income	—	—	—	117,274	—	117,274
Dividends	—	—	—	(31,634)	—	(31,634)
Capital Contribution	—	2,796	—	—	—	2,796
Tax benefit for options exercised	—	5,670	—	—	—	5,670
Unrealized gain on fixed maturity securities, net of tax ($1,379)	—	—	—	—	166	166
Unearned stock grant compensation, net	—	—	(2,447)	—	—	(2,447)

Balance, September 30, 2003	$16,403	$954,558	$(7,165)	$296,143	$89,122	$1,349,061

The accompanying notes are an integral part of these combined financial statements.

AGC Holding Limited

Interim Combined Statements of Cash Flows (Unaudited)

(in thousands of U.S. Dollars)

	For the nine months ended September 30,
	2003	2002
Operating activities
Net income	$117,274	$34,123
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash interest and operating expenses(1)	2,912	5,631
Net amortization of premium/(discount) on fixed maturity securities	6,269	(317)
Provision/(benefit) for deferred income taxes	12,951	(8,822)
Net realized investment gains	(5,420)	(7,585)
Change in unrealized (gains)/losses on derivative financial instruments	(26,322)	76,129
Change in deferred acquisition costs	(18,360)	(1,395)
Change in accrued investment income	(1,218)	(362)
Change in premium receivable	(15,656)	(33,228)
Change in prepaid reinsurance premiums	47,839	(19,748)
Change in unearned premium reserves	60,829	187,472
Change in reserve for losses and loss adjustment expenses, net	17,157	(80,336)
Change in profit commissions payable, net	(26,781)	16,960
Change in value of reinsurance business assumed	4,572	1,306
Change in funds held by Company under reinsurance contracts	2,695	31,235
Other	7,774	20,070

Net cash flows provided by operating activities	186,515	221,133
Investing activities
Fixed maturity securities available-for-sale:
Purchases	(707,796)	(1,109,451)
Sales	506,501	719,790
Maturities	94,612	249,246
(Purchases)/sales of short-term investments, net	(39,058)	(93,032)
Other	1,799	31,842

Net cash used in investing activities	(143,942)	(201,605)
Financing activities
Capital contributions	—	2,000
Dividends paid	(31,750)	(6,024)

Net cash (used in)/provided by financing activities	(31,750)	(4,024)

Increase/(decrease) in cash and cash equivalents	10,823	15,504
Cash and cash equivalents at beginning of period	9,445	4,185

Cash and cash equivalents at end of period	20,268	19,689

(1)
Operating activities activities include various non-cash items, including interest expense of $2.7 million and $5.4 million and unallocated expenses of $0.2 million and $0.2 million paid by ACE for the nine months ended September 30, 2003 and 2002, respectively. These expenses are net of related income taxes.

The accompanying notes are an integral part of these combined financial statements.

AGC Holdings Limited

Notes to Interim Combined Financial Statements (Unaudited)

1.    Organization

        On December 2, 2003, ACE Limited ("ACE") announced its intention to establish a separate stand-alone entity representing its financial guaranty insurance, reinsurance and related businesses and to sell a majority interest in these businesses to the public through an initial public offering. The stand-alone entity would combine ownership of the financial guaranty insurance, reinsurance and related businesses under AGC Holdings Limited ("AGC Holdings"), a newly incorporated Bermuda-based holding company. These businesses are comprised of AGC Guaranty Corp. ("AGC Guaranty", formerly ACE Guaranty Corp.) and its wholly-owned subsidiaries, AGC International Ltd. ("AGC International", formerly ACE Capital Re International Ltd.) and its wholly-owned subsidiaries, AGC Financial Products Inc. (formerly AGR Financial Products Inc.) and AGC Finance Overseas Ltd. (formerly ACE Finance Overseas Ltd.) (collectively "combined entities"). ACE acquired most of the aforementioned businesses on December 30, 1999 as part of its acquisition of Capital Re.

2.    Significant Accounting Policies

Basis of Presentation

        The interim unaudited combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), and, in the opinion of management, reflect all adjustments, consisting of normally recurring adjustments, necessary for a fair presentation of AGC Holdings and combined entities (the "Company") financial condition, results of operations and cash flows for the periods presented. Accordingly, these financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. These combined interim financial statements of the Company should be read in conjunction with the audited historical combined financials statements of the Company for the year ended December 31, 2002.

        The historical interim combined financial statements include the assets, liabilities, operating results and cash flows of the Company and have been prepared using the historical bases for assets and liabilities and the historical results of operations of the aforementioned combined entities. The historical combined financial statements also include certain long-term debt used to fund the Company's insurance operations and related interest expense. For all periods presented, certain expenses reflected in the financial statements include allocations of corporate expenses incurred by ACE related to general and administrative services provided to the Company, including tax consulting and preparation services, internal audit services and liquidity facility costs. These expenses were allocated based on estimates of the cost incurred by ACE to provide these services to the Company. All intercompany accounts and transactions have been eliminated.

        The results of operations for the interim period are not necessarily indicative of the results that may be expected for the year ended December 31, 2003, as interim results may be affected by several factors including, but not limited to, changes in the economic environment. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock Based Compensation

        The Company accounts for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. No compensation expense for options is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. Pro forma information regarding net income and earnings per share is required by FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), and has been determined as if the Company had accounted for its employees under the fair value method of that statement. In December 2002, the Financial Accounting Standards Board issued FAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("FAS 148"). FAS 148 amends the disclosure requirements of FAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

        The following table outlines the Company's net income, basic and diluted earnings per share for the nine months ended September 30, 2003 and 2002 had the compensation cost been determined in accordance with the fair value method recommended in FAS 123.

	For the Nine Months Ended September 30,
	2003	2002
Net income
As reported	$117,274	$34,123
Compensation expense, net of income tax	(473)	(903)

Pro Forma	116,801	33,220

Basic earnings per share:
As reported

Pro Forma

Diluted earnings per share:
As reported

Pro Forma

3.    Derivatives

        The Company recorded a net pretax unrealized gain on derivative financial instruments of $26.3 million and a net pretax unrealized loss of $76.1 million to reflect the change in the fair value of derivatives in excess of premiums earned and losses and loss adjustment expenses incurred for the nine months ended September 30, 2003 and 2002, respectively.

        The following table summarizes activities related to derivative financial instruments:

Balance sheets as of September 30, 2003 and December 31, 2002
Assets:
Premiums receivable	$20,401	$28,746
Prepaid reinsurance premiums	2,583	2,952
Reinsurance recoverable on ceded losses	10,000	10,000
Liabilities:
Unearned premium reserve	197,839	179,839
Reserve for losses and LAE	80,954	118,677
Unrealized losses on derivative financial instruments	80,685	107,007

Net liability—fair value of derivative financial instruments	$326,494	$363,825

	2003	2002
	(in thousands of U.S. dollars)
Statements of operations for the nine months ended September 30,
Net premiums written	$94,383	$198,693
Net earned premiums	90,188	87,526
Loss and loss adjustment expenses incurred	56,835	71,263
Unrealized losses on derivative financial instruments	26,322	(76,129)

Total impact of derivative financial instruments	$59,675	$(59,866)

4.    Premiums Earned from Refunded and Called Bonds

        Premiums earned include $16.4 million and $9.4 million for the nine months ended September 30, 2003 and 2002, respectively, related to refunded and called bonds.

5.    Income Taxes

        The following table provides the Company's income tax provision/(benefit) and effective tax rates:

	For the nine months ended September 30,
	2003	2002
	(in thousands of U.S. dollars)
Current tax expense	$14,087	$5,230
Deferred tax expense/(benefit)	12,951	(8,822)

Provision/(benefit) for income taxes	$27,038	$(3,592)

Effective tax rate	18.8%	11.8%

        The effective tax rate for the nine months ended September 30, 2003 was 18.8%. Our effective tax rate reflects the proportion of income recognized by our operating subsidiaries. Our U.S. subsidiaries are taxed at the U.S. corporate tax rate of 35% and Bermuda subsidiaries are taxed at a 0% tax rate.

6.    Related Party Transactions

        In September 2001, AGC Guaranty entered into a stop-loss agreement with ACE Bermuda. Under the terms of the agreement, the Company paid $52.5 million in premium, in two installments of $27.5 million and $25.0 million in September of 2001 and March of 2002, respectively, for a 10 year cover with a $150.0 million limit. In June of 2003, this agreement was cancelled and unearned premium of $39.8 million, loss reserves of $12.5 million and profit commission of $1.5 million was returned to AGC. The $39.8 million of returned premium is recorded in ceded written premium. This agreement was not replaced with a third party reinsurance contract. As of September 30, 2003, the Company has ceded losses of $12.5 million under this cover.

        Through its AGC International, the Company is party to a portfolio reinsurance agreement with ACE Bermuda. On December 31, 2001, under the terms of the agreement, the Company paid ACE Bermuda $125 million of premium for a 25 year portfolio cover with a $5 million per risk deductible, a $50 million per risk cap and a $400 million aggregate limit. As of September 30, 2003, the Company has ceded losses of $14.8 million under this cover.

7.    Earnings Per Share

        The following are the components of basic and diluted earnings per share.

	For the nine months period ended September 30,
	2003	2002
	(in thousands, except per share amounts)
Net income	$117,274	$34,123
Basic shares
Stock options
Diluted shares
Net Income:
Basic EPS
Diluted EPS

8.    Commitments and Contingencies

        On July 18, 2002, World Omni Financial Corp. ("World Omni") filed an action against ACE Capital Re Inc., a subsidiary of AGC Overseas, in the United States District Court for the Southern District of New York entitled World Omni Financial Corp. v. ACE Capital Re Inc., Case no. 02 CV 0476 (RO). On September 20, 2002, World Omni amended its complaint to add AGC Overseas as a defendant. The dispute arises out of a quota share reinsurance agreement between AGC Overseas and JCJ Insurance Company ("JCJ"), an affiliate of World Omni, and an underlying residual value insurance policy issued by JCJ to World Omni, which insured residual value losses of World Omni with respect to a portfolio of automobile leases. Subject to the terms and conditions of the policy, it insures World Omni against losses (as defined in the policy) resulting from the value of leased vehicles at the end of the applicable lease term being less than what such value was assumed to have been at the inception of the applicable lease term. In the District Court action, World Omni has sought a declaratory judgment regarding AGC Overseas' coverage obligations, if any, for such alleged losses, as well as damages for breach of contract based upon AGC Overseas' refusal to pay claims asserted by World Omni. World Omni seeks $157 million, which is the limit of liability under the quota share reinsurance agreement.

        AGC Overseas and ACE Capital Re Inc. have denied World Omni's claims, and intend to contest them vigorously. Presently before the District Court is the question of whether the disputes that are the subject of the District Court action fall within the scope of the arbitration clause of the quota share reinsurance agreement. No formal discovery has been taken.

        At December 31, 2002 and 2001, the Company carried a reserve for losses and LAE of $10.4 and $7.2 million and a net unearned premium reserve of $4.2 million and $7.1 million, respectively, with respect to the reinsurance agreement with JCJ.

        The Company engaged a consulting firm with expertise in auto residual value business to evaluate individual claims made by World Omni. During the fourth quarter of 2003, the Company has completed its analysis of the individual claims and increased its reserve for losses and LAE to $54.1 million, which resulted in a loss of $17.6 million, net of reinsurance.

        Various other lawsuits have arisen in the ordinary course of the Company's business. It is the opinion of the Company's management, based upon the information available that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

        The Company is party to reinsurance agreements with all of the major monoline primary financial guaranty insurance companies. The Company's facultative and treaty agreements are generally subject to termination (i) upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal, (ii) at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state-mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary or (iii) upon certain changes of control of the Company. Upon termination under the conditions set forth in (ii) and (iii) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements. Upon the occurrence of the conditions set forth in (ii) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

9.    Dividends

        During 2003, the AGC International paid dividends of $25 million to ACE and AGC Guaranty paid $6.8 million to ACE Financial Services.

10.    Segment Reporting

        The Company has four principal business segments: (1) financial guaranty direct, which includes transactions whereby the Company provides an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and includes credit support for credit default swaps; (2) financial guaranty reinsurance, which includes agreements whereby the Company is a reinsurer and agrees to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy which it has issued; (3) mortgage guaranty, which includes mortgage guaranty insurance whereby the Company provides protection to mortgage lending institutions against the default of borrowers on mortgage loans; (4) other, which includes several lines of business which the Company is no longer active in, including trade credit reinsurance, title reinsurance, auto residual value reinsurance and the credit protection of equity layers of CDOs, as well as LA&H reinsurance.

        The Company's reportable business segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies and underwriting skill sets.

        The Company does not segregate certain assets and liabilities at a segment level since management reviews and controls these assets and liabilities on a consolidated basis. The Company allocates certain operating expenses to each segment by one of two methods. For the financial guaranty direct and financial guaranty reinsurance segments, the Company identifies expenses related to staff that either directly acquire or service the business. The remaining expenses are generally allocated based on the expense ratios produced by the directly allocated expenses of these segments. For the mortgage guaranty and other segments, the Company identifies expenses related to staff that directly acquire business and allocates remaining expenses in proportion to the number of staff allocated directly to each segment. Management uses underwriting gains and losses as the primary measure of each segment's financial performance.

	Nine Months Ended September 30, 2003
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Mortgage	Other	Total
	(in millions)
Gross written premiums	$54.2	$125.2	$20.0	$105.2	$304.6
Net written premiums	53.4	124.2	20.0	135.5	333.1

Net earned premiums	54.1	68.9	21.9	79.0	223.9
Losses and loss adjustment expenses	13.1	10.4	1.0	67.4	91.9
Profit commission expense	—	1.0	6.2	0.3	7.5
Acquisition costs and operating expenses	19.2	31.4	8.8	21.2	80.6

Underwriting gain (loss)	$21.7	$26.2	$5.8	$(9.8)	$43.9

	Nine Months Ended September 30, 2002
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Mortgage	Other	Total
	(in millions)
Gross written premiums	$33.7	$67.8	$34.2	$184.8	$320.5
Net written premiums	32.4	66.2	34.2	128.1	260.8

Net earned premiums	31.0	57.6	35.0	45.9	169.4
Losses and loss adjustment expenses	10.4	1.9	7.0	46.1	65.4
Profit commission expense	(0.1)	0.3	9.2	(0.2)	9.1
Acquisition costs and operating expenses	12.2	25.6	9.0	14.4	61.3

Underwriting gain (loss)	$8.5	$29.8	$9.7	$(14.4)	$33.6

        The following is a reconciliation of total underwriting gain to income before provision/(benefit) for income taxes for the nine months ended:

	September 30,
	2003	2002
	($ in millions)
Total underwriting gain	$43.9	$33.6
Net investment income	71.9	72.5
Net realized investment gains	5.4	7.6
Unrealized gains/(losses) on derivative financial instruments	26.3	(76.1)
Other income	1.0	1.7
Interest expense	(4.3)	(8.7)

Income before provision/(benefit) for income taxes	$144.2	$30.5

        The following table provides the lines of businesses from which each of the Company's four reporting segments derive their net premiums earned:

	Nine Months Ended September 30,
	2003	2002
	(in millions)
Net Premiums Earned by Segment and Line of Business
Financial guaranty direct:
Financial guaranty direct	54.1	31.0
Financial guaranty reinsurance:
Municipal finance	$39.7	$30.8
Structured finance	29.2	26.8

Total	68.9	57.6
Mortgage guaranty reinsurance:
Mortgage guaranty reinsurance	$21.9	$35.0
Other segment:
Equity layer credit protection	$39.7	$59.2
Trade credit reinsurance	36.6	19.4
Title reinsurance	7.0	5.4
Life, accident and health reinsurance	—	(32.0)
Auto residual value reinsurance	2.1	1.6
Affiliate reinsurance	(6.3)	(7.8)

Total	$79.0	$45.9

        Our other segment consists of certain non-core lines of business in which we have stopped, or intend to stop, writing new business including equity layer credit protection, trade credit reinsurance, title reinsurance, LA&H reinsurance and auto residual value reinsurance. Also included in the other segment is the impact of the affiliate reinsurance transactions, that were purchased by management for the benefit of all of the Company's operating segments. As a result, the Company does not allocate the cost nor the related benefit of these transactions to the reporting segments but rather records the impact of these transactions in the other segment. The Company manages these exited lines of business by focusing on the net earned premiums and the underwriting gain/(loss). The following table provides underwriting gain/(loss) by line of business for the other segment.

	Nine Months Ended September 30,
	2003	2002
	(in millions)
Other Segment
Underwriting gain (loss):
Equity layer credit protection	$(14.9)	$(5.8)
Trade credit reinsurance	(2.6)	(0.3)
Title reinsurance	5.9	1.8
Life accident and health reinsurance	(0.6)	(0.3)
Auto residual value reinsurance	(4.1)	(7.9)
Affiliate reinsurance	6.5	(2.0)

Total	$(9.8)	$(14.4)

SUPPLEMENTAL PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

        As a newly formed company, AGC Holding has no actual results of operations. In this prospectus, we therefore are presenting pro forma financial information with respect to the businesses that ACE will be transferring to us as described under "Formation Transactions," contingent upon the completion of this offering. This pro forma financial information is intended to illustrate the performance of our business as if this offering had been completed and we had commenced our operations as of the beginning of each period presented.

        The pro forma adjustments include (a) the estimated incremental operating costs that we will incur as a stand-alone public company, primarily for a holding company executive management team, board of directors' fees, directors' and officers' liability insurance, independent auditors' fees and the cost of changes in vendors or payment terms related to certain services currently provided by ACE, (b) long-term debt included in the historical combined financial statements that will be excluded from the Formation Transactions, and interest thereon, (c) the estimated effects of debt expected to be issued (and related interest expense at 6% per annum) and related return of capital to ACE as described under "Business and Organization" in the Notes to Combined Financial Statements, (d) the incremental cost of separate executive stock option and restricted stock programs, and (e) related U.S. income taxes at 35%, where applicable.

        The following table summarizes the pro forma effects on historical combined net income for the nine months ended September 30, 2003 and for the year ended December 31, 2002 and on historical combined shareholder's equity as of September 30, 2003.

		Nine months ended September 30, 2003	Year ended December 31, 2002	As of September 30, 2003
Historical combined net income		$117,274	$72,569
Historical combined shareholder's equity					$1,349,061
(a)	Estimated incremental operating costs	(7,500)	(10,000)		—
(b)	Long-term debt retained by ACE				75,000
	Interest on long-term debt retained by ACE	4,302	10,579
(c)	Interest on long-term debt to be issued	(9,000)	(12,000)
	Return of capital to ACE				(200,000)
[(d)	Stock option and restricted stock programs]	—	—
(e)	Related income tax benefit	4,269	3,997		—

Pro forma net income		$109,345	$65,145

Pro forma shareholder's equity				$

Supplemental Pro Forma Condensed Combined Statements of Operations of AGC Holdings (Unaudited)

	Historical		Adjustments	Pro Forma
	Nine months ended September 30, 2003
Revenues	$328,550		—	$328,550

Expenses
Other expenses	148,080			148,080
Other operating expenses	31,856	(a)	$7,500	39,356
Interest expense	4,302	(b)	(4,302)
		(c)	9,000	9,000

Total expenses	184,238		12,198	196,436

Income before provision for income taxes	144,312		(12,198)	132,114
Total provision for income taxes	27,038	(e)	(4,269)	22,769

Net income	$117,274		$(7,929)	$109,345

	Year ended December 31, 2002
Revenues	$301,958			$301,958

Expenses
Other expenses	175,332			175,332
Other operating expenses	32,887	(a)	10,000	42,887
Interest expense	10,579	(b)	(10,579)
		(c)	12,000	12,000

Total expenses	218,798		11,421	230,219

Income before provision for income taxes	83,160		(11,421)	71,739
Total provision for income taxes	10,591	(e)	(3,997)	6,594

Net income	$72,569		(7,424)	$65,145

See "Notes to Unaudited Pro Forma Combined Financial Information (unaudited)."

Supplemental Pro Forma Condensed Combined Balance Sheet of AGC Holdings (Unaudited)

	Historical		Adjustments		Pro Forma
	As of September 30, 2003
Assets	$2,865,145			—		$2,865,145

Liabilities and shareholder's equity
Liabilities
Other liabilities	$1,441,084					$1,441,084
Long-term debt	75,000	(b)		$(75,000)
		(c)

Total liabilities	1,516,084

Shareholder's equity
Common stock	16,403	(f)
Additional paid-in capital	954,558	(b)		75,000		1,029,558
		(c)		(200,000)		(200,000)
		(d)
		(f)
Unearned stock grant compensation	(7,165	)(d)		7,165		—
Retained earnings	296,143	(f)		(296,143)		—
Accumulated other comprehensive income	89,122			—		89,122

Total shareholder's equity	1,349,061

Total liabilities and shareholder's equity	$2,865,145		$		$

See "Notes to Unaudited Pro Forma Combined Financial Information (unaudited)."

Notes to Supplemental Pro Forma Condensed Combined Financial Information (Unaudited)

        The following describe amounts included in the "Adjustments" columns:

  (a)
  Estimated incremental operating costs—As a stand-alone public company AGC Holdings will incur additional operating expenses, including executive compensation, board of directors' fees, directors and officers' liability insurance and independent auditors' fees. In addition, certain services previously provided by ACE at cost may be higher as a stand-alone company.

  (b)
  Long-term debt returned by ACE—$75 million of monthly income preferred securities are included in our historical combined financial statements because the proceeds of such debt were used to fund our operations. However, this debt is excluded from the Formation Transactions and will be retained by ACE. This adjustment is to remove this debt from the balance sheet and all interest expense from the statements of operations for the periods presented.

  (c)
  Debt to be issued and return of capital to ACE— As described under "Business and Organization" in the Notes to the Combined Financial Statements, we will be issuing $       million of debt and making a $200 million return of capital to ACE which is reflected in the pro forma balance sheet. Interest expense on this debt was calculated at 6% per year.

  (d)
  Stock options and restricted stock programs—

  (e)
  Related income taxes have been provided at the 35% marginal U.S. corporate tax rate for any pro forma adjustments that will occur in our U.S. subsidiaries. Income tax has not been provided for pro forma adjustments that will occur in our Bermuda holding company or Bermuda subsidiaries.

  (f)
  As part of the Formation Transactions,    •    shares at $    •    par value per share were issued to ACE. The change in the shares outstanding and par value per share are reflected in this balance sheet adjustment. Also, our historical combined retained earnings will be eliminated in consolidation with the newly formed AGC Holdings, which will have zero retained earnings at inception.

        Through and including            , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            Shares

AGC Holdings Limited

Common Shares

PROSPECTUS
                        , 2004

Joint Book-Running Managers

Banc of America Securities LLC
Goldman, Sachs & Co.

Citigroup

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common shares being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers, Inc.

Securities and Exchange Commission Filing Fee	$8,090
New York Stock Exchange Listing Fee	250,000
National Association of Securities Dealers Filing Fee	10,500
Legal Fees and Expenses	500,000
Printing Expenses	250,000
Accounting Fees and Expenses	2,000,000
Blue Sky Fees and Expenses	5,000
Transfer Agent Fees and Expenses	17,500
Miscellaneous Expenses	58,910

Total	$3,100,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Bye-law 30 of the Registrant's Amended and Restated Bye-Laws provides, among other things, that: the directors, officers and any other persons appointed to a committee of the board of directors of the Registrant, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant to the full extent permitted by law from and against all actions, costs, charges, liabilities, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the conduct of the Registrant's business or the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.

        Bye-law 31 of the Registrant's Amended and Restated Bye-Laws provides that each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Registrant, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

        The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

        The Registrant has purchased directors and officers liability insurance policies. Such insurance would be available to the Registrant's directors and officers in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers.

        Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto for provisions providing that the Underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        The Registrant was incorporated as a Bermuda company in August 2003. Following its incorporation, the Registrant issued 12,000 common shares to ACE Limited for U.S.$12,000. As part of the formation transactions described in the prospectus, ACE will to cause one or more of its subsidiaries to transfer to the Registrant of all of the issued and outstanding capital stock of its subsidiaries conducting ACE's financial guaranty business. These issuances did not involve any underwriters, underwriting discounts or commissions or any public offering, and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Regulation S for offerings of securities outside of the United States.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

Exhibit Number	Description of Document
1.1	Underwriting Agreement*
3.1	Certificate of Incorporation and Memorandum of Association of AGC Holdings Limited*
3.2	Amended and Restated Bye-laws of AGC Holdings Limited*
4.1	Specimen Common Share Certificate*
5.1	Opinion of Conyers Dill & Pearman*
10.1	Employment Agreement between Dominic J. Frederico and the Registrant*
10.2	Employment Agreement between Michael J. Schozer and the Registrant*
10.4	Employment Agreement between Joseph W. Swain III and the Registrant*
10.5	2004 Long-Term Equity Compensation Plan*
10.6	2004 Directors Long-Term Equity Compensation Plan*
21.1	Subsidiaries of the registrant*
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)
23.3	Consent of Mayer, Brown, Rowe & Maw LLP*
99.1	Consent of G. Lawrence Buhl

99.2	Consent of Stephen A. Cozen
99.3	Consent of John G. Heimann
99.4	Consent of Patrick Kenny
99.5	Consent of Walter A. Scott
99.6	Consent of Neil Baron
99.7	Form F-N*
*
To be filed by amendment

ITEM 17.    UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 23rd day of December, 2003.

AGC HOLDINGS LIMITED
By:	/s/ DOMINIC J. FREDERICO
	Name:	Dominic J. Frederico
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Position	Date

/s/ DONALD KRAMER Donald Kramer	Chairman of the Board; Director	December 23, 2003
/s/ DOMINIC J. FREDERICO Dominic J. Frederico	President and Chief Executive Officer; Director	December 23, 2003
/s/ DONALD H. PASTON Donald H. Paston	Senior Vice President and Treasurer of ACE Guaranty Corp. (principal financial officer)	December 23, 2003
/s/ ROBERT A. BAILENSON Robert A. Bailenson	Senior Vice President and Chief Accounting Officer of ACE Guaranty Corp. (principal accounting officer)	December 23, 2003
/s/ BRIAN DUPERREAULT Brian Duperreault	Director	December 23, 2003
/s/ EVAN G. GREENBERG Evan G. Greenberg	Director	December 23, 2003
December 23, 2003

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Underwriting Agreement*
3.1	Certificate of Incorporation and Memorandum of Association of AGC Holdings Limited*
3.2	Amended and Restated Bye-laws of AGC Holdings Limited*
4.1	Specimen Common Share Certificate*
5.1	Opinion of Conyers Dill & Pearman*
10.1	Employment Agreement between Dominic J. Frederico and the Registrant*
10.2	Employment Agreement between Michael J. Schozer and the Registrant*
10.4	Employment Agreement between Joseph W. Swain III and the Registrant*
10.5	2004 Long-Term Equity Compensation Plan*
10.6	2004 Directors Long-Term Equity Compensation Plan*
21.1	Subsidiaries of the registrant*
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)
23.3	Consent of Mayer, Brown, Rowe & Maw LLP*
99.1	Consent of G. Lawrence Buhl
99.2	Consent of Stephen A. Cozen
99.3	Consent of John G. Heimann
99.4	Consent of Patrick Kenny
99.5	Consent of Walter A. Scott
99.6	Consent of Neil Baron
99.7	Form F-N*
*
To be filed by amendment

Report of Independent Auditors on
Financial Statement Schedules

To the Board of Directors and Shareholder of AGC Holdings Limited:

        Our audits of the combined financial statements referred to in our report dated December 17, 2003 appearing in the Form S-1 of AGC Holdings Limited also included an audit of the accompanying financial statement schedules listed in Item [16] of this Form S-1. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

PricewaterhouseCoopers LLP
New York, NY
December 19, 2003

Schedule III—Supplementary Insurance Information (in millions of U.S. dollars)

	As of December 31, 2002			For the Year Ended December 31, 2002

			Reserve for loss and Loss adjustment expenses
	Deferred acquisition costs	Unearned premium reserves		Net written premiums	Net earned premiums	Loss and loss adjustment expenses	Acquisition costs	Other operating expenses
Financial Guaranty Direct	$0.7	$12.7	$8.7	$46.3	$43.9	$10.7	$1.0	$13.9
Financial Guaranty Reinsurance	135.7	327.6	48.0	82.6	79.3	5.3	22.5	11.4
Mortgage Guaranty	6.3	75.6	33.7	47.6	45.3	8.9	8.1	3.8
Other	14.6	197.4	368.4	175.9	78.9	95.4	15.6	3.2

Total	157.3	613.3	458.8	352.4	247.4	120.3	47.2	32.3

	As of December 31, 2001			For the Year Ended December 31, 2001
Financial Guaranty Direct	0.4	9.2	14.5	43.5	30.0	3.1	0.7	9.4
Financial Guaranty Reinsurance	134.1	323.1	70.4	68.6	62.2	5.0	18.6	12.6
Mortgage Guaranty	6.0	75.9	31.4	47.6	39.7	6.1	6.1	3.6
Other	13.7	92.1	284.8	46.8	161.6	163.3	25.3	4.6

Total	154.2	500.3	401.1	206.5	293.5	177.5	50.7	30.2

				For the Year Ended December 31, 2000
Financial Guaranty Direct				30.0	18.0	2.3	—	6.0
Financial Guaranty Reinsurance				72.8	58.8	6.9	17.7	12.9
Mortgage Guaranty				47.1	42.6	9.6	7.6	5.2
Other				38.8	21.3	11.6	23.8	2.1

Total				$188.7	$140.7	$30.4	$49.1	$26.2

Investment income is not allocated to reporting segments as management use underwriting income/(loss) to evaluate the performance of its segments.

The Company allocates certain operating expenses to each segment by one of two methods. For the financial guaranty direct and financial guaranty reinsurance segments, the Company identifies expenses related to staff that either directly acquire or service the business. The remaining allocable expenses are generally allocated based on the expense ratios produced by the directly allocated expenses of these segments. For the mortgage guaranty and other segments, the Company identifies expenses related to staff that directly acquire business and allocates remaining expenses in proportion to the number of staff allocated directly to each segment.

Schedule IV—Reinsurance
Net Earned Premiums (in millions of U.S. dollars):

					Percentage of assumed to net
Type of Business:	Direct	Ceded	Assumed	Net

	For the Year Ended December 31, 2002
Financial Guaranty	$129.6	$(18.5)	$96.2	$207.3	46.4%
Mortgage	—	(1.2)	46.5	45.3	102.7%
Title	—	(0.2)	7.5	7.3	102.8%
Life	—	(23.9)	(8.3)	(32.2)	25.7%
Other	—	(12.8)	32.6	19.8	164.9%

	$129.6	$(56.7)	$174.6	$247.5	70.5%
	For the Year Ended December 31, 2001
Financial Guaranty	$51.5	$(6.1)	$140.6	$185.9	75.6%
Mortgage	—	(3.6)	43.3	39.8	108.9%
Title	—	(0.2)	6.6	6.5	102.5%
Life	—	(1.0)	25.6	24.6	104.2%
Other	0.9	(82.7)	118.5	36.8	322.3%

	$52.4	$(93.6)	$334.7	$293.5	114.0%
	For the Year Ended December 31, 2001
Financial Guaranty	$19.2	$(9.2)	$66.9	$76.8	87.0%
Mortgage	—	(3.6)	46.2	42.6	108.5%
Title	—	—	6.6	6.6	100.0%
Life	—	(1.9)	(12.7)	(14.6)	87.0%
Other credit risks	1.5	(2.6)	30.4	29.2	104.0%

	$20.7	$(17.4)	$137.4	$140.7	97.7%

Schedule V—Valuation and Qualifying Accounts (in millions of U.S. dollars)

The valuation allowance for the deferred tax asset for the years ended December 31, 2002, 2001 and 2000 is as follows:

	Balance at beginning of year	Charged to expense/Deductions	Balance at end of year
2002	$7.0	—	$7.0
2001	7.0	—	7.0
2000	$7.0	—	$7.0

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Table of Contents
PROSPECTUS SUMMARY
Corporate Structure
The Offering
Summary Combined Financial Information
RISK FACTORS
Risks Related to Our Company
Risks Related to Our Common Shares and this Offering
Risks Related to Taxation
FORWARD-LOOKING STATEMENTS
FORMATION TRANSACTIONS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
SELECTED COMBINED FINANCIAL INFORMATION
PRO FORMA COMBINED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
U.K. Private Finance Initiative Issuance
Net Par Outstanding By Product Line
Mortgage Guaranty Risk In Force By Geographic Region
Mortgage Guaranty LTV by Geographic Region
Mortgage Guaranty Insurance and Reinsurance Risk in Force by U.S. Jurisdictions
MANAGEMENT
Summary Compensation Table
2002 Option Grants
Option Values as of December 31, 2002
2003 Restricted Stock Awards
2003 Option Grants
PRINCIPAL AND SELLING SHAREHOLDERS
RELATIONSHIP WITH ACE
MATERIAL TAX CONSIDERATIONS
DESCRIPTION OF SHARE CAPITAL
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
Paid by ACE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS
INDEX TO FINANCIAL STATEMENTS AGC HOLDINGS LIMITED
Report of Independent Auditors
AGC Holdings Limited Balance Sheet as of August 21, 2003 (Date of Incorporation)
Report of Independent Auditors
AGC Holdings Limited Combined Balance Sheets (in thousands of U.S. dollars except share amounts)
AGC Holdings Limited Combined Statements of Operations and Comprehensive Income (in thousands of U.S. dollars except share and per share amounts)
AGC Holdings Limited Combined Statements of Shareholder's Equity For the years ended December 31, 2002, 2001 and 2000 (in thousands of U.S. dollars except share amounts)
AGC Holdings Limited Combined Statements of Cash Flows (in thousands of U.S. dollars)
AGC Holdings Limited Notes to Combined Financial Statements
AGC Holdings Limited Interim Combined Balance Sheets (in thousands of U.S. dollars)
AGC Holdings Limited Interim Combined Statements of Operations and Comprehensive Income (Unaudited) (in thousands of U.S. dollars)
AGC Holdings Limited Interim Combined Statements of Shareholder's Equity (Unaudited) For the nine months ended September 30, 2003 ($ in thousands)
AGC Holding Limited Interim Combined Statements of Cash Flows (Unaudited) (in thousands of U.S. Dollars)
AGC Holdings Limited Notes to Interim Combined Financial Statements (Unaudited)
SUPPLEMENTAL PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)
Supplemental Pro Forma Condensed Combined Statements of Operations of AGC Holdings (Unaudited)
Supplemental Pro Forma Condensed Combined Balance Sheet of AGC Holdings (Unaudited)
Notes to Supplemental Pro Forma Condensed Combined Financial Information (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
Report of Independent Auditors on Financial Statement Schedules